As filed with the Securities and Exchange Commission on August 31, 2004
Registration Statement No. 333-116892

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Milacron Inc.

(Exact name of registrant as specified in its charter)

Delaware	3559	No. 31-1062125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2090 Florence Avenue

Cincinnati, Ohio 45206
(513) 487-5000
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Hugh C. O’Donnell, Esq.

Senior Vice President, General Counsel and Secretary
Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio 45206
(513) 487-5000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copy to:

Mark I. Greene, Esq.

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box:    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	Per Unit(1)	Offering Price(2)	Fee

Subscription rights	16,300,000	—	N/A	(3)

Shares of common stock issuable upon exercise of subscription rights	16,300,000	$2.00	$32,600,000	$4,130.42(5)

Preferred stock purchase rights	16,300,000	—	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	The maximum aggregate offering price is based on the $2.00 offering price per share, which is not based on the market price of the common stock.

(3)	Pursuant to Rule 457(g), no separate registration fee is required for the subscription rights, since they are being registered in the same registration statement as the common stock underlying the subscription rights.

(4)	The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the offering price of the common stock.

(5)	$4,100.89 of the registration fee previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2004

PRELIMINARY PROSPECTUS

16,300,000 Shares

Milacron Inc.

Common Stock, par value $0.01 per share

Rights to Purchase up to 16,300,000 Shares of Common Stock
at $2.00 per Share

          If you were a holder of our common stock (other than any common stock received upon conversion of our convertible preferred stock) as of 5:00 p.m., New York City time, on                     , 2004, we have granted to you rights to purchase additional shares of our common stock.

      Nontransferable subscription certificates are being delivered to you along with this prospectus.

      Each right entitles you to purchase one share of our common stock for a subscription price of $2.00 per share. Each shareholder is being granted 0.452 rights for each share of our common stock (other than any common stock received upon conversion of our convertible preferred stock) held as of 5:00 p.m., New York City time, on                     , 2004, but fractional rights held by a shareholder after aggregating all rights to which the shareholder is entitled will be rounded up to the nearest whole number. You will be able to exercise your rights until 5:00 p.m., New York City time, on                     , 2004, unless we extend the expiration date to a date not later than                     , 2004.

      Our common stock is quoted on the New York Stock Exchange (Ticker: MZ). On August 30, 2004, the last reported sale price of our common stock was $3.44 per share.

      The shares are being offered directly by us without the services of an underwriter or selling agent.

	Per Share	Total

Subscription price	$2.00	$32,600,000
Estimated expenses
Net proceeds

       You should consider carefully the risks that we have described in “Risk Factors” beginning on page 12 before deciding whether to invest in our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

i

PROSPECTUS SUMMARY

      The following summary highlights selected information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, particularly the “Risk Factors” section and the financial statements and related notes to those financial statements contained in this prospectus. As used in this prospectus, the terms “we,” “us,” “Milacron,” “our company” and “the company” refer to Milacron Inc. and its subsidiaries on a consolidated basis unless the context requires otherwise. References in this prospectus to “our plastics technologies businesses” refer collectively to the businesses conducted by our Machinery Technologies — North America, Machinery Technologies — Europe and Mold Technologies segments. When we refer to the “March 12 Transactions,” the “June 10 Transactions” and the “Refinancing Transactions” in this prospectus we are using such terms as defined below in this Prospectus Summary under “The Refinancing Transactions.”

Our Company

      We are the largest and broadest-line manufacturer and supplier of plastics processing equipment and related supplies in North America and the third largest worldwide. Our equipment, supplies and services are used by a wide range of plastics processors to produce plastic products and parts for consumer, commercial and industrial markets. Plastics processing is one of the largest industries in the world with total shipments of plastic products and parts valued at over $300 billion in 2003 in the U.S. alone. We also believe we are one of the largest global manufacturers of synthetic (water-based) industrial fluids used in metalworking applications.

      We operate in four business segments: Machinery Technologies — North America, Machinery Technologies — Europe, Mold Technologies and Industrial Fluids. Our Machinery Technologies segments manufacture and sell plastics processing equipment, including injection molding, blow molding and extrusion machinery, as well as associated tooling and parts and related services. Our Mold Technologies segment manufactures and supplies mold bases and components used with injection molding machinery. Our Industrial Fluids segment produces and sells metalworking fluids for machining, stamping, grinding and cleaning applications. We sell to a variety of end markets on a global basis, including packaging, automotive, industrial components, construction and building materials, consumer goods and medical applications. In 2003, we generated approximately 38% of our sales outside North America.

      In 2003, we generated sales of $739.7 million and a net loss of $191.7 million. Between our fiscal years ending December 31, 1999 and 2002, our sales declined sharply, from $994.3 million to $693.2 million, and our net earnings declined from $70.1 million to a net loss of $222.9 million, as our business was impacted by the general economic downturn and severe manufacturing recession that began in late 2000. This difficult economic environment also significantly impaired our liquidity and access to capital. In response, we reduced our cost structure, exited noncore businesses and entered into the Refinancing Transactions in order to improve our profitability, focus on our core competencies, reduce our indebtedness and increase our financial flexibility.

      We were first incorporated in 1884, and our shares have been traded on the New York Stock Exchange since 1946 (Ticker: MZ).

The Refinancing Transactions

March 12 Transactions

      On March 12, 2004, we entered into a definitive agreement whereby Glencore Finance AG and Mizuho International plc purchased $100 million in aggregate principal amount of our new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay our 8 3/8% Notes due March 15, 2004. The securities we issued were $30 million of 20% Secured Step-Up Series A Notes due 2007, which we refer to in this prospectus as the Series A Notes, and $70 million of 20% Secured Step-Up Series B Notes due 2007, which we refer to in this prospectus as the Series B Notes. The $30 million of Series A Notes were convertible into shares of our common stock at a conversion price of $2.00 per share.

Glencore and Mizuho converted the entire principal amount of the Series A Notes into 15 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum, which rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

      On March 12, 2004, we also reached a separate agreement with Credit Suisse First Boston for a $140 million senior secured credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility, which we refer to in this prospectus as the revolving A facility, and a $75 million term loan B facility, which we refer to in this prospectus as the term loan B facility. On March 12, 2004, we used extensions of credit under the revolving A facility and term loan B facility in an aggregate amount of $84 million to repay and terminate our then-existing revolving credit facility (and to replace or provide credit support for outstanding letters of credit) and our then-existing receivables purchase program.

      As used in this prospectus, the term “March 12 Transactions” refers to the issuance of $30 million of Series A Notes and $70 million of Series B Notes, the initial extensions of credit under the revolving A facility and the term loan B facility, and the applications of the proceeds of the foregoing as described above.

June 10 Transactions

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of a new series of our convertible preferred stock with a cumulative cash dividend rate of 6%. We refer to this new series of convertible preferred stock in this prospectus as the Series B Preferred Stock. On June 10, 2004, we also satisfied the conditions to release to us from escrow the proceeds from a private placement of $225 million in aggregate principal amount of our 11 1/2% Senior Secured Notes due 2011 and entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent, which we refer to in this prospectus as our asset based facility. The 11 1/2% Senior Secured Notes were issued at a discount to effectively yield 12% and the proceeds thereof were originally placed in escrow on May 26, 2004. We refer to these notes in this prospectus as the 11 1/2% Senior Secured Notes.

      On June 10, 2004, we applied the proceeds of the 11 1/2% Senior Secured Notes, together with $7.3 million in borrowings under our asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005, which we refer to in this prospectus as the Eurobonds, at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. We also used $17.4 million of availability under our asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      As used in this prospectus, the term “June 10 Transactions” refers collectively to (1) the issuance of the 11 1/2% Senior Secured Notes and the release to us from escrow of the proceeds therefrom, (2) the execution and delivery of the definitive documentation for, and the initial borrowings and issuances of letters of credit under, our asset based facility, (3) the exchange of the common stock into which the Series A Notes were converted and the Series B Notes for shares of Series B Preferred Stock and (4) the use of the proceeds of the 11 1/2% Senior Secured Notes and our asset based facility as described above. As used in this prospectus, the term “Refinancing Transactions” refers collectively to the March 12 Transactions and the June 10 Transactions on a cumulative basis.

Summary of the Rights Offering

      The following material is qualified in its entirety by the information appearing elsewhere in this prospectus.

Issuer	Milacron Inc.

Rights	Each holder of common stock (other than any common stock received upon conversion of Series B Preferred stock) will be granted 0.452 rights for each share of common stock held of record as of 5:00 p.m., New York City time, on , 2004, the record date. The number of rights we grant to each holder of common stock will be rounded up to the nearest whole number. An aggregate of up to 16,300,000 rights will be granted pursuant to the rights offering. Each right will be exercisable for one share of common stock. An aggregate of up to 16,300,000 shares of common stock will be sold upon exercise of the rights. See “The Rights Offering — The Rights.”

Subscription Privilege	Holders of rights are entitled to purchase for the subscription price one share of common stock for each right. See “The Rights Offering — Subscription Privilege.”

Subscription Price	$2.00 in cash per share of common stock subscribed for pursuant to the subscription privilege.

Shares of Common Stock outstanding after Rights Offering	51,998,782 shares, based on the number of shares outstanding on August 20, 2004 and assuming full subscription of the offering (without giving effect to any rounding up of fractional rights). In addition, the 350,000 shares of Series B Preferred Stock that would be outstanding after the rights offering, assuming full subscription of the offering and use of the gross proceeds to redeem 150,000 shares of the Series B Preferred Stock, would be convertible into an aggregate of 35,000,000 shares of common stock at a conversion price of $2.00 per share. If the conversion price is reset to $1.75 per share pursuant to the terms thereof, the Series B Preferred Stock will be convertible into an aggregate of 40,000,000 shares of common stock.

Transferability of Rights	Except in the limited circumstances described under “The Rights Offering — Transferability of Rights,” the rights are not transferable and may be exercised only by the persons to whom they are granted. Any attempt to transfer rights will render them null and void. The subsequent transfer after the record date of shares of common stock for which rights were granted will not have any effect on the selling holder’s subscription privilege in respect of any such rights.

Record Date	As of 5:00 p.m., New York City time, on , 2004.

Expiration Date	As of 5:00 p.m., New York City time, on , 2004. The Expiration Date may be extended to a date not later than , 2004.

Procedure to Exercise Rights	Subscription privileges may be exercised by properly completing a subscription certificate and forwarding such subscription certificate, with payment of the subscription price for each share subscribed for, to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Uncertified personal checks used to pay the subscription price must be received by the subscription agent at least five business days before the expiration date to allow sufficient time for the check to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified personal check are urged to consider, in the alternative, payment by means of certified check, bank draft or money order. If the mail is used to forward subscription certificates, it is recommended that insured, registered mail be used. See “The Rights Offering — Procedure to Exercise Rights.” Once you exercise your rights, you cannot revoke your exercise, even if there is a decline in the price of our common stock. See “Risk Factors — Risks Relating to the Rights Offering — Once you exercise your rights, you may not revoke your exercise.” In addition, since we may terminate or withdraw the rights offering at our discretion, and since we may close the rights offering even if it is less than fully subscribed, your participation in the rights offering is not assured. See “Risk Factors — Risks Relating to the Rights Offering — Because we may cancel the rights offering or close the rights offering with less than full subscription, your participation in the rights offering is not assured.”

Procedure for Exercising Rights by Shareholders Outside the United States and Canada	Subscription certificates will not be mailed to record date holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the subscription agent for such record date holders’ account. To exercise their rights, such persons must send a letter of instruction indicating the number of rights to be exercised, together with payment of the subscription price for each share subscribed for, to the subscription agent. The subscription agent must receive the letter of instruction, together with payment of the subscription price, including final clearance of any checks, at or prior to 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering — Shareholders Outside the United States and Canada and Certain Other Shareholders.”

Persons Holding Shares, or Wishing to Exercise Rights, Through Others	Persons holding shares of common stock, to whom we grant rights with respect thereto, through a broker, dealer, trustee, depository for securities, custodian bank or other nominee, should contact the appropriate institution or nominee and request it to effect the transaction for them. See “The Rights Offering — Procedure to Exercise Rights.”

Persons Holding Shares Through Our 401(k) Plan	If shares of our common stock are held by our 401(k) plan for your account under our 401(k) plan as of 5:00 p.m., New York City time, on the record date, you will be notified by us of the offering. If you wish to exercise some or all of your rights, you will need to notify the trustee of the 401(k) plan of your decision and the trustee will act for you. The trustee must receive your properly completed form entitled “401(k) Plan Participant Election Form” at least five business days before the expiration date of the offering. If you elect to exercise some or all of your subscription rights, you must ensure that the total amount of the funds required for such exercise is maintained in the Putnam Money Market Fund (an existing investment fund under the 401(k) plan) at or prior to 5:00 p.m., New York City time, five business days before the expiration date of the offering. The trustee, to exercise rights on your behalf in the offering, will transfer funds from your Putnam Money Market Fund account one business day before the expiration date. If these funds are insufficient to exercise all of your rights in accordance with your election, or you transfer amounts out of the Putnam Money Market Fund, including after the fifth business day before the expiration date of the Rights Offering (due to, for example, a fund transfer, loan, withdrawal or distribution), the subscription rights will be exercised to the maximum extent possible with the amount you have invested in your Putnam Money Market Fund account. You should receive the “401(k) Plan Participant Election Form” with the other offering materials. You should contact the information agent if you do not receive this form but you believe you are entitled to participate in the offering with respect to shares held for your account under the 401(k) plan.

No Revocation	Once you send in your subscription certificate and payment (or, in the case of a 401(k) plan participant, once you send to the trustee the form entitled “401(k) Plan Participant Election Form”), you cannot revoke the exercise of your rights.

Issuance of Common Stock	As soon as practicable after the completion of the offering, shares of common stock subscribed for and issued pursuant to exercise of the rights will be delivered to subscribers. Such shares will be issued in the same form, certificated or book-entry, as the shares of common stock held by the subscriber exercising rights for such shares. Your right to receive payment on the common stock will be junior to our existing and future indebtedness and preferred stock and will be structurally subordinated to all liabilities of our subsidiaries. See “Risk Factors — Risks Relating to Our Common Stock and Our Preferred Stock — Upon purchase, your right to receive payments on the common stock is junior to our existing and future senior and subordinated indebtedness. You may receive no compensation of any kind relating to the common stock if there is a bankruptcy, liquidation or similar proceeding affecting us.”

Federal Income Tax Consequences	The granting of rights to you pursuant to this rights offering should not be taxable to you, and we will take this position for tax reporting purposes. However, the tax consequences to you of the rights offering are unclear, and it is possible that the IRS would take the position that you would be subject to tax upon receipt of the rights, as discussed under “Certain U.S. Federal Income Tax Consequences — Issuance of Rights,” whether or not you exercise the rights.

Use of Proceeds	To redeem up to 150,000 shares of the Series B Preferred Stock issued in the June 10 Transactions for $210 per share pursuant to the terms of the Series B Preferred Stock. See “Use of Proceeds.”

Subscription Agent	Mellon Bank, N.A.

Risk Factors

      Exercising subscription rights for shares of our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should carefully consider before exercising your rights.

Information Agent

      Innisfree M&A Incorporated will act as our information agent to respond to any questions that you may have regarding the mechanics of exercising your subscription rights for this offering. All questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus or the ancillary documents should be directed to the information agent at the address and telephone numbers set forth below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022

      If you are a shareholder in the U.S. or Canada, you should call 1-877-825-8631 (toll-free). If you are a shareholder outside the U.S. and Canada, you should call 1-646-822-7426. Banks and brokers should call 1-212-750-5833 collect.

      Our principal executive office is located at 2090 Florence Avenue, Cincinnati, Ohio 45206-2425 and our telephone number is (513) 487-5000.

Summary Consolidated Financial and Other Data

      The following tables present summary consolidated financial and other data for our company for the periods presented. The unaudited pro forma information for the year ended December 31, 2003 and for the six months ended June 30, 2004 gives effect to the indicated transactions as if they had occurred at the beginning of the period. We derived the summary consolidated financial and other data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 based on our audited consolidated financial statements. We derived the summary consolidated financial and other data for the six months ended June 30, 2004 and June 30, 2003 from our unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, the related notes and the other financial information in this prospectus.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Summary of Operations:
Sales	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6
Earnings (loss) from continuing operations before cumulative effect of change in method of accounting	60.6	48.8	(28.7)	(18.4)	(184.5)	(95.9)	(43.9)
Per common share
Basic	1.64	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Diluted(1)	1.63	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Earnings (loss) from discontinued operations(2)	9.5	23.5	(7.0)	(16.8)	(7.2)	(3.7)	(0.5)
Per common share
Basic	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Diluted(1)	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Cumulative effect of change in method of accounting(3)	—	—	—	(187.7)	—	—	—
Per common share
Basic	—	—	—	(5.61)	—	—	—
Diluted(1)	—	—	—	(5.61)	—	—	—
Net earnings (loss)	70.1	72.3	(35.7)	(222.9)	(191.7)	(99.6)	(44.4)
Per common share
Basic	1.90	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Diluted(1)	1.89	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Financial Position at Year or Period End
Working capital of continuing operations	$(14.0)	$92.8	$166.9	$157.5	$11.8	$25.0	$151.6
Property, plant and equipment — net	171.5	165.0	165.8	149.8	140.8	147.1	131.4
Total assets	1,536.7	1,464.9	1,512.3	915.7	711.5	792.4	678.3
Long-term debt	286.0	371.3	501.1	255.4	163.5	155.0	236.2
Total debt	500.4	457.2	576.7	301.5	323.4	315.3	242.9
Net debt (total debt less cash and cash equivalents)	422.7	423.4	486.6	179.2	230.6	248.1	200.9
Shareholders’ equity (deficit)	490.9	484.4	434.9	134.0	(33.9)	43.3	20.9
Per common share	13.18	14.37	12.80	3.79	(1.15)	1.10	(2.75)
Other Data
Dividends paid to common shareholders	17.9	16.8	12.4	1.4	0.7	0.7	—
Per common share	0.48	0.48	0.37	0.04	0.02	0.02	—
Capital expenditures	23.9	26.5	13.5	6.2	6.5	3.0	2.9
Depreciation and amortization	34.9	35.4	34.9	23.0	21.7	11.3	10.4
Ratio of earnings to fixed charges(4)	4.1	3.6	—	—	—	—	—
Deficiency of earnings in relation to fixed charges pro forma for Refinancing Transactions(4)(5)					(135.7)		(35.8)
Ratio of earnings to fixed charges plus preferred stock dividends(4)	4.1	3.5	—	—	—	—	—
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions(4)(6)					(141.9)		(38.9)
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions and the rights offering(4)(7)					(140.1)		(38.0)

      The following table presents summary consolidated financial and other data for our segments for the periods presented.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Segment Data:
Total Sales
Machinery Technologies — North America	$508.1	$550.0	$361.7	$313.6	$321.2	$163.0	$160.5
Machinery Technologies — Europe	219.0	145.2	122.6	117.4	151.0	73.9	84.9
Mold Technologies	188.1	190.3	184.6	174.7	168.7	87.6	83.2
Eliminations	(11.0)	(11.7)	(6.5)	(8.5)	(5.4)	(4.3)	(1.9)

Total plastics technologies	904.2	873.8	662.4	597.2	635.5	320.2	326.7
Industrial fluids	90.1	100.7	92.8	96.0	104.2	51.6	53.9

Total continuing operations	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Operating earnings (loss)(8)
Machinery Technologies — North America	$54.9	$67.2	$(13.5)	$8.0	$6.7	$0.5	$2.8
Machinery Technologies — Europe	19.6	2.2	(9.1)	(8.1)	(1.4)	(2.5)	2.4
Mold Technologies	28.1	27.2	12.1	5.3	1.8	0.4	1.3

Total plastics technologies	102.6	96.6	(10.5)	5.2	7.1	(1.6)	6.5
Industrial Fluids	21.2	17.5	18.1	14.4	15.7	7.2	5.9
Goodwill impairment charge	—	—	—	—	(65.6)	—	—
Restructuring costs	(7.2)	(1.4)	(17.5)	(13.9)	(27.1)	(12.3)	(2.8)
Refinancing costs	—	—	—	—	(1.8)	—	(21.0)
Corporate expenses and other	(20.5)	(23.6)	(18.6)	(19.0)	(17.1)	(8.7)	(7.1)

Total continuing operations	$96.1	$89.1	$(28.5)	$(13.3)	$(88.8)	$(15.4)	$(18.5)

Depreciation & amortization
Machinery Technologies — North America	$13.5	$13.4	$14.0	$9.9	$8.7	$4.8	$3.9
Machinery Technologies — Europe	8.0	5.4	4.8	3.5	3.9	1.9	2.2
Mold Technologies	11.3	12.0	12.8	7.4	6.7	3.4	3.1

Total plastics technologies	32.8	30.8	31.6	20.8	19.3	10.1	9.2
Industrial Fluids	1.5	3.9	2.6	1.5	2.0	0.9	1.0
Unallocated corporate	0.6	0.7	0.7	0.7	0.4	0.3	0.2

Total continuing operations	$34.9	$35.4	$34.9	$23.0	$21.7	$11.3	$10.4

(1)	For the periods ended December 31, 2003, 2002 and 2001 and June 30, 2004 and 2003, diluted earnings per common share is equal to basic earnings per common share because the inclusion of potentially dilutive securities would result in a smaller loss per common share.

(2)	In 2002 and 2003 as well as the six months ended June 30, 2004, earnings (loss) from discontinued operations includes the following components:

	Year Ended		Six Months
	December 31,		Ended June 30,

	2002	2003	2004

	(In millions)
Gain on sale of Valenite	$31.3	$0.4	$0.0
Loss on sale of Widia and Werkö	(14.9)	0.9	0.0
Loss on sale of round metalcutting tools business	(4.7)	(2.2)	0.0
Estimated loss on sale of grinding wheels business	(5.2)	1.0	0.8
Adjustment of reserves related to the 1998 divestiture of the machine tools segment	1.9	(0.9)	0.0

Net gain (loss) on divestitures	$8.4	$(0.8)	$0.8

(3)	Represents a pre-tax goodwill impairment charge of $247.5 million ($187.7 million after tax) recorded in 2002 in connection with the mandatory adoption of a new accounting standard.

(4)	Earnings (loss) used in computing the ratios of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends consist of earnings (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges by $51.1 million, $36.7 million, $111.8 million, $41.7 million and $26.4 million, respectively. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges plus preferred stock dividends by $51.3 million, $36.9 million, $112.1 million, $41.8 million and $26.5 million, respectively.

(5)	Represents the deficiency of earnings in relation to fixed charges on a pro forma basis to give effect to the Refinancing Transactions.

(6)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions, assuming that we elect to pay these dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the 11 1/2% Senior Secured Notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	$6,240.0	$3,120.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(7)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom, assuming that we elect to pay preferred stock dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the 11 1/2% Senior Secured Notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	6,240.0	3,120.0
Adjustments for the rights offering:
Dividends on Series B Preferred Stock	(1,800.0)	(900.0)

Pro forma for Refinancing Transactions and the rights offering	$4,440.0	$2,220.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(8)	Operating earnings (loss) for all periods include income or expense related to our principal defined benefit plan for certain U.S. employees. Machinery Technologies — North America recorded pension income of $5.1 million in 1999, $7.0 million in 2000, $7.5 million in 2001, $6.6 million in 2002 and $0.5 million in 2003 and pension expense of $2.9 million in the six months ended June 30, 2004. Industrial Fluids recorded pension income of $0.5 million in 1999, $0.6 million in 2000, $0.6 million in 2001, $1.0 million in 2002 and less than $0.1 million in 2003 and pension expense of $0.2 million in the six months ended June 30, 2004. In the six months ended June 30, 2003, pension expense for each of Machinery Technologies — North America and Industrial Fluids was less than $0.1 million. The amounts discussed above exclude the costs of supplemental retirement benefits related to continuing operations of $1.5 million in 1999, $0.8 million in 2001, $4.7 million in 2002 and $3.2 million in 2003. Of these amounts, $0.5 million in 2001 and $2.9 million in 2002 are included in restructuring costs as is the entire $3.2 million in 2003.

Operating earnings (loss) also include royalty income from the licensing of patented technology to other manufacturers of plastics processing machinery recorded by Machinery Technologies — North America of $8.3 million in 2000, $1.1 million in 2001, $4.5 million in 2002, $0.9 million in 2003 and $0.6 million in the six months ended June 30, 2004. We negotiated these royalties with certain of our competitors after we determined that they were using our patented designs in the design of their machines. While there can be no assurance that these royalties will continue in the future, we continue to negotiate with additional parties.

RISK FACTORS

      You should carefully consider the risks described below and all other information contained in this prospectus before you make a decision to participate in the rights offering.

Risks Relating to Our Liquidity and Our Indebtedness

If our cash flow available to service our debt does not significantly increase from levels in 2003, we may not be able to service our debt with cash from operating activities, which may cause us to default on our debt instruments.

      In 2001, 2002 and 2003, we experienced significantly lower demand for our plastics machinery, primarily due to the global economic slowdown and, more specifically, a dramatic decline in capital goods spending. These lower levels of demand for plastics machinery led to significantly more intense price competition than we had historically experienced. For example, we have seen an increase in the average discount of our sales prices in relation to our published list prices. In combination, these lower volumes and price levels sharply reduced our profitability and materially and adversely impacted our results of operations, financial condition and access to capital. Our plastics processing customers’ production capacities have been and continue to be underutilized, and they are not making the capital expenditures for new plastics machinery in the volumes and at price levels that our business depends upon.

      During the year ended December 31, 2003, our earnings were inadequate to cover fixed charges by $111.8 million. During the same period, on a pro forma basis to give effect to the Refinancing Transactions, our earnings would have been inadequate to cover fixed charges by $135.7 million. We cannot assure you that our business will generate sufficient cash flow from operations to service our indebtedness and pay other expenses, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our asset based facility in an amount sufficient to enable us to make interest payments on our indebtedness or to fund our other liquidity needs.

      Our continued viability depends on realizing anticipated cost savings and operating improvements on schedule during 2004 and a significant improvement in demand levels in 2004 and beyond, the latter of which is largely beyond our control. Unless we realize anticipated cost savings and operating improvements on schedule and volume and pricing levels improve significantly, we may need to fund interest payments on the 11 1/2% Senior Secured Notes in part with the proceeds of borrowings under our asset based facility. However, our ability to borrow under our asset based facility is subject to borrowing base limitations, including an excess availability reserve, which may be adjusted from time to time by the administrative agent for the lenders under our asset based facility at its discretion, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. If we have no additional availability or are unable to satisfy the borrowing conditions, our liquidity would be impaired and we would need to sell assets, refinance debt or raise equity to service our debt and pay our expenses. We cannot assure you that we would be able to sell assets, refinance debt or raise equity on commercially acceptable terms or at all, which could cause us to default on our obligations under our indebtedness. Our inability to generate sufficient cash flow or draw sufficient amounts under our asset based facility to satisfy our debt obligations and pay our other expenses could cause us to default on our obligations and would have a material adverse effect on our business, financial condition and results of operations.

Our liquidity depends on the availability of borrowings under our asset based facility, which is subject to the discretion of the administrative agent thereunder.

      Pursuant to the terms of our asset based facility, the cash we receive from collection of receivables is subject to an automatic “sweep” to repay the borrowings under our asset based facility on a daily basis. As a result, we rely on borrowings under our asset based facility as our primary source of cash for use in our North American operations. The availability of borrowings under our asset based facility is subject to a borrowing base limitation, including an excess availability reserve, and conditions to borrowing. Certain of the components of the borrowing base are subject to the discretion of the administrative agent. In addition, the satisfaction of conditions to borrowing under our asset based facility is determined by the administrative agent in its discretion. Further, the administrative agent has the customary ability to reduce, unilaterally, the availability of borrowings at any time by, for example, reducing advance rates, imposing or changing collateral value limitations, establishing reserves or declaring certain collateral ineligible. If the administrative agent exercises its discretion and limits the availability of borrowings under our asset based facility, our liquidity could be materially adversely affected.

Our substantial level of indebtedness may adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness.

      As of June 30, 2004, we had approximately $243 million in total indebtedness. In addition, as of June 30, 2004, we and certain of our non-U.S. subsidiaries had guaranteed $8.2 million of off-balance sheet obligations related to customer financings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Off-Balance Sheet Arrangements.” As of June 30, 2004, we had approximately $54 million of undrawn commitments under our asset based facility of which approximately $27 million was available to be borrowed.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion or even all of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase the amount of interest expense that we have to pay because some of our borrowings are at variable rates of interest, which, if increased, will result in higher interest payments;

•	increase our vulnerability to existing and future adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends; and

•	restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities.

      The agreements governing our indebtedness impose financial and other restrictions upon us, including compliance with certain financial covenants. In addition, our asset based facility is subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted from time to time in the discretion of the administrative agent for the lenders under our asset based facility and is subject to meeting financial covenants. We may not be able to comply with these covenants in the future or satisfy conditions to the availability of borrowings. Failure to achieve compliance with covenants contained in any of these agreements could result in a loss of funding availability or a default under the related agreement, and could lead to acceleration of the related debt and the acceleration of debt under the other agreements which contain cross-acceleration or cross-default provisions. If we are unable to meet our expenses and debt obligations, we will need to refinance all or a portion of our indebtedness, sell assets or raise equity. However, we may not be able to refinance or otherwise repay such indebtedness, sell assets or raise equity on acceptable terms or at all and, if that is the case, we would be unable to service our indebtedness and our continued viability would be threatened.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the agreements governing our indebtedness do not fully prohibit us or our subsidiaries from doing so. We expect that, subject to borrowing base limitations, including an excess availability reserve, which may be adjusted from time to time in the discretion of the administrative agent for the lenders under our asset based facility, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition, our asset based facility permits additional borrowings thereunder. As of June 30, 2004, we had approximately $54 million of undrawn commitments thereunder of which approximately $27 million was available to be borrowed. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Certain Indebtedness.”

Restrictions and covenants in debt agreements limit our ability to take certain actions.

      The indenture governing the 11 1/2% Senior Secured Notes and the credit agreement for our asset based facility contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability, among other things, to:

•	borrow money;

•	use assets as security in other borrowings or transactions;

•	pay dividends on stock or purchase stock;

•	sell assets;

•	enter into certain transactions with affiliates; and

•	make certain investments or acquisitions.

      In addition, the credit agreement for our asset based facility requires us to satisfy certain financial covenants and restricts our ability and the ability of our subsidiaries to make capital expenditures. Also, the availability of borrowings under our asset based facility are subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted from time to time by the administrative agent for the lenders under our asset based facility at its discretion, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. Subject to certain limited exceptions, our accounts receivable and inventory, our cash and cash equivalents and certain other collateral, are pledged to secure on a first priority basis our asset based facility and certain other obligations and, subject to certain exceptions, are not permitted to be pledged to secure other indebtedness we or our subsidiaries may otherwise be able to incur.

      Events beyond our control, such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, could hinder any improvement in, or further impair, our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of our respective debt instruments, including any applicable financial covenants in the credit agreement for our asset based facility. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a loss of funding availability or a default under the applicable debt instruments, including the credit agreement for our asset based facility. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the 11 1/2% Senior Secured Notes or any other debt securities upon a change of control, that we would be able to refinance or restructure the payments on such debt. Further, if we are unable to repay, refinance or restructure our indebtedness under our asset based facility, the lenders under our asset based facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of such collateral would be applied first to amounts due under our asset based facility before any proceeds would be available to make payments on the 11 1/2% Senior Secured Notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our or our subsidiaries’ other debt instruments, including the 11 1/2% Senior Secured Notes.

      Due to the restrictions and covenants contained in the credit agreement for our asset based facility, we may need to seek amendments or waivers from our lenders in order to avoid a loss of funding availability or a default resulting from an inability to improve, or further impairment of, our results of operations or our entry into certain transactions we may desire to consummate in the future. In the past we have had to seek amendments and waivers to financing facilities and in certain cases we have agreed to pay the lenders a fee to obtain their consent. We may be required to pay the lenders under our asset based facility a fee for their consent to any amendment or waiver we may seek in the future. We cannot assure you that we will be able to obtain any amendment or waiver we may seek in the future.

“Ownership change” for U.S. federal income tax purposes will cause utilization of our tax loss carryforwards and other tax attributes to be substantially delayed, which will increase income tax expense and decrease available cash in future years.

      The conversion of the Series A Notes into newly issued common stock, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years.

Risks Relating to Our Business

Many of our customers are in cyclical industries currently experiencing significant downturns, which has resulted in substantially reduced demand for our products.

      The success of our business depends on the profitability of our customers’ businesses. Many of our customers are in businesses that are highly cyclical in nature and sensitive to changes in general economic conditions, such as the automotive, building materials, electronics and consumer durables industries. Their demand for our products and services changes as a result of general economic conditions, interest rates and other factors beyond our control. The performance of our business is directly related to the production levels of our customers. In particular, prices for plastic resins used to make plastic products and parts tend to fluctuate to a greater degree than our customers can adjust for in the pricing of their products. When resin prices increase, our customers’ profit margins decrease, resulting in lower demand for our products. Therefore, our business is affected by fluctuations in the price of resin which could have an adverse effect on our business and ability to generate operating cash flows.

      As a result of the significant downturn in the U.S. manufacturing sector that began in 2001, consolidated sales from continuing operations fell from peak levels of $994.3 million in 1999 and $974.5 million in 2000 to $755.2 million in 2001, $693.2 million in 2002 and $739.7 million in 2003. As a result, we sustained substantial losses in 2001, 2002 and 2003. Our net loss from all operations including goodwill impairment charges, restructuring costs, discontinued operations and cumulative effect of change in method of accounting was $35.7 million in 2001, $222.9 million in 2002 and $191.7 million in 2003. In 2001 and 2002, we experienced a substantial decrease in our plastics machinery sales and pricing levels because of the slowdown in many of our plastics technologies businesses end markets. For the year ended December 31, 2003, sales in our three plastics technologies businesses were $635.5 million, compared to $904.2 million, $873.8 million, $662.4 million and $597.2 million in the equivalent periods in 1999, 2000, 2001 and 2002, respectively. From continuing operations, we lost $28.7 million in 2001, $18.4 million in 2002 and $184.5 million in 2003. The loss from continuing operations for 2003 includes a noncash goodwill impairment charge of $65.6 million and an income tax charge of approximately $71 million to establish valuation allowances related to U.S. deferred tax assets. The decline in economic conditions in the industries served by our customers has and may continue to have a material adverse effect on our business and ability to generate positive operating cash flows.

If a large portion of our North American and Western European customers outsource their manufacturing activities to areas where we do not currently have manufacturing operations, we may encounter difficulties keeping these customers.

      In recent years, many companies have been outsourcing their manufacturing activities to lower cost regions such as Asia and Eastern Europe. The toy industry and the electronics industry, for example, have outsourced much of their manufacturing to areas outside the United States and Western Europe. Retaining business from outsourcing customers involves challenges such as being able to compete for their business with competitors that have more proximate operations, incurring extra costs to supply those customers, and in some cases being able to establish our own manufacturing operations closer to those customers, which involves significant investment and time. If our customers continue to outsource, we may not be able to expand our operations rapidly enough to meet their needs on a cost-effective basis or at all. Additionally, if our competitors expand their operations to areas where manufacturing activities are outsourced before we do, they may increase their customer base at our expense.

We operate in highly competitive industries, many of which are currently subject to intense price competition, and if we are unable to compete successfully our results of operations could fail to improve or could deteriorate further.

      Many of the industries in which we operate are highly competitive. Our products may not compete successfully with those of our competitors. The markets for plastics machinery and related products are highly competitive and include a number of North American, European and Asian competitors. Principal competitive factors in the plastics machinery industry are: price, product features, technology, performance, reliability, quality, delivery and customer service. We also face many competitors in the Industrial Fluids segment of our business. Principal competitive factors in our Industrial Fluids segment include price, market coverage, technology, performance, delivery and customer service.

      We are currently experiencing increased price competition as a result of the general economic downturn, which has resulted in a sharp downward trend in pricing. In certain cases we have lost business to competitors who offered prices lower than ours. In addition, certain of our competitors have built up large excess inventories and therefore may continue to offer their products at prices lower than ours until such inventories are reduced. In addition, some of our competitors may have greater financial resources and less debt than we do which may place us at a competitive disadvantage in the future. These competitors may be better able to withstand and respond to changes in conditions within our industry, such as the dramatic reduction in demand and pricing levels we are experiencing, and throughout the economy as a whole.

We may encounter difficulties in our restructuring and cost-savings efforts, which could prevent us from achieving our anticipated cost savings.

      Over the past four years we have taken significant actions to realign our cost structure with the lower levels of demand we have experienced and continue to experience in our plastics technologies businesses and are currently implementing additional plans to further reduce our costs. However, we may not be able to fully implement these plans or achieve anticipated cost reductions and we cannot assure you that our cost-savings measures will be successful. In addition, our anticipated cost savings are based upon certain estimates that may prove to be inaccurate. Our ability to achieve the anticipated cost savings could be adversely affected by a number of factors, including, for example, compliance with foreign labor and other laws and regulations and disruptions to our operations that may occur in implementing planned restructurings.

Our significant international operations subject us to risks such as unfavorable political, regulatory, labor and tax conditions.

      Our business is subject to risks related to the different legal, political, social and regulatory requirements and economic conditions of many jurisdictions. For the year ended December 31, 2003, markets outside the U.S. represented the following percentages of our consolidated sales: Europe 29%; Canada and Mexico 7%; Asia 7%; and the rest of the world 3%. We expect sales from international markets to represent an increasing portion of our total sales. Risks inherent in our international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	general economic and political conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars or products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur; and

•	compliance with a variety of foreign laws and regulations may be difficult.

      Our overall success as a global business depends, in part, upon our ability to succeed in differing and unpredictable legal, regulatory, economic, social and political conditions. We may not be able to continue to succeed in developing and implementing policies and strategies that will be effective in each foreign market where we do business. Any of the foregoing factors may have a material adverse effect on our ability to generate cash flow and grow our business.

Our operations are conducted worldwide and our results of operations are subject to currency translation risk and currency transaction risk that could adversely affect our financial condition and results of operations.

      The financial condition and results of operations of each of our foreign operating subsidiaries are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. For the year ended December 31, 2003, we generated approximately 41% of our sales in foreign currency. Significant changes in the value of the euro relative to the U.S. dollar could have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on euro-denominated debt and U.S. dollar denominated debt, including the 11 1/2% Senior Secured Notes and borrowings under our asset based facility. For the year ended December 31, 2003, we experienced favorable translation effects on new orders of $40 million and sales of $39 million in relation to the same period in 2002. The effect on earnings was not material. If the euro should weaken against the U.S. dollar in the future, we will experience a negative effect in translating our European new orders, sales and earnings when compared to historical results. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it records revenues. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and translation risks and any volatility in currency exchange rates may have an adverse effect on our financial condition or results of operations and, therefore, on our ability to make principal and interest payments on our indebtedness when due.

Our operations depend to a great extent on the economy of the European and Asian markets. These economies may not be as stable as that of the U.S.

      Our operations depend upon the economies of the European and Asian markets. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest and foreign exchange rates. We may be subject to such fluctuations in the local economies. To the extent such fluctuations have an effect on the ability of our consumers to pay for our products, the growth of our products in such markets could be impacted negatively.

      Certain of our targeted markets are in countries in which the rate of inflation is significantly higher than that of the U.S. We cannot assure you that any significant increase in the rate of inflation in such countries could be offset, in whole or in part, by corresponding price increases by us even over the long-term.

Our principal U.S. pension plan is underfunded, which we expect will require us to make cash contributions to the plan which will reduce the cash available for our business, and adverse equity market conditions may increase our pension liability and expense.

      As of December 31, 2003, the projected benefit obligation under our Milacron Retirement Plan exceeded the plan’s fair value of assets by $124 million, based on an assumed discount rate of 6.25%. We may be required to make significant additional contributions to the plan in the future in order to comply with minimum funding requirements imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The amount of any such required contributions will be determined annually based on an actuarial valuation of the plan as performed by the plan’s actuaries. Based on an actuarial valuation for the plan completed as of January 1, 2004, we expect to contribute approximately $4 million in 2004, $3 million in each of 2005 and 2006, $41 million in 2007 and $13 million in 2008. However, we cannot predict whether changing economic conditions or other factors will result in our being required to make contributions to the plan in excess of our current expectations. Additionally, there is a risk that if the Pension Benefit Guaranty Corporation concludes that its risk with respect to our pension plan may increase unreasonably if it continues to operate, if we are unable to satisfy the minimum funding requirement for the plan or if the plan becomes unable to pay benefits, then the Pension Benefit Guaranty Corporation could terminate the plan and take control of its assets. In such event, we may be required to make an immediate payment to the Pension Benefit Guaranty Corporation of all or a substantial portion of the underfunding as calculated by the Pension Benefit Guaranty Corporation based upon its own assumptions. The underfunding calculated by the Pension Benefit Guaranty Corporation could be substantially greater than the underfunding we have calculated because, for example, the Pension Benefit Guaranty Corporation may use a significantly lower discount rate. If such payment is not made, then the Pension Benefit Guaranty Corporation could place liens on a material portion of our assets and the assets of any members of our controlled group. Such action could adversely affect our financial condition and results of operation.

      As a result of the decline in the financial markets, we changed our assumption for our expected rate of return on plan assets in 2003 from 9.5% to 9% and will continue to use 9% as our expected rate of return in 2004. The change from the 9.5% rate of return assumption to the lower 9% rate had the effect of reducing the amount of pension income that would otherwise be reportable in 2003 by more than $2 million, and we expect that this change will also reduce the amount of pension income that would otherwise be reportable in 2004 by approximately $2 million. Before deducting charges of $4.7 million for supplemental retirement benefits, we recorded pension income of $9.4 million related to this plan in 2002, of which $7.6 million related to continuing operations. In 2003, however, pension income decreased to $0.6 million, once again excluding charges for supplemental benefits of $3.2 million. Moreover, we currently expect to record pension expense related to this plan of approximately $7 million in 2004, substantially all of which will be charged to continuing operations. Pension expense for 2005 and beyond is dependent on a number of factors including returns on plan assets and changes in the plan’s discount rate and therefore cannot be predicted with certainty at this time.

      Because of the significant decrease in the value of the assets of the funded plan for U.S. employees during 2001 and 2002 and decreases in the plan’s discount rate, we recorded a minimum pension liability adjustment of $118 million effective December 31, 2002 and significantly reduced the carrying value of the pension asset related to the plan. This resulted in a $95 million after-tax reduction in shareholders’ equity. At December 31, 2003, shareholders’ equity was increased by $15 million (with no tax effect) due to an increase in plan assets in 2003 that was partially offset by an increase in liabilities that resulted from a lower discount rate. These adjustments were recorded as a component of accumulated other comprehensive loss and therefore did not affect reported earnings or loss. However, they resulted in $81 and $95 million after-tax reductions of shareholders’ equity at December 31, 2003 and December 31, 2002, respectively. Adverse market conditions may result in an increase in the plan’s underfunded position, which may result in further minimum pension liability adjustments.

We may be unable to respond in an effective and timely manner to technological changes in our industry and could lose customers as a result.

      Our success in the future will depend in part upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes of our competitors in a cost-effective and timely manner. Our inability to anticipate, respond to or utilize changing technologies could cause us to lose customers.

We may not be able to adequately protect our intellectual property and proprietary rights, which could harm our future success and competitive position.

      Our future success and competitive position depend in part upon our ability to obtain and maintain certain proprietary technologies used in our principal products. We have not always been successful in preventing the unauthorized use of our existing intellectual property rights by our competitors. For example, in the past we have determined that certain of our competitors were using our patented designs in the designs of their machines. We negotiated royalty payments from these competitors which totaled $8.3 million in 2000, $1.1 million in 2001, $4.5 million in 2002, $0.9 million in 2003 and $0.6 million in the six months ended June 30, 2004. We cannot assure you that we will be able to discover unauthorized use of our proprietary technologies in the future or that we will be able to receive any payments therefor. If we are not successful in protecting our intellectual property it may result in the loss of valuable technologies or require us to make payments to other companies for infringing on their intellectual property rights. We generally rely on patent, trade secret and copyright laws as well as confidentiality agreements with other parties to protect our technologies; however, some of our technologies may not be protected. We also cannot assure you that:

•	any of our patents will not be invalidated, circumvented, challenged or licensed to others;

•	any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all;

•	others will not develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents; or

•	steps taken by us to protect our technologies will prevent misappropriation of such technologies.

      We also own or have rights to various trademark registrations and trademark registration applications in the United States and certain international jurisdictions that we use in connection with our business. Policing unauthorized use of our trademarks is difficult and expensive, and we cannot assure that we will be able to prevent misappropriation of our trademark rights in all jurisdictions, particularly in countries whose laws do not grant the same protections as does the United States.

We are subject to litigation that could have an adverse effect upon our business, financial condition, results of operations or reputation.

      We are a defendant in or otherwise a party to numerous lawsuits and other proceedings that result from, and are incidental to, the conduct of our business. These suits and proceedings concern issues including product liability, patent infringement, environmental matters and personal injury matters. In several such lawsuits and proceedings, some of which seek substantial dollar amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by us. While it is not feasible to predict the outcome of all pending suits, claims and proceedings, the ultimate resolution of these matters could have an adverse effect upon our business, financial condition, results of operations or reputation.

Our operations may subject us to potential responsibilities and costs under environmental laws that could have an adverse effect on our business, financial condition or results of operations.

      Our operations are subject to environmental laws and regulations in the U.S. and abroad relating to the protection of the environment and health and safety matters, including those governing discharges of pollutants to the air and water, the management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. The operation of manufacturing plants entails risks under environmental laws and regulations. We could incur significant costs, including clean-up costs, fines and sanctions, and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under these laws and regulations. We are currently involved in a limited number of remedial investigations and actions at various locations, including former plant facilities and off-site disposal sites. While, based on information currently known to us, we believe that we maintain adequate reserves with respect to these matters, our liability could exceed forecasted amounts, and the imposition of additional clean-up obligations or the discovery of additional contamination at these or other sites could result in additional costs. In addition, potentially significant expenditures could be required to comply with environmental laws and regulations, including requirements that may be adopted or imposed in the future.

An extended delay in the recovery of the U.S. economy could require us to change our assumptions regarding our deferred tax assets, which could materially increase our income tax expense and adversely affect our results of operations.

      At December 31, 2003, we had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration date. Additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods, at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending its ultimate expiration beyond 2023.

      The transaction entered into with Glencore and Mizuho on March 12, 2004 will substantially delay the timing of the utilization of certain of the U.S. loss carryforwards and other tax attributes that are discussed in the preceding paragraph in future years. See “Risks Relating to Our Liquidity and Our Indebtedness — ‘Ownership change’ for U.S. federal income tax purposes will cause utilization of our tax loss carryforwards and other tax attributes to be substantially delayed, which will increase income tax expense and decrease available cash in future years.”

      At December 31, 2002, no valuation allowances had been provided with respect to the U.S. deferred tax assets based on a “more likely than not” assessment of whether they would be realized. This decision was based on the availability of qualified tax planning strategies and the expectation of increased industrial production and capital spending in the U.S. plastics industry. The higher sales and order levels expected in 2003 and beyond, combined with the significant reductions in our cost structure that had been achieved in recent years, were expected to result in improved operating results in relation to the losses incurred in 2002 and 2001.

      At June 30, 2003, however, management concluded that a recovery in the plastics industry and our return to profitability in the U.S. would be delayed longer than originally expected. As a result of these delays and the incremental costs of the restructuring initiatives announced in the third quarter of 2003, we expected to incur a cumulative operating loss in the U.S. for the three-year period ending December 31, 2003. In such situations, accounting principles generally accepted in the U.S. include a presumption that expectations of earnings in the future cannot be considered in assessing the need for valuation allowances. Accordingly, a charge to the tax provision of approximately $71 million was recorded in the second quarter of 2003 to establish valuation allowances with respect to a portion of our U.S. deferred tax assets for which future income was previously assumed.

      During the second half of 2003, we increased U.S. deferred tax assets by approximately $18 million due to continued losses from operations and a goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million and as a result, there was no tax benefit for financial reporting purposes associated with the losses and the impairment charge. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. We continue to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003.

      U.S. deferred tax assets and valuation allowances were both increased by an additional $7 million in the first half of 2004.

      Management will reassess its conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and adversely affect our results of operations.

If we are unable to retain key employees, our performance may be hindered.

      Our ability to provide high-quality products and services depends in part on our ability to retain our skilled personnel in the areas of management, product engineering, servicing and sales. Certain of our businesses rely heavily on key personnel in the engineering, design and formulation of our products. Recent levels of cash flow from operations may hamper our ability to retain certain employees. If we were to lose any of our key employees, our results of operations could be adversely affected. In addition, the Refinancing Transactions discussed above, among other things, have had the following impact on awards under our 1997 and 1994 long-term incentive plans: unvested stock options (none of which are currently in-the-money) with respect to approximately 3,525,500 shares of common stock have become vested and exercisable, restrictions have lapsed with respect to approximately 1,026,600 shares of common stock granted in the form of restricted stock awards, an additional 63,710 shares of common stock issued in the form of performance grants have been canceled and settled through cash payments to the grantees of approximately $465,083 and 12,128 shares of common stock that were deferred under the plans have been accelerated. In addition, an amount in cash equal to approximately $1,829,122 became subject to distribution under our Compensation Deferral Plan as a result of the Refinancing Transactions. These events could adversely affect our financial condition and results of operation because of their financial impact and because the retention value of the accelerated awards will be lost and may therefore impact our ability to retain the skilled personnel who hold such awards.

Risks Relating to Our Common Stock and Our Preferred Stock

Our common stock price may be volatile, and consequently investors may not be able to resell their common stock at or above the subscription price.

      The price at which our common stock will trade after the rights offering may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	the performance and prospects of the plastics manufacturing industry;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	domestic and international economic conditions; and

•	conditions and trends in general market conditions.

      Fluctuations may be unrelated to or disproportionate to our financial performance. These fluctuations may result in a material decline in the trading price of our common stock.

Our share price may decline due to eligibility for future sale of shares of Series B Preferred Stock, contingent warrants and/or common stock issued upon conversion of Series B Preferred Stock or exercise of contingent warrants.

      There are currently outstanding 500,000 shares of our Series B Preferred Stock, which are initially convertible into an aggregate of 50,000,000 shares of our common stock and represent approximately 57% of our outstanding equity (on an as-converted basis). We intend to redeem up to 150,000 shares of the outstanding Series B Preferred Stock with the proceeds of this rights offering, which would reduce the number of shares into which the outstanding Series B Preferred Stock would initially be convertible down to an aggregate of 35,000,000 shares and would reduce the outstanding equity represented by the Series B Preferred Stock down to approximately 40% (on an as-converted basis). However, if the initial conversion price of the Series B Preferred Stock is reset from $2.00 per share to $1.75 per share based upon our failure to meet a financial performance test for 2004 and/or we elect to pay dividends on the Series B Preferred Stock with additional shares of Series B Preferred Stock under certain circumstances, then the outstanding shares of Series B Preferred Stock would be convertible into a greater number of shares of our common stock. The financial performance test for 2004 requires us to achieve EBITDA, as defined in the certificate of designation for the Series B Preferred Stock, of at least $50 million in that year. The holders of the Series B Preferred Stock also hold contingent warrants exercisable at $0.01 per share for an aggregate of 1,000,000 shares of our common stock if we fail to meet a financial performance test for 2005. The test requires us to achieve EBITDA, as defined in the certificate of designation for the Series B Preferred Stock, of at least $60 million in 2005. The holders of the Series B Preferred Stock have the right, at any time after March 7, 2005, to request that we register under the Securities Act sales of Series B Preferred Stock and any common stock issued upon conversion of Series B Preferred Stock. As a result, it is contemplated that shares of Series B Preferred Stock and any common stock issued upon conversion of such Series B Preferred Stock will in the future become eligible for sale in registered offerings. We cannot predict the effect, if any, of future sales of shares of Series B Preferred Stock and/or any common stock issued upon conversion of such Series B Preferred Stock, or the availability of such shares for sale, on the market price for our common stock prevailing from time to time. Sales of Series B Preferred Stock and/or common stock issued upon conversion of Series B Preferred Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

We have not recently paid dividends on our common stock and cannot assure you that we will do so in the future.

      We did not pay dividends on our common stock in the last two quarters of 2003 and the first two quarters of 2004, and we cannot assure you that we will do so in the future. The indenture governing our 11 1/2% Senior Secured Notes and the agreement governing our asset based facility contain restrictions on our ability to pay dividends. Our certificate of incorporation, including the certificate of designation for our Series B Preferred Stock, also contain limitations on our ability to pay dividends on our common stock.

The interests of our principal shareholders may conflict with yours.

      As of August 20, 2004, Glencore and Mizuho collectively owned 100% of the shares of our outstanding Series B Preferred Stock, which represents approximately 57% of our outstanding equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Fund, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. After we redeem a portion of Glencore’s and Mizuho’s shares of Series B Preferred Stock with the proceeds of the rights offering, Glencore’s and Mizuho’s collective holdings would represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-converted basis and assuming full subscription in the rights offering. If the initial conversion price of the Series B Preferred Stock is reset from $2.00 per share to $1.75 per share based upon our failure to meet a financial performance test for 2004 and/or we elect to pay dividends on the Series B Preferred Stock with additional shares of Series B Preferred Stock under certain circumstances, then Glencore’s and Mizuho’s holdings of Series B Preferred Stock would represent a greater percentage of our outstanding equity on an as-converted basis. The financial performance test for 2004 requires us to achieve EBITDA, as defined in the certificate of designation for the Series B Preferred Stock, of at least $50 million in that year. Glencore and Mizuho also hold contingent warrants to purchase an additional 1,000,000 shares of common stock at $0.01 per share if we fail to meet a financial performance test for 2005. The test requires us to achieve EBITDA, as defined in the certificate of designation for the Series B Preferred Stock, of at least $60 million in 2005. In addition, Glencore and Mizuho have special voting and approval rights as holders of shares of Series B Preferred Stock. By virtue of such stock ownership, Glencore and Mizuho have the power to significantly influence our affairs and to influence, if not decide, the outcome of matters required to be submitted to shareholders for approval, including the election of our directors and amendment of our charter and bylaws. We cannot assure you that Glencore and Mizuho will not exercise their influence over us in a manner detrimental to your interests. See “Description of Capital Stock — Voting Power.”

Upon purchase, your right to receive payments on the common stock is junior to our existing and future senior and subordinated indebtedness and preferred stock. You may receive no compensation of any kind relating to the common stock if there is a bankruptcy, liquidation or similar proceeding affecting us.

      The common stock ranks behind all of our existing indebtedness. It will also rank behind our preferred stock and any future indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, we will have to pay the holders of debt and our preferred stock in full before we can make any payment on the common stock. Since our shareholders’ equity as of June 20, 2004 was only $20.9 million, it is possible that, in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our common stock would lose all or substantially all of their investment. Moreover, the common stock will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries, and upon their liquidation or reorganization, the rights of the holders of the common stock to share in those assets would be subordinate to the claims of the subsidiaries’ creditors.

Our charter documents, rights agreement and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.

      Provisions of our Certificate of Incorporation, By-laws and shareholders rights agreement may inhibit changes in control of our company not approved by our Board of Directors and could limit the circumstances in which a premium may be paid for our stock in proposed transactions. These provisions provide for:

•	a classified Board, which is divided into three classes with staggered three-year terms;

•	the removal of any director by the holders of a majority of the votes entitled to be cast at an election of directors, but shareholders may effect such removal only for cause;

•	all vacancies on the Board to be filled by the remaining directors, provided there is no default in the payment of dividends to holders of our preferred stock;

•	common stock shareholder action by written consent only being available where signatures are obtained from all the stockholders of Milacron Inc. who would be entitled to notice of a meeting regarding such action;

•	the common stock shareholders, or any percent thereof, not being able to call a special meeting;

•	stockholders only being able to nominate directors or propose any new business to be considered at any meeting of stockholders if they have provided advance notice;

•	the Board having the authority to issue one or more series of Serial Preference Stock, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the powers, preferences or rights, or any qualifications, limitations or restrictions thereof; and

•	common stock shareholders having a right to purchase additional shares at a discount in the event of certain takeover-related activity (see “Description of Capital Stock — Rights Agreement”).

      In addition, we are subject to provisions of General Corporation Law of the State of Delaware that may make some business combinations more difficult. As a result, transactions that otherwise could involve a premium over prevailing market prices to holders of our common stock may be discouraged or may be more difficult for us to effect as compared to companies organized in other jurisdictions.

The personal liability of our directors is limited.

      Our charter documents limit the liability of our directors for breach of their fiduciary duty to our company and provide for indemnification to the fullest extent permitted by Delaware law. The liability of our directors under the federal securities laws, however, will not be affected.

Risks Relating to the Rights Offering

The subscription price is not an indication of our value.

      The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price an indication of our value or any assurance of future value. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

If you do not exercise all of your rights, you may suffer dilution of your percentage ownership of our common stock.

      The rights offering is designed to enable each holder of our common stock (other than any common stock issued upon conversion of Series B Preferred Stock) on the record date to acquire our stock at a price equal to the initial conversion price of the Series B Preferred Stock and thereby increase their proportionate voting and economic interest relative to Glencore and Mizuho and any shareholders who do not exercise their entire initial subscription privilege.

      To the extent that you do not exercise your rights and shares are purchased by other shareholders in the rights offering, your proportionate voting and ownership interest will be reduced.

Once you exercise your rights, you may not revoke your exercise.

      Once you exercise your rights, unless we materially amend the terms of the rights offering, you cannot revoke your exercise even if there is a decline in the price of our common stock or you learn information about us that you consider unfavorable before the expiration date. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

The subscription rights are not transferable and there is no market for the subscription rights.

      You may not sell, give away or otherwise transfer your subscription rights. Because the subscription rights are nontransferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the stock certificates.

      The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered after completion of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased in the rights offering will be delivered as soon as practicable after completion of the rights offering. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

Because we may cancel the rights offering or close the rights offering with less than full subscription, your participation in the offering is not assured.

      We may close the rights offering even if less than all of the shares that we are offering are actually purchased. Therefore, holders of subscription rights are not assured of receiving shares of our common stock in exchange for their rights if such rights are not exercised at or prior to 5:00 p.m., New York City time, on                     , 2004. In addition, we may unilaterally withdraw or terminate the rights offering at our discretion until the time the share certificates are actually distributed. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments actually received.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

      Eligible shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or prior to 5:00 p.m., New York City time, on                     , 2004, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we, the subscription agent, the information agent nor the 401(k) plan trustee has any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

      If you are a participant in our 401(k) plan, you must act promptly to ensure that all required forms are received by the trustee and that the total amount of the funds required for an exercise of your rights is maintained in the Putnam Money Market Fund at least five business days before the expiration date of the rights offering. See “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.”

You will be immediately and substantially diluted by $4.79 in pro forma net tangible book value per share if you subscribe for shares of common stock in this rights offering.

      If you exercise your subscription rights to purchase shares of our common stock, you will incur immediate and substantial dilution in pro forma net book value per share because the subscription price of $2.00 per share is substantially higher than the negative pro forma net tangible book value per share immediately after this rights offering. See “Dilution.”

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our ability to comply with financial and other covenants contained in the agreements governing our indebtedness, including our asset based revolving credit facility;

•	global and regional economic conditions, consumer spending, capital spending levels and industrial production, particularly in segments related to the level of automotive production and spending in the plastics and construction industries;

•	fluctuations in currency exchange rates of U.S. and foreign countries, including countries in Europe and Asia where we have several principal manufacturing facilities and where many of our customers, competitors and suppliers are based;

•	fluctuations in interest rates which affect the cost of borrowing;

•	production and pricing levels of important raw materials, including plastic resins, which are a key material used by purchasers of our plastics technologies products, as well as steel and oil;

•	lower than anticipated levels of our plant utilization resulting in production inefficiencies and higher costs, whether related to the delay of new product introductions, improved production processes or equipment, or labor relations issues;

•	customer acceptance of new products introduced during 2003 and products introduced and expected to be introduced in 2004;

•	any major disruption in production at key customer or supplier facilities or at our facilities;

•	disruptions in global or regional commerce due to wars, to social, civil or political unrest in the non-U.S. countries in which we operate, and to acts of terrorism, continued threats of terrorism and military, political and economic responses (including heightened security measures) to terrorism;

•	alterations in trade conditions in and between the U.S. and non-U.S. countries where we do business, including export duties, import controls, quotas and other trade barriers;

•	changes in tax, environmental and other laws and regulations in the U.S. and non-U.S. countries where we do business;

•	litigation, claims or assessments, including but not limited to claims or problems related to product liability, warranty or environmental issues;

•	fluctuations in stock market valuations of pension plan assets or changes in interest rates that could result in increased pension expense and reduced shareholders’ equity and require us to make significant cash contributions in the future; and

•	the other factors discussed under the heading “Risk Factors” and elsewhere in this prospectus.

      All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

INDUSTRY AND MARKET DATA

      Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties including the Society of Plastics Industry, the United States Federal Reserve and the United States Department of Commerce. We have not independently verified market and industry data we derived from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

USE OF PROCEEDS

      We expect to receive gross proceeds from this offering of approximately $32.4 million, based on the number of shares of our common stock outstanding on August 20, 2004 and assuming full subscription of the rights offering (without giving effect to rounding up of any fractional rights). We intend to use up to $31.5 million of the gross proceeds of this offering to redeem up to 150,000 shares of the Series B Preferred Stock. We estimate that our offering expenses will be $          . We expect to pay such expenses from any gross proceeds from the rights offering remaining after application to redeem Series B Preferred Stock and, if necessary, cash on hand. Pending such use, we will invest the gross proceeds of the offering in U.S. dollar denominated, short-term, interest bearing and investment-grade securities. Any gross proceeds remaining after application to redeem Series B Preferred Stock and pay offering expenses will be used for general corporate purposes and, to the extent required, to prepay loans outstanding under our asset based facility.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “MZ.” Shares of such stock are also traded on the National Stock Exchange, Boston Stock Exchange, Pacific Stock Exchange, Philadelphia Stock Exchange and Midwest Stock Exchange, with options traded on the Philadelphia Stock Exchange. The following table sets forth, for the quarters indicated, the range of high and low sale prices for the common stock as reported on the NYSE for the periods indicated and the cash dividends per share declared on such stock.

	High	Low	Dividends

Fiscal Year Ended December 31, 2002
First Quarter	$16.60	$10.92	$.01
Second Quarter	14.63	9.65	.01
Third Quarter	10.31	4.20	.01
Fourth Quarter	8.15	3.10	.01
Fiscal Year Ending December 31, 2003
First Quarter	$6.55	$3.76	$.01
Second Quarter	5.59	4.08	.01
Third Quarter	5.00	2.00	—
Fourth Quarter	4.47	2.23	—
Fiscal Year Ending December 31, 2004
First Quarter	$4.55	$1.86	—
Second Quarter	4.49	3.25	—

      As of August 20, 2004, there were 4,181 shareholders of record of our common stock, which does not reflect those shares held beneficially or those shares held in “street” name. On August 30, 2004, the last price reported on the NYSE for our common stock was $3.44 per share.

      Restrictive covenants contained in the indenture governing our 11 1/2% Senior Secured Notes and in the financing agreement governing our asset based facility limit our ability to pay dividends on our common stock. See “Description of Certain Indebtedness — 11 1/2% Senior Secured Notes due 2011 — Covenants” and “Description of Certain Indebtedness — The Asset Based Facility — Covenants and Conditions” in this prospectus. Our certificate of incorporation, including the certificate of designation for our Series B Preferred Stock, also contains limitations on our ability to pay dividends on our common stock. See “Description of Capital Stock — 4% Preferred Stock” and “Description of Capital Stock — Series B Preferred Stock” in this prospectus. Due to these restrictions, we do not at this time anticipate paying dividends on our common stock over the next few years.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2004 on an actual basis, as adjusted for the rights offering and the use of proceeds therefrom.

      This table should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our consolidated financial statements and unaudited consolidated condensed financial statements and the related notes included in this prospectus.

	As of June 30, 2004

		As
		Adjusted for
		the rights
	Actual	offering

	(In millions)
Cash and cash equivalents(a)	$42.0	$41.9

Debt:
Asset based facility	—	—
7 5/8% Eurobonds due April 6, 2005(b)	—	—
11 1/2% senior secured notes(c)	219.8	219.8
Other(d)	23.1	23.1

Total debt	$242.9	$242.9

Shareholders’ equity (deficit):
Series B Preferred Stock — 500,000 shares authorized, issued and outstanding, $.01 par value per share(e)	$—	$—
Series B Preferred Stock capital in excess of par value(e)	113.1	76.2
4% Cumulative Preferred shares — 60,000 shares authorized, issued and outstanding, $100 par value per share, redeemable at $105 per share	6.0	6.0
Common shares — 50,000,000 shares authorized, 35,666,195 shares issued and outstanding, $.01 par value per share(f)	0.4	0.5
Capital in excess of par value of common shares	322.3	353.6
Contingent warrants to issue 1,000,000 additional common shares	2.6	2.6
Accumulated deficit(g)	(314.7)	(309.3)
Accumulated other comprehensive loss	(108.8)	(108.8)

Total shareholders’ equity (deficit)	$20.9	$20.8

Total capitalization	$263.8	$263.7

(a)	Adjustment for the rights offering is for estimated costs related to this rights offering and the use of the proceeds therefrom.

(b)	On June 10, 2004, we purchased 99.99% of the Eurobonds pursuant to the tender offer.

(c)	Represents the aggregate stated principal amount of $225 million of the 11 1/2% Senior Secured Notes, net of discount at issuance of $5.2 million.

(d)	Other includes $16.1 million in capital leases and $7.0 million in borrowings under foreign credit facilities.

(e)	On June 10, 2004, we issued 500,000 shares of Series B Preferred Stock, par value $.01, in exchange for the common stock into which the Series A Notes had been converted and the Series B Notes.

(f)	The adjustment for the rights offering assumes full subscription in the rights offering.

(g)	The adjustment for the rights offering and the use of the proceeds therefrom gives effect to the reversal of 30% of the beneficial conversion feature related to the Series B Preferred Stock reflecting the fact that the Series B Preferred Stock shares that are redeemed will no longer be convertible into common shares at a price of $2.00 per share.

DILUTION

      Subscribers in this rights offering will experience immediate dilution in pro forma net tangible book value per share of our common stock. The following table illustrates this dilution:

Subscription Price		$2.00
Net tangible book value per share as of June 30, 2004(a)	$(4.88)
Increase in net tangible book value per share attributable to the rights offering	2.09

Pro forma net tangible book value per share after this offering(b)		$(2.79)

Dilution in pro forma net tangible book value per share to subscribers in this offering(b)(c)		$4.79

(a)	Net tangible book value per share is the amount by which total tangible assets exceed the sum of total liabilities and the liquidation preference of our outstanding preferred stock, divided by the total number of shares of common stock outstanding.

(b)	Pro forma net tangible book value per share assumes full participation in this rights offering and application of the gross proceeds therefrom to redeem 150,000 shares of Series B Preferred Stock as described under “Use of Proceeds.” Without application of the proceeds to redeem the Series B Preferred Stock, adjusted pro forma net tangible book value per share would increase from $(2.79) to $(2.76) and dilution would decrease from $4.79 to $4.76.

(c)	Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by subscribers in this rights offering and pro forma net tangible book value per share.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following tables present selected consolidated financial and other data for our company for the periods presented. The unaudited pro forma information for the year ended December 31, 2003 and for the six months ended June 30, 2004 gives effect to the indicated transactions as if they had occurred at the beginning of the period. We derived the selected consolidated financial and other data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 based on our audited consolidated financial statements. We derived the selected consolidated financial and other data for the six months ended June 30, 2004 and June 30, 2003 from our unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, the related notes and the other financial information in this prospectus.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Summary of Operations:
Sales	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6
Earnings (loss) from continuing operations before cumulative effect of change in method of accounting	60.6	48.8	(28.7)	(18.4)	(184.5)	(95.9)	(43.9)
Per common share
Basic	1.64	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Diluted(1)	1.63	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Earnings (loss) from discontinued operations(2)	9.5	23.5	(7.0)	(16.8)	(7.2)	(3.7)	(0.5)
Per common share
Basic	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Diluted(1)	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Cumulative effect of change in method of accounting(3)	—	—	—	(187.7)	—	—	—
Per common share
Basic	—	—	—	(5.61)	—	—	—
Diluted(1)	—	—	—	(5.61)	—	—	—
Net earnings (loss)	70.1	72.3	(35.7)	(222.9)	(191.7)	(99.6)	(44.4)
Per common share
Basic	1.90	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Diluted(1)	1.89	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Financial Position at Year or Period End
Working capital of continuing operations	$(14.0)	$92.8	$166.9	$157.5	$11.8	$25.0	$151.6
Property, plant and equipment — net	171.5	165.0	165.8	149.8	140.8	147.1	131.4
Total assets	1,536.7	1,464.9	1,512.3	915.7	711.5	792.4	678.3
Long-term debt	286.0	371.3	501.1	255.4	163.5	155.0	236.2
Total debt	500.4	457.2	576.7	301.5	323.4	315.3	242.9
Net debt (total debt less cash and cash equivalents)	422.7	423.4	486.6	179.2	230.6	248.1	200.9
Shareholders’ equity (deficit)	490.9	484.4	434.9	134.0	(33.9)	43.3	20.9
Per common share	13.18	14.37	12.80	3.79	(1.15)	1.10	(2.75)

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Other Data
Dividends paid to common shareholders	$17.9	$16.8	$12.4	$1.4	$0.7	$0.7	$—
Per common share	0.48	0.48	0.37	0.04	0.02	0.02	—
Capital expenditures	23.9	26.5	13.5	6.2	6.5	3.0	2.9
Depreciation and amortization	34.9	35.4	34.9	23.0	21.7	11.3	10.4
Ratio of earnings to fixed charges(4)	4.1	3.6	—	—	—	—	—
Deficiency of earnings in relation to fixed charges pro forma for Refinancing Transactions(4)(5)					(135.7)		(35.8)
Ratio of earnings to fixed charges plus preferred stock dividends(4)	4.1	3.5	—	—	—	—	—
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions(4)(6)					(141.9)		(38.9)
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions and the rights offering(4)(7)					(140.1)		(38.0)
Backlog of unfilled orders at year- or quarter-end	153.0	100.0	61.2	76.4	92.0	85.4	97.7
Employees (average)	5,240	4,789	4,672	4,090	3,760	3,889	3,502

      The following table presents summary consolidated financial and other data for our segments for the periods presented.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Segment Data:
Total Sales
Machinery Technologies — North America	$508.1	$550.0	$361.7	$313.6	$321.2	$163.0	$160.5
Machinery Technologies — Europe	219.0	145.2	122.6	117.4	151.0	73.9	84.9
Mold Technologies	188.1	190.3	184.6	174.7	168.7	87.6	83.2
Eliminations	(11.0)	(11.7)	(6.5)	(8.5)	(5.4)	(4.3)	(1.9)

Total plastics technologies	904.2	873.8	662.4	597.2	635.5	320.2	326.7
Industrial fluids	90.1	100.7	92.8	96.0	104.2	51.6	53.9

Total continuing operations	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6

Operating earnings (loss)(8)
Machinery Technologies — North America	$54.9	$67.2	$(13.5)	$8.0	$6.7	0.5	2.8
Machinery Technologies — Europe	19.6	2.2	(9.1)	(8.1)	(1.4)	(2.5)	2.4
Mold Technologies	28.1	27.2	12.1	5.3	1.8	0.4	1.3

Total plastics technologies	102.6	96.6	(10.5)	5.2	7.1	(1.6)	6.5
Industrial Fluids	21.2	17.5	18.1	14.4	15.7	7.2	5.9
Goodwill impairment charge	—	—	—	—	(65.6)	—	—
Restructuring costs	(7.2)	(1.4)	(17.5)	(13.9)	(27.1)	(12.3)	(2.8)
Refinancing costs	—	—	—	—	(1.8)	—	(21.0)
Corporate expenses and other	(20.5)	(23.6)	(18.6)	(19.0)	(17.1)	(8.7)	(7.1)

Total continuing operations	$96.1	$89.1	$(28.5)	$(13.3)	$(88.8)	$(15.4)	$(18.5)

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Depreciation & amortization
Machinery Technologies — North America	$13.5	$13.4	$14.0	$9.9	$8.7	$4.8	$3.9
Machinery Technologies — Europe	8.0	5.4	4.8	3.5	3.9	1.9	2.2
Mold Technologies	11.3	12.0	12.8	7.4	6.7	3.4	3.1

Total plastics technologies	32.8	30.8	31.6	20.8	19.3	10.1	9.2
Industrial Fluids	1.5	3.9	2.6	1.5	2.0	0.9	1.0
Unallocated corporate	0.6	0.7	0.7	0.7	0.4	0.3	0.2

Total continuing operations	$34.9	$35.4	$34.9	$23.0	$21.7	$11.3	$10.4

(1)	For the periods ended December 31, 2003, 2002 and 2001 and June 30, 2004 and 2003, diluted earnings per common share is equal to basic earnings per common share because the inclusion of potentially dilutive securities would result in a smaller loss per common share.

(2)	In 2002 and 2003 as well as the six months ended June 30, 2004, earnings (loss) from discontinued operations includes the following components:

			Six Months
	Year Ended		Ended
	December 31,		June 30,

	2002	2003	2004

	(In millions)
Gain on sale of Valenite	$31.3	$0.4	$0.0
Loss on sale of Widia and Werkö	(14.9)	0.9	0.0
Loss on sale of round metalcutting tools business	(4.7)	(2.2)	0.0
Estimated loss on sale of grinding wheels business	(5.2)	1.0	0.8
Adjustment of reserves related to the 1998 divestiture of the machine tools segment	1.9	(0.9)	0.0

Net gain (loss) on divestitures	$8.4	$(0.8)	$0.8

(3)	Represents a pre-tax goodwill impairment charge of $247.5 million ($187.7 million after tax) recorded in 2002 in connection with the mandatory adoption of a new accounting standard.

(4)	Earnings (loss) used in computing the ratios of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends consist of earnings (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges by $51.1 million, $36.7 million, $111.8 million, $41.7 million and $26.4 million, respectively. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges plus preferred stock dividends by $51.3 million, $36.9 million, $112.1 million, $41.8 million and $26.5 million, respectively.

(5)	Represents the deficiency of earnings in relation to fixed charges on a pro forma basis to give effect to the Refinancing Transactions.

(6)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions, assuming that we elect to pay these dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the 11 1/2% Senior Secured Notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	$6,240.0	$3,120.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(7)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom, assuming that we elect to pay preferred stock dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the 11 1/2% Senior Secured Notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	6,240.0	3,120.0
Adjustments for the rights offering:
Dividends on Series B Preferred Stock	(1,800.0)	(900.0)

Pro forma for Refinancing Transactions and the rights offering	$4,440.0	$2,220.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(8)	Operating earnings (loss) for all periods include income or expense related to our principal defined benefit plan for certain U.S. employees. Machinery Technologies — North America recorded pension income of $5.1 million in 1999, $7.0 million in 2000, $7.5 million in 2001, $6.6 million in 2002 and $0.5 million in 2003 and pension expense of $2.9 million in the six months ended June 30, 2004. Industrial Fluids recorded pension income of $0.5 million in 1999, $0.6 million in 2000, $0.6 million in 2001, $1.0 million in 2002 and less than $0.1 million in 2003 and pension expense of $0.2 million in the six months ended June 30, 2004. In the six months ended June 30, 2003, pension expense for each of Machinery Technologies — North America and Industrial Fluids was less than $0.1 million. The amounts discussed above exclude the costs of supplemental retirement benefits related to continuing operations of $1.5 million in 1999, $0.8 million in 2001, $4.7 million in 2002 and $3.2 million in 2003. Of these amounts, $0.5 million in 2001 and $2.9 million in 2002 are included in restructuring costs as is the entire $3.2 million in 2003.

Operating earnings (loss) also include royalty income from the licensing of patented technology to other manufacturers of plastics processing machinery recorded by Machinery Technologies — North America of $8.3 million in 2000, $1.1 million in 2001, $4.5 million in 2002, $0.9 million in 2003 and $0.6 million in the six months ended June 30, 2004. We negotiated these royalties with certain of our competitors after we determined that they were using our patented designs in the design of their machines. While there can be no assurance that these royalties will continue in the future, we continue to negotiate with additional parties.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated financial information has been prepared based on the historical financial statements included elsewhere in this prospectus, adjusted to give pro forma effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom as if they had occurred at the beginning of the respective periods. The unaudited pro forma consolidated balance sheet as of June 30, 2004 gives effect to the rights offering and the use of proceeds therefrom as if it was completed on that date.

      The unaudited pro forma consolidated financial information is based upon currently available information, assumptions, and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The unaudited pro forma consolidated financial information is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of January 1, 2003, January 1, 2004 or June 30, 2004. The unaudited pro forma consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the historical consolidated financial statements, together with the notes related thereto, included in this prospectus.

MILACRON INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2003

								Pro Forma	Adjustment
		Adjustment for			Adjustment for			for	for
		March 12			June 10			Refinancing	Rights	Pro Forma for
	Historical	Transactions			Transactions			Transactions	Offering(o)	Rights Offering

	(In millions except share and per-share amounts)
	(Unaudited)
Sales	$739.7	$			$			$739.7	$	$739.7
Cost of products sold	605.3					(0.2	)(h)	605.1		605.1
Cost of products sold related to restructuring	3.3							3.3		3.3

Total cost of products sold	608.6		—			(0.2)		608.4	—	608.4

Manufacturing margins	131.1		—			0.2		131.3	—	131.3
Other costs and expenses
Selling and administrative	129.0					(0.2	)(h)	128.8		128.8
Goodwill impairment charge	65.6							65.6		65.6
Restructuring costs	23.8							23.8		23.8
Refinancing costs	1.8		(1.8	)(a)		6.1	(f)	15.3		15.3
						6.2	(g)
						3.0	(h)
Other — net	(0.3)		(1.3	)(b)				(1.6)		(1.6)

Total other costs and expenses	219.9		(3.1)			15.1		231.9	—	231.9

Operating loss	(88.8)		3.1			(14.9)		(100.6)	—	(100.6)
Interest
Income	1.9							1.9		1.9
Expense	(24.9)		13.5	(c)				(37.0)		(37.0)
			(4.2	)(d)		4.2	(i)
						(6.6	)(j)
			(9.8	)(e)		9.8	(k)
						10.4	(l)
						(27.8	)(m)
						(1.6	)(n)

Interest — net	(23.0)		(0.5)			(11.6)		(35.1)	—	(35.1)

Loss from continuing operations before income taxes	(111.8)		2.6			(26.5)		(135.7)	—	(135.7)
Provision for income taxes	72.7							72.7		72.7

Loss from continuing operations	(184.5)		2.6			(26.5)		(208.4)	—	(208.4)
Discontinued operations net of income taxes
Loss from operations	(6.4)		0.3	(b)				(6.1)		(6.1)
Net loss on sale	(0.8)							(0.8)		(0.8)

Total discontinued operations	(7.2)		0.3			—		(6.9)	—	(6.9)

Net Loss	$(191.7)		$2.9			$(26.5)		$(215.3)	$—	$(215.3)

Loss per common share — basic and diluted
Continuing operations	$(5.49)							$(6.18)		$(4.17)
Discontinued operations	(0.21)							(0.20)		(0.14)

Net loss	$(5.70)							$(6.38)		$(4.31)

Weighted average common shares — basic and diluted (in thousands)	33,660							33,766 (p)		49,887 (p)

(a)	This adjustment eliminates $1.8 million of costs that were incurred during 2003 in pursuing various alternatives to the Refinancing Transactions. If the Refinancing Transactions had actually taken place as of the beginning of 2003 as is contemplated in the Unaudited Pro Forma Consolidated Statement of Operations for the period, these costs would not have been incurred.

(b)	These adjustments eliminate financing fees related to the company’s then-existing receivables purchase agreement which was terminated on March 12, 2004.

(c)	This adjustment eliminates historical interest of $11.6 million on the 8 3/8% Notes due 2004 and borrowings under the then-existing revolving credit facility, both of which were repaid using the proceeds of the March 12 Transactions and existing cash, and expense of $1.9 million for the amortization of deferred financing costs related to these borrowings.

(d)	This adjustment reflects interest on the Series B Notes that were issued on March 12, 2004. The interest rate is 6% per annum reflecting a retroactive reset of the interest rate from 20% per annum as a result of shareholder approval of the issuance of the Series B Preferred Stock. No interest expense is assumed for the Series A Notes because they are assumed to have been converted into common shares as of the beginning of the period. The actual conversion took place on April 15, 2004.

(e)	This adjustment reflects interest on borrowings under the revolving A facility and the term loan B facility entered into on March 12, 2004 for the period prior thereto. Interest of $0.8 million on the revolving A facility is based on a rate of 4.75% per annum and an assumed draw against the facility of $18.9 million. The interest rate of 4.75% is based on the average effective rate during 2003 had the revolving A facility been entered into on January 1, 2003. The assumed draw against the revolving A facility represents the estimated amount that would have been drawn against the revolving A facility had it been entered into on January 1, 2003. Because actual borrowings under the U.S. lines of credit did not change during 2003, the $18.9 million amount represents a reasonable approximation of borrowings assumed to be outstanding during that year. Interest of $9.0 million on the term B facility is based on a rate of 12.0% per annum and the $75.0 million principal amount received on March 12, 2004.

(f)	This adjustment reflects a charge to refinancing costs of $6.1 million related to (i) the write-off of $4.6 million of deferred financing fees related to the revolving A facility and the term loan B facility and (ii) a prepayment penalty of $1.5 million related to the term loan B facility.

(g)	This adjustment reflects a charge to refinancing costs of $6.2 million related to the 4% tender offer premium on the Eurobonds and the write-off of the deferred financing fees related to the Eurobonds. The amount of the charge is based on exchange rates in effect as of January 1, 2003.

(h)	This adjustment reflects a charge to refinancing costs of $3.0 million for expense related to the early vesting of restricted stock due to a change in control provision. This adjustment also reflects the reversal of $0.4 million of expense related to restricted stock that would not have been recorded if the restricted stock had vested as of January 1, 2003. The amount of the adjustment is based on the actual number of restricted shares outstanding as of that date.

(i)	This adjustment eliminates the pro forma interest on the Series B Notes which were repaid with the proceeds received in the June 10 Transactions (see adjustment (d)).

(j)	This adjustment reflects the write-off of a financial asset related to the Series A Notes. The asset results from a beneficial conversion feature that allowed the holders of the Series A Notes to acquire common shares of the company at an effective conversion price of $1.96 per common share compared to a fair value of $2.40 per common share on the date the Series A Notes were issued.

(k)	This adjustment eliminates the pro forma interest on borrowings under the revolving A facility and the term loan B facility entered into on March 12, 2004 which were repaid with the proceeds of the June 10 Transactions (see adjustment (e)).

(l)	This adjustment eliminates the historical interest and amortization of deferred financing fees on the Eurobonds. €114,990,000 of the €115 million aggregate principal amount of Eurobonds was repaid with the proceeds of the June 10 Transactions.

(m)	This adjustment reflects interest expense of $25.9 million on the 11 1/2% Senior Secured Notes due 2011 and expense of $1.9 million for the amortization of (i) deferred financing fees related thereto and (ii) the original issue discount.

(n)	This adjustment reflects interest expense of $0.8 million and expense of $0.8 million for the amortization of deferred financing fees related to the asset based facility. The interest expense is based upon a weighted average rate of 4.04% per annum and an average draw against the facility of $18.9 million. The asset based facility bears interest, at the company’s option at LIBOR or an ABR, in each case, plus an applicable margin. A change in the interest rate of one-eighth percent (0.125%) per annum would have an effect on interest expense of $23,625.

(o)	The rights offering and the use of proceeds therefrom have no effect on the Unaudited Pro Forma Consolidated Statement of Operations other than increasing the number of shares used for calculating earnings per share.

(p)	Weighted-average common shares do not include the shares into which the Series B Preferred Stock is convertible because their inclusion would result in a smaller loss per common share. Had these shares been included, weighted-average common shares would be higher by 50 million before the rights offering and by 35 million after the rights offering and the use of the proceeds therefrom.

MILACRON INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2004

								Pro Forma	Adjustment
		Adjustment for			Adjustment for			for	for
		March 12			June 10			Refinancing	Rights	Pro Forma for
	Historical	Transactions			Transactions			Transactions	Offering(k)	Rights Offering

	(In millions except share and per-share amounts)
	(Unaudited)
Sales	$380.6	$			$			$380.6	$	$380.6
Cost of products sold	312.3					(0.3	)(d)	312.0		312.0

Manufacturing margins	68.3		—			0.3		68.6	—	68.6
Other costs and expenses
Selling and administrative	61.7					(0.3	)(d)	61.4		61.4
Restructuring costs	2.8							2.8		2.8
Refinancing costs	21.0		(3.9	)(a)		1.0	(d)	18.2		18.2
						0.1	(e)
Other — net	1.3		(0.3	)(b)				1.0		1.0

Total other costs and expenses	86.8		(4.2)			0.8		83.4	—	83.4

Operating loss	(18.5)		4.2			(0.5)		(14.8)	—	(14.8)
Interest
Income	0.9							0.9		0.9
Expense	(24.1)		3.2	(c)		1.7	(f)	(21.9)		(21.9)
						3.9	(g)
						5.3	(h)
						(11.3	)(i)
						(0.6	)(j)

Interest — net	(23.2)		3.2			(1.0)		(21.0)	—	(21.0)

Loss from continuing operations before income taxes	(41.7)		7.4			(1.5)		(35.8)	—	(35.8)
Provision for income taxes	2.2							2.2		2.2

Loss from continuing operations	(43.9)		7.4			(1.5)		(38.0)	—	(38.0)
Discontinued operations net of income taxes	(0.5)							(0.5)		(0.5)

Net loss	$(44.4)		$7.4			$(1.5)		$(38.5)	$—	$(38.5)

Loss per common share — basic and diluted
Continuing operations	$(1.14)							$(1.11)		$(0.75)
Discontinued operations	(0.01)							(0.01)		(0.01)

Net loss	$(1.15)							$(1.12)		$(0.76)

Weighted-average common shares — basic and diluted (in thousands)	38,671							34,641 (l)		50,762 (l)

(a)	This adjustment eliminates $3.9 million of costs that were incurred during the first two quarters of 2004 in pursuing various alternatives to the Refinancing Transactions. If the Refinancing Transactions had actually taken place as of the beginning of the first quarter of 2004 as is contemplated in the Unaudited Pro Forma Consolidated Statement of Operations for the period, these costs would not have been incurred.

(b)	This adjustment eliminates financing fees related to the company’s then-existing receivables purchase agreement which was terminated on March 12, 2004.

(c)	This adjustment eliminates historical interest of $2.4 million on the 8 3/8% Notes due 2004 and borrowings under the then-existing revolving credit facility, both of which were repaid using the proceeds of the March 12 Transactions and existing cash, and expense of $0.8 million for the amortization of deferred financing costs related to these borrowings.

(d)	This adjustment changes the charge to refinancing costs for the vesting of restricted stock due to a change in control provision from the amount recorded in the six months ended June 30, 2004 to the amount that would have been recorded had the restricted stock actually vested on January 1, 2004. The charge recorded in the six months ended June 30, 2004 was $2.6 million. Based on the actual number of shares of restricted stock as of January 1, 2004, the charge would have been $3.6 million. This adjustment also reflects the reversal of $0.6 million of expense related to restricted stock that would not have been recorded if the restricted stock had vested on January 1, 2004.

(e)	This adjustment changes the charge to refinancing costs for the 4% tender offer premium on the Eurobonds to the amount that would have been recorded had the tender offer been completed as of January 1, 2004. The charge recorded in the six months ended June 30, 2004 was $5.8 million which was based on the exchange rates in effect on the date the tender offer was completed and the balance of the unamortized deferred financing fees as of that date. If the tender offer had been completed as of January 1, 2004, the charge would have been $5.9 million based on exchange rates in effect at that date.

(f)	This adjustment eliminates $1.2 million of historical interest on the Series A Notes and the Series B Notes which were repaid with the proceeds received in the June 10 Transactions and $0.5 million of amortization of deferred financing fees related thereto.

(g)	This adjustment eliminates $2.5 million of historical interest on borrowings under the revolving A facility and the term loan B facility entered into on March 12, 2004 which were repaid with the proceeds of the June 10 Transactions and $1.4 million of amortization of deferred financing fees related thereto.

(h)	This adjustment eliminates the historical interest and amortization of deferred financings fees on the Eurobonds. €114,990,000 of the €115 million aggregate principal amount of the Eurobonds was repaid with the proceeds of the June 10 Transactions.

(i)	This adjustment reflects interest expense of $10.5 million on the 11 1/2% Senior Secured Notes due 2011 and expense of $0.8 million for the amortization of (i) deferred financing fees related thereto and (ii) the original issue discount.

(j)	This adjustment reflects the incremental interest expense and amortization of deferred financing fees on the asset based facility that was entered into on June 10, 2004 for the period prior thereto. Interest for the period is based on a rate of 4.75% per annum and an assumed draw against the facility of $18.2 million. The asset based facility bears interest, at the company’s option at LIBOR or an ABR, in each case, plus an applicable margin. A change in the interest rate of one-eighth percent (0.125%) per annum would have an effect on interest expense of $22,750.

(k)	The rights offering and the use of proceeds therefrom have no effect on the Unaudited Pro Forma Consolidated Statement of Operations other than increasing the number of shares used for calculating earnings per share.

(l)	Weighted-average common shares do not include the shares into which the Series B Preferred Stock is convertible because their inclusion would result in a smaller loss per common share. Had these shares been included, weighted-average common shares would be higher by 50 million before the rights offering and by 35 million after the rights offering and the use of the proceeds therefrom.

MILACRON INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of June 30, 2004

	June 30, 2004

		Adjustment			Pro Forma
		for Rights			for Rights
	Historical	Offering			Offering

	(In millions)
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$42.0		$31.4	(a)	$41.9
			(31.5	)(b)
Notes and accounts receivable less allowances	124.7				124.7
Inventories	130.0				130.0
Other current assets	51.0				51.0

Total current assets	347.7		(0.1)		347.6
Property, plant and equipment — net	131.4				131.4
Goodwill	83.1				83.1
Other noncurrent assets	116.1				116.1

Total Assets	$678.3		$(0.1)		$678.2

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowings	$1.1	$			$1.1
Long-term debt due within one year	5.6				5.6
Trade accounts payable	70.6				70.6
Advance billings and deposits	16.4				16.4
Accrued and other current liabilities	102.4				102.4

Total current liabilities	196.1		—		196.1
Long-term accrued liabilities	225.1				225.1
Long-term debt	236.2				236.2

Total liabilities	657.4		—		657.4
Shareholders’ equity (deficit)
6% Series B Convertible Preferred Stock	113.1		(36.9	)(b)	76.2
4% Cumulative Preferred shares	6.0				6.0
Common shares	0.4		0.1	(a)	0.5
Capital in excess of par value of common shares	322.3		31.3	(a)	353.6
Contingent warrants	2.6				2.6
Accumulated deficit	(314.7)		5.4	(b)	(309.3)
Accumulated other comprehensive loss	(108.8)				(108.8)

Total shareholders’ equity (deficit)	20.9		(0.1)		20.8

Total liabilities and shareholders’ equity (deficit)	$678.3		$(0.1)		$678.2

(a)	These adjustments reflect the estimated proceeds from a rights offering to existing common shareholders after the issuance of the Series B Preferred Stock but before any such Series B Preferred Stock is converted into common shares. Under the terms of the rights offering, each common shareholder will be granted the right to purchase 0.452 additional shares of common stock for each share owned at an offering price of $2.00 per share. Participation in the rights offering is assumed to be 100% because the offering price of $2.00 per share of common stock is expected to be less than the market value per share of common stock as of the closing of the offering. In addition, assuming 100% participation in the rights offering provides for the maximum dilution to be experienced by current holders of our common stock upon consummation of the rights offering. Based on the approximately 35.7 million common shares outstanding as of June 30, 2004, this would result in gross proceeds of $32.2 million before deducting estimated transaction fees and expenses of $0.8 million and the issuance of 16.1 million additional common shares. The actual number of common shares outstanding as of the record date for the rights offering is expected to be higher. Based on the approximately 35.8 million common shares outstanding as of August 20, 2004 and assuming full subscription of the rights offering (without giving effect to rounding up of any fractional rights), the rights offering would yield approximately $32.4 million in gross proceeds and result in the issuance of approximately 16.2 million additional common shares.

(b)	These adjustments reflect the redemption of 150,000 shares of Series B Preferred Stock at a price of $210.00 per share using the proceeds of the rights offering. These adjustments also give effect to the reversal of $5.4 million, or 30%, of the beneficial conversion feature related to the Series B Preferred Stock reflecting the fact that the Series B Preferred Stock shares that are redeemed will no longer be convertible into common shares at a favorable price.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in connection with our consolidated financial statements and related notes included elsewhere in this prospectus.

Executive Summary

Company Overview

      We are a 120-year-old company, headquartered in Cincinnati, Ohio, and focused primarily on manufacturing and selling plastics processing equipment and supplies. We also manufacture and sell industrial fluids for metalworking applications. We operate both businesses on a global basis. With 3,500 employees, we have major manufacturing facilities in the United States, Germany, Italy, Belgium and India, and we maintain sales and service offices in over 100 countries around the world.

      We operate in four business segments: Machinery Technologies — North America, Machinery Technologies — Europe, Mold Technologies and Industrial Fluids. Our Machinery Technologies segments manufacture and sell plastics processing equipment, including the three most common types: injection molding, blow molding and extrusion machinery, as well as related tooling, parts and services throughout the world. Our Mold Technologies segment is the leading North American and a leading global supplier of mold bases and components used in the plastics injection molding process. Our Industrial Fluids segment blends and sells metalworking fluids globally for machining, stamping, grinding and cleaning applications.

      We have served the plastics processing industries since the late 1960s. Major customers for our plastics technologies are manufacturers of packaging, autos, building materials, industrial components, consumer goods, appliances and housewares, medical devices, and electrical products. The automotive industry is by far the largest customer of our industrial fluids, followed by makers of industrial components and machinery, off-road equipment, appliances and housewares, and aircraft. We have made and sold industrial fluids since the late 1940s.

Plastics Markets — Background and Recent History

      Global consumption of plastics has grown steadily since the Second World War, as plastics and plastic composites continue to replace traditional materials such as metal, wood, glass and paper in an increasing number of manufactured products, particularly in the packaging, automotive, building materials, consumer goods, housewares, electrical and medical industries. From 1970 to 2002, global consumption of plastics grew at a compounded annual growth rate of 6%, compared with 1% for steel and 3% for aluminum (Source: BASF AG, Association of Plastics Manufacturers in Europe, International Iron & Steel Institute, U.S. Geological Survey).

      Plastic part production, like industrial production in general, has historically shown solid, mildly cyclical growth. In every year from 1980 to 2000, plastic part production in the U.S. showed positive year-over-year increases, averaging 7% compound annual growth (Source: U.S. Federal Reserve Board). The increases in plastics consumption and corresponding plastic part production have historically created cyclical but growing demand for our plastics machinery and related supplies. In fact, between 1980 and 2000, our sales of plastics equipment and supplies in North America grew at 8% compounded annually excluding acquisitions or 11% including acquisitions.

      In the 1990s, like many other U.S. companies, we benefited from a strong, growing economy. Our plastics technologies sales were approaching $1 billion with good profitability. In 2000, for example, on sales of $874 million, our plastics technologies businesses generated over $125 million in operating earnings before depreciation and amortization and approximately $97 million in operating earnings. However, beginning in late 2000 through the third quarter of 2003, the U.S. manufacturing sector experienced the most severe and prolonged downturn since the 1930s. U.S. industrial production, a key indicator of demand for our products, fell 6% from June 2000 to June 2003, a much steeper and longer decline than 4% in the prior downturn from June 1990 to March 1991 (Source: U.S. Federal Reserve Board). The plastics processing portion of the manufacturing sector was very severely impacted. As plastic part production slowed, capacity utilization rates of our customers, U.S. plastics processors, dropped from the previous peak of 86% to a low of 77% (Source:

U.S. Federal Reserve Board). Given the low capacity utilization rates, U.S. plastics processors did not have a need for additional processing capacity. Coupled with the fact that the earnings of these processors were under severe pressure during this period, the low capacity utilization rates caused U.S. plastics processors to drastically cut back their orders of new capital equipment. As a result, shipments of injection molding machines in North America fell over 40% from a peak of approximately $1.2 billion 12-month moving total in 2000 to under $700 million by the end of 2001 and through 2003 (Source: The Society of Plastics Industry).

      During this deep recession in North America, with both European and Asian markets also in decline, albeit more modestly, demand for many of our plastics machinery lines declined by 40% to 50% or more, and our total global plastics technologies sales fell 27%. In addition, many companies in the plastics processing industry began outsourcing their manufacturing activities to lower-cost regions such as Asia and Eastern Europe. While we have sales channels and compete through exports in these developing markets, inevitably a portion of our business was lost due to these offshore migrations. Despite a series of responsive actions, including a number of plant closings, head-count reductions and a lowering of fixed costs by over $70 million annually, the sales volume declines, together with a downward trend in pricing caused by increased price competition due to the general economic downturn, resulted in three loss years in 2001, 2002 and 2003 and materially and adversely impacted our results of operations, financial condition and access to capital.

      Manufacturing in North America started to recover in the fourth quarter of 2003 when total U.S. manufacturing orders finally returned to their previous peak levels of 2000. And in January 2004, the Institute for Supply Management’s manufacturing index, traditionally a very strong leading indicator, rose to its highest level in twenty years. In the plastics sector, U.S. plastics processors’ capacity utilization reached 81% for the first time since late 2000 and, in June 2004, reached 83.7%, the highest level in four years.

      Historically, our experience has been that demand for machinery begins to grow two or three quarters after a pickup in production, when capacity utilization rates exceed 84%. In short, our customers need to return to sustained profitability before they can afford to significantly increase their investment in new equipment. So, while demand for our plastics machinery remained at depressed levels through the end of 2003, we are encouraged by recent economic developments and believe that the increase in U.S. plastics processors’ capacity utilization will motivate our customers to increase their capital expenditures for our plastics machinery.

Industrial Fluids — Background and Recent History

      During the manufacturing recession of 2000-2003, overall demand for our metalworking fluids declined by approximately 5% excluding currency effects, as our largest customer group, automakers, maintained reasonably good levels of production both in North America and worldwide. As reported in U.S. dollars, the sharp increase in sales in 2003 was due principally to currency effects related to operations in Europe. Profitability in this business, although impacted by lower sales volumes, held up fairly well throughout the recession, with earnings before interest and taxes in the range of 15% to 20% of sales.

Refinancing Activities in 2004

      An important accomplishment in the first six months of 2004 was the establishment of a new long-term capital structure, which addressed, among other things, approximately $200 million of debt and other obligations that were maturing, and that had been temporarily refinanced, at the end of the first quarter. Specifically, on March 12, 2004, we had entered into an agreement with Glencore and Mizuho whereby they jointly provided us with $100 million in new capital in the form of exchangeable securities. This new capital, together with existing cash balances, was used to repay our outstanding $115 million in senior U.S. notes. In addition, to replace our maturing revolving credit agreement with our bank group, we successfully negotiated with Credit Suisse First Boston a new $140 million agreement consisting of a $65 million revolving facility and a $75 million term loan facility. At close, $84 million of this new facility was drawn to retire our previous revolving bank credit facility and to terminate our receivables purchase program. On April 15, 2004, Glencore and Mizuho converted $30 million of our Series A Notes to 15 million shares of our common stock.

      When we released our first quarter results on April 26, 2004, we also announced the second step in our plan to revitalize our capital structure: our intention to refinance the $75 million term loan with Credit Suisse

First Boston and to retire our €115 million in Eurobonds due in 2005. The following day, we launched a tender offer for the Eurobonds and, at the time of the expiration of the offer, 99.99% of the Eurobonds had been validly tendered, accepted and not withdrawn. In May, we successfully issued $225 million of 11 1/2% Senior Secured Notes in a private placement to qualified purchasers pursuant to Rule 144A, contingent on shareholder approval of a number of key proposals. At our annual meeting on June 9, 2004, shareholders approved the proposals necessary to enable us to complete our refinancing. As a result, on June 10, 2004, we repurchased the Eurobonds and replaced our Credit Suisse First Boston term loan with a $75 million asset-based credit facility led by JPMorgan Chase Bank. Also on this day, we issued to Glencore and Mizuho $100 million of 6% convertible preferred stock in exchange for their 15 million shares of common stock and $70 million of Series B Notes.

Consolidated First Six Months 2004 Results

      For the first six months of 2004, we had sales of $381 million, up from $372 million in the first six months of 2003. Absent currency translation effects, however, 2004 sales were essentially flat with those of the year-ago period. For the first half of 2004, we had a net loss of $44.4 million, or $1.15 per share, compared to a net loss of $99.6 million, or $2.97 per share, a year ago. The net loss in 2004 included $21.0 million in one-time refinancing costs and $2.8 million for restructuring, while the year-ago loss included a $70.8 million writedown of deferred tax assets and $11.1 million for restructuring. As a result of restructuring actions taken in 2003 and our ongoing implementation of our Lean and Six Sigma manufacturing techniques, the combined operating earnings of our segments for the first six months improved to $12.4 million in 2004 from $5.6 million in 2003, in both cases excluding restructuring costs. See “Business — Cost Cutting and Efficiency Initiatives” for a description of our Lean and Six Sigma manufacturing techniques. The backlog of unfilled orders at the end of the first half of 2004 rose to $98 million, up from $85 million in the year-ago period.

Consolidated 2003 Results

      Sales and new orders in 2003 were approximately even with those of 2002 after excluding currency translation effects, as the manufacturing recession continued in North America through the first three quarters of the year. Our net loss in 2003 was $192 million and included two noncash charges — a $66 million charge for goodwill impairment and a $71 million tax provision to establish valuation allowances against a portion of our deferred tax credits — as well as $27 million in restructuring costs.

Outlook

      Our outlook for 2004 remains positive, as the manufacturing sector of the economy — in particular, plastics processing — continues to rebound. U.S. plastics processors’ capacity utilization reached 83.7% in June, the highest level in almost four years. In the past, a capacity utilization rate of 84% or higher has generally triggered increases in new machine orders.

      In the second quarter, sales in our non-machinery businesses — plastics supplies, mold components and services, as well as industrial fluids — picked up in North America. While Western Europe showed slow growth, Eastern European markets continued expanding, and Asian markets, particularly China and India, maintained a very rapid pace. Our new business in these geographic areas reflects that growth, validating our strategy to increase our presence in developing markets.

      As demand continued to grow, we began to see some improvements in pricing for our products, which is helping to offset rising energy and raw material costs. Higher sales volumes in the second half of the year should also help us realize the full benefit of our recent restructuring actions and, coupled with better pricing, should enable us to return to profitability in the fourth quarter.

      The biggest risk we still face is the possibility of a stall or setback in the economic recovery of the manufacturing sector in North America, perhaps as a result of geopolitical instability and/or rising energy prices.

Acquisitions

      As described more fully in the Notes to Consolidated Financial Statements, in the years 2001 through 2003 we completed a total of five acquisitions of smaller companies that are now included in our plastics technologies segments. The most significant were the 2001 acquisitions of Reform Flachstahl (Reform) and EOC Normalien (EOC), two businesses headquartered in Germany that manufacture and distribute mold bases and components for injection molding. In the aggregate, the five newly acquired businesses had annual sales of approximately $63 million as of the respective acquisition dates. In 2003, we also purchased the remaining 25% of the shares of a consolidated subsidiary in Canada that also manufactures mold bases and components.

Presence Outside the U.S.

      Beginning with the acquisition of Ferromatik in 1993, we have significantly expanded our presence outside the U.S. and have become more globally balanced. For each of 2003 and the first two quarters of 2004, markets outside the U.S. represented the following percentages of our consolidated sales: Europe 29%; Canada and Mexico 7%; Asia 7%; and the rest of the world 3% (except that, in the first two quarters of 2004, markets in the rest of the world represented 4% of our consolidated sales). As a result of this geographic mix, foreign currency exchange rate fluctuations affect the translation of our sales and earnings, as well as consolidated shareholders’ equity. During the first half of 2004, the weighted-average exchange rate of the euro was stronger in relation to the U.S. dollar than in the comparable period of 2003. As a result, we experienced favorable currency translation effects on sales and new orders of approximately $14 million and $13 million, respectively. The effect on earnings was not significant. During 2003, the weighted-average exchange rate of the euro was stronger in relation to the U.S. dollar than in 2002. As a result, we experienced favorable currency translation effects on new orders and sales of $40 million and $39 million, respectively. The effect on earnings was not material.

      Between December 31, 2002 and December 31, 2003, the euro strengthened against the dollar by approximately 21% which caused the majority of a $9 million favorable adjustment to consolidated shareholders’ equity. Between December 31, 2003 and June 30, 2004, the euro weakened against the U.S. dollar by approximately 2.5%. If the euro should weaken further against the U.S. dollar in future periods, we could experience a negative effect in translating our non-U.S. sales, orders and earnings when compared to historical results.

Significant Accounting Policies and Judgments

      The Consolidated Financial Statements discussed herein have been prepared in accordance with generally accepted accounting principles in the United States, which require us to make estimates and assumptions that affect the amounts that are included therein. The following is a summary of certain accounting policies, estimates and judgmental matters that we believe are significant to our reported financial position and results of operations. Additional accounting policies are described in the note captioned “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in this prospectus, which should be read in connection with the discussion that follows. We regularly review our estimates and judgments and the assumptions regarding future events and economic conditions that serve as their basis. While we believe that the estimates used in the preparation of the Consolidated Financial Statements are reasonable in the circumstances, the recorded amounts could vary under different conditions or assumptions.

Deferred Tax Assets and Valuation Allowances

      At December 31, 2003, we had significant deferred tax assets related to U.S. and non-U.S. net operating loss and tax credit carryforwards and to charges that have been deducted for financial reporting purposes but which are not yet deductible for income tax reporting. These charges include the write-down of goodwill and a charge to equity related to minimum pension funding. At December 31, 2003, we had provided valuation allowances against some of the non-U.S. assets. Valuation allowances serve to reduce the recorded deferred tax assets to amounts reasonably expected to be realized in the future. The establishment of valuation allowances and their subsequent adjustment requires a significant amount of judgment because expectations as to the realization of deferred tax assets — particularly those assets related to net operating loss carryforwards — are generally contingent on the generation of taxable income, the reversal of deferred tax liabilities in the future and the availability of qualified tax planning strategies. In determining the need for valuation allowances, management considers its short-term and long-range internal operating plans, which are based on the current economic conditions in the countries in which we operate, and the effect of potential economic changes on our various operations.

      At December 31, 2003, we had non-U.S. net operating loss carryforwards — principally in The Netherlands, Germany and Italy — totaling $190 million, of which $17 million will expire at the end of 2007. The remaining $173 million have no expiration dates. Deferred tax assets related to the non-U.S. loss carryforwards totaled $61 million at December 31, 2003 and valuation allowances totaling $51 million had been provided with respect to these assets as of that date. We believe that it is more likely than not that portions of the net operating loss carryforwards in these jurisdictions will be utilized. However, there is currently insufficient positive evidence in some non-U.S. jurisdictions — primarily Germany and Italy — to conclude that no valuation allowances are required.

      At December 31, 2003, we had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration dates. Approximately 40% of the state and local loss carryforwards will expire by 2010 and the remainder will expire by 2018. At December 31, 2003, additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods, at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending its ultimate expiration beyond 2023.

      The conversion of the Series A Notes into common stock and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004 triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

      At March 31, 2003, no valuation allowances had been provided with respect to the U.S. deferred tax assets based on a “more likely than not” assessment of whether they would be realized. This decision was based on the availability of qualified tax planning strategies and the expectation of increased industrial production and capital spending in the U.S. plastics industry. Higher sales and order levels expected in 2003 and beyond, combined with the significant reductions in our cost structure that had been achieved in recent years, were expected to result in improved operating results in relation to the losses incurred in 2001 and 2002.

      At June 30, 2003, however, we determined that valuation allowances were required for at least a portion of the U.S. deferred tax assets. This conclusion was based on the expectation that a recovery in the U.S. plastics industry and our return to profitability in the U.S. would be delayed longer than originally expected. As a result of these delays and the incremental costs of the restructuring initiatives announced in the third quarter of 2003, we expected to incur a cumulative loss in the U.S. for the three-year period ending December 31, 2003. In such situations, accounting principles generally accepted in the U.S. include a presumption that expectations of earnings in the future cannot be considered in assessing the need for valuation allowances. Due principally to the revised outlook for 2003, we recorded valuation allowances totaling $71 million in the second quarter.

      During the second half of 2003, we increased U.S. deferred tax assets by approximately $18 million due to continued losses from operations and a goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. We continue to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003.

      U.S. deferred tax assets and valuation allowances were both increased by an additional $7 million in the first half of 2004. As a result, no U.S. tax benefit was recorded with respect to the loss incurred for the period. The provision for income taxes for the period relates to operations in profitable non-U.S. jurisdictions.

      We will continue to reassess our conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and a corresponding decrease in shareholders’ equity in the period of the change.

Accounts Receivable, Inventory and Warranty Reserves

      Our internal accounting policies require that each of our operations maintain appropriate reserves for uncollectible receivables, inventory obsolescence and warranty costs in accordance with generally accepted accounting principles. Because of the diversity of our customers and product lines, the specific procedures used to calculate these reserves vary by location but in all cases must conform to our company guidelines. Reserves are required to be reviewed and adjusted as necessary on a quarterly basis.

      Allowances for doubtful accounts are generally established using specific percentages of the gross receivable amounts based on their age as of a particular balance sheet date. Because of the product line and customer diversity noted above, each business unit is required to base the percentages it applies to its aged receivables on its unique history of collection problems. The percentages used are reviewed for continued reasonableness on a quarterly basis. The amounts calculated based on these percentages are then adjusted, as necessary, for known credit risks and collection problems. Write-offs of accounts receivable for our continuing operations have averaged $2.8 million during the last three years. While we believe that our reserves for doubtful accounts are reasonable in the circumstances, adverse changes in general economic conditions or in the financial condition of our major customers could result in the need for additional reserves in the future.

      Reserves for inventory obsolescence are generally calculated by applying specific percentages to inventory carrying values based on the level of usage and sales in recent years. As is the case for allowances for doubtful accounts, each business unit selects the percentage it applies based on its (i) unique history of inventory usage and obsolescence problems and (ii) forecasted usage. The preliminary calculations are then adjusted based on current economic trends, expected product line changes, changes in customer requirements and other factors. In 2003, our continuing operations recorded new inventory obsolescence reserves totaling $5.4 million and utilized $5.3 million of such reserves in connection with the disposal of obsolete inventory. We believe that our reserves are appropriate in light of our historical results and our assumptions regarding the future. However, adverse economic changes or changes in customer requirements could necessitate the recording of additional reserves through charges to earnings in the future.

      Our warranty reserves are of two types — “normal” and “extraordinary.” Normal warranty reserves are intended to cover routine costs associated with the repair or replacement of products sold in the ordinary course of business during the warranty period. These reserves are accrued using a percentage-of-sales approach based on the ratio of actual warranty costs over a representative number of years to sales revenues from products sold with warranties over the same period. The percentages are required to be reviewed and adjusted as necessary at least annually. Extraordinary warranty reserves are intended to cover major problems related to a single machine or customer order or to problems related to a large number of machines or other type of product. These reserves are intended to cover the estimated costs of resolving the problems based on all relevant facts and circumstances. In recent years, costs related to extraordinary warranty problems have not been significant. In 2003, our continuing operations accrued warranty reserves totaling $4.9 million and incurred warranty-related costs totaling $3.0 million. While we believe that our warranty reserves are adequate in the circumstances, unforeseen problems related to unexpired warranty obligations could result in a requirement for additional reserves in the future.

Impairment of Goodwill and Long-Lived Assets

      In years prior to 2002, we reviewed the carrying value of goodwill annually using estimated undiscounted future cash flows. Using this approach in 2001, the maximum period of time to recover the carrying value of recorded goodwill through undiscounted cash flows was determined to be approximately 12 years and the weighted-average recovery period was approximately 18% of the average remaining amortization period. However, effective January 1, 2002 we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which requires that goodwill be tested for impairment using probability-weighted cash flows discounted at market interest rates, as described below. The change from undiscounted to discounted cash flows resulted in a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax) that was recorded as the cumulative effect of a change in accounting method as of January 1, 2002.

      SFAS No. 142 requires that the first phase of testing goodwill for impairment be based on a business’ “fair value”, which is generally best determined through market prices. Due to the absence of market prices for our businesses and as permitted by SFAS No. 142, we have elected to base our testing on probability- weighted cash flows discounted at market interest rates. The model we use in this process is the same model we use to evaluate the fair value of acquisition candidates and the fairness of offers to purchase businesses that we are considering for divestiture. The cash flows we generally use are derived from the annual long-range planning process that we complete in the third quarter of each year. In this process, each business unit is required to develop reasonable sales, earnings and cash flow forecasts for the next three years based on current and forecasted economic conditions. Each business unit’s plan is reviewed by corporate management and the entire plan is reviewed with our board of directors. The discount rates are obtained from an outside source based on the Standard Industrial Classification Codes in which our businesses operate. These discount rates are then judgmentally adjusted for “plan risk” (the risk that a business will fail to achieve its forecasted results) and “country risk” (the risk that economic or political instability in the non-U.S. countries in which we operate will cause a business unit’s projections to be inaccurate). Finally, a growth factor beyond the three-year period for which cash flows are planned is selected based on expectations of future economic conditions. Virtually all of the assumptions used are susceptible to change due to global and regional economic conditions as well as competitive factors in the industries in which we operate. In recent years, many of our cash flow forecasts have not been achieved due in large part to the unprecedented length and depth of the recession, particularly in the market for capital equipment in the plastics processing industry. Unanticipated changes in discount rates from one year to the next can also have a significant effect on the results of the calculations. While we believe the estimates and assumptions we use are reasonable in the circumstances, various economic factors could cause results to vary significantly.

      SFAS No. 142 requires that goodwill be tested for impairment annually or whenever certain indicators of impairment are determined to be present. We conducted our first annual review of goodwill balances as of October 1, 2002. This review resulted in a pretax goodwill impairment charge related to the mold technologies segment of $1.0 million (with no tax benefit) that was recorded in the fourth quarter. In the third quarter of 2003, we tested the goodwill of the mold base and components and maintenance, repair and operating supplies (MRO) businesses that are included in the mold technologies segment for impairment due to the presence of certain indicators of impairment. Although these businesses failed to achieve the cash flow forecasts included in their annual business plans during the first half of the year, at the end of the second quarter of 2003 it was believed that a further economic recovery in both North America and Europe would result in improved cash flows for these businesses for the remainder of 2003 and for subsequent years. It was also anticipated that the restructuring actions undertaken in Europe in the years 2001 through 2003 would significantly improve the overall cash flow of the mold base and components business. During the third quarter of 2003, we completed our annual long-range planning process that focused on the years 2004 through 2006. This process revealed that the future cash flows expected to be generated by the two businesses would continue to be lower than the amounts anticipated a year earlier. The biggest decrease in expected cash flow related to the European mold base and components business due to the anticipation of continued softness in the markets it serves. Because of the change in expectations, we reviewed the goodwill of the mold base and components and MRO businesses for impairment during the third quarter of 2003 rather than waiting for the annual review that is conducted during the fourth quarter. This review resulted in a preliminary goodwill impairment charge of $52.3 million that was recorded in the third quarter and subsequently adjusted to $65.6 million in the fourth quarter after the completion of the independent appraisals of certain tangible and intangible assets that were required to determine their fair values.

      Our annual review of goodwill impairment as of October 1, 2003 did not result in additional impairment charges.

      We currently review the carrying values of our long-lived assets other than goodwill annually. These reviews are conducted by comparing the estimates of undiscounted future cash flows that are included in our long-range internal operating plans, which are described above, to the carrying values of the related assets. To be conservative, no growth in operating cash flows beyond the third year is assumed. Under this methodology, impairment would be deemed to exist if the carrying values exceeded the expected future cash flow amounts. In 2003, we reviewed the aggregate carrying values of selected groups of our long-lived assets under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The assets included in these reviews consisted principally of property, plant and equipment and, where applicable, intangible assets other than goodwill. Based on these reviews, it was determined that the maximum period of time to recover the carrying values of the tested groups of assets through undiscounted cash flows is approximately 8 years and that the weighted-average recovery period is approximately 20% of the remaining average lives of the assets. Based on the results of the reviews, no impairment charges were recorded in 2003.

Self-Insurance Reserves

      Through our wholly-owned insurance subsidiary, Milacron Assurance Ltd. (MAL), we are primarily self-insured for many types of risks, including general liability, product liability, environmental claims and worker’s compensation for certain domestic employees. MAL, which is incorporated in Bermuda and is subject to the insurance laws and regulations of that jurisdiction, establishes reserves commensurate with known or estimated exposures under the policies it issues to us. MAL’s exposure for general and product liability claims is limited by reinsurance coverage in some cases and by excess liability coverage in all policy years. Worker’s compensation claims in excess of certain limits are insured with commercial carriers. At December 31, 2003, MAL had reserves for known claims and incurred but not reported claims under all coverages totaling approximately $22.9 million. The majority of this amount is included in long-term accrued liabilities in the Consolidated Balance Sheet at that date.

      MAL’s reserves are established based on known claims, including those arising from litigation, and our best estimates of the ultimate exposures thereunder (after consideration of excess carriers’ liabilities) and on estimates of the cost of incurred but not reported claims. For certain types of exposures, MAL and the company utilize actuarially calculated estimates prepared by outside consultants to ensure the adequacy of the reserves. Reserves are reviewed and adjusted quarterly based on all evidence available as of the respective balance sheet dates. While the ultimate amount of MAL’s exposure to claims is dependent on future events that cannot be predicted with certainty, we believe that the recorded reserves are adequate in the circumstances. However, claims in excess of the recorded amounts could adversely affect earnings in the future when additional information becomes available.

Pensions

      We maintain defined benefit and defined contribution pension plans that provide retirement benefits to substantially all U.S. employees and certain non-U.S. employees. The most significant of these plans is the principal defined benefit plan for certain U.S. employees, which is also the only defined benefit plan that is funded. Excluding charges of $4.7 million for temporary supplemental retirement benefits that were offered in connection with restructuring actions, we recorded pension income of $9.4 million related to this plan in 2002. In 2003, however, pension income decreased to $0.6 million, once again excluding charges for supplemental benefits of $3.2 million. Moreover, we currently expect to record pension expense related to this plan of approximately $7 million in 2004. Pension expense for 2005 and beyond is dependent on a number of factors including returns on plan assets and changes in the plan’s discount rate and therefore cannot be predicted with certainty at this time. The following paragraphs discuss the significant factors that affect the amount of recorded pension income or expense and the reasons for the reductions in income identified above.

      A significant factor in determining the amount of income recorded for the funded U.S. plan is the expected long-term rate of return on plan assets. In 2002 and in several preceding years, we used an expected long-term rate of return of 9 1/2%. However, we began using a rate of return of 9% beginning in 2003 and will continue to do so in 2004. We develop the long-term rate of return assumption based on the current mix of equity and debt securities included in the plan’s assets and on the historical returns on those types of investments, judgmentally adjusted to reflect current expectations of future returns. In evaluating future returns on equity securities, the existing portfolio is stratified to separately consider large and small capitalization investments, as well as international securities. The change from the 9 1/2% rate of return assumption to the lower 9% rate had the effect of reducing the amount of pension income that would otherwise be reportable in 2003 by more than $2 million.

      In determining the amount of pension income or expense to be recognized, the expected long-term rate of return is applied to a calculated value of plan assets that recognizes changes in fair value over a three-year period. This practice is intended to reduce year-to-year volatility in recorded pension income or expense but it can have the effect of delaying the recognition of differences between actual returns on assets and expected returns based on the long-term rate-of-return assumption. At December 31, 2003, the market value of our pension assets was $371 million whereas the calculated value of these assets was $389 million. The difference arises because the latter amount includes two-thirds of the asset-related loss incurred in 2002 but only one-third of the gain realized in 2003. If significant asset-related losses are incurred in 2004, it will have the effect of increasing the amount of pension expense to be recognized in future years beginning in 2005.

      In addition to the expected rate of return on plan assets, recorded pension income or expense includes the effects of service cost — the actuarial cost of benefits earned during a period — and interest on the plan’s liabilities to participants. These amounts are determined actuarially based on current discount rates and assumptions regarding matters such as future salary increases and mortality. Differences in actual experience in relation to these assumptions are generally not recognized immediately but rather are deferred together with asset-related gains or losses. When cumulative asset-related and liability-related gains or losses exceed the greater of 10% of total liabilities or the calculated value of plan assets, the excess is amortized and included in pension income or expense. At December 31, 2001, the discount rate used to value the liabilities of the principal U.S. plan was reduced from 7 3/4% to 7 1/4%. The rate was further lowered to 6 1/2% at December 31, 2002 and to 6 1/4% at December 31, 2003. The combined effects of these changes and the variances in relation to the long-term rate of return assumption discussed above have resulted in cumulative losses in excess of the 10% corridor. Amortization of these losses adversely affected pension expense in 2003 by almost $3 million. Expense for amortization of previously unrecognized losses is expected to be in excess of $6 million in 2004.

      Additional changes in the key assumptions discussed above would affect the amount of pension expense currently expected to be recorded for years subsequent to 2004. Specifically, a one-half percent increase in the rate of return on assets assumption would have the effect of decreasing pension expense by approximately $2 million. A comparable decrease in this assumption would have the opposite effect. In addition, a one-quarter percent increase or decrease in the discount rate would decrease or increase expense by approximately $0.8 million.

      Because of the significant decrease in the value of the assets of the funded plan for U.S. employees during 2001 and 2002 and decreases in the plan’s discount rate, we recorded a minimum pension liability adjustment of $118 million effective December 31, 2002 and significantly reduced the carrying value of the pension asset related to the plan. This resulted in a $95 million after-tax reduction in shareholders’ equity. At December 31, 2003, shareholders’ equity was increased by $15 million (with no tax effect) due to an increase in plan assets in 2003 that was partially offset by an increase in liabilities that resulted from a lower discount rate. These adjustments were recorded as a component of accumulated other comprehensive loss and therefore did not affect reported earnings or loss. However, they resulted in $81 and $95 million after-tax reductions of shareholders’ equity at December 31, 2003 and December 31, 2002, respectively. As discussed below under “— Pension Income and Expense and Pension Funding,” the current funded status of the plan requires us to make contributions beginning in 2004.

Results of Operations

      In an effort to help readers better understand the composition of our operating results, certain of the discussions that follow include references to restructuring costs. Accordingly, those discussions should be read in connection with (i) the tables under the caption “Comparative Operating Results,” (ii) the Consolidated Condensed Financial Statements and notes thereto that are included in this prospectus and (iii) the Consolidated Financial Statements and notes thereto that are included in this prospectus.

Discontinued Operations

      As discussed more fully in the Notes to Consolidated Financial Statements, in the third quarter of 2002 we began to explore strategic alternatives for the sale of our round metalcutting tools and grinding wheels businesses. The round metalcutting tools business was sold in two separate transactions in the third quarter of 2003 and the grinding wheels business was sold on April 30, 2004. The round metalcutting tools business and the grinding wheels business (through the dates of the sales) are reported as discontinued operations in the Consolidated Financial Statements and the Consolidated Condensed Financial Statements. The comparisons of results of operations that follow exclude these businesses and relate solely to our continuing operations unless otherwise indicated.

Pension Income and Expense and Pension Funding

      In 2002 and prior years, we recorded significant amounts of income related to our defined benefit pension plan for certain U.S. employees. However, because of the significant decrease in the value of the plan’s assets and changes in the rate-of-return on assets and discount rate assumptions, pension income related to continuing operations was reduced to $0.5 million in 2003. For 2004, we currently expect to record pension expense of approximately $7 million, substantially all of which will be charged to continuing operations. See “Significant Accounting Policies and Judgments — Pensions.” As discussed further below, the fluctuation between years has negatively affected margins, selling and administrative expense and earnings.

      Because of the funded status of the plan, we will be required to make cash contributions to the plan’s trust for the next several years, including $4.2 million in 2004. As of June 30, 2004, $0.5 million of this amount had been contributed. Estimated amounts applicable to future years are included in the table captioned “Contractual Obligations” and discussed in note (a) thereto. See “— Contractual Obligations.”

Six and Three Months Ended June 30, 2004 Compared to Six and Three Months Ended June 30, 2003

New Orders and Sales

      In the second quarter of 2004, consolidated new orders totaled $200 million compared to $190 million in 2003. Consolidated sales were $192 million in 2004 and $182 million in 2003. In 2004, new orders and sales benefited from favorable currency effects of $4 million.

      In the first six months of 2004, consolidated new orders and sales were $387 million and $381 million, respectively. In the first six months of 2003, new orders totaled $377 million and sales were $372 million. Favorable currency effects, principally from the increased strength of the euro, contributed $13 million and $14 million of incremental orders and sales, respectively.

      Export orders from the U.S. were $19 million in the second quarter of 2004 compared to $16 million in 2003. Export sales from the U.S. totaled $18 million in 2004 and $17 million in 2003. For the first six months of 2004, export orders totaled $36 million while export sales were $37 million. In the comparable period of 2003, export orders and sales were $34 million and $35 million, respectively. Sales of all segments to non-U.S. markets, including exports, totaled $86 million in the second quarter of 2004 compared to $84 million in 2003. Non-U.S. sales for the first six months of 2004 were $178 million compared to $164 million in 2003. For the first two quarters of 2004 and 2003, products sold outside the U.S. were approximately 47% and 44% of sales, respectively, while products manufactured outside the U.S. represented 42% and 40% of sales, respectively.

      Our backlog of unfilled orders at June 30, 2004 was $98 million, the highest level since the first quarter of 2001. The backlog of unfilled orders was $92 million at December 31, 2003 and $85 million at June 30, 2003.

Margins, Costs and Expenses

      The consolidated manufacturing margin was 18.5% in the second quarter of 2004 and 17.9% in the first six months of the year. The margin for the second quarter of 2003 was 15.5% which includes the effects of $3.8 million of restructuring costs related to product line discontinuation. Excluding restructuring costs, the margin for the second quarter of 2003 was 17.6%. For the first six months of 2003, the consolidated manufacturing margin was 16.1% including restructuring costs and 17.1% excluding restructuring costs. The second quarter improvement was achieved despite higher pension expense which was $1.1 million in 2004 compared to income of $0.2 million in 2003. For the six months ended June 30, 2004 pension expense increased by $2.3 million while insurance costs increased by approximately $1.0 million. For the remainder of 2004, pension expense will continue to be higher than in the comparable period of 2003 but the extent of additional increases in insurance costs, if any, cannot be predicted at this time. Incremental cost savings related to the restructuring initiatives that are discussed below were approximately $4 million for the second quarter and more than $8 million for the year-to-date period. While precise quantification is impossible, we believe that results for 2004 also benefited from our recent process improvement initiatives.

      Total selling and administrative expense decreased from $34.3 million in the second quarter of 2003 to $30.8 million in 2004 due primarily to a $1.4 million reduction in trade show costs and lower overhead costs. The reduction was achieved despite adverse currency effects of $0.7 million and $0.5 million of incremental pension expense. As a percentage of sales, selling expense decreased from 15.3% to 12.9%. Administrative expense decreased by $0.4 million as the benefits of our cost-cutting initiatives were partially offset by currency effects.

      For the first six months of 2004 total selling and administrative expense was $61.7 million compared to $64.5 million in 2003. The reduction was due in part to lower trade show and overhead costs and achieved despite over $2 million of adverse currency effects and a $0.9 million increase in pension expense. As a percentage of sales, selling expense was 13.0% in 2004 and 13.9% in 2003. Administrative expense decreased by $0.4 million despite $0.6 million of adverse currency effects due principally to our cost-cutting and restructuring initiatives.

      Other expense-net was income of $0.1 million in the second quarter of 2004 and expense of $1.6 million in the comparable period of 2003. The improvement was due in part to the favorable settlement of patent litigation and lower financing fees in 2004. For the first six months of 2004 and 2003, other expense-net was $1.3 million and $2.3 million, respectively. The reduction resulted from a patent settlement and a $0.7 million reduction in financing fees.

      Interest expense increased from $5.8 million in the second quarter of 2003 to $15.3 million in the comparable period of 2004. Interest expense net of interest income was $23.2 million in the first six months of 2004 and $11.0 million in the comparable period of 2003. The increases were due in part to higher borrowing costs (including amortization of deferred financing fees) related to the new financing arrangements entered into on March 12, 2004 and June 10, 2004 which are described in detail in the “Liquidity and Sources of Capital” section that follows. The 2004 amounts also include a one-time, non-cash charge of $6.4 million from the write-off of a financial asset related to the Series A Notes issued on March 12, 2004. The asset resulted from a beneficial conversion feature that allowed the holders of the Series A Notes to acquire common shares at approximately $2.00 per share compared to a fair value of $2.40 per share on March 12, 2004. Quarterly interest expense is expected to range between $7 and $8 million for the remainder of 2004.

Refinancing Costs

      During the first quarter of 2004, we charged to expense $6.4 million of refinancing costs incurred in pursuing various alternatives to the March 12, 2004 refinancing of approximately $200 million in debt and other obligations. Our refinancing costs in the second quarter totaled $14.6 million, including $5.8 million for the tender offer premium for the 7 5/8% Eurobonds due 2005 and the related expenses. The second quarter amount also includes (i) a charge of $2.6 million related to the early vesting of 1,090,310 shares of restricted stock as a result of a change in control provision, (ii) charges of $4.7 million for the write-off of the deferred financing fees related to the Credit Suisse First Boston credit facility which we repaid on June 10, 2004 and for other refinancing-related costs and (iii) a $1.5 million prepayment penalty for the term loan included in the Credit Suisse First Boston credit facility.

Restructuring Costs

      The following paragraphs discuss the restructuring actions undertaken in recent years. These actions are discussed more fully in the note to the Consolidated Financial Statements captioned “Restructuring Costs”, which should be read in connection with the discussion that follows.

      In November 2002, we announced additional restructuring initiatives intended to improve operating efficiency and customer service. One of these actions involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to our more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller, more cost-effective location near Manchester. In another action, the manufacture of special mold bases for injection molding at the Monterey Park, California plant was discontinued and transferred to other facilities in North America.

      Early in 2003, we initiated a plan for the further restructuring of our European blow molding machinery operations, including the discontinuation of the manufacture of certain product lines at the Magenta, Italy plant. The restructuring has resulted in the elimination of approximately 35 positions at Magenta and restructuring expense of $4.0 million. The cash cost totaled approximately $0.9 million, a majority of which was spent in 2003.

      In the second quarter of 2003, we initiated a plan to close our special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing to another location. Certain other production was outsourced. The closure resulted in restructuring costs of $5.7 million — including $2.8 million in the second quarter of 2003 — and the elimination of approximately 65 positions. The total cash cost was $2.7 million, of which $2.6 million was spent in the second quarter. The annual cost savings are expected to be approximately $4 million.

      In the third quarter of 2003, we began to implement additional restructuring initiatives that focus on further overhead cost reductions in each of our plastics technologies segments and at the corporate office. These actions, which involved the relocation of production, closure of sales offices, voluntary early retirement programs and general overhead reductions, have resulted in the elimination of approximately 300 positions worldwide and restructuring costs of $11.2 million that were recorded in the second half of 2003. Additional expense related to these initiatives was $0.5 million in the first two quarters of 2004. The related cash costs will be approximately $8 million, of which $3.4 million was spent in 2003. An additional $3.8 million was spent in the first two quarters of 2004.

      In the second quarter of 2004, we initiated additional actions to further enhance customer service while reducing the overhead cost structure of our North American plastics machinery operations. These overhead reductions resulted in restructuring expense of $0.8 million in the second quarter. An additional $0.7 million is expected to be expensed in the second half of the year. The overhead reductions are expected to result in annualized cost savings of more than $5 million. Cash costs are expected to be approximately $1.5 million during 2004.

      In total, the actions initiated in 2002 through 2004 that are discussed above resulted in pretax restructuring costs of $2.8 million in the first six months of 2004 and $11.7 million in the comparable period of 2003. Cash costs totaled $5.5 million in the first two quarters of 2003 and $5.3 million in 2004. For the first half of 2003, restructuring costs also included $0.6 million related to the integration of EOC and Reform, two businesses acquired in 2001, with our existing mold base and components business in Europe.

      The total annualized cost savings from all of the actions initiated in 2002 through 2004 that are discussed above is expected to be approximately $37 million. A portion of this amount was realized in 2003 and an incremental $23 million of savings is expected to be realized in 2004. Of the $37 million of cost savings, approximately $16 million (which includes savings related to corporate costs) was realized in the first two quarters of 2004. The incremental savings in relation to the second quarter of 2003 were approximately $6.5 million and $13.5 million for the year-to-date period. Including actions that were initiated in 2001, the pretax cost savings we expect to realize in 2004 are expected to be $72 million.

Results by Segment

      The following sections discuss the operating results of our business segments which are presented in tabular form in the Notes to Consolidated Condensed Financial Statements in this prospectus.

      Machinery Technologies — North America — The machinery technologies — North America segment had new orders of $87 million in the second quarter of 2004, an increase of $3 million, or 3.6%, in relation to orders of $84 million in 2003. The increase reflects strong demand from several key markets, including packaging, construction, automotive, medical and consumer goods. Sales totaled $83 million and $75 million in the second quarters of 2004 and 2003, respectively. The segment’s pension expense increased by $1.6 million in relation to 2003. Despite the increase, the segment had operating earnings excluding restructuring costs of $3.4 million in 2004 compared to an operating loss excluding restructuring costs of

$1.6 million in 2003. The improvement was due to incremental benefits of $2 million related to the restructuring and cost cutting initiatives that were undertaken in 2002 and 2003 and to approximately $1 million of favorable one-time items including the favorable settlement of patent litigation. The segment’s restructuring costs totaled $1.4 million in 2004 and $0.9 million in 2003.

      For the first six months of 2004, the segment had new orders of $166 million and sales of $161 million compared to orders of $168 million and sales of $163 million in the comparable period of the prior year. The segment’s operating profit excluding $2.2 million of restructuring costs was $2.8 million in the first half of 2004, compared to $0.5 million in 2003, once again excluding $3.7 million of restructuring costs. The improved results in 2004 include the benefits related to recent restructuring actions and were achieved despite a $2.9 million increase in pension expense.

      Machinery Technologies — Europe — The machinery technologies — Europe segment had new orders and sales of $46 million and $42 million, respectively, in the second quarter of 2004 compared to new orders and sales of $39 million in 2003. The increases were primarily export-driven and reflect strong demand in the packaging, consumer goods and medical markets. Currency effects also contributed about $2.5 million of incremental sales and new orders in 2004. The restructuring actions begun in 2003 resulted in almost $1.5 million of savings in 2004 in relation to the second quarter of 2003. As a result of the restructuring actions, the segment had an operating profit of $1.3 million in the second quarter of 2004 compared to a loss of $1.8 million in 2003. Both amounts exclude restructuring costs of $0.1 million in 2004 and $2.4 million in 2003.

      The machinery technologies — Europe segment had new orders of $86 million in the first six months of 2004 compared to $72 million in the comparable period of 2003. The $14 million increase includes approximately $7 million that resulted from currency effects. The segment’s sales totaled $85 million in the first half of 2004 and $74 million in 2003. Currency effects contributed $8 million of incremental sales in 2004. Excluding restructuring costs, the segment had an operating profit of $2.4 million in the first half of 2004 compared to a loss of $2.5 million in 2003, once again excluding restructuring costs. The segment’s restructuring costs were $0.2 million in 2004 and $4.6 million in 2003.

      Mold Technologies — Despite favorable currency effects of almost $1 million, new orders in the mold technologies segment decreased from $43 million in the second quarter of 2003 to $41 million in 2004. Sales also decreased from $43 million to $40 million despite $1 million of favorable currency effects. Orders and sales in North America were essentially flat in relation to 2003 but profitability improved despite a $0.8 million increase in insurance costs related principally to certain product liability claims. It is possible that North American insurance costs for the remainder of 2004 will be higher than in the comparable period of 2003, but this will depend on factors that cannot be predicted with certainty at this time. Orders and sales declined in Europe, due to weakness in the mold-making market in that region, which has experienced double-digit declines from the second quarter of 2003. Competitive pricing in Europe also prohibited passing on price increases for raw materials, especially steel, to customers. Due to lower sales volume, the segment had an operating loss of $0.1 million in the second quarter of 2004 compared to earnings of $0.1 million in 2003, in both cases excluding restructuring costs which were $0.2 million in 2004 and $3.0 million in 2003.

      The mold technologies segment had new orders and sales of $84 million and $83 million, respectively, in the first six months of 2004. In the comparable period of 2003, orders totaled $87 million and sales were $88 million. The decreases in new orders and sales occurred despite favorable currency effects. Despite lower sales and a $0.9 million increase in insurance costs, the segment’s operating profit excluding restructuring costs increased from $0.4 million in the first half of 2003 to $1.3 million in 2004 due to over $2 million of benefits from the restructuring actions. Restructuring costs were $0.4 million and $4.0 million in 2004 and 2003, respectively.

      Industrial Fluids — The industrial fluids segment had new orders and sales of $28 million each in the second quarter of 2004 compared to $26 million in 2003 with the increases being due in part to favorable currency effects but also reflecting strength in the automotive industry and increasing industrial activity in North America. The segment’s operating profit was $3.4 million in 2004 compared to $3.7 million in 2003. The reduction in profitability was due principally to higher pension expense, which increased by $0.1 million, and $0.2 million of incremental insurance costs.

      For the first six months of 2004, the industrial fluids segment had new orders and sales of $54 million compared to $52 million in 2003. Currency effects contributed a majority of the increases. The segment’s operating profit decreased from $7.2 million in 2003 to $5.9 million in 2004 due in part to higher pension and insurance costs. Pension expense increased by $0.2 million while insurance costs increased by $0.7 million. Pension costs will continue to be higher for the remainder of 2004. Future increases in insurance costs will depend on factors that cannot be predicted with certainty at this time.

Loss Before Income Taxes

      Our pretax loss for the second quarter of 2004 was $26.8 million which includes refinancing costs of $14.6 million and restructuring costs of $1.7 million. In the comparable period of 2003, our pretax loss was $16.1 million which includes restructuring costs of $6.3 million. The pretax loss for 2004 includes incremental savings of approximately $6.5 million from the 2003 restructuring actions, partially offset by $1.6 million of expense related to the principal pension plan for U.S. employees. In 2003, pension income related to the plan was $0.2 million.

      Including restructuring and refinancing costs of $21.0 million and $2.8 million, respectively, we had a pretax loss of $41.7 million in the first six months of 2004 compared to a loss of $26.4 million in the 2003 period. Restructuring costs totaled $12.3 million in 2003. The loss for 2004 includes incremental savings of more than $13 million arising from the actions taken in 2003. However, these benefits were partially offset by a $3.2 million increase in pension expense.

Income Taxes

      As was previously discussed (see Significant Accounting Policies and Judgments — Deferred Tax Assets and Valuation Allowances), we recorded a $71 million charge to the second quarter of 2003 provision for income taxes to establish valuation allowances against a portion of our U.S. deferred tax assets. Additional deferred tax assets and valuation allowances were recorded later in the year and in the first six months of 2004.

      Due to the geographic mix of earnings, results for the second quarter of 2004 include tax expense in profitable non-U.S. jurisdictions. This resulted in tax expense of $1.1 million despite a pretax loss. In the second quarter of 2003, the provision for income taxes was $72.2 million which includes the previously mentioned $71 million charge to establish valuation allowances related to U.S. operations and income tax expense in certain non-U.S. jurisdictions.

      For the first six months of 2004, the provision for income taxes was $2.2 million despite a pretax loss of $41.7 million. The $69.5 million provision for income taxes for the first six months of 2003 includes the $71 million charge related to U.S. operations, the effect of which was partially offset by tax benefits related to non-U.S. losses.

Loss From Continuing Operations

      Our loss from continuing operations in the second quarter of 2004 was $27.9 million, or $0.64 per share, compared to a loss of $88.3 million, or $2.63 per share, in 2003. The loss for 2004 includes refinancing costs of $14.6 million and restructuring costs of $1.7 million, in both cases, with no tax benefit. The amount for 2003 includes the unfavorable tax adjustment of $71 million and after-tax restructuring costs of $6.3 million.

      For the first two quarters of 2004, we had a loss from continuing operations of $43.9 million, or $1.14 per share, which includes after-tax restructuring costs of $2.8 million and refinancing costs of $21.0 million. Including after-tax restructuring costs of $11.1 million and the $71 million tax adjustment, our loss from continuing operations for the first half of 2003 was $95.9 million, or $2.86 per share.

Discontinued Operations

      In 2004, the loss from discontinued operations represents the operating results of our grinding wheels business. In 2003, the loss from discontinued operations includes the grinding wheels business as well as the round metalcutting tools business. The divestiture of the round metalcutting tools business was completed in the third quarter of 2003 and the grinding wheels business was sold on April 30, 2004.

Net Loss

      Including refinancing costs, restructuring costs and the results of discontinued operations, we had a net loss of $27.8 million, or $.64 per share, in the second quarter of 2004. In the second quarter of 2003, we had a net loss including the $71 million tax adjustment, restructuring costs and discontinued operations of $91.3 million, or $2.72 per share. In the first two quarters of 2004, we had a net loss of $44.4 million, or $1.15 per share, compared to a loss of $99.6 million, or $2.97 per share, in the comparable period of 2003.

2003 Compared to 2002

New Orders and Sales

      Consolidated new orders totaled $747 million in 2003 compared to $703 million in 2002. Currency translation effects resulting principally from the strength of the euro in relation to the U.S. dollar contributed substantially all of the $44 million increase. Consolidated sales increased from $693 million in 2002 to $740 million in 2003. As was the case with new orders, translation effects contributed most of the increase. Order and shipment levels showed improvement in the fourth quarter but continued to be penalized by low levels of industrial production in the U.S. and capital spending in the plastics processing industry.

      Export orders totaled $73 million in 2003, an increase of $7 million from $66 million in 2002. Export sales increased from $71 million in 2002 to $73 million in 2003. Both increases related principally to higher export sales of U.S.-built blow molding systems. Total sales of all segments to non-U.S. markets, including exports, were $338 million, or 46% of consolidated sales, in 2003 compared to $296 million, or 43% of sales, in 2002. Sales of goods manufactured outside the U.S. totaled 41% in 2003 compared to 38% in 2002. The strength of the euro in relation to the dollar was a significant factor in both increases.

      Our backlog of unfilled orders was $92 million at December 31, 2003 compared to $76 million at December 31, 2002. The increase reflects higher order levels for blow molding systems in the U.S. and injection molding machinery in Europe.

Margins, Costs and Expenses

      Including $3.3 million of restructuring costs related to product line discontinuation, the consolidated manufacturing margin was 17.7% in 2003. Excluding restructuring costs, the consolidated margin was 18.2%. In 2002, the consolidated manufacturing margin, including $1.9 million of restructuring costs, was 17.3%. Excluding restructuring costs, the 2002 margin was 17.5%. Margins remained low in relation to pre-recession historical levels due to reduced sales volume and the related underabsorption of manufacturing costs. Margins were also penalized by increased pricing pressure for plastics processing machinery in both North America and Europe and a $5.0 million decrease from 2002 in the amount of pension income included in the cost of products sold. However, margins benefited from the effects of our process improvement initiatives and our recent restructuring actions.

      Total selling and administrative expense was $129 million in 2003 compared to $121 million in 2002. Selling expense increased from $93 million, or 13.4% of sales, in 2002 to $104 million, or 14.0% of sales, in 2003 due principally to variable selling costs associated with higher sales volume, a $3.5 million increase in bad debt expense and a $2.0 million reduction in pension income. The increase in bad debt expense resulted principally from increased delinquencies and business failures at certain of our plastics machinery customers in North America. Higher-than-normal bad debt expense is currently not expected to continue in the future. Costs associated with the triennial National Plastics Exposition that was held in June of 2003 and currency effects of $2.7 million and more than $6 million, respectively, also contributed to the increase in selling expense. Conversely, administrative expense decreased by more than $2 million due principally to the effects of our restructuring actions and cost containment efforts despite almost $2 million in adverse currency effects.

      Other expense — net increased from income of $1.0 million in 2002 to expense of $1.5 million in 2003. The amount for 2003 includes income of $3.5 million from the settlement of warranty claims against a supplier and $0.9 million of income from the licensing of patented technology. The 2002 amount includes income of $4.5 million from technology licensing.

Restructuring Costs

      The following paragraphs discuss the restructuring actions undertaken in recent years. These actions are discussed more fully in the note to the Consolidated Financial Statements captioned “Restructuring Costs,” which should be read in connection with the discussion that follows.

      In 2002 and 2003 we announced additional restructuring initiatives intended to further reduce our cost structure as well as to improve operating efficiency and customer service. In the aggregate, these actions will ultimately result in the elimination of approximately 500 positions worldwide. Cost savings related to these actions were in excess of $15 million in 2003. On an annualized basis, the savings are expected to be in excess of $35 million in 2004 and beyond. This is in addition to the savings we realized from the restructuring actions that were initiated in 2001.

      In the fourth quarter of 2002, we initiated the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to our facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller, more cost-effective location near Manchester. In another action, the manufacture of special mold bases for injection molding at the Monterey Park, California plant was discontinued and transferred to other facilities in North America.

      Early in 2003, we initiated a plan for the further restructuring of our European blow molding machinery operations, including the discontinuation of the manufacture of certain product lines at the Magenta, Italy plant. In the second quarter of 2003, we initiated a plan to close the special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing to another facility. Certain other production is being outsourced. In the third quarter of 2003, we began to implement additional restructuring initiatives that focus on further overhead cost reductions in each of our plastics technologies segments and at our corporate office. These actions involve the relocation of production, closure of sales offices, voluntary early retirement programs and general overhead reductions.

      In 2003 and 2002, restructuring costs also include amounts for the integration of EOC and Reform, two businesses acquired in 2001, with our existing mold base and components business in Europe and costs associated with initiatives announced in 2001 and 2002 to consolidate manufacturing operations and reduce our cost structure.

      The costs and related cash effects of the actions described above are summarized in the table that follows.

Restructuring Actions

		Restructuring Costs			Cash Costs

	Year Initiated	2003	2002	2001	2003	2002	2001

		(In millions)
Machinery technologies — North America
Injection molding and blow molding employment reductions	2003	$3.8	$—	$—	$0.7	$—	$—
Blow molding machinery and mold making relocations	2002	3.9	3.4	—	3.4	0.4	—
Southwest Ohio reorganization	2002	—	0.6	—	—	0.1	—
Injection molding and extrusion early retirement program and general overhead reductions	2001	—	2.3	0.8	—	0.6	0.4
Injection molding and blow molding facilities and product line rationalization	2001	—	0.4	4.8	—	0.2	3.6
Other 2001 actions	2001	—	—	1.2	—	0.2	1.0

		7.7	6.7	6.8	4.1	1.5	5.0

		Restructuring Costs			Cash Costs

	Year Initiated	2003	2002	2001	2003	2002	2001

		(In millions)
Machinery technologies — Europe
Blow molding product line rationalization and employment reductions	2003	4.5	—	—	0.7	—	—
Injection molding sales office and employment reductions	2003	2.0	—	—	0.5	—	—
Injection molding and blow molding overhead reductions	2001	—	(0.4)	6.9	1.3	4.0	0.6

		6.5	(0.4)	6.9	2.5	4.0	0.6
Mold technologies
Mahlberg plant closure	2003	5.7	—	—	2.8	—	—
North American employment reductions	2003	1.0	—	—	0.6	—	—
European sales reorganization	2003	3.6	—	—	1.3	—	—
Monterey Park plant closure	2002	0.5	0.9	—	(0.2)	—	—
EOC and Reform integration	2001	1.8	4.6	3.4	0.2	7.8	1.0
North American overhead and general employment reductions	2001 & 2002	—	0.9	0.1	—	0.3	—

		12.6	6.4	3.5	4.7	8.1	1.0
Industrial fluids and corporate
Early retirement program and general overhead reductions	2003	0.3	—	—	0.1	—	—
Early retirement program and general overhead reductions	2001 & 2002	—	1.2	0.3	0.2	0.3	—

		0.3	1.2	0.3	0.3	0.3	—

		$27.1	$13.9	$17.5	$11.6	$13.9	$6.6

      The composition of the restructuring costs charged to expense in the years 2001 through 2003 is presented in tabular form in the notes to the Consolidated Financial Statements.

      The cash costs of the restructuring actions presented in the above table do not include approximately $4.8 million that will be spent in 2004 to complete the initiatives that were implemented in the second half of 2003. The non-cash costs of the restructuring actions consist principally of $6.9 million for supplemental early retirement benefits that will be paid by our defined benefit pension plan for certain U.S. employees, $8.3 million to adjust inventories related to discontinued product lines to expected realizable values and $7.5 million to adjust the carrying values of facilities and machinery and equipment to be disposed of to expected realizable values.

      The table that follows depicts the cost savings realized in 2002 and 2003 from the restructuring actions discussed above and the incremental savings of approximately $20 million that are expected to be realized in 2004.

Restructuring Actions

					Cost Savings

					Expected	Total
		Headcount			Incremental	Expected
	Year Initiated	Reductions	2002	2003	2004	2004

		(In millions)
Machinery technologies — North America
Injection molding and blow molding employment reductions	2003	102	$—	$2.1	$4.4	$6.5
Blow molding machinery and mold making relocations	2002	42	—	3.7	1.0	4.7
Southwest Ohio reorganization	2002	24	0.8	2.7	—	2.7
Injection molding and extrusion early retirement program and general overhead reductions	2001	165	9.9	10.7	—	10.7
Injection molding and blow molding facilities and product line rationalization	2001	64	4.4	4.2	—	4.2
Other 2001 actions	2001	52	5.0	5.0	—	5.0

		449	20.1	28.4	5.4	33.8
Machinery technologies — Europe
Blow molding product line rationalization and employment reductions	2003	47	—	1.0	1.8	2.8
Injection molding sales office and employment reductions	2003	70	—	0.4	3.8	4.2
Injection molding and blow molding overhead reductions	2001	133	5.0	6.8	—	6.8

		250	5.0	8.2	5.6	13.8
Mold technologies
Mahlberg plant closure	2003	67	—	2.1	1.8	3.9
North American employment reductions	2003	37	—	1.0	1.9	2.9
European sales reorganization	2003	75	—	0.1	4.3	4.4
Monterey Park plant closure	2002	12	—	0.6	0.2	0.8
EOC and Reform integration	2001	233	3.0	5.2	—	5.2
North American overhead and general employment reductions	2001 & 2002	47	1.9	2.0	—	2.0

		471	4.9	11.0	8.2	19.2
Industrial fluids and corporate
Early retirement program and general overhead reductions	2003	11	—	0.5	0.9	1.4
Early retirement program and general overhead reductions	2001 & 2002	16	0.5	1.0	—	1.0

		27	0.5	1.5	0.9	2.4

		1,197	$30.5	$49.1	$20.1	$69.2

Goodwill Impairment Charge

      In 2003, we recorded a goodwill impairment charge of $65.6 million (with no tax benefit) to adjust the carrying value of the goodwill of two businesses included in the mold technologies segment. The charge was calculated by discounting estimated future cash flows and resulted from a downward adjustment of the cash flows expected to be generated by these businesses due to the delay in the general economic recovery in both North America and Europe. The largest decrease in cash flow expectations related to our European mold base and components business due to continued weakness in the markets it serves.

Results by Segment

      The following sections discuss the operating results of our business segments which are presented in tabular form in the Notes to Consolidated Financial Statements in this prospectus. As presented, segment operating profit or loss excludes restructuring costs and goodwill impairment charges.

      Machinery Technologies — North America — New orders in the machinery technologies — North America segment were $325 million compared to $321 million in 2002. The segment’s sales also increased modestly from $314 million in 2002 to $321 million in 2003. Despite signs of increased capacity utilization in U.S. plastics processing industries in the fourth quarter, orders and shipments remained at low levels for the third consecutive year due to depressed capital spending by our customers. In addition, the segment’s results were penalized by weaker price realization and reduced pension income but benefited from our restructuring and cost reduction initiatives. Excluding restructuring costs, the segment had operating earnings of $6.7 million in 2003 compared to $8.0 million in 2002. The decrease was due entirely to a $6.1 million reduction in pension income and the absence of $4.5 million of royalty income from the licensing of patented technology that was received in 2002. Restructuring costs for the segment were $7.7 million in 2003 and $6.7 million in 2002. In both years, most of these costs related to the relocation of the North American blow molding systems business and to supplemental retirement benefits offered for the purpose of reducing the cost structure of the segment’s injection molding and extrusion machinery businesses. The restructuring actions initiated in 2002 and 2003 resulted in cost savings in excess of $8 million in 2003 and are expected to produce savings of almost $14 million in 2004. Including the actions that began in 2001, the segment’s savings in 2004 are expected to be almost $34 million.

      Machinery Technologies — Europe — The machinery technologies — Europe segment had new orders of $154 million and sales of $151 million in 2003 compared to orders of $122 million and sales of $117 million in 2002. Currency translation effects related to the strength of the euro in relation to the dollar contributed about two-thirds of both increases. Sales of blow molding systems were flat in relation to 2002 but orders and shipments of European-built injection molding machines increased as measured in local currency despite weaker price realization. The segment’s operating results improved significantly as a result of our recent restructuring of its blow molding systems business as its loss excluding restructuring costs decreased from $8.1 million in 2002 to $1.4 million in 2003. Restructuring costs totaled $6.5 million in 2003 and related principally to the restructuring of the blow molding business and the discontinuation of certain of its product lines and to overhead reductions in the segment’s injection molding machinery business. To date, these 2003 actions have resulted in savings in excess of $1 million but are expected to result in savings in excess of $6 million in 2004. Including the benefits of additional actions that began in 2001, the segment’s total savings in 2004 are expected to be approximately $14 million.

      Mold Technologies — In 2003, the mold technologies segment had new orders and sales of $169 million compared to $175 million of orders and sales in 2002. The decreases occurred despite favorable currency effects of approximately $10 million. The segment’s profitability was adversely affected by low levels of industrial production and capacity utilization in both North America and Europe. Inefficiencies associated with the consolidation of the segment’s European operations continued into 2003 and adversely affected its results as did reduced profitability in North America. Excluding restructuring costs, the segment had operating earnings of $1.8 million in 2003 compared to earnings of $5.3 million in 2002. Restructuring costs totaled $12.6 million in 2003 and related principally to overhead reductions in North America and to the further consolidation of the segment’s European operations. The actions in Europe included the closure of two manufacturing plants and the reorganization and consolidation of the European marketing and sales structure. Restructuring costs of $6.4 million in 2002 related principally to the closure of a manufacturing plant in the U.S. and to costs to integrate two businesses acquired in 2001 with the segment’s existing European operations. The actions initiated in 2002 and 2003 resulted in savings in excess of $4 million and are expected to produce savings in excess of $12 million in 2004. Including the effects of actions that began in 2001, the segment’s 2004 savings will be approximately $19 million.

      Industrial Fluids — The industrial fluids segment had new orders and sales of $104 million compared to orders and sales of $96 million in 2002. Both increases were due principally to currency effects related to the segment’s operations in Europe. The segment’s operating profit increased from $14.4 million in 2002 to $15.7 million in 2003. The improvement occurred despite a $0.9 million reduction in pension income.

Loss Before Income Taxes

      Our pretax loss was $111.8 million in 2003 compared to a loss of $36.6 million in 2002. The amount for 2003 includes restructuring costs of $27.1 million and the $65.6 million goodwill impairment charge. In 2002, restructuring costs were $13.9 million. The comparison between years was also adversely affected by a $7.1 million reduction in the amount of pension income related to continuing operations and the absence in 2003 of the previously discussed $4.5 million of royalty income.

Income Taxes

      As was previously discussed in “Significant Accounting Policies and Judgments — Deferred Tax Assets and Valuation Allowances,” we recorded a $71 million charge in the second quarter tax provision to establish valuation allowances against a portion of our U.S. deferred tax assets. Additional deferred tax assets and valuation allowances were recorded in the second half of the year. Due to the geographic mix of earnings and losses, the tax provision for 2003 also includes income tax expense related to profitable operations in non-U.S. jurisdictions. These factors resulted in a 2003 provision for income taxes of $72.7 million despite a pretax loss of $111.8 million.

      In 2002, we recorded tax benefits related to losses in the U.S. at the federal statutory rate. We also had a favorable tax rate for non-U.S. operations due in part to permanent deductions in The Netherlands, the benefits of which were partially offset by increases in valuation allowances in Germany and Italy. The 2002 consolidated effective rate of almost 50% also benefited from the favorable resolution of tax contingencies in the U.S. and other jurisdictions.

Loss from Continuing Operations

      Our 2003 loss from continuing operations was $184.5 million, or $5.49 per share, which includes after-tax restructuring costs of $25.5 million, the goodwill impairment charge of $65.6 million (with no tax benefit) and the $71 million tax adjustment to record U.S. valuation allowances. In 2002, our loss from continuing operations was $18.4 million, or $0.56 per share. The loss for 2002 includes after-tax restructuring costs and royalty income of $8.8 million and $2.8 million, respectively. After-tax pension income was $0.5 million in 2003 compared to $4.9 million in 2002.

Discontinued Operations

      In 2003 and 2002, the loss from discontinued operations includes our round metalcutting tools and grinding wheels businesses. The former was sold in two separate transactions in September 2003, and the grinding wheels business was sold on April 30, 2004. In 2002, discontinued operations also include the Valenite and Widia and Werkö metalcutting tools businesses that were sold in August of that year. The losses that were incurred in both years resulted from depressed levels of industrial production in North America and — in 2002 — Europe and India and from inefficiencies associated with managing businesses in the process of being sold.

      As discussed more fully in the Notes to Consolidated Financial Statements, in 2002 we recorded a net gain of $8.4 million related to the divestitures of discontinued operations. In 2003, we recorded expense of $0.8 million to adjust sale-related accruals and reserves to reflect current expectations.

Cumulative Effect of Change in Method of Accounting

      Effective January 1, 2002, we recorded a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax or $5.61 per share) as the cumulative effect of a change in method of accounting in connection with the adoption of Statement of Financial Accounting Standards No. 142. Approximately 75% of the pretax charge related to our container blow molding and round metalcutting tools businesses, the latter of which was sold in 2003.

Net Loss

      Our net loss for 2003 was $191.7 million, or $5.70 per share, compared to a loss of $222.9 million, or $6.67 per share, in 2002. The amount for 2003 includes the previously discussed restructuring costs, goodwill impairment charge, tax adjustment for valuation allowances and the losses from discontinued operations. The loss for 2002 includes restructuring costs, the net loss from discontinued operations and the cumulative effect adjustment.

2002 Compared to 2001

New Orders and Sales

      In 2002, consolidated new orders for continuing operations totaled $703 million, a decrease of $19 million, or 3%, in relation to orders of $722 million in 2001. Sales decreased from $755 million to $693 million. The decreases occurred despite favorable currency effects and the contributions of the 2001 acquisitions. As was the case for much of 2001, low levels of industrial production and capital spending in the plastics processing industry penalized results in 2002. However, order levels and shipments increased modestly in the fourth quarter.

      Export orders totaled $66 million in 2002 compared to $78 million in 2001 while export sales decreased from $82 million to $71 million. In both cases, the decreases resulted from reduced export volume for plastics processing machinery. Sales of all segments to non-U.S. customers, including exports, totaled $296 million, or 43% of sales, in 2002 compared to $307 million, or 41% of sales, in 2001. Sales of products manufactured outside the U.S. were $265 million in 2002 and $256 million in 2001.

      Our backlog of unfilled orders was $76 million at December 31, 2002 and $61 million at December 31, 2001. The increase resulted principally from higher fourth quarter order levels for plastics processing machinery worldwide.

Margins, Costs and Expenses

      After deducting $1.9 million of restructuring costs related to product line discontinuation in 2002 and $3.1 million of such costs in 2001, the consolidated manufacturing margin increased modestly from 17.0% to 17.3%. Excluding these costs, margins were 17.5% in 2002 and 17.4% in 2001. Despite our aggressive cost reduction efforts, lower order and sales volume and reduced manufacturing cost absorption continued to depress the margins of certain segments as described below.

      In 2002, total selling and administrative expense decreased in dollar amount due to our ongoing cost reduction initiatives and reduced variable selling costs that resulted from lower sales volume. As a percentage of sales, selling expense held steady at 13.4%. Administrative expense decreased by 5% in relation to 2001.

      Other expense — net decreased from $12.9 million in 2001 to income of $1.0 million in 2002. The amount for 2002 includes $4.5 million of royalty income from the licensing of patented technology whereas the amount for 2001 includes goodwill amortization expense of $10.8 million and a gain of $2.6 million on the sale of surplus real estate.

Restructuring Costs

      In response to exceptionally low order levels, in the third and fourth quarters of 2001 we implemented plans to consolidate manufacturing operations and further reduce our cost structure. These plans resulted in pretax charges to earnings from continuing operations of $17.8 million, including $14.1 million in 2001 and $3.7 million in 2002. In 2001, we also initiated a plan to integrate the operations of EOC and Reform, both of which were acquired in the second quarter of that year, with our existing mold base and components business in Europe. The total cost of completing the integration was originally expected to be $9.2 million but was ultimately increased to $11.0 million due to unanticipated costs related to the integration and lower than expected realizable values for surplus assets. Of the total cost, $1.2 million was included in reserves for employee termination benefits and facility exit costs that were established in the allocations of the EOC and Reform acquisition costs. The remainder was charged to expense, including $3.4 million in 2001 and $4.6 million in 2002.

      In connection with the plans initiated in 2001, we recorded pretax restructuring costs related to continuing operations of $8.3 million in 2002 compared to $17.5 million in 2001. Cash costs for the restructuring actions and the integration of EOC and Reform were $13.2 million in 2002. In the aggregate, the actions initiated in 2001 are generating over $35 million in annualized cost savings, most of which were realized in 2002.

      In the third quarter of 2002, we approved additional restructuring plans for the purpose of further reducing our cost structure in certain businesses and to reduce corporate costs as a result of the dispositions of Widia, Werkö and Valenite. These actions resulted in third quarter restructuring expenses of $1.3 million.

      In November 2002, we announced additional restructuring initiatives intended to improve operating efficiency and customer service. The first action involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to our more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller, more cost-effective location near Manchester. In the second initiative, the manufacture of special mold bases for injection molding at the Monterey Park, California plant was phased out and transferred to various other facilities in North America. These additional actions were expected to result in incremental restructuring costs of $7 to $8 million, of which $4.3 million was charged to expense in 2002 with a majority of the remainder to be recorded in 2003. The total cash cost of these initiatives was expected to be approximately $6 million, most of which was to be spent in 2003. The pretax annualized cost savings were expected to exceed $4 million, most of which was realized in 2003.

Results by Segment

      The following sections discuss the operating results of our business segments which are presented in tabular form in the Notes to Consolidated Financial Statements in this prospectus. As presented, segment operating profit or loss excludes restructuring costs and goodwill impairment charges.

      Machinery Technologies — North America — In 2002, the machinery technologies — North America segment had orders and sales of $321 million and $314 million, respectively. In 2001, the segment’s orders totaled $337 million and sales were $362 million. While new business and shipment levels remained low for much of the year due to depressed capital spending levels in the plastics processing industry, volume increased modestly in the fourth quarter. Despite lower sales volume, the segment’s manufacturing margin improved in 2002 as a result of our cost reduction and restructuring efforts. Excluding restructuring costs of $6.7 million, the segment had operating earnings of $8.0 million in 2002 compared to a 2001 operating loss of $13.5 million which excludes $6.8 million of restructuring costs. The amount for 2002 includes the previously discussed $4.5 million of royalty income. Goodwill amortization expense included in the 2001 amount totaled $3.9 million.

      Machinery Technologies — Europe — New orders were $122 million in 2002, an increase of $8 million in relation to the prior year that was due principally to favorable currency effects. Sales decreased from $123 million to $117 million despite favorable currency effects. Manufacturing margins also decreased slightly in 2002 and the segment’s results continued to be penalized by operating problems related to the consolidation of the segment’s European blow molding systems business that was completed in 2001. The segment had an operating loss of $8.1 million in 2002 compared to a loss of $9.1 million in 2001. The amount for 2002 excludes a credit of $0.4 million related to the reversal of excess restructuring reserves that had been accrued in 2001 while the loss for 2001 excludes restructuring expense of $6.9 million. Goodwill amortization expense in 2001 was $1.4 million.

      Mold Technologies — The mold technologies segment had new orders of $174 million in 2002, a decrease of $10 million in relation to orders of $184 million in 2001. Sales also decreased by $10 million from $185 million to $175 million. The decreases were due in part to low levels of industrial production and capacity utilization in the North American plastics industry but order levels and shipments also decreased in the segment’s European operations. Due to reduced volume, the segment’s manufacturing margin decreased by approximately one percentage point. Excluding restructuring costs of $6.4 million, the segment had operating earnings of $5.3 million in 2002 compared to earnings of $12.1 million in 2001 which excludes restructuring costs of $3.5 million. The margin decrease and reduction in profitability were due principally to costs and inefficiencies related to the integration of EOC and Reform with the segment’s existing European mold base business. See “Executive Summary — Acquisitions.” The amount for 2002 includes a fourth quarter goodwill impairment charge of $1.0 million related to a small business unit in the segment. Goodwill amortization expense in 2001 was $5.2 million.

      Industrial Fluids — In the industrial fluids segment, new orders and sales both increased from $93 million in 2001 to $96 million in 2002. Approximately one-half of the increases resulted from favorable currency effects. The segment’s manufacturing margin decreased only modestly but its operating profit fell from $18.1 million, which excludes $0.3 million of restructuring costs, to $14.4 million in 2002. The profitability decrease resulted principally from the absence of one-time favorable adjustments in 2001 that did not recur in 2002. Expense for goodwill amortization in 2001 was $0.3 million.

Loss Before Income Taxes

      Our pretax loss in 2002 was $36.6 million compared to a loss of $51.0 million in 2001. The 2002 amount includes restructuring costs of $13.9 million, partially offset by the previously discussed $4.5 million of royalty income. The amount for 2001 includes goodwill amortization expense of $10.8 million, $17.5 million of restructuring costs and the $2.6 million land sale gain.

Income Taxes

      During 2002, we recorded a net benefit related to income taxes due to the combined effects of operating losses in the U.S. and a favorable effective tax rate for non-U.S. operations. The losses incurred by our U.S. operations resulted in tax benefits based on the federal statutory rate and our effective tax rate for state and local tax purposes, in both cases adjusted for permanent differences and applicable credits. The favorable tax rate for non-U.S. operations was due in part to permanent deductions in The Netherlands partially offset by increases in valuation allowances (as discussed below) in Germany and Italy. The consolidated effective tax rate also benefited from the favorable resolution of tax contingencies related to the U.S. and other jurisdictions.

      We entered both 2002 and 2001 with significant net operating loss carryforwards in certain jurisdictions along with valuation allowances against the carryforwards and other deferred tax assets. Valuation allowances are evaluated periodically and revised based on a “more likely than not” assessment of whether the related deferred tax assets will be realized. Increases or decreases in these valuation allowances serve to unfavorably or favorably impact our effective tax rate.

Loss from Continuing Operations

      Our 2002 loss from continuing operations was $18.4 million, or $0.56 per share, compared to a loss of $28.7 million, or $0.87 per share, in 2001. The amount for 2002 includes after-tax restructuring costs of $8.8 million and after-tax royalty income of $2.8 million. The loss from continuing operations for 2001 includes after-tax goodwill amortization expense of $7.0 million, after-tax restructuring costs of $11.0 million, and the after-tax land sale gain of $1.6 million.

Discontinued Operations

      Our discontinued operations — Valenite, Widia, Werkö, grinding wheels and round metalcutting tools — had combined losses from operations of $25.2 million, or $0.75 per share, in 2002 compared to losses of $7.0 million, or $0.21 per share, in 2001. The adverse comparison to 2001 resulted from depressed levels of industrial production in North America, Europe and India as well as inefficiencies associated with managing businesses in the process of being sold.

      As described more fully in the Notes to Consolidated Financial Statements, in 2002 discontinued operations includes a net gain of $8.4 million that resulted from a gain of $31.3 million on the sale of Valenite and a benefit of $1.9 million from adjustments of reserves related to the 1998 divestiture of the machine tools segment. These amounts were partially offset by losses on the sale of Widia and Werkö of $14.9 million and on the planned dispositions of the round metalcutting tools and grinding wheels businesses totaling $9.9 million. The latter amount was recorded as a charge to earnings in the fourth quarter. The amounts for the Valenite and the Widia and Werkö transactions were revised in the fourth quarter from the amounts previously recognized to reflect final purchase price adjustments and to adjust reserves and tax effects to reflect more recent estimates of expected liabilities or benefits.

Cumulative Effect of Change in Method of Accounting

      Effective January 1, 2002, we recorded a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax or $5.61 per share) as the cumulative effect of a change in method of accounting in connection with the adoption of Statement of Financial Accounting Standards No. 142. Approximately 75% of the pretax charge related to our container blow molding and round metalcutting tools businesses, the latter of which is now reported as a discontinued operation.

Net Loss

      Including the effects of discontinued operations and the change in method of accounting, we had a net loss of $222.9 million, or $6.67 per share, in 2002 compared to a net loss of $35.7 million, or $1.08 per share, in 2001. The amount for 2002 includes the previously discussed restructuring costs and royalty income as well as losses from discontinued operations of $16.8 million and the $187.7 million cumulative effect adjustment. The net loss for 2001 includes the restructuring and goodwill amortization costs that are discussed above as well as $7.0 million of losses from discontinued operations.

Comparative Operating Results

      Due to the significant effects of restructuring costs in recent periods, the following tables are provided to assist the reader in better understanding our operating earnings (loss) including these amounts.

	Three Months		Six Months
	Ended		Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002	2001

	(In millions)
Machinery Technologies — North America
Segment operating earnings (loss) as reported	$3.4	$(1.6)	$2.8	$.5	$6.7	$8.0	$(13.5)
Restructuring costs	(1.4)	(.9)	(2.2)	(3.7)	(7.7)	(6.7)	(6.8)

Adjusted operating earnings (loss)	$2.0	$(2.5)	$.6	$(3.2)	$(1.0)	$1.3	$(20.3)

	Three Months		Six Months
	Ended		Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002	2001

	(In millions)
Machinery Technologies — Europe
Segment operating earnings (loss) as reported	$1.3	$(1.8)	$2.4	$(2.5)	$(1.4)	$(8.1)	$(9.1)
Restructuring costs	(.1)	(2.4)	(.2)	(4.6)	(6.5)	0.4	(6.9)

Adjusted operating earnings (loss)	$1.2	$(4.2)	$2.2	$(7.1)	$(7.9)	$(7.7)	$(16.0)

	Three Months		Six Months
	Ended		Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	3003	2004	2003	2003	2002	2001

	(In millions)
Mold Technologies
Segment operating earnings (loss) as reported	$(.1)	$.1	$1.3	$.4	$1.8	$5.3	$12.1
Restructuring costs	(.2)	(3.0)	(.4)	(4.0)	(12.6)	(6.4)	(3.5)

Adjusted operating earnings (loss)	$(.3)	$(2.9)	$.9	$(3.6)	$(10.8)	$(1.1)	$8.6

	Year Ended
	December 31,

	2003	2002	2001

	(In millions)
Industrial Fluids
Segment operating earnings as reported	$15.7	$14.4	$18.1
Restructuring costs	—	—	(0.3)

Adjusted operating earnings	$15.7	$14.4	$17.8

      The industrial fluids segment had no restructuring costs in the first six months of 2004 or 2003.

Market Risk

Foreign Currency Exchange Rate Risk

      We use foreign currency forward exchange contracts to hedge our exposure to adverse changes in foreign currency exchange rates related to firm commitments arising from international transactions. We do not hold or issue derivative instruments for trading purposes. At June 30, 2004, we had outstanding forward contracts totaling $4.1 million. Forward contracts totaled $4.7 million at December 31, 2003, $0.2 million at June 30, 2003 and $5.0 million at December 31, 2002. The annual potential loss from a hypothetical 10% adverse change in foreign currency rates on our foreign exchange contracts at June 30, 2004, December 31, 2003, June 30, 2003 or December 31, 2002 would not materially affect our consolidated financial position, results of operations or cash flows.

Interest Rate Risk

      At June 30, 2004, we had fixed rate debt of $232 million including $225 million face value of 11 1/2% Senior Secured Notes due 2011 that were issued on May 26, 2004 and floating rate debt of $11 million. At December 31, 2003 and June 30, 2003, fixed rate debt totaled $270 million and $260 million, respectively, and included the 8 3/8% Notes due 2004 that were repaid on March 15, 2004 and the 7 5/8% Eurobonds due 2005, substantially all of which were repurchased on June 10, 2004 pursuant to a tender offer therefor. Floating rate debt totaled $53 million at December 31, 2003 and $55 million at June 30, 2003. During 2003 and through March 12, 2004, we also had the ability to sell accounts receivable under our accounts receivable purchase agreement which resulted in financing fees that fluctuated based on changes in commercial paper rates. As a result of these factors, a portion of annual interest expense and financing fees fluctuate based on changes in short-term borrowing rates. However, potential annual loss on floating rate debt from a hypothetical 10% increase in interest rates would not be significant at any of the aforementioned dates.

      On July 30, 2004, we entered into a $50 million (notional amount) interest rate swap that will convert a portion of the fixed-rate interest on the 11 1/2% Senior Secured Notes due 2011 into a floating-rate obligation. The swap, which matures on November 15, 2008, is intended to achieve a better balance between fixed-rate and floating-rate debt.

Off-Balance Sheet Arrangements

Sales of Accounts Receivable

      As discussed more fully in the Notes to Consolidated Financial Statements, we had maintained a receivables purchase agreement with a third-party financial institution for the last several years. Under this arrangement we sold, on a revolving basis, an undivided percentage ownership interest in designated pools of accounts receivable. As existing receivables were collected, undivided interests in new eligible receivables were sold. Accounts that became 60 days past due were no longer eligible to be sold and we were at risk for any related credit losses. Credit losses have not been significant in the past and we maintained an allowance for doubtful accounts sufficient to cover our estimated exposures. At December 31, 2003, approximately $36 million of accounts receivable had been sold under this arrangement which expired on March 12, 2004. The average amount sold during 2003 was also approximately $36 million. On March 12, 2004 this facility was repaid and terminated. See “Liquidity and Sources of Capital — March 12 Transactions.”

      Certain of our non-U.S. subsidiaries also sell accounts receivable on an ongoing basis for purposes of improving liquidity and cash flows. Some of these sales are made with recourse, in which case appropriate reserves for potential losses are provided. At June 30, 2004 and December 31, 2003, the gross amount of receivables sold totaled $3.9 million and $3.8 million, respectively. The average amount sold during 2003 was approximately $5 million. Financing fees related to these arrangements were not material.

Sales of Notes and Guarantees

      Certain of our operations sell with recourse notes from customers for the purchase of plastics processing machinery. In certain other cases, we guarantee the repayment of all or a portion of notes payable from our customers to third-party lenders. These arrangements are entered into for the purpose of facilitating sales of machinery. In the event a customer fails to repay a note, we generally regain title to the machinery. At June 30, 2004 and December 31, 2003, our maximum exposure under these U.S. guarantees, as well as certain guarantees by certain of our non-U.S. subsidiaries, totaled $8.2 million and $11.6 million. Losses related to sales of notes and guarantees have not been material in the past.

Contractual Obligations

      Our contractual obligations for the remainder of 2004 and beyond are shown as of June 30, 2004 in the table that follows. At June 30, 2004, obligations under operating leases were not significantly different from the amounts reported in our Form 10-K for the year ended December 31, 2003.

Contractual Obligations

			2005-	2007-	Beyond
	Total	2004	2006	2008	2008

	(In millions)
Asset based facility	$—	$—	$—	$—	$—
11 1/2% senior secured notes	225.0	—	—	—	225.0
Capital lease obligations	16.1	0.9	3.7	4.2	7.3
Other long-term debt	5.9	0.6	4.5	0.4	0.4
Other long-term liabilities(a)
Pension plan contributions	66.3	3.7	5.4	54.6	2.6
Unfunded pension benefits(b)	77.1	1.4	5.8	6.2	63.7
Postretirement medical benefits	47.2	1.6	5.2	4.7	35.7
Insurance reserves	22.5	5.4	5.8	4.2	7.1

Total	$460.1	$13.6	$30.4	$74.3	$341.8

(a)	We are required to make contributions to our defined benefit pension plan for certain U.S. employees in 2004. The amounts shown above are estimates based on the current funded status of the plan and discount rates required to be used for minimum funding purposes by the Pension Funding Act of 2004 that was enacted on April 10, 2004. The amounts also give effect to supplemental early retirement benefits that were granted in connection with restructuring initiatives, the sale of the grinding wheels business and expectations regarding future changes in discount rates for funding purposes. The amounts of actual contributions for years after 2004 can be expected to vary based on factors such as returns on plan assets, changes in the plan’s discount rate and actuarial gains and losses. The amounts presented for unfunded pension benefits, other postretirement benefits and insurance reserves are also estimates based on current assumptions and expectations. Actual annual payments related to these obligations can be expected to differ from the amounts shown.

(b)	Represents liabilities related to unfunded pension plans in the U.S. and Germany.

      The above table excludes the contingent liabilities of up to $12.1 million related to sales of receivables and loan guarantees that are discussed above.

Liquidity and Sources of Capital

      At June 30, 2004, we had cash and cash equivalents of $42 million, a decrease of $51 million from December 31, 2003. The decrease was due principally to the repayment of debt and other obligations in connection with the refinancing transactions entered into on March 12, 2004 and June 10, 2004. Of the $42 million of cash, a substantial amount was held in foreign accounts in support of our non-U.S. operations. Were this non-U.S. cash to be repatriated, it would trigger withholding taxes in foreign jurisdictions. Approximately $3 million of the non-U.S. cash was being utilized to collateralize sales of certain non-U.S. receivables.

      Operating activities used $4 million of cash in the second quarter of 2004 compared to $17 million of cash used in 2003. The usage of cash in 2004 includes the $10 million final annual interest payment on the 7 5/8% Eurobonds that were repurchased on June 10, 2004. The negative cash flow in 2003 was due in part to a significant reduction in trade accounts payable due to inventory reductions and the timing of inventory purchases during the quarter.

      For the first six months of 2004, operating activities used $46 million of cash compared to a $22 million use of cash in the first half of 2003. In addition to the interest payment in the second quarter, the amount for 2004 includes a $33 million use of cash in the first quarter related to the termination and repayment of our receivables purchase agreement and $4 million of cash spent in the first half of the year in pursuing alternatives to the refinancing actions that are discussed below. The usage of cash in 2003 reflects the reduction of trade accounts payable discussed above as well as similar reductions in other current liabilities.

      In the second quarter of 2004, investing activities provided $7 million of cash, principally from the sale of the grinding wheels business, compared to a negligible amount of cash provided in 2003. Including the divestiture proceeds, investing activities provided $5 million of cash in the first six months of 2004 compared to a $32 million use of cash in 2003. The amount for 2003 includes $24 million for post-closing adjustments related to the 2002 divestitures of our Valenite and Widia and Werkö metalcutting tools businesses and $7 million to increase our ownership interest in two affiliates.

      In the second quarter of 2004, financing activities used $21 million of cash, whereas in the comparable period of 2003, financing activities used a negligible amount of cash. The amount for 2004 includes $220 million of net proceeds from the issuance of the 11 1/2% Senior Secured Notes due 2011, as discussed below. This amount was offset by the repayment of the Credit Suisse First Boston credit facility and the repurchase of substantially all of the 7 5/8% Eurobonds due 2005 pursuant to a tender offer — both of which took place on June 10, 2004 — and by $14 million of debt issuance costs. For the first six months of 2004, financing activities used $5 million of cash which includes the proceeds from the issuance of the 11 1/2% Senior Secured Notes due 2011 which were offset by the repurchase of the 7 5/8% Eurobonds and the repayment of $115 million of 8 3/8% Notes and our former revolving credit facility in March 2004. Cash flow from financing activities used $3 million of cash in the first half of 2003, primarily for repayments of debt.

      Our current ratio was 1.8 at June 30, 2004. The current ratio excluding the assets and liabilities of discontinued operations was 1.0 at December 31, 2003 and 1.1 at June 30, 2003. The changes in relation to the prior dates are due to the effects of the March 12, 2004 and June 10, 2004 refinancing transactions that are discussed below.

      Total debt was $243 million at June 30, 2004 compared to $323 million at December 31, 2003. The decrease is due to the results of the refinancing transactions.

      Total shareholders’ equity was $21 million at June 30, 2004, an increase of $55 million from December 31, 2003. The increase is due principally to the issuance of the Series B Preferred Stock and convertible warrants (as discussed below) which was partially offset by the net loss for the period.

      At December 31, 2003, we had cash and cash equivalents of $93 million, a decrease of $29 million from December 31, 2002. Approximately $24 million of the decrease resulted from the payment in 2003 of post-closing adjustments related to the divestitures for Valenite and Widia and Werkö which were sold in 2002. Of the $93 million of cash at December 31, 2003, approximately $3 million was used to collateralize sales of certain non-U.S. receivables. A substantial amount of the cash was held in foreign accounts in support of our non-U.S. operations. Were this non-U.S. cash to be repatriated, it could result in withholding taxes in foreign jurisdictions.

      Operating activities provided $10 million of cash in 2003 due to reductions in inventories and trade receivables that resulted from our aggressive working capital management initiatives. Cash flows for 2003 also benefited from the receipt of $21 million of refunds of income taxes paid in prior years. These benefits were partially offset by reductions of certain current liabilities. In 2002, operating activities provided $36 million cash due principally to the results of our working capital management programs.

      Investing activities used $31 million of cash in 2003, principally for post-closing adjustments related to the 2002 divestitures and for acquisitions and capital additions. In 2002, investing activities provided $301 million of cash due to the divestiture proceeds which were offset to some degree by capital expenditures and acquisition-related costs.

      In 2003, financing activities used $6 million of cash, principally for debt repayments. In 2002, financing activities used $303 million of cash due to debt repayments using a portion of the divestiture proceeds.

      Our current ratio related to continuing operations was 1.0 at December 31, 2003 compared to 1.6 at December 31, 2002. The change is due principally to the reclassification of $115 million of 8 3/8% Notes due March 15, 2004 from noncurrent liabilities at December 31, 2002 to current liabilities at December 31, 2003.

      Total shareholders’ equity was a deficit of $34 million at December 31, 2003 a decrease of $168 million from December 31, 2002. The decrease resulted from the net loss incurred for the year which includes the effects of the $66 million goodwill impairment charge and the $71 million tax provision to establish U.S. valuation allowances.

      Total debt was $323 million at December 31, 2003 compared to $302 million at December 31, 2002. The increase resulted entirely from currency effects and occurred despite $5 million of debt repayments during the year.

      At December 31, 2003, we had lines of credit with various U.S. and non-U.S. banks totaling approximately $94 million, including a $65 million committed revolving credit facility. At December 31, 2003, $54 million of the revolving credit facility was utilized, including outstanding letters of credit of $12 million. The facility had a maturity date of March 15, 2004.

      The revolving credit facility included a number of financial and other covenants, the most significant of which required us to achieve specified minimum levels of four quarter trailing cumulative consolidated EBITDA (earnings before interest, taxes, depreciation and amortization). At December 31, 2003, we were in compliance with all covenants.

      On March 12, 2004, all amounts borrowed under our previous revolving credit facility were repaid and the commitments thereunder were terminated in connection with our agreement to enter into a new $140 million senior secured credit facility. See “Liquidity and Sources of Capital — March 12 Transactions.”

      In addition to the senior secured credit facility, at June 30, 2004, we had other lines of credit with various U.S. and non-U.S. banks totaling approximately $28 million, of which approximately $15 million was available pursuant to the terms of the credit facilities. As of December 31, 2003, we had a number of credit lines in addition to our previous revolving credit facility totaling $29 million, of which approximately $15 million was available for use under various conditions. Under the terms of the previous revolving credit facility, increases in debt were primarily limited to current lines of credit and certain other indebtedness from other sources.

      On June 10, 2004, all amounts borrowed under the $140 million senior secured credit facility were repaid and the commitments thereunder were terminated in connection with the refinancing transactions described below, which include our entering into of a new $75 million asset based revolving credit facility. See “Liquidity and Sources of Capital — June 10 Transactions.”

      Our debt and credit are rated by Standard & Poor’s (S&P) and Moody’s Investors Service (Moody’s). On June 11, 2004, S&P announced that it had raised our corporate credit rating to B- with a “positive” outlook. On June 16, 2004, Moody’s reaffirmed our senior unsecured rating at Caa2 and our senior implied rating at Caa1 and raised the outlook to “positive.”

      None of our debt instruments include rating triggers that would accelerate maturity or increase interest rates in the event of a ratings downgrade. Accordingly, any future rating downgrades would have no significant short-term effect, although they could potentially affect the types and cost of credit facilities and debt instruments available to us in the future.

      Our accounts receivable purchase program with a third-party financial institution had been another important source of liquidity for the last several years. During the fourth quarter of 2003, the liquidity facility that supported the program was extended from the scheduled expiration date of December 31, 2003 to February 27, 2004. The receivables purchase agreement was also amended to mature at February 27, 2004. On February 27, 2004, the expiration of the liquidity facility and the maturity of the receivables purchase agreement were both extended to March 12, 2004. Including $2.9 million related to discontinued operations, $35.9 million of the $40.0 million facility was utilized at December 31, 2003.

      On March 12, 2004, this facility was repaid. See “Liquidity and Sources of Capital — March 12 Transactions” below.

March 12 Transactions

      On March 12, 2004, we entered into a definitive agreement whereby Glencore and Mizuho purchased $100 million in aggregate principal amount of our new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay our 8 3/8% Notes due March 15, 2004. The securities we issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007. The $30 million of Series A Notes were convertible into shares of our common stock at a conversion price of $2.00 per share. Glencore and Mizuho converted the entire principal amount of the Series A Notes into 15 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum. The rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

      On March 12, 2004, we also reached a separate agreement with Credit Suisse First Boston for a $140 million senior secured credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility and a $75 million term loan B facility. On March 12, 2004, we used extensions of credit under the revolving A facility and term loan B facility in an aggregate amount of $84 million to repay and terminate our then-existing revolving credit facility (replacing or providing credit support for outstanding letters of credit) and our then-existing receivables purchase program. All amounts borrowed under the Credit Suisse First Boston facility were repaid on June 10, 2004, as described below.

June 10 Transactions

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of Series B Preferred Stock, a new series of our convertible preferred stock with a cumulative cash dividend rate of 6%. On June 10, 2004, we also satisfied the conditions to release to us from escrow the proceeds from the private placement of the 11 1/2% Senior Secured Notes and entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent. Our 11 1/2% Senior Secured Notes were issued at a discount to effectively yield 12% and the proceeds thereof were originally placed in escrow on May 26, 2004.

      On June 10, 2004, we applied the proceeds of the 11 1/2% Senior Secured Notes, together with $7.3 million in borrowings under our asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005 at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. We also used $17.4 million in availability under our asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      As of August 20, 2004, Glencore and Mizuho collectively owned 100% of the shares of our outstanding Series B Preferred Stock, which represents approximately 57% of our outstanding fully diluted equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Funds, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. After we redeem a portion of Glencore’s and Mizuho’s shares of Series B Preferred Stock with the proceeds of the rights offering, Glencore’s and Mizuho’s collective holdings would represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-converted basis and assuming full subscription in the rights offering. After seven years, the Series B Preferred Stock will automatically be converted into common stock at a conversion price of $2.00 per share but may be converted prior to that time at the option of the holders. The conversion price is subject to reset to $1.75 per share at the end of the second quarter of 2005 if a test based on our financial performance for 2004 is not satisfied. In addition, as part of the transaction we have issued to holders of the Series B Preferred Stock contingent warrants to purchase an aggregate of one million shares of our common stock, which contingent warrants are exercisable only if a test based on our financial performance for 2005 is not satisfied. Assuming that we do not complete this rights offering to our existing shareholders, and both the conversion price of the Series B Preferred Stock is reset to $1.75 and the contingent warrants are exercised, the holders of the Series B Preferred Stock would own approximately 60.9% of our fully diluted equity (on an as-converted basis).

      The conversion of the Series A Notes into newly issued common stock on April 15, 2004, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years.

      The holders of the Series B Preferred Stock, voting separately as a class, have the right to elect a number of directors to our Board of Directors in proportion to the percentage of fully diluted common stock represented by the outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one).

Our Asset Based Facility

      The borrowings under our asset based facility entered into on June 10, 2004 are secured by a first priority security interest, subject to permitted liens, in, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions. Our asset based facility is also secured by a second priority security interest in our assets that secure the 11 1/2% Senior Secured Notes on a first priority basis. The availability of loans under our asset based facility is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and U.S. inventory and is subject to other conditions and limitations, including an excess availability reserve (the minimum required availability) of $10 million.

      As of June 30, 2004 and without giving effect to issuances of letters of credit, we had approximately $58 million of borrowing availability, subject to the customary ability of the administrative agent for the lenders to reduce advance rates, impose or change collateral value limitations, establish reserves and declare certain collateral ineligible from time to time in its reasonable credit judgment, any of which could reduce our borrowing availability at any time. The terms of our asset based facility impose a daily cash “sweep” on cash received in our U.S. bank accounts from collections of our accounts receivable. This daily cash “sweep” is automatically applied to pay down any outstanding borrowings under our asset based facility. The terms of our asset based facility also provide for the administrative agent, at its option and at any time, to impose a daily cash “sweep” on cash received in our Canadian bank accounts from collections of our accounts receivable.

      Our asset based facility contains customary conditions precedent to any borrowings, as well as customary affirmative and negative covenants, including, but not limited to, maintenance of $10.0 million of unused availability under the borrowing base. As of June 30, 2004, after giving effect to then-outstanding letters of credit, our availability after deducting the $10 million excess availability reserve was approximately $27 million. In addition, our asset based facility contains, for the first five quarters, a financial covenant requiring us to maintain a minimum level of cumulative consolidated EBITDA, to be tested quarterly. The EBITDA requirement for the third quarter of 2004 is $11.6 million and the cumulative fourth quarter requirement is $25.9 million. The facility also contains a limit on capital expenditures to be complied with on a quarterly basis, beginning with the third quarter of 2004. Thereafter, we will have to comply with a fixed charge coverage ratio to be tested quarterly.

      Borrowings under our asset based facility bear interest, at our option, at either (i) the LIBO Rate plus the applicable margin (as defined below) or (ii) an ABR plus the applicable margin (as defined below). The “applicable margin,” with respect to Eurodollar loans, is between 2.50% per annum and 3.25% per annum and, with respect to ABR loans, is between 0.75% per annum and 1.50% per annum, determined based on a calculation of the trailing average availability levels under our asset based facility. LIBO Rate means the rate at which Eurodollar deposits in the London interbank market are quoted. We may elect Eurodollar loans interest periods of one, two or three months. “ABR” means the higher of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

      Our asset based facility provides that we will pay a monthly unused line fee equal to 0.50% per annum on the average daily unused portion of our credit commitment, as well as customary loan servicing and letter of credit issuance fees.

      Our asset based facility provides that upon the occurrence and continuance of an event of default under our asset based facility, upon demand by the agent, we will have to pay (x) in the case of revolving credit loans, a rate of interest per annum equal to the rate of interest otherwise in effect (assuming the rate in effect is at the maximum applicable margin) pursuant to the terms of our asset based facility plus 2% and (y) in the case of other amounts, a rate of interest per annum equal to the ABR plus the maximum applicable margin plus 2%. The other terms of our asset based facility are described under “Description of Certain Indebtedness — The Asset Based Facility.”

      Since the cash we receive from collection of receivables is subject to an automatic “sweep” to repay the borrowings under our asset based facility on a daily basis, we rely on borrowings under our asset based facility as our primary source of cash for use in our North American operations. The availability of borrowings under our asset based facility is subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted by the administrative agent at its discretion, and the satisfaction of conditions to borrowing. If we have no additional availability or are unable to satisfy the borrowing conditions, our liquidity could be materially adversely affected.

Liquidity Following the Refinancing Transactions

      Completion of the June 10 Transactions reduced our total debt from $362 million after completion of the March 12 Transactions to approximately $252 million. We expect these changes in our capital structure to leave us better-positioned to profit from the anticipated recovery of our markets and to pursue our growth and geographic diversification strategies.

      We expect to generate positive cash flow from operating activities during 2004, which will be partially offset by up to $12 to $14 million for capital expenditures. We believe that our current cash position, cash flow from operations and available credit lines, including our asset based revolving credit facility, will be sufficient to meet our operating and capital requirements for 2004.

      However, during the year ended December 31, 2003, on a pro forma basis to give effect to the Refinancing Transactions, our earnings would have been inadequate to cover fixed charges by $122.2 million. We cannot assure you that our business will generate sufficient cash flow from operations to service our indebtedness and pay other expenses, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our asset based facility in an amount sufficient to enable us to make interest payments on the 11 1/2% Senior Secured Notes and our other indebtedness or to fund our other liquidity needs.

      Our continued viability depends on realizing anticipated cost savings and operating improvements on schedule during 2004 and a significant improvement in demand levels in 2004 and beyond, the latter of which is largely beyond our control. Unless we realize anticipated cost savings and operating improvements on schedule and volume and pricing levels improve significantly, we may need to fund interest payments on the 11 1/2% Senior Secured Notes in part with the proceeds of borrowings under our asset based facility. However, our ability to borrow under our asset based facility is subject to borrowing base limitations, including an excess availability reserve, which may be adjusted from time to time by the administrative agent for the lenders under our asset based facility at its discretion, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. If we have no additional availability or are unable to satisfy the borrowing conditions, our liquidity would be impaired and we would need to sell assets, refinance debt or raise equity to service our debt and pay our expenses. We cannot assure you that we would be able to sell assets, refinance debt or raise equity on commercially acceptable terms or at all, which could cause us to default on our obligations under our indebtedness. Our inability to generate sufficient cash flow or draw sufficient amounts under our asset based facility to satisfy our debt obligations and pay our other expenses could cause us to default on our obligations and would have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors — Risks Relating to Our Liquidity and Our Indebtedness.”

BUSINESS

General

      We are the largest and broadest-line manufacturer and supplier of plastics processing equipment and related supplies in North America and the third largest worldwide. Our equipment, supplies and services are used by a wide range of plastic processors to produce plastic products and parts for consumer, commercial and industrial markets. Plastics processing is one of the largest industries in the world with total shipments of plastic products and parts valued at over $300 billion in 2003 in the U.S. alone. We also believe we are the second largest global manufacturer of synthetic (water-based) industrial fluids used in metalworking applications.

      We operate in four business segments: Machinery Technologies — North America, Machinery Technologies — Europe, Mold Technologies and Industrial Fluids. Our Machinery Technologies segments manufacture and sell plastics processing equipment, including injection molding, blow molding and extrusion machinery, as well as associated tooling and parts and related services. Our Mold Technologies segment manufactures and supplies mold bases and components used with injection molding machinery. Our Industrial Fluids segment produces and sells metalworking fluids for machining, stamping, grinding and cleaning applications. We sell to a variety of end markets on a global basis, including packaging, automotive, industrial components, construction and building materials, consumer goods and medical applications. In 2003, we generated approximately 38% of our sales outside North America.

      In 2003, we generated sales of $739.7 million and a net loss of $191.7 million. Between our fiscal years ending December 31, 1999 and 2002, our sales declined sharply, from $994.3 million to $693.2 million, and our net earnings declined from $70.1 million to a net loss of $222.9 million, as our business was impacted by the general economic downturn and severe manufacturing recession that began in late 2000. This difficult economic environment also significantly impaired our liquidity and access to capital. In response, we reduced our cost structure, exited noncore businesses and entered into the Refinancing Transactions in order to improve our profitability, focus on our core competencies, reduce our indebtedness and increase our financial flexibility. At this time, having exited all of our metalcutting tools businesses and our grinding wheels business, we consider all of our current businesses to be core to our future operations.

      We were first incorporated in 1884, and our shares have been traded on the New York Stock Exchange since 1946 (Ticker: MZ).

Strategic Acquisitions and Divestitures

      We have made a number of key acquisitions and divestitures designed to strengthen our core businesses — plastics technologies and industrial fluids — on a global basis. In the last five years we have made seven acquisitions in plastics technologies and two in industrial fluids. During this time we have also divested six businesses, most of them metalworking product lines. In plastics, we have diversified into durable goods and consumable products, which are less sensitive to economic cycles and generally have higher margins than capital goods. In 2003, capital goods accounted for 41% of our plastics sales, compared to 69% in 1992. Through recent acquisitions we have also expanded our industrial fluids to include process cleaners and products for metalforming and heat treating.

      We made no significant acquisitions in 2002 or 2003. Additions to our continuing operations in the last five years have been:

Acquisition	Date	Product Lines

Nickerson Machinery	1999	Plastics tooling and supplies
Producto Chemicals	1999	Metalworking cleaning fluids
Oak International	1999	Metalforming fluids
Akron Extruders	2000	Single-screw extruders
Rite-Tek Canada	2000	Plastics MRO supplies
Ontario Heater and Supply	2000	Plastics MRO supplies
Progress Precision	2001	Extrusion feed screws
Reform Flachstahl	2001	Mold bases and components
EOC Normalien	2001	Mold bases and components

      In 2002, we sold our large metalcutting carbide insert businesses in North America, Europe and in Asia, and our round metalcutting tool business in Germany. In 2003, we sold our North American round metalcutting tool businesses and on April 30, 2004, we sold our grinding wheels business.

Divestiture	Date	Product Lines

European extrusion	1999	Plastics extrusion systems
Widia magnet engineering	2000	Industrial magnets
Valenite/ Widia	2002	Carbide inserts, tool holders
Werkö	2002	Round metalcutting tools
Talbot/ Minnesota Twist Drill	2003	Round metalcutting tools
Grinding wheels business	2004	Grinding wheels

Cost Cutting and Efficiency Initiatives

      In the normal course of business, and especially during a prolonged period of depressed manufacturing activity in many world markets, we aggressively seek opportunities to reduce our cost structure and increase our overall efficiency and responsiveness to our customers.

      Our cost reduction program in North America and Europe over the past three years has entailed closing nine manufacturing plants and eliminating approximately 1,200 manufacturing and administrative positions worldwide, while generating an annualized cost savings of $69 million.

      In 2002, we consolidated the manufacture of our North American container blow molding and structural foam machines and our mold technologies manufacturing and support in North America. For these consolidations, substantially completed in 2003, we recorded total pretax charges of $8.7 million and estimate annualized pretax cost savings in excess of $5 million. We took about half of these charges in 2002 and realized most of the annual cost savings in 2003. Cash costs for these initiatives were $3.6 million, most of which was spent in 2003. In 2003, we also completed the consolidation of our European mold technologies operations in Europe that had begun late in 2001. These actions resulted in the elimination of approximately 230 additional positions and expense of $9.8 million. Cash costs were $9.0 million over the three-year period and the annualized savings will exceed $5 million.

      In 2003, we initiated additional actions intended to further reduce our cost structure and improve operating efficiency and customer service. These actions included the further restructuring of our European blow molding operations and the discontinuation of certain of its lines and the closure of an additional mold technologies plant in Europe. In the third quarter we began to implement additional overhead cost reductions in each of our plastics technologies segments and at the corporate office. These actions involve the relocation of production, voluntary early retirement programs, the reorganization of our sales structure and general overhead reductions, and the elimination of an additional 300 positions in North America and Europe. In 2003 we charged $11.2 million to expense for these actions and spent $3.4 million in cash. Approximately $4 million of cash will be spent in 2004. The annualized cost savings are expected to be $20 million.

      We are committed to better serving our customers and to improving our competitive advantage through the implementation of Lean and Six Sigma processes. Lean manufacturing is a productivity-enhancing methodology that systematically identifies and eliminates waste (i.e., non-value-added activities) through continuous improvement by aligning production with customer demand. Six Sigma is a quality-enhancing methodology that systematically identifies and eliminates defects in manufacturing- and service-related processes. The ultimate goal of Lean and Six Sigma are the same: to increase profits by reducing variability, defects and waste. Since adopting these processes in mid-2001 as part of our total quality leadership business philosophy, over 1,400 of our employees have received Lean and Six Sigma training and hundreds of cross-functional teams have solved problems and improved process efficiency. The goal of these efforts is to shorten customer response times and increase cash flow while reducing our overall working capital requirements.

Segment Information

      Segment and geographic information for the years ended December 31, 2003, 2002 and 2001 are included in the Notes to Consolidated Financial Statements.

Plastics Technologies

      Products and Services. We believe we are the world’s broadest-line supplier of machinery, mold bases and related tooling, supplies and services to process plastics. With combined 2003 sales of $636 million, our plastics technologies businesses are organized in three segments:

Machinery Technologies — North America

•	Injection molding systems, parts and services supplied from North America and India

•	Blow molding systems, parts, molds and services supplied from North America

•	Extrusion systems, parts and services supplied from North America

Machinery Technologies — Europe

•	Injection molding systems, parts and services supplied from Europe

•	Blow molding systems, parts, molds and services supplied from Europe

Mold Technologies

•	Injection mold bases, related components/tooling and services worldwide

•	MRO (maintenance, repair and operating)-aftermarket parts and supplies worldwide

      We strive to be a one-stop source for the needs of plastics processors. We offer full lines of advanced injection molding, extrusion and blow molding equipment and systems, and specialty auxiliary equipment for all types of plastics processing, as well as of supplies and replacement parts. To maximize productivity and profitability, customers count on our technology innovations, value-added services and comprehensive applications expertise. We are also a leading maker and supplier of mold bases and related tooling, components and supplies for the injection mold-making industry, and we make complete molds for blow molding. We are also a supplier of aftermarket MRO items for plastics processing, and we provide retrofit and rebuild services for older equipment manufactured by us and others.

      Injection molding is a very versatile process that is used to make a wide variety of plastic products, ranging from auto components, toothbrushes and computer devices to mobile phones, toys, medical equipment and DVDs. We are leading the global industry shift to all-electric injection molding technology, which is cleaner, quieter, more accurate and more energy efficient compared to traditional hydraulic machines. We are also a recognized technology leader in multi-material injection molding, offering systems that significantly reduce the customer’s cost per molded part. And our patented PC-based control technology for plastics molding machines assures high-quality part production and brings the power of the Internet and improved communications to the shop floor.

      In blow molding, we believe we are the number-one maker of systems to produce HDPE (high density polyethylene) containers, as well as the world’s second largest producer of industrial blow molding equipment to make hollow or semi-hollow products such as automotive components, toys, furniture, luggage and storage and shipping containers. In addition to providing turnkey, state-of-the-art blow molding systems, we are an integrated supplier of molds, tooling, aftermarket parts and services, and applications support.

      Our high-output, twin-screw extruders are sold in North America to produce a wide variety of PVC (polyvinyl chloride) and plastic composite products, such as siding, decking, fencing and pipe, used in commercial and home construction markets. Smaller models of our single-screw extruders serve such end markets as plastics film and medical tubing. We also supply a full line of new and rebuilt high-performance barrels and screws, which are the productivity and value components in the extrusion business, for all makes and models of extruders.

      Our pre-engineered mold bases and components for injection molding are market leaders in their categories in North America and Europe. We offer the widest range of standard and special mold technologies and the latest advances in quick-change molds, hot runner systems and art-to-part metal printing of complex molds. Independent mold makers are our largest customer category.

      We sell MRO supplies and services primarily through catalogs to OEM (original equipment manufacturer) and aftermarket customers around the world. Known for carrying high-quality products at competitive prices, we strive to become an extension of our customers’ businesses by meeting their day-to-day needs for small tools, gauges, temperature regulators, nozzles, screw tips, lubricants, safety supplies and thousands of other items.

      Our service parts organization continues to grow worldwide. We supplement our own service technicians with a network of independent providers for 24-hour response across North and South America and in many European countries. Customers have the option of ordering parts and service over the phone or via the Internet.

      Markets. One of the largest industries in the world, plastics processing is a major contributor to the vitality of industrialized economies and to the continuing growth of developing areas. Markets for plastics processing systems and supplies have grown steadily for over half a century, as plastics and plastic composites continue to replace traditional materials such as metal, wood, paper and glass. Plastics have increasingly become the material of choice in many, if not most, manufactured goods.

      Advancements in material development and in processing equipment capabilities continue to make plastic products more functional and less expensive, thus spurring secular growth. Thanks to superior strength-to-weight ratios, plastics are increasingly used in transportation-related applications. And consumer demand for safer, more convenient products continues to drive general demand for plastic products.

      We compete in a global market, estimated to be $13 billion on an annualized basis, for plastics equipment and supplies. Our product mix generally parallels the major segments of this market. About two-thirds of the market consists of capital equipment, which is highly sensitive to general economic cycles and capital spending patterns. In addition, demand is often shaped by other factors such as fluctuations in resin pricing and availability, oil, gas and electricity prices, the impact of interest rates on new housing starts and auto sales, the introduction of new products or models, and consumer confidence and spending. Changes in currency exchange rates may also affect our customers’ business and, in turn, the demand for processing equipment. To reduce our dependency on capital goods cycles, we have focused on expanding our durable and consumable product offerings, as well as our aftermarket services and support.

      It has been well known for many decades that, generally speaking, the use of plastics is environmentally friendly and actually conserves energy when compared to making the same products out of metal, wood, paper and glass. To further address environmental concerns, however, many polymer suppliers, machinery makers and processors are actively developing and improving methods of recycling. As a member of the trade association, The Society of the Plastics Industry, we continue to work with other leading companies to make plastics a part of the solution to the challenges of energy and environmental conservation.

      Geographic Sales. About 62% of our plastics technologies products and services in 2003 were sold to customers in North America. European sales made up about 27% of the total, with the remainder coming from Asia and the rest of the world.

      Distribution. We maintain sales, marketing and customer service facilities in major cities across North America, Europe and Asia. We also sell through large networks of distributors and/or sales and service offices in all major countries.

      We sell our plastics machinery and systems through a combination of direct sales force and independent agents who are spread geographically throughout our key markets. We sell our mold bases, supplies and components through a direct distribution network in North America and Europe, through a large network of joint venture sales and service offices in Asia, over the Internet and via telemarketing. We market our MRO supplies in traditional printed catalogs, as well as through electronic catalogs and over the Internet.

      Customers. Our plastics technologies customers are involved in making a wide range of everyday products: from food and beverage containers to refrigerator liners; from electronic and medical components to digital cameras and razors; from milk bottles to plastic-lumber decking. Key end markets in order of 2003 sales were packaging, automotive and transportation, building materials, industrial components, consumer goods and toys, custom molders, appliances and housewares, medical devices, and electrical and electronics.

      Production Facilities. For our three plastics technologies segments, we maintain the following principal production facilities:

Facility Location	Products

Ahmedabad, India	Injection molding machines
Batavia, Ohio*	Injection molding machines, blow molding machines, extrusion systems
Charlevoix, Michigan	Mold components
Corby, England	Injection molding components
Fulda, Germany	Mold bases
Greenville, Michigan*	Mold bases
Lewistown, Pennsylvania	Mold components
Madison Heights, Michigan	Hot runner systems
Magenta, Italy*	Blow molding machines
Malterdingen, Germany	Injection molding machines
McPherson, Kansas*	Extrusion screws and barrels
Mechelen, Belgium	Mold components
Melrose Park, Illinois	Mold bases
Mississauga, Ontario, Canada*	Extrusion screws
Mt. Orab, Ohio	Plastics machinery parts
Policka, Czech Republic	Blow molding machines
Tecumseh, Michigan*	Molds for blow molding
Windsor, Ontario, Canada	Mold bases
Youngwood, Pennsylvania	Mold bases and components

*	Leased

      The above facilities provide approximately 1.9 million square feet of manufacturing, warehousing and office space. All facilities are in good repair and are considered suitable for the purposes for which they are used. The level of utilization of the facilities in relation to their practical capacities varies but, in all instances, is sufficient to justify their continued operation.

      Competition. The markets for plastics technologies are global and highly competitive and include North American, European and Asian competitors. We believe we have the number-one share of the North American market and the number-three share worldwide. A few of our competitors are larger than us, most are smaller, and only a few compete in more than one product category. Principal methods of competition in the plastics technologies industry are product features, technology, performance, reliability, quality, delivery, price and customer service.

Industrial Fluids

      Products and Services. We provide metalworking industries worldwide with a wide variety of coolants, lubricants, forming fluids, process cleaners and corrosion inhibitors used in the shaping of metal products. Customers count on our extensive knowledge of chemistry and metalworking applications to maximize their productivity.

      With 2003 sales of $104 million, our industrial fluids segment consists of:

•	Metalcutting and metalforming coolants and lubricants

•	Process cleaners, corrosion inhibitors and specialty products

      Coolants are required in the vast majority of metalworking operations, including cutting, grinding, stamping and forming, to achieve desired part quality and output through higher metal-removal rates and longer tool life. Our family of premium fluids meets the demands of today’s toughest metalworking operations, offering unmatched machining and grinding performance. Case studies have proven that using these fluids can significantly extend tool life. For over 50 years, our specialty has been water-based synthetic fluids, which provide excellent lubricity and are generally more environmentally friendly than oil-based products. More recently, our new high-performance “green” fluids made from vegetable oils have been gaining acceptance, albeit limited, among metalworking customers concerned with environmental and/or disposal issues.

      We add value for our customers by helping them maintain the safety and effectiveness of their fluids and by offering them our expertise in fluid/tool synergies in order to optimize their metalworking operations. Optimized fluid and tool selection can provide our customers with significant productivity gains and cost savings.

      Our strength is in the area of metal removal (metalcutting and grinding), but we also blend and sell stamping and metalforming fluids, process cleaners, corrosion inhibitors and other specialty products for metalworking, all of which represent good growth opportunities for us.

      Markets. Key markets for our industrial fluids include the whole spectrum of metalworking industries: from automotive, aircraft and machinery makers and job shops to manufacturers of appliances, agricultural equipment, and consumer and sporting goods. Our fluids are also used in the production of glass and mirrors and in high-tech processes such as silicon wafer slicing and polishing.

      The markets in which our industrial fluids compete total $2.5 billion on an annualized, global basis. Over one-third of the market consists of metalcutting and grinding fluids, with metalforming fluids and process cleaners each accounting for about one-quarter of the market. Demand for our fluids is generally directly proportional to levels of industrial production, although we specifically target higher-growth areas such as machining and forming exotic alloys and aluminum. Factors affecting our customers’ production rates and ultimately demand for our fluids include auto and machinery sales, consumer spending and confidence, interest rates, energy prices and currency exchange rates.

      Environmental, health and safety concerns could negatively affect demand for metalworking fluids. When it comes to industrial fluids, we place very high importance on employee safety and environmental protection.

In a proactive approach to continually improve the health and environmental effects of metalworking fluids, we work both locally and internationally with suppliers, customers and regulatory authorities and we support and participate in research and educational programs regarding metalworking fluids.

      Geographic Sales. About 56% of our 2003 industrial fluid sales were made to customers in North America, while another 37% were to European customers. The remaining sales were to customers in Asia and the rest of the world.

      Distribution. Our industrial fluids are sold primarily through industrial distributors, with some direct sales, as well as through traditional printed catalogs and electronic catalogs over the Internet. We produce most of what we sell, and most of what we make is sold under our own brand names. In addition, some of our fluids are sold under brand names of other companies through their own market channels.

      Customers. Our metalworking fluids are involved in making all kinds of products: from automotive power train components to aluminum soft drink cans; from air conditioners and glass mirrors to bearings and golf clubs; not to mention a wide variety of industrial components.

      Markets for our industrial fluids in order of importance based on 2003 sales were automotive and transportation, industrial components, industrial machinery, job shops, off-road and other heavy equipment, appliances and housewares, aerospace, oil and primary metals, and consumer goods. The largest customer category, automotive and transportation, accounted for 38% of fluid sales in 2003.

      Production Facilities. For our industrial fluids segment, we maintain the following principal production facilities:

Facility Location	Products

Cincinnati, Ohio	Metalworking fluids
Corby, England*	Metalworking fluids
Livonia, Michigan	Process cleaners, corrosion inhibitors, specialty products
Sturgis, Michigan	Metalworking fluids
Ulsan, South Korea	Metalworking fluids
Vlaardingen, The Netherlands	Metalworking fluids

*	Leased

      The above facilities provide approximately 235,000 square feet of manufacturing, warehousing and office space. All facilities are in good repair and are considered suitable for the purposes for which they are used. The level of utilization of the facilities in relation to their practical capacities varies but, in all instances, is sufficient to justify their continued operation.

      Competition. We believe we hold a leadership position in world markets for water-based or synthetic metalworking fluids. Our competitors range from large petrochemical companies to smaller companies specializing in similar fluids. Principal methods of competition in this business include market coverage, product performance, delivery, price and customer service.

Research and Development, New Product Development and Capital Expenditures

      We emphasize efficient investment in research and development and in new capital equipment to support rapid new product introductions, enhance our global competitive position and achieve sales growth. In 2003, we focused our investment on customer-driven development. To these ends we invested $17.8 million, or 2.4% of sales, in research and development in 2003, compared to $15.8 million, or 2.3% of sales, in 2002.

Patents

      We hold a number of patents pertaining to both plastics technologies and industrial fluids, none of which are material to their respective business segments.

Our Competitive Position

      We believe we possess several competitive strengths, including the following:

•	Leading Market Positions. We have leading market positions — number one or two in North America and number two or three worldwide — in each of our major product lines: injection molding systems, blow molding machinery (non-PET), extruders (U.S. only), mold bases and industrial fluids.

•	Innovative Product Development. We are known for innovative product design, advanced engineering and technological leadership, and we have introduced many technological innovations to the plastics processing and metalworking fluid industries throughout our history, including:

—	the first synthetic (water-based) metalworking fluids;

—	the first PC-based machine controls; and

—	the first large-tonnage all-electric injection molding machines.

•	Strong Customer Support System. We are also known for our strong customer support, especially in the area of “applications expertise,” which allows us to help our customers achieve their production, productivity and quality goals.

•	One-Stop Supplier. In the plastics industry, we are a “one-stop” shop in that we are the only large supplier of processing equipment offering injection molding, blow molding and extrusion systems, as well as related mold bases, components and MRO supplies.

      Although we believe these strengths will create significant opportunities, you should also be aware of risks that may impact our competitive position, which include the following:

•	High Health Care, Product Liability and Pension Costs. Like most, if not all, U.S. manufacturers, we are disadvantaged by high costs of health care, product liability and pension compared to non-U.S. companies.

•	Cost Disadvantages. In markets where we have no manufacturing presence and must compete by export — usually from North America or Western Europe — we will often have cost disadvantages compared to local producers.

•	No Non-U.S. Extrusion Business. In the extrusion business, we have no presence outside the U.S. due to a non-compete agreement that we signed when we sold our Austrian-based extrusion business in 1999, which non-compete agreement expires at the end of 2004.

Raw Materials

      In all of our businesses, we purchase raw materials, most notably steel for machinery and mold bases. We source these materials on a global basis whenever possible. When prices for raw materials rise, we are generally — but not always — able to pass on additional expense through price increases in our products. We are actually more impacted by pricing and availability of raw materials used by our customers, specifically plastic resins which are made from natural gas or oil. If resin prices rise or fluctuate too sharply, customers often postpone or cancel new product rollouts and the purchase of related machinery and mold equipment.

Seasonality

      Demand for our products is mildly impacted by seasonal factors. For example, summer and year-end shutdowns in automotive plants would reduce industrial fluid consumption during the second half of the year. At the same time, annual budget approval cycles often lead to higher shipments of capital equipment in the fourth calendar quarter of the year.

Employees

      The average number of our employees from continuing operations was 3,760 people in 2003. Of these, half were outside the U.S. As of December 31, 2003, the number of our employees from continuing operations was about 3,500 people.

Working Capital

      Rapid, unforeseen changes in demand for our products can cause temporary inventory imbalances, which can take two or more fiscal quarters to correct. Terms of sales to customers, such as return rights, advance payments and extended payments, generally have only a minor impact on our working capital.

Backlog

      Our backlog of confirmed, unfilled orders stood at $98 million at June 30, 2004, up 14% over the backlog level as of June 30, 2003. We expect to fill the bulk of these orders, approximately 80% or more, during calendar year 2004.

Environmental Compliance

      Our operations are subject to environmental laws and regulations in the U.S. and abroad relating to the protection of the environment and health and safety matters, including those governing discharges of pollutants to the air and water, the management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. While we are not aware of any material noncompliance with the environmental laws or regulations currently applicable to us, we could incur significant costs, including clean-up costs, fines and sanctions, and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under these laws and regulations. See “Risk Factors — Risks Relating to Our Business — Our operations may subject us to potential responsibilities and costs under environmental laws that could have an adverse effect on our business, financial condition or results of operations.”

      We have no material capital expenditures planned in 2004 to acquire new systems or equipments for environmental compliance purposes.

Legal Proceedings

      Various lawsuits arising during the normal course of business are pending against us and our consolidated subsidiaries. In several such lawsuits, some of which seek substantial amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by us. We are vigorously defending these claims and believe we have reserves, indemnity claims and insurance coverage sufficient to cover potential exposures.

      While, in the opinion of management, the liability resulting from these matters will not have a material effect on our consolidated financial position or results of operations, the outcome of individual matters cannot be predicted with reasonable certainty at this time.

MANAGEMENT

      The following table presents the name, age and position of each member of our senior management and each of our directors as of August 20, 2004:

Name	Age	Position(s)

Ronald D. Brown	51	Chairman, President and Chief Executive Officer
Robert P. Lienesch	58	Senior Vice President — Finance, Controller and Chief Financial Officer
Hugh C. O’Donnell	53	Senior Vice President, General Counsel and Secretary
Dr. Karlheinz Bourdon	47	President — Global Plastics Machinery
David E. Lawrence	54	President — Global Mold Technologies
Robert C. McKee	52	President — Global Industrial Fluids
M. Bradley Baker	39	Vice President — Human Resources
John C. Francy	39	Vice President and Treasurer
Darryl F. Allen	60	Director
David L. Burner	65	Director
Barbara Hackman Franklin	64	Director
Steven N. Isaacs	40	Director
Mark L. Segal	40	Director
Joseph A. Steger	67	Director
Duane K. Stullich	35	Director
Charles F.C. Turner	44	Director
Larry D. Yost	66	Director

      Ronald D. Brown. Mr. Brown is Chairman of our Board and our President and Chief Executive Officer. Mr. Brown joined us in 1980 and has served as a Director since 1999. His current term expires in 2006. Mr. Brown has served as Chairman and Chief Executive Officer since June 2001. Prior thereto, Mr. Brown served as Chief Operating Officer from September 1999 to June 2001, and Chief Financial Officer from 1993 to 1999. Mr. Brown is also a director of A.O. Smith Corporation.

      Robert P. Lienesch. Mr. Lienesch is our Senior Vice President — Finance, Controller and Chief Financial Officer. He was elected Senior Vice President — Finance and Controller in 2004, and he was elected Vice President — Finance and Chief Financial Officer in 1999. He was elected Vice President and Treasurer in 1998 and served as Treasurer until 2001. Prior to that time, he was Controller from 1989.

      Hugh C. O’Donnell. Mr. O’Donnell is our Senior Vice President, General Counsel and Secretary. He was elected Senior Vice President in 2004, and he was elected Vice President, General Counsel and Secretary in 1999. Prior to that time, he served as Corporate Counsel since 1992.

      Dr. Karlheinz Bourdon. Dr. Bourdon is the President of our Global Plastics Machinery business and was elected to this position in 2004. Prior to that time, he was General Manager, Plastics Machinery Technologies Group from 2003 to 2004, Senior Managing Director, Plastics Machinery Europe from 2001 to 2003, and Managing Director, Ferromatik Milacron from 1999 to 2001.

      David E. Lawrence. Mr. Lawrence is the President of our Global Mold Technologies business and was named to this position in 2004. Prior to that time, he was General Manager, Global Mold Technologies from 2003 to 2004 and General Manager, North America of our D-M-E subsidiary from 1999 to 2003.

      Robert C. McKee. Mr. McKee is the President of our Global Industrial Fluids business and was named to this position in 2004. Prior to that time, he was General Manager, Global Industrial Fluids and had served in this capacity since 2002. Prior thereto, he was General Manager of our Consumable Products Division from 2000 to 2002 and President of Talbot Holdings, a Milacron subsidiary, from 1995 to 2000.

      M. Bradley Baker. Mr. Baker is our Vice President of Human Resources and was elected to this position in 2004. Prior to that time, he was Director, Global Human Resources from 2002 to 2004 and Group Director, Human Resources — Plastics Technologies from 1999 to 2002.

      John C. Francy. Mr. Francy is our Vice President and Treasurer. He was elected Vice President in 2004 and Treasurer in 2001. Prior to that time, he was Assistant Treasurer from 1998, Director of Treasury Operations from 1997 and Controller of Machine Tool Marketing Worldwide from 1995.

      Darryl F. Allen. Mr. Allen has been a Director since 1993. His current term expires in 2006. Mr. Allen is the retired Chairman, President and Chief Executive Officer of Aeroquip-Vickers, Inc., Maumee, Ohio, a worldwide manufacturer and distributor of engineered components and systems for markets that include industrial, automotive, aerospace and defense. Mr. Allen is also a Director of Fifth Third Bancorp. Mr. Allen is a member of the Audit Committee and the Finance Committee of our Board.

      David L. Burner. Mr. Burner has been a Director since 1998. His current term expires in 2007. Mr. Burner is the retired Chairman and Chief Executive Officer of Goodrich Corporation, Charlotte, North Carolina, a provider of aircraft systems and services. He served in that capacity from July 1997 to October 2003. He was Chief Executive Officer from December 1996 to July 1997 and President from December 1995 to January 1997. Prior to 1997, he was an Executive Vice President of The BFGoodrich Company and the President and Chief Operating Officer of BFGoodrich Aerospace. Mr. Burner is also a Director of Progress Energy, Inc., Briggs & Stratton Corporation, Lance, Inc. and Engelhard Corporation. Mr. Burner is a member of the Audit Committee and the Personnel and Compensation Committee of our Board.

      Barbara Hackman Franklin. Ms. Franklin has been a Director since 1996. Her current term expires in 2005. Ms. Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises, Washington, D.C., an international consulting and investment firm and has served in that capacity since January 1995. From 1993 to 1995, she was an independent director, consultant and lecturer. In 1992, she served as the 29th U.S. Secretary of Commerce. Ms. Franklin is also a Director of Aetna, Inc., The Dow Chemical Company, MedImmune, Inc. and GenVec, Inc. Ms. Franklin is a member of the Finance Committee and the Nominating and Corporate Governance Committee of our Board.

      Steven N. Isaacs. Mr. Isaacs has been the Chairman and Managing Director of Glencore Finance AG, an investment subsidiary of Glencore International AG, since 1995, and is a director of Mopani Copper Mines Limited (Zambia) and an alternate director of Minara Resources Limited (Australia). Mr. Isaacs was appointed as a Director effective on April 5, 2004. His current term expires in 2007. Mr. Isaacs was selected for appointment as a Director and selected for nomination for re-election at our July 9, 2004 annual meeting of shareholders by Glencore Finance AG and Mizuho International plc as holders of the Series A Notes pursuant to the agreement governing the sale of such notes. Mr. Isaacs is a member of the Finance Committee of our Board.

      Mark L. Segal. Mr. Segal was appointed as a Director effective August 1, 2004. His current term expires in 2006. Mr. Segal is the Chief Financial Officer of Spin Master Ltd., Toronto, Canada, a designer, developer, manufacturer and marketer of consumer products for children, since 2001. Prior thereto, he was Vice President, Corporate Treasurer of Norigen Communications Inc. from 2000 to 2001 and Director, Treasury and Finance of Husky Injection Molding Systems Ltd. from 1997 to 2000. Mr. Segal is a member of the Audit Committee of our Board.

      Dr. Joseph A. Steger. Dr. Steger has been a Director since 1985. His current term expires in 2007. Dr. Steger had served for more than five years, until his retirement in 2003, as President of the University of Cincinnati and now serves as President Emeritus. Dr. Steger is also a Director of Provident Financial Group, Inc. Dr. Steger is a member of the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee of our Board.

      Duane K. Stullich. Mr. Stullich was appointed as a Director effective August 1, 2004. His current term expires in 2005. Mr. Stullich has been the Founder and Managing Member of FocalPoint Partners, LLC, Los Angeles, California, an independent investment bank, since 2002. Prior thereto, he was a Principal of Murphy

Noell Capital, LLC from 1999 to 2002. Mr. Stullich is a member of the Nominating and Corporate Governance Committee of our Board.

      Charles F.C. Turner. Mr. Turner has been a Director since 2002. His current term expires in 2005. Prior to his election to the Board in 2002, he had served in various capacities at the company’s Plastics Technologies Group, his last position being Group Director of Information Technology, which position he held from June 2000 to April 2002. Prior thereto, he held the positions of Director of Business Process Development from February 2000 to June 2000 and Materials Manager and LEAP Project Leader from November 1998 to February 2000. Mr. Turner has been President of Develin Corporation, a real estate management firm, since 2003. Mr. Turner is a member of the Finance Committee of our Board.

      Larry D. Yost. Mr. Yost was appointed as a Director effective August 1, 2004. His current term expires in 2005. Mr. Yost is the retired Chairman and Chief Executive Officer of Arvin Meritor, Inc., a global automotive supplier of a broad range of integrated systems, modules and components. He served in that capacity from 2000 to 2004. He was Chairman and Chief Executive Officer of Meritor Automotive Inc. from 1997 to 2000. Mr. Yost is also a Director of Kennametal, Inc. and UNOVA, Inc. Mr. Yost is a member of the Personnel and Compensation Committee and Nominating and Corporate Governance Committee of our Board.

Compensation and Benefits of Directors

      The company compensates non-employee directors by payment of an annual retainer of $35,000. All or a portion of this retainer may be deferred into a company stock and/or cash account under the terms of the company’s Plan for the Deferral of Directors’ Compensation (which is further described below), subject to the requirement that a minimum of $10,000 annually be payable in Company stock and credited to a deferred stock account under the plan. The company also compensates non-employee directors by payment of a fee of $1,500 for each meeting of our Board and each committee meeting attended. Chairpersons of the Audit Committee, Finance Committee, Nominating and Corporate Governance Committee and Personnel and Compensation Committee of our Board also receive an annual retainer of $2,000. In addition, the directors may elect to be covered by $100,000 of group term life insurance.

      Awards of restricted shares and stock options to directors are provided for in the 1997 Long-Term Incentive Plan. Ms. Franklin and Messrs. Burner, Perrella, Steger, and Turner each received a stock option grant of 2,000 shares under the plan in January, 2003. Mr. Allen declined his stock option grant.

      The Retirement Plan for Non-Employee Directors was closed on February 6, 1998, with respect to all non-employee directors beginning their first term on our Board after said date. The non-employee directors who were not beginning their first term after February 6, 1998, were given the election to continue to participate in the Retirement Plan for Non-Employee Directors or receive the current value of their projected benefit in a lump sum credited to a deferred stock account under the Company’s Plan for the Deferral of Directors’ Compensation. The Retirement Plan for Non-Employee Directors has a six-year vesting requirement with monthly benefits paid for life. For non-employee directors with ten or more years of vested service, the benefit under the Retirement Plan for Non-Employee Directors is equal to one hundred percent of the director’s base retainer as of the last day of service. A reduced benefit is payable to non-employee directors with less than ten years of vested service.

Plan for the Deferral of Directors’ Compensation

      The main purposes of the company’s Plan for the Deferral of Directors’ Compensation are to encourage the company’s directors to invest in the future of the company through ownership of its common stock and to insure the availability to the company of its current and prospective directors. Only non-employee directors may be participants in the plan.

      Under the plan, each participant may elect to defer meeting fees and annual retainer payments into either a deferred cash account or a deferred stock account, or both. As described above, a portion of the participant’s annual retainer, as determined by the Board, must be deferred into the participant’s deferred stock account. Dividends will be credited to any units of stock in the deferred stock account and an interest rate equal to

110% of the Long-term Applicable Federal Rate, as defined in the plan, will be credited to any cash amounts in the deferred cash account.

      A participant may elect to receive a distribution from his or her deferred accounts at or after termination of service as a director either in a lump sum or annual installments not to exceed ten years.

Retirement Benefits

      The calculation of estimated annual retirement benefits under the company’s regular retirement plan (the “Retirement Plan”) is based upon years of service and average earnings for the five consecutive years of highest compensation during such service. Earnings include all cash compensation, including amounts received or accrued under our Short-Term Management Incentive Program, but exclude benefits or payments received under long-term incentive plans or any other employee benefit plan. The Retirement Plan is non-contributory and limits the individual annual benefit to the maximum level permitted under existing law. The credited years of service under the Retirement Plan for the executive officers named in the Summary Compensation Table set forth below are: 14 for Mr. Anderson, 23 for Mr. Brown, 15 for Mr. Francy, 24 for Mr. Lienesch, and 16 for Mr. O’Donnell. Mr. Faig, former president and COO, retired September 30, 2003 with 35 years of credited service under the Retirement Plan. Directors who are not officers or employees of the company are not eligible to participate in the Retirement Plan.

      The table below shows examples of pension benefits which are computed on a straight life annuity basis before deduction of the offset provided by the Retirement Plan, which depends on length of service and is up to one-half of the primary Social Security benefit:

Highest Consecutive	Estimated Annual Pension for Representative Years of Credited Service
Five-Year Average
Compensation	10	15		20		25		30		35 or more

$100,000	$15,000	$22,500		$30,000		$37,500		$45,000		$52,500
250,000	37,500	56,250		75,000		93,750		112,500		131,500
500,000	75,000	112,500		150,000		187,500	(*)	225,000	(*)	262,500	(*)
750,000	112,500	168,750	(*)	225,000	(*)	281,250	(*)	337,500	(*)	393,750	(*)
1,000,000	150,000	225,000	(*)	300,000	(*)	375,000	(*)	450,000	(*)	525,000	(*)

(*)	Under existing law, payments of annual benefits in excess of $165,000 may not be made by the Retirement Plan but may be paid directly by the Company, as described in the following paragraph.

In an effort to attract and retain experienced executives, our Board approved a program wherein certain officers who meet the vesting requirements may be eligible to receive annual pensions of not less than 52.5% and not more than 60% of their highest average pay in a consecutive three-year period. The officers who are eligible at this time for this benefit are Mr. Brown, Mr. Lienesch, Mr. O’Donnell and Mr. Francy. Such pensions include the amount payable under the Retirement Plan and are not subject to the maximum limitation imposed on qualified plans such as the Retirement Plan.

Executive Employment Agreements

      The company has only one officer with whom it has an employment agreement. Due to statutory and customary practices in Germany, the company and Dr. Karlheinz Bourdon have entered into an employment agreement. In addition to establishing Dr. Bourdon’s compensation, the agreement contains provisions setting forth a two-year non-compete clause and provides for a notice period of 12 months prior to termination by either party. The duration of the initial contract was three years beginning January 1, 2001 and provides for a continuous one-year extension unless a party to the agreement has provided the requisite notice of termination.

Executive Severance Agreements

      The company has entered into Executive Severance Agreements (the “Severance Agreements”) with Messrs. Anderson, Brown, Francy, Lienesch, and O’Donnell as well as certain other executives (the “Executives”). The Severance Agreements continue through December 31, 2004, and provide that they are to be automatically extended in one-year increments (unless notice by the company is otherwise given) and, in any event, shall continue in effect for a period of two years beyond the term if a Change in Control (as defined below) of the company occurs.

      Generally, a “Change in Control” of the company will be deemed to have occurred if: (i) anyone acquires 20% or more of the outstanding voting stock of the company; (ii) the persons serving as directors of the company as of the date of the agreement, and replacements or additions subsequently approved by at least 60% of the incumbent Board, cease to make up a majority of the Board; (iii) a merger, consolidation, or reorganization occurs after which the holders of the company’s outstanding stock immediately preceding such transaction own less than 66 2/3% of the surviving corporation; (iv) the company disposes of all or substantially all of its assets; or (v) the shareholders of the company approve a plan of liquidation or dissolution of the company. The Severance Agreements were amended effective February 10, 2004 to provide that a financial restructuring or recapitalization of the company in 2004 would not trigger certain benefits otherwise payable upon a Change in Control.

      The Severance Agreements provide that the Executives are entitled to certain benefits following a Change in Control of the company, including: (i) the vesting of all equity-based awards, and (ii) cash payments equal to the value of each Executive’s target annual incentive award and any earned but unpaid annual bonus. In the event of a qualifying termination of an Executive following a Change in Control, an Executive is entitled to additional benefits, including: (i) a portion of the Executive’s target annual incentive award then in effect; (ii) a cash payment equal to the value of all outstanding long-term incentive awards, assuming maximum performance, (iii) a cash payment of three or two times (depending upon whether or not a Tier I or Tier II Severance Agreement applies) the sum of the Executive’s base salary and highest bonus award; (iv) special supplemental retirement benefits determined as if the Executive had three or two years additional credited service under the company’s retirement plans; and (v) continuation of all life, disability and accident insurance, and medical plan coverage for a period of three or two years. Due to the February 10, 2004 amendments of the Severance Agreements, awards granted on or after February 10, 2004 will not accelerate and Executives will not be entitled to any cash payments equal to their target annual incentive awards or payment of any earned but unpaid annual bonuses as a result of a restructuring that occurs in 2004. Further, if any of these payments would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the Executive’s compensation for all such excise taxes.

      On the recommendation of independent advisors to the Personnel & Compensation Committee of the Board, in an effort to retain key employees during the uncertainty created by the refinancing process, the company has established a Temporary Enhanced Severance Plan effective November 1, 2003 and extending through December 31, 2005 for certain key employees, including the executive officers named in the Summary Compensation Table. Should a participant experience a qualifying termination during this period he/she would be entitled to certain benefits including severance and outplacement assistance. The benefits provided under this plan would not be cumulative to any other severance benefits to which a participant is entitled. In the event a participant would receive benefits under another company severance plan, then the payments under this plan would be reduced by a like amount.

Compensation Committee Interlocks and Insider Participation

      For 2003, the Personnel and Compensation Committee of the Board was composed of James E. Perrella, Joseph Pichler and Joseph A. Steger, with Mr. Perrella serving as Chairperson. Each member of the Committee was independent, as defined by the SEC and the NYSE. No member of the Board and no employee of the company serves or has served on the compensation committee (or the Board of a corporation lacking a compensation committee) of a corporation employing a member of the Board.

Audit Committee Financial Experts

      The Audit Committee of the Board is currently composed of three non-employee directors. The Board has determined that each of David L. Burner, Darryl F. Allen and Mark L. Segal (i) meets the independence requirements of the SEC and the NYSE, (ii) is financially literate within the meaning of the NYSE rules, and (iii) qualifies as an “audit committee financial expert” as defined by the SEC.

Summary Compensation Table

	Annual Compensation(1)					Long Term Compensation

						Awards		Payouts

					Other		Shares
					Annual	Restricted	Underlying	LTIP	All Other
Name					Comp.	Stock	Stock	Payouts	Comp.
Principal Position	Year	Salary ($)	Bonus ($)		($)	($)(2)	Options (#)	($)	($)

R. D. Brown	2003	600,000	0		2,238	465,040	0	0	0
Chairman, President and	2002	562,585	196,230		10,984	621,450	100,000	0	0
Chief Executive Officer	2001	488,338	0		17,146	282,140	100,000	0	0
H. J. Faig	2003	352,920	0		73,183	18,480	0	0	0
President and Chief	2002	369,950	85,084		17,266	276,200	88,000	0	0
Operating Officer(3)	2001	363,670	0		15,803	101,700	44,000	0	0
R. P. Lienesch	2003	270,000	0		52,194 (7)	139,088	0	0	0
Senior Vice President — Finance, Controller	2002	253,800	60,861		11,777	248,580	58,000	0	0
and Chief Financial Officer	2001	255,670	0		11,720	61,020	29,000	0	0
H. C. O’Donnell	2003	230,004	11,500	(6)	6,335	137,240	0	0	0
Senior Vice President, General	2002	216,207	51,846		3,267	165,720	44,000	0	0
Counsel and Secretary	2001	217,670	0		4,332	40,680	22,000	0	0
R. A. Anderson	2003	157,764	1,315	(6)	31	96,992	0	0	0
Controller(4)	2002	132,411	32,107		—	0	7,875	0	0
J. C. Francy	2003	142,608	7,130	(6)	1,461	96,992	0	0	0
Vice President and Treasurer(5)	2002	134,058	37,992		2,035	96,670	10,000	0	0
	2001	114,916	0		1,860	40,680	5,000	0	0

(1)	Includes amounts earned in fiscal year.

(2)	Performance Share Awards: On February 9, 2001, July 26, 2001, February 12, 2002, and February 11, 2003, the Personnel and Compensation Committee of the Board awarded performance share grants in the form of restricted stock under the 1997 Long-Term Incentive Plan. This restricted stock will vest only if certain performance targets are met during the three-year performance period. Mr. Brown was awarded 15,000 shares in 2001 (7,000 shares on February 9, 2001 and 8,000 shares on July 26, 2001), 15,000 shares in 2002 and 12,000 shares in 2003; Mr. Faig was awarded 5,000 shares in each of 2001 and 2002 and 4,000 shares in 2003; Mr. Lienesch was awarded 3,000 shares in each of 2001 and 2002 and 2,400 shares in 2003; Mr. O’Donnell was awarded 2,000 shares in each of 2001, 2002 and 2003; Mr. Anderson was awarded no shares in each of 2001 and 2002 and 1,600 shares in 2003; Mr. Francy was awarded 2,000 shares in each of 2001 and 2002 and 1,600 shares in 2003.

In accordance with the terms of the Long-Term Incentive Plan, upon his retirement on September 30, 2003, Mr. Faig forfeited performance share grants as follows: from the 5,000 shares awarded him in 2001, 421 shares were forfeited; from the 5,000 shares awarded him in 2002, 2,087 shares were forfeited; and all 4,000 shares awarded him in 2003 were forfeited.

The performance share grants awarded in 2001 were to vest only if the compounded annual growth rate of the company’s basic earnings per common share over the three-year performance period commencing January 1, 2001 was at least 10%. If the compounded annual growth rate of basic earnings per common share over the performance period was at least 12%, the awards were to be increased by a cash payment equal to 50% of the value of the associated performance share grant at the end of the performance period, and the cash payment was to be increased to 100% of the value of the associated performance share grant if that compounded annual growth rate was at least 15%. On February 9, 2004, all of the performance share grants awarded in 2001 were forfeited because the targeted annual growth rate in earnings per share was not attained.

The performance share grants awarded in 2002 will vest only if the company’s basic earnings per common share over the three-year performance period commencing January 1, 2002 are at least $1.00. These grants will be increased by a cash payment equal to 50% of the value of the associated performance share grant at the end of the performance period if basic earnings per share over the performance period are at least $1.35, and the cash payment will be increased to 100% of the value of the associated performance share grant if those basic earnings per share are at least $1.75.

The performance share grants awarded in 2003 will vest only if the company’s basic earnings per common share over the three-year performance period commencing January 1, 2003 are at least $0.75. These grants will be increased by a cash payment equal to 50% of the value of the associated performance share grant at the end of the performance period if basic earnings per share over the performance period are at least $1.15, and the cash payment will be increased to 100% of the value of the associated performance share grant if those basic earnings per share are at least $1.50.

Restricted Stock Awards: On February 9, 2001, February 12, 2002 and November 6, 2003, the Personnel and Compensation Committee also awarded restricted stock under the 1994 and 1997 Long-Term Incentive Plans which vests at the end of 3 years (2 years in the case of 50% of each grant made in 2003) if the executive is still employed by the company or has retired from the company, but is not subject to other performance targets, as follows: Mr. Brown, 30,000 shares in 2002 and 160,000 shares in 2003; Mr. Faig, 15,000 shares in 2002; Mr. Lienesch, 15,000 shares in 2002 and 50,000 shares in 2003; Mr. O’Donnell, 10,000 shares in 2002 and 50,000 shares in 2003; Mr. Anderson, 1,000 shares in 2001 and 35,000 shares in 2003; and Mr. Francy, 5,000 shares in 2002 and 35,000 shares in 2003.

The values of the awards under the Long-Term Incentive Plans shown in the table are based on the closing prices of $20.34 and $17.47 (for the February 9, 2001 and July 26, 2001 awards, respectively), $13.81 (for the February 12, 2002 awards), and $4.62 and $2.56 (for the February 11, 2003 and November 6, 2003 awards, respectively).

Dividends are paid on all restricted stock granted under the Long-Term Incentive Plans at the same time and the same rate as dividends are paid to the shareholders on unrestricted stock.

Upon a change in control of the company, all outstanding performance and restricted share awards immediately vest, and payments are made with respect to the performance shares as if maximum performance targets were attained. All outstanding restricted share awards vested and payments became due with respect to all outstanding performance shares on either April 15, 2004 or June 10, 2004 as a result of a change of control in connection with the Refinancing Transaction.

NOTE: The total number of shares of restricted stock held, subject to vesting restrictions, by the listed officers and the aggregate market value at the end of the company’s fiscal year are as follows: Mr. Brown held 232,000 restricted shares valued at $967,440.00 in the aggregate; Mr. Faig held 22,492 restricted shares valued at $93,791.64 in the aggregate; Mr. Lienesch held 73,400 shares valued at $306,078.00 in the aggregate; Mr. O’Donnell held 66,000 shares valued at $275,220.00 in the aggregate; Mr. Anderson held 37,600 shares valued at $156,792.00 in the aggregate; and Mr. Francy held 45,600 shares valued at $190,152.00 in the aggregate. Aggregate market value is based on the closing price of $4.17 at December 31, 2003.

(3)	Mr. Faig retired on September 30, 2003.

(4)	Mr. Anderson became an executive officer of the company on October 1, 2002. On August 1, 2004, Mr. Lienesch was elected controller and Mr. Anderson was appointed general manager for Milacron’s North American plastics injection machinery business.

(5)	Mr. Francy became an executive officer of the company on February 9, 2001.

(6)	The Board approved bonuses to certain officers, at the discretion of the CEO, in recognition of extraordinary job demands required during the company’s refinancing process.

(7)	Includes $20,834 for supplemental health care benefits received by Mr. Lienesch, which was the only perquisite or other personal benefit received by him that exceeded 25% of the total of all perquisites and other personal benefits received by him.

Aggregated Option Exercises In Last Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value (1) of Unexercised, In-the-
	Number of		Options at Fiscal		Money Options Held at Fiscal
	Shares	Value	Year-End (#)(2)		Year-End ($)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

R. D. Brown	0	$0	105,000	155,000	$0	$0
H. J. Faig	0	$0	64,000	108,000	$0	$0
R. P. Lienesch	0	$0	42,000	71,000	$0	$0
H. C. O’Donnell	0	$0	31,500	53,500	$0	$0
R. A. Anderson	0	$0	3,968	7,907	$0	$0
J. C. Francy	0	$0	5,000	10,000	$0	$0

(1)	Based on a fair market value (average of high and new low market prices) of company stock on December 31, 2003, of $4.18.

(2)	As set forth below under the heading “Share Ownership of Directors and Executive Officers,” on April 21, 2003 Messrs. Anderson, Brown, Faig, Francy, Lienesch and O’Donnell voluntarily waived all right and interest to options to purchase 8,600 shares, 174,800 shares, 141,000 shares, 8,000 shares, 86,600 shares and 18,100 shares, respectively, none of which were in-the-money options. These waivers were made without any promise of future options being offered to these officers. The purpose of these waivers was to allow the Company to make future grants to participants under the company’s long-term incentive plans without increasing shareholder dilution, by making the shares related to the waivers available for such future grants.

Report of the Personnel and Compensation Committee*

To Our Shareholders

      The Personnel and Compensation Committee of the Board (the “Committee”) annually reviews and recommends to the full Board compensation levels for the officers of the company. The Committee consists entirely of independent, non-employee directors.

      The Committee’s primary objective in establishing compensation opportunities for the company’s officers is to support the company’s goal of maximizing the shareholders’ value. To achieve this objective, the Committee believes it is critical to hire, develop, reward, and retain the most competent executives, and to establish total compensation opportunities for executives based upon competitive market conditions and the overall strategy of the company.

      The Committee reviews the compensation for all corporate officers, including the individuals whose compensation is detailed in this Proxy Statement. This review is designed to ensure consistency throughout the compensation process. The Committee makes all decisions pertaining to the determination of the company’s executive compensation plans that promote the above objective. The Committee believes that the company’s current compensation programs support the company’s business mission and contribute to the company’s financial success. The Committee considers total compensation when establishing each component of pay.

      The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain “performance based” compensation is not subject to the limitation of deductibility provided that certain shareholder approval and independent director requirements are met. The Committee takes into account Section 162(m) of the Internal Revenue Code while reviewing its policies with respect to the qualifying compensation paid to its executive officers.

Base Salary

      The Committee annually reviews each officer’s base salary. The factors which influence Committee determinations regarding base salary include job performance, level of responsibilities, breadth of knowledge, prior experience, comparable levels of pay among executives at national market competitors, and internal pay equity considerations. Base pay data is compared with survey information compiled by independent compensation consulting firms. In 2003 the Committee retained Towers Perrin to conduct an independent compensation review to assist the Committee in establishing total compensation, including base pay and short and long-term compensation, for the company’s officers, including the CEO, and other key executives. Increases in salary levels are driven by individual performance. Base salaries are targeted at the market median, after adjusting for company size. Based on this independent review, the Committee determined that the current base salaries of the company’s officers are within acceptable competitive ranges.

      Due to depressed economic and business conditions, the officers, including the CEO, elected to reduce their base salary by 8% throughout most of 2001 and 2002. Furthermore, after the 8% reduction was restored in October of 2002, the officers’ base salary remained frozen throughout 2003.

Annual Incentive Compensation

      The company’s officers, including the CEO, are eligible for an annual cash bonus under its 2002 Short-Term Incentive Plan. The corporate and business unit performance measures for bonus payments are based on earning a return on capital in excess of the cost of capital (“EVA”) and meeting or exceeding predetermined Critical Success Factors, and thereby enhancing shareholder value at the corporate and/or

* This report is reproduced from our Proxy Statement dated April 28, 2004 for our annual meeting of shareholders held on June 9, 2004.

business unit levels. The Critical Success Factor for 2003 was a reduction of average working capital as a percentage of sales. The Committee establishes the target performance goals and relative weighting for both the EVA and the Critical Success Factor measurement.

      The 2002 Short-Term Incentive Plan provides a balance between the short-term financial goals and long-term objectives of the company. Annual incentive compensation is targeted to the market median, after adjusting for company size. No bonus under the 2002 Short-Term Incentive Plan was paid to any of the officers named in the Summary Compensation Table for the 2003 plan year.

Long-Term Incentive Compensation

      The 1997 Long-Term Incentive Plan was approved by shareholders in 1997 and gives the Committee the authority and discretion to award stock options, restricted stock and performance share awards (collectively referred to as “Awards”) to the company’s key employees. Awards are granted during the life of the Plan and are designed to align the interests of executives with those of the shareholders. Under the 1997 Long-Term Incentive Plan, Awards were granted to the company’s key employees, including its officers. Stock options have an exercise price equal to the market price of the company’s Common Stock on the date of the grant, and vest over a four-year period commencing on the first anniversary of the date of the grant. Stock options granted on or after February 19, 2002, have a life span of five years from the grant date and those granted prior thereto have a life span of 10 years from the date of the grant. There were no stock options granted in 2003 to any executive officer or employee of the company. On April 21, 2003, all named executive officers in the Summary Compensation Table voluntarily waived all right and interest to options to purchase 437,100 shares of Common Stock, none of which were in-the-money options. These waivers were made without any promise of future options being offered to these officers. The purpose of these waivers was to allow the company to make future grants to participants under the company’s long-term incentive plans without increasing shareholder dilution, by making shares related to the waivers available for such future grants.

      Restricted stock may not be sold or transferred for a period of three years and, as a general rule, the restricted stock is forfeited if the recipient does not remain in the employ of the company during the entire three-year term.

      Performance share grants are awarded in the form of restricted shares which may be forfeited or increased, with any increase paid in cash, depending on the growth of basic earnings per share of the company’s Common Stock during the three-year measurement period. Performance share grants awarded in 2001 for the 2001-2003 Performance Period were forfeited when the basic earnings per share growth target of 10% was not attained. Performance share grants awarded in 2002 for the 2002-2004 Performance Period will vest only if a basic earnings per share target of at least $1.00 is achieved, and will be increased by 50% or 100% if basic earnings per common share of at least $1.35 or $1.75, respectively, is achieved. Performance Share grants awarded in 2003 for the 2003-2005 Performance Period will vest only if a basic earnings per share target of at least $.75 per share is achieved, and will be increased by 50% or 100% if basic earnings per share of $1.15 or $1.50, respectively, is achieved. This approach to long-term incentives was designed to focus executives on the creation of shareholder value over the long term since the full breadth of the compensation package cannot be realized unless basic earnings per common share and the price of Common Stock increase over a number of years.

CEO Compensation

      The compensation of the CEO reflects the same elements as those used in determining the compensation of other corporate officers. The Committee also considers the leadership and effectiveness of the CEO in offering direction and strategic planning for the company and in dealing with major corporate challenges and opportunities.

      The CEO’s base salary of $600,000 was established upon Mr. Brown’s promotion to Chairman and CEO in June of 2001. Due to depressed economic and business conditions, the CEO elected to reduce his base salary by 8% throughout most of 2001 and 2002 and after restoring the reduction of 8% in October of 2002, kept his base salary frozen throughout 2003.

      In accordance with the terms of the 2002 Short-Term Incentive Plan, no bonus was paid for the 2003 plan year.

      During fiscal 2003, Mr. Brown was granted 12,000 performance shares under the 1997 Long-Term Incentive Plan and 160,000 shares of restricted stock under the 1994 Long-Term Incentive Plan. No stock options were granted in 2003.

      Mr. Brown’s performance share grant is subject to the same performance targets outlined above. The restricted stock grant was made on the basis of market practice as determined by independent consultants, as described above.

The Personnel and Compensation Committee

James E. Perrella, Chairperson
Joseph A. Pichler
Joseph A. Steger

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth information, unless otherwise indicated, as of August 20, 2004, concerning the beneficial owners of more than five percent of the Company’s outstanding shares of the company’s Common Stock, Series B Preferred Stock and 4% Cumulative Preferred Stock. Unless otherwise noted, the individuals or entities named in the table have sole voting and investment power.

Common Stock

		Percent of	Percent of
		Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(1)

Putnam, LLC d/b/a Putnam Investments(2)	3,378,794	9.4	3.9
One Post Office Square
Boston, MA 02109
Dimensional Fund Advisors, Inc.(3)	2,466,953	6.9	2.8
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
U.S. Trust Corp., United States Trust Company of New York and U.S. Trust Company, N.A.(4)	2,466,139	6.9	2.8
114 W. 47th Street
New York, NY 10036
Boston Safe Deposit and Trust Company	2,288,883	6.4	2.9 (8)
c/o Mellon Bank N.A
525 William Penn Place, Suite 3148
Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans

Series B Preferred Stock

		Percent of	Percent of
		Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(1)

Glencore Finance AG(5)	350,000	70.0	40.1
Baarermattstrasse 3
CH-6341 Baar
Switzerland
Mizuho International plc(6)	150,000	30.0	17.2
Bracken House
One Friday Street
London EC4M 9JA
United Kingdom
Triage Offshore Fund, Ltd.(7)	62,500	12.5	7.2
c/o International Fund Administration, Ltd.
48 Par-la-Ville Road, Suite 464
Hamilton, HM11 Bermuda

4% Cumulative Preferred Stock

		Percent of	Percent of
		Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(1)

Boston Safe Deposit and Trust Company	11,126	18.5	3.1 (8)
c/o Mellon Bank N.A.
525 William Penn Place, Suite 3148
Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans
Empire & Co.	7,154	11.9	0.2
Box 328A
Exchange Place Station
69 Montgomery Street
Jersey City, NJ 07303-0328
JPMorgan Chase Bank	7,004	11.7	0.2
c/o JP Morgan Investor Services
14201 Dallas Parkway, 12th Floor
Dallas, TX 75254
Bank of New York	4,403	7.3	0.1
One Wall Street
New York, NY 10286
Milacron Geier Foundation	3,913	6.5	0.1
2090 Florence Avenue, Cincinnati, OH 45206
(R. D. Brown, J. A. Steger,
and C. F.C. Turner, Trustees)

(1)	See “Description of Capital Stock — Voting Power” for a chart setting forth the percentage of voting power of (a) the holders of our common stock, (b) the holders of our Series B Preferred Stock and (c) the holders of our 4% Cumulative Preferred Stock, giving effect to the rights offering, the reset of the conversion price of the Series B Preferred Stock, the exercise of the contingent warrants and payment of pay-in-kind dividends on the Series B Preferred Stock through to its mandatory conversion date.

(2)	As reported in an Amendment to Schedule 13G dated February 9, 2004 filed with the SEC by Putnam, LLC (“Putnam”), a subsidiary of Marsh & McLennan Companies, Inc. (“MMc”), on behalf of MMc, on its own behalf and on behalf of its two registered investment advisory subsidiaries, Putnam Investment Management, LLC (advisor to the Putnam family of mutual funds) and The Putnam Advisory Company, LLC (advisor to Putnam’s institutional clients), with respect to 1,916,864 shares of Common Stock as to which Putnam and Putnam Investment Management, LLC reported shared dispositive power and with respect to 1,461,930 shares of Common Stock as to which Putnam and The Putnam Advisory Company, LLC reported shared dispositive power. Putnam and The Putnam Advisory Company, LLC also reported shared voting power with respect to 1,110,440 of the shares of Common Stock as to which they reported shared dispositive power.

(3)	As reported in an Amendment to Schedule 13G dated February 6, 2004 filed with the SEC by Dimensional Fund Advisors Inc., a registered investment advisor, with respect to shares of Common Stock held by funds as to which it serves as investment advisor or manager.

(4)	As reported in Schedule 13G dated February 17, 2004 filed with the SEC by U.S. Trust Corp., United States Trust Company of New York and U.S. Trust Company, N.A. with respect to 2,446,139 shares of Common Stock as to which they also report shared dispositive power.

(5)	As reported in an Amendment to Schedule 13D dated June 21, 2004 filed with the SEC by Glencore Finance AG on behalf of (i) Glencore Finance AG, Glencore International AG and Glencore Holding AG and (ii) Mizuho International and Mizuho Securities Co., Ltd. (Glencore has disclaimed beneficial ownership of the shares of Series B Preferred Stock held by Mizuho). In the Amendment to Schedule 13D, Glencore Finance AG also reported the sale on March 16, 2004 of an undivided 17.8571428% participation interest in its holdings of our then outstanding Series A Notes and Series B Notes to Triage Offshore Fund, Ltd. Glencore states in the amended Schedule 13D that, as of the date thereof, Triage Offshore Fund, Ltd.’s participation interest is equivalent to 62,500 shares of Series B Preferred Stock. This interest is reflected in the holdings of both Glencore and Triage in the table above. Steven N. Isaacs, the Chairman and Managing Director of Glencore Finance AG, has the right to direct dispositions and voting with respect to the 350,000 shares of Series B Preferred Stock beneficially owned by Glencore Finance AG. See footnote 4 to the “Share Ownership of Directors and Executive Officers” table for information regarding Mr. Isaacs’ beneficial ownership of shares of Series B Preferred Stock.

(6)	As reported in an Amendment to Schedule 13D dated June 21, 2004 filed with the SEC by Glencore Finance AG on behalf of Glencore and Mizuho (Mizuho has disclaimed beneficial ownership of the shares of Series B Preferred Stock held by Glencore).

(7)	As reported in Schedule 13D dated June 21, 2004 filed with the SEC by Triage Advisors, L.L.C., TRIAGE Management LLC, Triage Capital Management, L.P., Triage Capital Management B, L.P., Triage Offshore Fund, Ltd., and Leonid Frenkel (collectively, “Triage”), with respect to Triage Offshore Fund, Ltd.’s purchase of an undivided 17.8571428% participation interest from Glencore Finance AG in its holdings of our then outstanding Series A Notes and Series B Notes. Triage states in the Schedule 13D that as of the date thereof, its participation interest is equivalent to 62,500 shares of Series B Preferred Stock. This interest is reflected in the holdings of both Glencore Finance AG and Triage in the table above (Triage has disclaimed any group for purposes of Section 13(d) among itself, Glencore and Mizuho that may be found as a result of the participation agreement entered into March 16, 2004 between Triage Offshore Fund, Ltd. and Glencore Finance AG).

(8)	Includes both the 2,288,833 shares of Common Stock and the 11,126 shares of 4% Cumulative Preferred Stock beneficially owned by Boston Safe Deposit and Trust Company.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Cumulative Preferred Stock as of August 20, 2004, for each of the directors and for each of the executive officers named in the Summary Compensation Table.

		Percent of			Percent of		Percent of
	Common	Class		Series B	Class	4% Cumulative	Class
Name	Stock(1)	Outstanding		Preferred Stock	Outstanding	Preferred Stock	Outstanding

Darryl F. Allen(2)	22,961	0.0	6	0	0.0	0	0.0
Ronald D. Brown(3)	731,021	2.0	4	0	0.0	0	0.0
David L. Burner(2)	17,961	0.0	5	0	0.0	0	0.0
Barbara Hackman Franklin(2)	25,066	0.0	7	0	0.0	0	0.0
Steven N. Isaacs(4)	5,961	0.0	2	350,000	70.0	0	0.0
Mark L. Segal	2,000	0.0	1	0	0.0	0	0.0
Joseph A. Steger(2)(3)	25,107	0.0	7	0	0.0	0	0.0
Duane K. Stullich	2,000	0.0	1	0	0.0	0	0.0
Charles F. C. Turner(2)(3)	11,831	0.0	3	0	0.0	342	0.6
Larry D. Yost	2,000	0.0	1	0	0.0	0	0.0
Ross A. Anderson	76,884	0.2	1	0	0.0	0	0.0
Harold J. Faig(5)	198,653	0.5	5	0	0.0	0	0.0
John C. Francy	81,916	0.2	3	0	0.0	0	0.0
Robert P. Lienesch	231,180	0.6	5	0	0.0	0	0.0
Hugh C. O’Donnell	188,105	0.5	3	0	0.0	0	0.0
All directors and executive officers as a Group(6)	1,979,022	5.5	3	350,000	70.0	342	0.6

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Anderson 11,875 shares, Mr. Brown 260,000 shares, Mr. Faig 172,000 shares, Mr. Francy 15,000 shares, Mr. Lienesch 113,000 shares, Mr. O’Donnell 85,000 shares, 16,000 shares for Mr. Steger, 14,000 shares for Mr. Allen, and Ms. Franklin, 10,000 shares for Mr. Burner, 3,000 shares for Mr. Turner, and 713,875 shares for all directors and executive officers as a group; (b) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Anderson 1,438 shares, Mr. Brown 2,312 shares, Mr. Francy 967 shares, Mr. Lienesch 2,935 shares, Mr. O’Donnell 2,023 shares, and 9,675 shares for all directors and executive officers as a group; and (c) the following shares held by certain members of the individuals’ families as to which beneficial ownership is disclaimed: Mr. Brown 100 shares, and Mr. Turner 25 shares. On April 21, 2003, Messrs. Anderson, Brown, Faig, Francy, Lienesch and O’Donnell voluntarily waived all right and interest to options to purchase 8,600 shares, 174,800 shares, 141,000 shares, 8,000 shares, 86,600 shares and 18,100 shares, respectively, none of which were in-the-money options. These waivers were made without any promise of future options being offered to these officers. The purpose of these waivers was to allow the Company to make future grants to participants under the Company’s long-term incentive plans without increasing shareholder dilution, by making the shares related to the waivers available for such future grants.

(2)	The amounts shown do not include credits of stock units under the Company’s deferred compensation plan for non-employee directors as follows: Mr. Allen 50,860 units, Mr. Burner 35,573 units, Ms. Franklin 7,687 units, Mr. Steger 13,875 units, and Mr. Turner 5,277 units.

(3)	The amounts shown do not include 3,913 shares of 4% Cumulative Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown, Steger and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	The amount shown, which is 70.0% of the outstanding Series B Preferred Stock, represents the shares owned by Glencore of which Mr. Isaacs has the right to direct dispositions and voting (Mr. Isaacs has disclaimed beneficial ownership to the 150,000 shares owned by Mizuho which were acquired in the same transaction in which Glencore acquired its shares). See footnotes 5 and 7 to the “Principal Holders of Voting Securities” table for information about Glencore’s sale of a participation interest in its investment in the Series B Preferred Stock to a third party.

(5)	The amount shown for Mr. Faig is based on his ownership as of April 15, 2004, adjusted to include options which have since become exercisable within 60 days.

(6)	Directors’ and executive officers’ beneficial ownership as a group is 5.53% of the outstanding Common Stock (17 persons), 70.0% of the Series B Preferred Stock (1 person) and 0.6% of the outstanding 4% Cumulative Preferred Stock (1 person).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued	Weighted-Average	Equity Compensation
	Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights(1)	Warrants and Rights	Column(a))(1)

	(a)	(b)	(c)
Equity compensation plans not approved by security holders	—	—	—
Equity compensation plans approved by security holders	3,855,950	$19.75	276,737

Total	3,855,950	$19.75	276,737

(1)	Amounts shown do not reflect securities which were issued or became available for issuance after December 31, 2003. Our shareholders approved a new long-term incentive plan on June 9, 2004. We granted awards of 1,110,000 of the 7,000,000 shares available for issuance under this plan on June 11, 2004. As of August 20, 2004, 5,848,244 shares remain available for issuance under this new long-term incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2003 and through August 15, 2004, we had outstanding loans in excess of $60,000 to one executive officer under our employee stock loan program for the purposes of exercising stock options and purchasing stock, and for paying related withholding taxes due as a result of such actions or the lapse of restrictions on restricted stock, all under our long-term incentive plans. Mr. Brown had loans with interest rates ranging from 5.17% to 7.38%, with the largest aggregate amount of indebtedness outstanding at any time during such period being $167,709.04 and the principal balance of all such loans outstanding at the end of the period being $133,999.98. In 2002, we discontinued the employee stock loan program, allowing for the repayment of existing loans in accordance with their respective terms. Pursuant to the employee stock loan program, the loans are to be repaid on terms of regular payments of not more than ten years unless the related stock is divested by the employee prior to such time, in which case all amounts owing become payable. The interest rate for each loan was the Applicable Federal Rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the day on which the loan was made.

      On March 12, 2004, we sold $70 million in aggregate principal amount of Series A Notes and Series B Notes to Glencore, of which Mr. Isaacs, a Director, is the Chairman and Managing Director. In addition, Glencore has informed us that it held $7.5 million of our 8 3/8% Notes due March 15, 2004, prior to their repayment, and €11.0 million of Eurobonds, prior to consummation of the tender offer. On April 15, 2004, Glencore converted its Series A Notes into 10,500,000 shares of our common stock. On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes held by Glencore were exchanged for 350,000 shares of our Series B Preferred Stock, which represents approximately 40% of our outstanding equity (on an as-converted basis). See footnotes 5 and 7 to the “Principal Holders of Voting Securities” table for information about Glencore’s sale of a participation interest in its investment in the Series B Preferred Stock to a third party. Mr. Isaacs was selected for nomination as a Director by Glencore and Mizuho as holders of the Series A Notes pursuant to the agreement governing the sale of such notes. For more information on this transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — March 12 Transactions” and “— June 10 Transactions.” In addition, Glencore purchased $9 million in principal amount of the $225 million aggregate principal amount of our 11 1/2% Senior Secured Notes sold in a private placement on May 26, 2004.

      In addition, Mizuho, a holder of 150,000 shares of our Series B Preferred Stock, which represents approximately 17% of our outstanding equity (on an as-converted basis), purchased $2 million in principal amount of the $225 million aggregate principal amount of our 11 1/2% Senior Secured Notes.

PERFORMANCE GRAPH

Comparison of 5-Year Cumulative Total Shareholder Return(1)

Milacron Inc., Russell 2000 Index, S&P SmallCap 600 Indl Machinery Index and S&P 500 Index:(2)

(1)	Total Shareholder Return assumes $100.00 invested on December 31, 1998 and reinvestment of dividends on a quarterly basis.

(2)	The S&P 500 Index (which was included in this graph in prior years) is being replaced with the S&P SmallCap 600 Industrial Machinery Index, which now includes the company and is more reflective of the company’s market capitalization.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following is a summary of certain of our outstanding indebtedness.

The Asset Based Facility

      On June 10, 2004, we entered into an asset based revolving credit facility for which JPMorgan Chase Bank acts as administrative agent (the “Agent”), collateral agent and a lender.

      Set forth below is a summary of the terms and conditions of our asset based facility. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit agreement governing the asset based facility.

      We and certain of our wholly-owned U.S. subsidiaries are joint and several borrowers under our asset based facility. Our asset based facility consists of a revolving line of credit in a maximum amount of up to $75.0 million (including up to $25.0 million of letters of credit) and matures on June 10, 2008. Our asset based facility provides that no letter of credit will have an expiration date later than the earlier of one year after its date of issuance or ten business days prior to the final maturity of our asset based facility, provided that any letter of credit may extend beyond the final maturity of our asset based facility if we provide cash collateral equal to at least 105% of the undrawn portion of such letter of credit on or prior to the tenth business day prior to the final maturity of our asset based facility.

     Borrowing Availability

      Our ability to borrow, repay and reborrow loans and have letters of credit issued for our accounts is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and U.S. inventory and is subject to other conditions to borrowing and limitations, including an excess availability reserve of $10.0 million, other reserve requirements, a limitation on inventory value, a $5 million limitation on the value of eligible Canadian accounts receivable and compliance with financial covenants.

      Based upon the initial evaluation of our accounts receivable and inventory conducted by the Agent and the Lead Arranger, we have approximately $27.6 million of borrowing availability under our asset based facility, subject to the customary ability of the administrative agent for the lenders to reduce advance rates, impose or change collateral value limitations, establish reserves and declare certain collateral ineligible from time to time in its reasonable credit judgment, any of which could reduce our borrowing availability at any time.

     Cash Sweep

      The terms of our asset based facility impose a daily cash “sweep” on cash received in our U.S. bank accounts from collections of our accounts receivable. This daily cash “sweep” is automatically applied to pay down any outstanding borrowings under our asset based facility. The terms of our asset based facility also provide for the administrative agent, at its option and at any time, to impose a daily cash “sweep” on cash received in our Canadian bank accounts from collections of our accounts receivable.

     Prepayments

      We have the ability to prepay our asset based facility, in whole or in part, at any time without penalty (other than a fee of 1.0% of the facility amount if we terminate or are deemed to have terminated our asset based facility prior to June 10, 2005). Our asset based facility provides for mandatory prepayments (subject to exceptions), in general, of (i) 100% of the net cash proceeds received by us, another loan party under the credit agreement or any of our U.S. subsidiaries from non-ordinary course of business asset sales, (ii) 100% of the net cash proceeds received by us, another loan party under our asset based facility or any of our U.S. subsidiaries from casualty events which are not reinvested in accordance with the provisions of our asset based facility and (iii) 100% of the net cash proceeds received by us, another loan party under our asset based facility or any of our U.S. subsidiaries from any issuances of debt or equity, subject to limited exceptions to permit specified redemptions of preferred stock and the 11 1/2% Senior Secured Notes with proceeds of equity issuances, including the use of up to $31.5 million of the proceeds from the rights offering to redeem shares of our outstanding Series B Preferred Stock. The credit agreement provides for mandatory prepayments in an amount equal to (i) any repayment required to be made by us to Milacron Assurance Ltd. in connection with our self-insurance program, (ii) any cash payment made by any borrower or guarantor under our asset based facility in respect of a guarantee by us or another loan party under our asset based facility of a foreign subsidiary obligation and (iii) available cash in excess of $4 million.

     Use of Proceeds

      Our asset based facility provides that funds drawn under our asset based facility can be used (i) to refinance existing indebtedness and to pay fees and expenses related thereto and (ii) for general corporate purposes.

     Security

      Our obligations under our asset based facility are secured by (i) a first priority security interest in, subject to permitted liens, among other things, U.S. and Canadian cash, cash equivalents, deposit accounts, chattel paper, accounts receivable, inventory and, in the U.S., certain rights under contracts, licenses and other general intangibles relating to the foregoing, subject to certain exceptions, and (ii) a second priority security interest in substantially all other tangible and intangible property of the loan parties at any time owned or acquired in each case but only to the extent subject to a lien securing the 11 1/2% Senior Secured Notes.

     Guarantors

      Each of our existing and future material U.S. and Canadian subsidiaries that are not co-borrowers under our asset based facility and Milacron Capital Holdings B.V. guarantee our obligations under our asset based facility. We have the right to have Milacron Capital Holdings B.V. released from its guarantee at any time.

     Representations and Warranties

      Our asset based facility contains representations and warranties (subject to materiality thresholds and other exceptions) customary for this type of financing including, among other things, those relating to: absence of litigation or commercial tort claims, absence of a material adverse change, compliance with laws, pension and benefit matters, taxes, nature of our business, absence of adverse agreements, compliance with permits, ownership of property, operating lease obligations, environmental matters, insurance, use of proceeds, intellectual property, material contracts, employee and labor matters, customers and suppliers, location of collateral, priority of the lenders’ liens and collateral matters.

     Covenants and Conditions

      Our asset based facility contains customary conditions precedent to any borrowings, as well as customary affirmative and negative covenants. Such covenants include, among other things: delivery requirements of financial statements and borrowing base certificates, field examination and inspection rights, additional guarantees and collateral, compliance with pension, environmental and other laws, maintenance of our properties and insurance, collateral matters, use of proceeds of loans and restrictions on our and our guarantors’ ability to do the following:

•	incur liens;

•	incur additional indebtedness;

•	engage in mergers or dissolutions or sell or transfer our assets;

•	change the nature of our business;

•	enter into capital or operating leases;

•	make capital expenditures;

•	make loans, advances, guarantees or investments (including officer loans);

•	pay dividends or make distributions or other restricted payments on our stock;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions affecting our subsidiaries;

•	issue or sell our stock;

•	amend or modify terms of certain indebtedness, organizational documents or other agreements;

•	adjust accounts receivable; and

•	engage in certain environmental and ERISA-related activities.

      In addition, our asset based facility contains, for the first five quarters, a financial covenant requiring us to maintain a minimum level of cumulative consolidated EBITDA, to be tested quarterly, and a limit on capital expenditures to be complied with on a quarterly basis, in each case starting with the third fiscal quarter of 2004. Thereafter, we are subject to a fixed charge coverage ratio to be tested quarterly.

     Events of Default

      Our asset based facility contains customary events of default, which are subject to customary grace periods and materiality standards, including, among others, events of default upon the occurrence of (i) nonpayment of any amounts payable under our asset based facility when due, (ii) any representation or warranty made by any borrower or guarantor under our asset based facility being incorrect in any material respect when made or deemed made, (iii) a breach by any borrower or guarantor of covenants or agreements under our asset based facility, (iv) failure to pay when due any other material indebtedness, or the occurrence of events or conditions that permit holders of other material indebtedness to cause it to become due, or any other material indebtedness is declared to be due or is required to be prepaid or repurchased prior to its stated maturity, (v) voluntary bankruptcy, insolvency or reorganization of any borrower, guarantor or any of their subsidiaries, (vi) involuntary bankruptcy, insolvency or reorganization of any borrower, guarantor or any of their subsidiaries that remains undismissed or unstayed for a period of 30 days, (vii) any term or provision of our asset based facility ceasing to be valid and binding on or enforceable against any borrower or guarantor or being contested against any party to our asset based facility, or any proceeding commenced by any borrower or guarantor or governmental authority seeking to establish the invalidity or unenforceability of any term or provision of our asset based facility, (viii) any security agreement or document under our asset based facility ceasing to create a lien on any assets securing our asset based facility, (ix) any judgment, order or award for the payment of money exceeding $2.5 million that is in effect for more than a specified period, (x) certain pension and benefit events, (xi) a “change of control,” as such term is defined under our asset based facility, or (xii) an event or development occurring which could reasonably be expected to have a “material adverse effect,” as such term is defined in the agreement governing our asset based facility.

     Interest Rate and Fees

      Borrowings under our asset based facility bear interest, at our option, at either (i) the LIBO Rate plus the applicable margin (as defined below) or (ii) an ABR plus the applicable margin (as defined below). The “applicable margin,” with respect to Eurodollar loans, is between 2.50% per annum and 3.25% per annum and, with respect to ABR loans, is between 0.75% per annum and 1.50% per annum, determined based on a calculation of the trailing average availability levels under our asset based facility. LIBO Rate means the rate at which Eurodollar deposits in the London interbank market are quoted on page 3750 of the Dow Jones Market Service. We are able to elect Eurodollar loans interest periods of one, two or three months. “ABR” means the higher of (i) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

      Our asset based facility provides that we will pay a monthly unused line fee equal to 0.50% per annum on the average daily unused portion of our credit commitment, as well as customary loan servicing and letter of credit issuance fees.

      Our asset based facility provides that upon the occurrence and continuance of an event of default under our asset based facility, upon demand by the Agent, we will have to pay (x) in the case of revolving credit loans, a rate of interest per annum equal to the rate of interest otherwise in effect (assuming the rate in effect is at the maximum applicable margin) pursuant to the terms of our asset based facility plus 2% and (y) in the case of other amounts, a rate of interest per annum equal to the ABR plus the maximum applicable margin plus 2%.

11 1/2% Senior Secured Notes due 2011

      On June 10, 2004, we satisfied the conditions to release of the proceeds of a private placement of $225 million in aggregate principal amount of 11 1/2% Senior Secured Notes due May 15, 2011 from escrow. For purposes of this section, we refer to the 11 1/2% Senior Secured Notes as the “notes.”

     Interest

      Interest accrues on the notes at a rate of 11 1/2% per annum, and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2004.

Guarantors

      The notes are jointly and severally guaranteed on a senior secured basis by all of our existing U.S. restricted subsidiaries that are not immaterial subsidiaries and any additional restricted subsidiaries that guarantee our other indebtedness, which additional subsidiaries currently consist of Canadian restricted subsidiaries and Milacron Capital Holdings B.V. (a Dutch subsidiary that guarantees the notes on a senior unsecured basis).

Security

      The notes and the guarantees are secured by a first priority security interest in certain of our U.S. assets other than those securing our asset based facility on a first priority basis, as well as certain subsidiary capital stock, and by a second priority security interest in all of our assets securing our asset based facility on a first priority basis, including, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions.

Optional Redemption

      We can redeem all or a portion of the notes at a price equal to 100% plus a “make-whole” premium.

      At any time before May 15, 2007, on one or more occasions, we can choose to redeem up to 35% of the outstanding principal amount of the notes, with the net cash proceeds of certain equity offerings, so long as:

•	we pay holders of the notes a redemption price of 111.5% of the principal amount of the notes we redeem, plus accrued and unpaid interest, if any;

•	we redeem the notes within 90 days of any such equity offering; and

•	at least 65% of the aggregate principal amount of notes initially issued under the indenture remains outstanding immediately after such redemption.

Change of Control

      Upon a change of control, we will be required to make an offer to purchase the 11 1/2% Senior Secured Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

      Subject to a number of important limitations, exceptions and qualifications, the indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale-leaseback transactions;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make investments;

•	sell assets;

•	engage in transactions with affiliates; or

•	effect a consolidation or merger.

Events of Default

      Each of the following is an event of default under the indenture governing the notes: (i) default for 30 days on the payment when due of interest on, or “liquidated damages,” as such term is defined in the indenture, with respect to the notes, (ii) default in payment when due of the principal of, or premium, if any, on the notes, (iii) failure to comply with our obligations under the covenants in the indenture regarding change of control, asset sales, or merger, consolidation or sale of assets, (iv) failure, for 30 days after receipt of a written notice, to comply with our obligations under the covenants in the indenture regarding restricted payments or incurrence of indebtedness or preferred stock, (v) failure, for 60 days after receipt of a written notice, to comply with any of the other agreements in the indenture, the notes, or the security documents related to the notes, (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any “indebtedness,” as such term is defined in the indenture, for money borrowed or guaranteed by us or any of our “restricted subsidiaries,” as such term is defined in the indenture, if such default is a “payment default,” as defined in the indenture, or results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with any other such indebtedness under which there has been a payment default or the maturity has been so accelerated, aggregates $15 million or more, (vii) failure to pay final, non-appealable judgments aggregating in excess of $15 million, (viii) any security document or any lien purported to be granted on any one or more items of “collateral,” as defined in the indenture, having an aggregate fair market value in excess of $15 million ceases to be fully enforceable and perfected, (ix) we or any guarantor of the Senior Secured Notes denies or disaffirms, in writing in any pleading in any court of competent jurisdiction, any of our or such guarantor’s obligations set forth in or arising under any security document, (x) except as permitted by the indenture, any guarantee of the Senior Secured Notes shall cease to be in full force and effect and such default continues for 10 days after notice or any guarantor of the Senior Secured Notes shall deny or disaffirm its obligations under its guarantee in writing, or (xi) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our “restricted subsidiaries,” as defined in the indenture, that are “significant subsidiaries,” as defined in the indenture.

Lines of Credit

      As of December 31, 2003, we had lines of credit with various U.S. and non-U.S. banks of approximately $29 million (excluding the then-existing senior credit facility) of which $14 million was outstanding (excluding the then-existing senior credit facility). These credit facilities support letters of credit and leases in addition to provide borrowings under varying terms. The weighted average interest rate on borrowings under lines of credit outstanding as of December 31, 2003 was 4.8%.

THE RIGHTS OFFERING

      Before exercising any rights, you should read carefully the information set forth under the caption “Risk Factors” in this prospectus.

Background of the Rights Offering

      On June 10, 2004, we issued 500,000 shares of Series B Preferred Stock to Glencore and Mizuho. The terms of the Series B Preferred Stock provide us with an option to redeem up to 150,000 shares of Series B Preferred Stock with the proceeds of a rights offering. We intend to exercise this optional redemption and are conducting this rights offering for such purpose. Pursuant to this rights offering we are offering to holders of our common stock (other than any common stock received upon conversion of Series B Preferred Stock) of record as of 5:00 p.m., New York City time, on                     , 2004, the right to purchase additional shares of common stock at a per share purchase price of $2.00, which is equal to the initial conversion price per share of the Series B Preferred Stock.

      The rights offering allows each holder of our common stock (other than any common stock received upon conversion of Series B Preferred Stock) to purchase 0.452 shares of our common stock for each share of common stock (other than any common stock received upon conversion of Series B Preferred Stock) held as of 5:00 p.m., New York City time, on                     , 2004, subject to the rounding up of fractional rights to the nearest whole number after aggregating all rights to which the shareholder is entitled. If you fully exercise your subscription right, then you will own a higher percentage of our fully diluted equity than you currently own because your percentage of our fully diluted equity will increase relative to the fully diluted equity held by Glencore and Mizuho following the redemption of their shares of Series B Preferred Stock with the proceeds of the rights offering. As of June 18, 2004, Glencore and Mizuho collectively held an amount of Series B Preferred Stock representing approximately 57% of our fully diluted equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Fund, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. Assuming all rights are subscribed for, the collective holdings of Glencore and Mizuho will represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-converted basis, after the rights offering and redemption of their shares of Series B Preferred Stock.

The Rights

      We are granting, at no charge, to holders of our shares of common stock (other than any common stock received upon conversion of Series B Preferred Stock) as of 5:00 p.m., New York City time, on the record date,                     , 2004, 0.452 non-transferable subscription rights for every share of common stock (other than any common stock received upon conversion of Series B Preferred Stock) owned at that time. Each right entitles you to purchase one share of common stock for $2.00 per share. We will not grant fractional subscription rights but, instead, we will round your number of subscription rights up to the nearest whole number after aggregating all rights to which you are entitled.

Record Date

      As of 5:00 p.m., New York City time, on                     , 2004. We will grant rights to subscribe for shares of our common stock only to holders of our common stock (other than any common stock received upon conversion of Series B Preferred Stock) as of the record date.

Subscription Price

      The subscription price is $2.00 per share, payable in cash. All payments must be cleared on or before the expiration date.

Subscription Privilege

      You are entitled to purchase one share of common stock at the subscription price for each right exercised.

Method of Offering

      This rights offering is being made directly by us. We will not pay any underwriting discounts or commissions, finder’s fees or other remuneration in connection with the granting of the rights offered by this prospectus other than the fees and expenses paid to the subscription agent and the information agent. We estimate that the expenses of the offering will total approximately $                    .

Treatment of Fractional Rights

      No fractional rights or cash in lieu of fractional rights will be issued or paid. Instead, the number of rights issued to a holder will be rounded up to the nearest whole number after aggregating all rights to which the holder is entitled.

Reasons for the Offering

      The issuance of the Series B Preferred Stock to Glencore and Mizuho was highly dilutive to existing shareholders. We are offering the rights to give each holder of our common stock (other than any common stock received upon conversion of Series B Preferred Stock) the opportunity to buy more shares of our common stock at a price equal to the initial conversion price of the Series B Preferred Stock. Please note that a number of important terms and conditions applicable to the transaction with Glencore and Mizuho pursuant to which the Series B Preferred Stock was issued are not being made available or do not apply to shareholders who participate in this rights offering. For example, the conversion price of the Series B Preferred Stock is subject to a reset to $1.75 if a test based on our financial performance for 2004 is not satisfied, and Glencore and Mizuho received contingent warrants exercisable to purchase an aggregate of one million shares of our common stock if we do not satisfy a financial performance test for 2005. The subscription price per share in this rights offering is not subject to any reset, nor are any contingent warrants being offered to shareholders in this rights offering, which provide existing common shareholders with any similar benefits. In addition, holders of the Series B Preferred Stock have certain information and approval rights that holders of our common stock do not have. See “Description of Capital Stock — Series B Preferred Stock.”

The Board Makes No Investment Recommendations to Shareholders

      Our Board has approved this offering but does not make any recommendation to you about whether you should exercise any of your rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

      If you choose not to exercise your subscription rights in full, your relative ownership interest in us will be diluted. If you exercise your rights, you risk an immediate loss on your investment because the trading price of our common stock may decline below the subscription price before the offering is completed. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this offering. For a summary of some of the risks a new investment would entail, see “Risk Factors” in this prospectus.

Expiration Date

      The rights will expire at 5:00 p.m., New York City time, on                     , 2004, subject to extension at our discretion. See “— Extension, Withdrawal and Amendment.” We do not currently contemplate any extensions. We will not be obligated to honor any purported exercise of rights received by the subscription agent after the expiration date, regardless of when the documents relating to that exercise were sent, and we may close the rights offering even if less than all of the shares that we are offering are actually purchased. See “Risk Factors — Risks Relating to the Rights Offering — Because we may cancel the rights offering or close the rights offering with less than full subscription, your participation in the offering is not assured.”

Extension, Withdrawal and Amendment

      We have the option of extending the period for exercising your rights, with such extension not to exceed 30 business days after the Expiration Date, although we do not intend to do so at this time. We also reserve the right to withdraw or terminate this offering at any time and for any reason, so your participation in the rights offering is not assured. See “Risk Factors — Risks Relating to the Rights Offering — Because we may cancel the rights offering or close the rights offering with less than full subscription, your participation in the offering is not assured.” In the event that this offering is withdrawn or terminated, all funds received from subscriptions will be returned within approximately 15 days from the date of withdrawal or termination of the rights offering. We will not pay interest on any returned funds. We will notify shareholders if we extend, withdraw or terminate this offering by issuing a press release and filing that press release with the SEC as an exhibit to a Current Report on Form 8-K.

      We reserve the right to amend the terms of this offering. If we make an amendment that we consider material, we will:

•	mail notice of the amendment to all shareholders of record as of the record date;

•	extend the expiration date by at least ten days; and

•	offer all subscribers no less than ten days to revoke any subscription already submitted.

      The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Mailing of Subscription Certificates and Record Holders

      We are sending a subscription certificate to each record holder (other than those whose addresses are outside the United States and Canada or who have an APO or FPO address) of our common stock (other than any common stock issued upon conversion of Series B Preferred Stock), together with this prospectus and related instructions to exercise the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it to the subscription agent, together with full payment for the shares to be purchased. Only the holders of record of our common stock as of 5:00 p.m., New York City time, on the record date may exercise rights.

      A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon providing the subscription agent with certain required information.

      If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the nominee holding your shares. Your broker, dealer, trustee, depository for securities, custodian bank or other nominee holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked brokers, dealers, trustees, depositories for securities, custodian banks and other nominee holders of our common stock to contact the beneficial owner(s) thereof and provide them with instructions concerning the rights the beneficial owner(s) they represent are entitled to exercise.

      If you are a participant in our 401(k) plan, you will not receive a subscription certificate, but you will be notified on a form entitled “401(k) Plan Participant Election Form” of the number of subscription rights that have been granted to you. Please refer to the information set out under “— Special Instructions for Participants in Our 401(k) Plan.”

Right to Block Exercise Due to Regulatory Issues

      We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or non-U.S. regulatory authority for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to advise you of any such required clearance or approval, nor to pay any expenses incurred in seeking such clearance or approval.

      We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Procedure to Exercise Rights

      Rights holders may exercise their rights by delivering to the subscription agent, at one of the addresses specified below, at or prior to 5:00 p.m., New York City time, on the expiration date, the properly completed and executed subscription certificate or certificates evidencing those rights, with any signatures guaranteed as required, together with payment in full of the subscription price for each share of common stock being purchased. Except as provided below, a right will not be deemed exercised until the subscription agent receives both payment of the subscription price and a duly executed subscription certificate at or prior to 5:00 p.m., New York City time, on the expiration date.

      Payment may be made only by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to “Mellon Investor Services LLC.”

      The subscription price will be deemed to have been received by the subscription agent only upon:

•	clearance of any uncertified check or

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order.

      Uncertified personal checks used to pay the subscription price must be received by the subscription agent at least five business days before the expiration date to allow sufficient time for the check to clear. Rights holders who wish to pay the subscription price by means of uncertified personal check are urged to consider, in the alternative, payment by means of certified check, bank draft or money order.

      All funds received in payment of the subscription price shall be held by the subscription agent.

      The subscription certificates and payment of the subscription price must be delivered by mail, overnight courier or hand to the subscription agent at one of the following addresses:

By Mail:	By Overnight Courier:	By Hand:
Milacron Inc.	Milacron Inc.	Milacron Inc.
c/o Mellon Investor Services LLC	c/o Mellon Investor Services LLC	c/o Mellon Investor Services LLC
Attn: Reorganization Dept.	Attn: Reorganization Dept.	Attn: Reorganization Dept.
P.O. Box 3301	85 Challenger Road	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Drop-Reorg	New York, NY 10271
Ridgefield Park, NJ 07660

      Delivery to an address or by a method other than those set forth above does not constitute valid delivery.

      We will pay the fees and expenses of the subscription agent and have also agreed to indemnify the subscription agent from certain liabilities which it may incur in connection with the offering.

      If an exercising rights holder does not indicate the number of rights being exercised, or does not forward full payment of the aggregate subscription price for the number of rights that the rights holder indicates are being exercised, then the rights holder will be deemed to have exercised its rights with respect to the maximum number of rights that may be exercised for the aggregate payment delivered by the rights holder. If the aggregate payment delivered by the rights holder exceeds the product of the subscription price multiplied by the number of rights evidenced by the subscription certificate or certificates delivered by the rights holder, any amount remaining after application of the foregoing procedures shall be returned to the rights holder promptly by mail without interest or deduction.

      If you are a participant in our 401(k) plan, all subscription payments received by the subscription agent from the trustee on your behalf and not applied to the purchase of shares of our common stock will remain in your Putnam Money Market Fund account established under the 401(k) plan, where the funds are subject to your further investment directions in accordance with the terms of the 401(k) plan.

      As soon as practicable after the completion of the offering, shares of common stock subscribed for and issued pursuant to exercise of the rights will be delivered to subscribers. Such shares will be issued in the same form, certificated or book-entry, as the shares of common stock held by the subscriber exercising rights for such shares.

      Unless a subscription certificate either provides that the shares to be issued pursuant to the exercise of the rights represented thereby are to be issued to the holder of such rights or is submitted for the account of an eligible institution, signatures on each subscription certificate must be guaranteed by an eligible institution.

      Persons who hold shares of common stock for the account of others, such as brokers, dealers, trustees, depositories for securities, custodian banks or other nominees should contact the respective beneficial owners of such shares as soon as possible to ascertain these beneficial owners’ intentions and to obtain instructions with respect to their rights. If a beneficial owner so instructs, the record date holder of that beneficial owners’ rights should complete appropriate subscription certificates and submit them to the subscription agent with the proper payment. In addition, beneficial owners of rights through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners’ instructions. If a beneficial owner wishes to obtain a separate subscription certificate, the beneficial owner should contact the nominee as soon as possible and request that a separate subscription certificate be issued. A nominee may request any subscription certificate held by the nominee to be split into such smaller denominations as the nominee wishes, provided that the subscription certificate is received by the subscription agent, properly endorsed, at or prior to 5:00 p.m., New York City time, on the expiration date.

      The instructions accompanying the subscription certificates should be read carefully and followed in detail. Subscription certificates should be sent with payment to the subscription agent.

      The method of delivery of subscription certificates and payment of the subscription price to the subscription agent will be at your election and risk. If subscription certificates and payments are sent by mail, you are urged to send such materials by registered mail, properly insured, with return receipt requested, and you are urged to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment at or prior to 5:00 p.m., New York City time, on the expiration date. Because uncertified checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified check, bank draft or money order.

      All questions concerning the timeliness, validity, and eligibility of any exercise of rights will be determined by us, and our determination will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscription certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of the common stock pursuant thereto could be deemed unlawful.

Special Instructions for Participants in Our 401(k) Plan

      Our common stock is one of the investments available under our 401(k) plan. Subscription rights will be allocated to 401(k) plan participants for whose account the 401(k) plan holds shares of common stock as of 5:00 p.m., New York City time, on the record date in proportion to the number of such shares held on their behalf under the 401(k) plan as of that date. Those participants will have the ability to direct the trustee of the 401(k) plan to exercise some or all of the rights allocable to them.

      If shares of our common stock are held by our 401(k) plan for your account under our 401(k) plan as of 5:00 p.m., New York City time, on the record date, you will be notified by us of the rights offering and the number of rights that have been allocated to your account under our 401(k) plan. If you wish to exercise all or any portion of your rights, you will need to notify the trustee of the 401(k) plan of your decision and the trustee will act for you. To indicate your decision, you should complete and return to the trustee the form entitled “401(k) Plan Participant Election Form.” You should receive this form with the other rights offering materials. If you do not receive this form, you should contact the information agent if you believe you are entitled to participate in the rights offering with respect to shares you hold under the 401(k) plan.

      The trustee must receive your completed 401(k) Plan Participant Election Form at least five business days before the expiration date, so that the trustee can exercise the subscription rights on your behalf prior to the expiration date.

      If you elect to exercise some or all of your rights, you must ensure that the total amount of the funds required for such exercise is currently maintained in the Putnam Money Market Fund (an existing investment fund under the 401(k) plan) five business days before the expiration date. The trustee, to exercise rights on your behalf in the rights offering, will transfer funds from your Putnam Money Market Fund account one business day before the expiration date. DO NOT SEND YOUR SUBSCRIPTION PRICE PAYMENT TO US, THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT. To the extent you do not already have sufficient funds invested in a Putnam Money Market Fund account to exercise your rights, you will need to liquidate a portion of your investments in one or more of your other investment funds under the 401(k) plan and transfer such funds into your existing or newly created Putnam Money Market Fund account at least five business days before the expiration date, in an amount sufficient to exercise your rights in accordance with your election. If the amount that you have invested in your Putnam Money Market Fund account five business days before the expiration date is insufficient to exercise all of your subscription rights in accordance with your election, or you transfer amounts out of the Putnam Money Market Fund, including after the fifth business day before the expiration date of the Rights Offering (due to, for example, a fund transfer, loan, withdrawal or distribution) the subscription rights will be exercised to the maximum extent possible with the amount you have invested in the Putnam Money Market Fund account.

      Any shares of our common stock purchased upon exercise of the rights you hold under the 401(k) plan will be allocated to the Company Stock Fund established under the 401(k) plan (which is the fund that holds newly-acquired shares of our common stock), where they will remain subject to your further investment directions in accordance with the terms of the 401(k) plan.

      Once you send to the trustee the form entitled “401(k) Plan Participant Election Form,” you may not revoke your exercise instructions. If you elect to exercise your rights, you should be aware that the market value of our common stock may go up or down during the period after you submit your 401(k) Plan Participant Election Form to the trustee and before the time that common stock is purchased pursuant to the rights and allocated to your account under the 401(k) plan. See “Risk Factors — Risks Relating to the Rights Offering — Once you exercise your rights, you may not revoke your exercise.”

      Neither we, the subscription agent, the information agent nor the 401(k) plan trustee has any obligation to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if the issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Our Pension Plan

      The Milacron Retirement Plan (the “pension plan”) is a shareholder of our common stock and, therefore, is eligible to participate in the offering. The pension plan is a defined benefit pension plan which provides fixed monthly pension benefits independent of the investments under the pension plan. You may be a participant under the pension plan, but you will not have any right to exercise the rights held with respect to the common stock under the pension plan. We have hired an independent fiduciary to recommend whether to exercise the rights held by the pension plan.

Commissions, Fees

      No commissions or fees will be charged in the exercise of rights by the 401(k) plan or pension plan to purchase the common stock. Accordingly, no commissions or fees will be charged to your account under the 401(k) plan or to the trust of the pension plan. If any administrative fees are charged, we will pay those fees.

      The 401(k) Plan Participant Election Form must be delivered to Putnam Fiduciary Trust Company, the trustee of the 401(k) plan, care of Innisfree M&A Incorporated, the information agent, at the address set forth below:

By Mail, Hand Delivery or Overnight Courier:

Putnam Fiduciary Trust Company

c/o Innisfree M&A Incorporated
Re: Milacron Rights Offering
501 Madison Avenue, 20th Floor
New York, NY 10022

      Delivery to an address or by a method other than those set forth above does not constitute valid delivery.

Information Agent

      Innisfree M&A Incorporated will act as our information agent to respond to any questions you may have regarding the mechanics of exercising your subscription rights for this offering. All questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus or the ancillary documents should be directed to the information agent at the address and telephone numbers set forth below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022

      If you are a shareholder in the U.S. or Canada, you should call 1-877-825-8631 (toll-free). If you are a shareholder outside the U.S. and Canada, you should call 1-646-822-7426. Banks and brokers should call 1-212-750-5833 collect.

      We will pay the fees and expenses of the information agent.

No Revocation

      Once you send in your subscription certificate and payment (or, in the case of a 401(k) plan participant, once you send to the trustee the form entitled “401(k) Plan Participant Election Form”), you cannot revoke the exercise of your rights.

Transferability of Rights

      Except in the limited circumstances described below, the rights are not transferable and may be exercised only by the persons to whom they are issued. Any attempt to transfer rights will render them null and void. The subsequent transfer after the record date of shares of common stock for which the rights were granted will not have any affect on the selling holder’s subscription privilege in respect of any such rights.

      Notwithstanding the foregoing, your subscription rights may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Procedures for DTC Participants

      It is anticipated that the rights will be eligible for transfer through, and that the exercise of the rights may be effected through, the facilities of The Depository Trust Company (sometimes referred to by its initials, DTC).

      Rights which a rights holder exercises through DTC are referred to as DTC rights. In the case of rights that are held of record through DTC, exercises of the rights may be effected by instructing DTC to transfer DTC rights from the DTC account of a rights holder to the DTC account of the subscription agent, together with payment of the subscription price for each share of common stock subscribed for.

Determination of Subscription Price

      We chose the $2.00 per share subscription price for rights offering subscribers because this is equal to the initial conversion price of the Series B Preferred Stock. Our Board wanted our existing common shareholders to have the opportunity to purchase shares at a price per share equal to the initial conversion price of the Series B Preferred Stock. In considering and approving the rights offering and the subscription price, our Board considered a number of factors, including:

•	the anti-dilutive effect on our existing shareholders, relative ownership of conducting a rights offering and redeeming up to 30% of the Series B Preferred Stock initially issued;

•	the opportunity the rights offering presents to existing shareholders to invest in our common stock at the same price per share as the initial conversion price of the Series B Preferred Stock; and

•	the availability and relative benefits of other capital markets or strategic transactions.

      There can be no assurance that the market price of our common stock will not decline to less than $2.00 per share during or after the subscription period. Similarly, there can be no assurance that a subscribing rights holder will be able to sell shares of common stock purchased in the offering at a per share price equal to or greater than the subscription price.

Shareholders Outside the United States and Canada and Certain Other Shareholders

      Subscription certificates will not be mailed to record date holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the subscription agent for such record date holders’ account. To exercise their rights, such persons must send a letter of instruction indicating the number of rights to be exercised, together with payment of the subscription price for each share subscribed for, to the subscription agent. The subscription agent must receive the letter of instruction, together with payment of the subscription price, including final clearance of any checks, at or prior to 5:00 p.m., New York City time, on the expiration date. Such holders’ rights expire at the expiration date.

Effect of Rights Offering on Outstanding Convertible Securities

      The rights offering will not affect the conversion price of our outstanding convertible securities.

Effect of Rights Offering on Stock Options and Other Awards Outstanding under Our Employee Benefits Plans

      The rights offering will not result in any substitutions or adjustments to any stock options, shares of restricted stock, performance grants or deferred shares outstanding under any of our long-term incentive plans.

Outstanding Stock

      As of August 20, 2004, there were 35,811,833 shares of common stock outstanding, the holders of all of which are being offered rights as described in this prospectus. Holders of convertible preferred stock and options to purchase shares of common stock are not being granted rights to purchase common stock. Based on the number of shares outstanding as of August 20, 2004, and assuming full subscription of the rights offering, a total of 16,186,949 additional shares of common stock will be issued, and there will be 51,998,782 shares of common stock outstanding after the rights offering (without giving effect to any rounding up of fractional rights).

PLAN OF DISTRIBUTION

      We intend to grant rights and distribute copies of this prospectus to those persons who were holders of common stock (other than any common stock issued upon conversion of Series B Preferred Stock) as of 5:00 p.m., New York City time, on                     , 2004 (the record date) promptly following the effective date of the registration statement of which this prospectus forms a part.

      We will pay the fees and expenses of Mellon Bank, N.A., the subscription agent, which are estimated to be approximately $          . We will also pay the fees and expenses of Innisfree M&A Incorporated, the information agent, which are estimated to be approximately $          . We estimate that our total expenses in connection with the rights offering, including fees and expenses of the subscription agent and information agent, will be $                    .

      Certain of our employees, officers or directors may solicit responses from you to the rights offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

      We have not engaged any financial advisor for solicitation of the exercise of rights or to provide advice to our Board regarding terms, structure or timing of the rights offering. We have not agreed to enter into any standby or other arrangements to purchase any rights or any shares of common stock. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

DESCRIPTION OF CAPITAL STOCK

General

      Milacron Inc. has 175,060,000 authorized shares of capital stock, consisting of (1) 60,000 shares of 4% Cumulative Preferred Stock (the “4% Preferred Stock”), par value $100 per share, (2) 10,000,000 shares of Serial Preference Stock (the “Serial Preference Stock”), par value $0.01 per share and (3) 165,000,000 shares of common stock, par value $0.01 per share. As of August 20, 2004, there were 60,000 shares of 4% Preferred Stock outstanding, 35,811,833 shares of common stock outstanding and 500,000 shares of Serial Preference Stock designated as 6.0% Series B Convertible Preferred Stock outstanding.

      The following is a summary of certain provisions of Delaware law, our Restated Certificate of Incorporation as of June 9, 2004 (“Certificate of Incorporation”), our By-laws as amended and restated on April 23, 2004 (“By-laws”) and the shareholders’ rights agreement described below. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware, our Certificate of Incorporation and By-laws and the shareholders’ rights agreement.

      Our Certificate of Incorporation, By-laws and shareholders’ rights agreement contain provisions that could have the effect of discouraging transactions that might lead to a change of control of our company.

Common Stock

      A holder of common stock is entitled to exercise one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to certain limitations in our Certificate of Incorporation and to the preference that may be applicable to any outstanding 4% Preferred Stock and Serial Preference Stock, the holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. See “Price Range of Common Stock and Dividend Policy” above. In the event of a liquidation, dissolution or winding up of Milacron Inc., holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding 4% Preferred Stock and Serial Preference Stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and non-assessable.

4% Preferred Stock

      Except as otherwise required by law or our Certificate of Incorporation, the holders of our 4% Preferred Stock vote together with the holders of shares of the common stock and the holders of Series B Preferred Stock as a single class, with holders of shares of 4% Preferred Stock having 24 votes per share. Holders of our 4% Preferred Stock are entitled to receive quarterly dividends in cash out of the net assets legally available for the payment of dividends, at a rate of $4 per annum on the $100 par value thereof, and no more. These dividends are cumulative, and they shall be paid prior to the purchase or redemption by us of any 4% Preferred Stock, any Serial Preferred Stock or any common stock. They shall also be paid prior to any distribution in respect of the common stock or the Serial Preference Stock. In addition, dividends or distributions on our common stock or any Serial Preference Stock (other than the Series B Preferred Stock) may not be made unless our “consolidated net current assets,” as defined in our certificate of incorporation, and our “consolidated net tangible assets,” as defined in our certificate of incorporation, exceed certain amounts per share of 4% Preferred Stock. In the event of any liquidation, dissolution or winding up of Milacron Inc., the holders of the 4% Preferred Stock are entitled to receive out of the assets available for distribution to its shareholders an amount equal to $105 per share if the action is voluntary and $100 per share if it is not voluntary, in each case in addition to an amount equal to all accrued dividends in arrears at the date of the distribution, before any distributions of assets shall be made to the holders of Serial Preference Stock or common stock. The holders of the Serial Preference Stock and the common stock shall be entitled to share in any assets then remaining to the exclusion of the holders of 4% Preferred Stock.

      The 4% Preferred Stock may be redeemed by us at our election, by resolution of our Board, upon not less than 30 nor more than 60 days’ notice, for a redemption price of $105 per share plus all accrued and unpaid dividends to the date of redemption. At meetings of shareholders of Milacron Inc., each shareholder of 4%

Preferred Stock is entitled to 24 votes for each share of 4% Preferred Stock held by that shareholder; except that, in the event that a default in dividends on the 4% Preferred Stock shall be deemed to have occurred, the holders of the 4% Preferred Stock, voting separately as a class, shall have the right at each shareholders’ meeting thereafter at which 35% of the 4% Preferred Stock is represented to elect one-third of the members of the Board to be elected at such meeting. A default in preferred dividends shall be deemed to have occurred if at any time dividends accrued or in arrears upon 4% Preferred Stock shall amount to $4 per share or more.

      A two-thirds vote of the holders of 4% Preferred Stock is required to amend, alter or repeal the terms of the 4% Preferred Stock in any material respect; to increase the authorized amount of 4% Preferred Stock or authorize a new class of stock having preference over or being in parity with the 4% Preferred Stock as to dividends or assets, to create any obligation or security of Milacron Inc. which is convertible into shares of any class having parity with, or a preference over, the 4% Preferred Stock as to dividend and assets; or to sell or transfer all or substantially all of the assets of Milacron Inc. or merge or consolidate Milacron Inc. with any corporation other than a wholly-owned subsidiary of Milacron Inc.

Series B Preferred Stock

      We have issued 500,000 shares of Serial Preference Stock designated as 6.0% Series B Convertible Preferred Stock with a liquidation preference of $200 per share. The holders of shares of Series B Preferred Stock are entitled to receive quarterly cumulative cash dividends out of our assets legally available therefor, at a rate per annum of $12.00 per share. If we are prohibited on any dividend payment date by the terms of our financing agreements or our Certificate of Incorporation from paying dividends in cash, we may elect to pay dividends out of our assets legally available therefor through the issuance of additional shares of Series B Preferred Stock at a rate per annum of $16.00 per share. The number of additional shares of Series B Preferred Stock that are to be so issued to holders of Series B Preferred Stock is the number obtained by dividing (a) the total dollar amount of cumulative dividends due and payable on the applicable dividend payment date by (b) $200. Dividends on the Series B Preferred Stock shall be paid prior to any dividend or distribution in respect of common stock or any other Serial Preference Stock that is not designated as senior to or on parity with the Series B Preferred Stock.

      A holder of shares of Series B Preferred Stock may convert such shares at any time, unless previously redeemed, for shares of common stock. For the purposes of the conversion, each share of Series B Preferred Stock is valued at an amount equal to $200, which amount will be divided by the conversion price (initially $2.00) in effect on the date of exchange to determine the number of shares of common stock issuable upon conversion. The conversion price is subject to adjustment upon the occurrence of certain events, including a reclassification or a subdivision of the common stock; the issuance of common stock as a dividend or distribution on any class of our capital stock; the issuance of rights, options or warrants to all of the holders of common stock (other than pursuant to this rights offering), entitling them to subscribe for, purchase or acquire shares of common stock at a price per share less than the current market price per share of common stock on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants; and distributions, by dividend or otherwise, to all of the holders of common stock of evidences of our indebtedness, shares of any class of capital stock, cash or assets. In addition, the initial conversion price of $2.00 is subject to a one-time adjustment to $1.75 effective on June 30, 2005 if our Consolidated Cash Flow (as defined in the certificate of designation for the Series B Preferred Stock) for the fiscal year ending December 31, 2004 is less than $50 million.

      Each share of Series B Preferred Stock not previously converted will automatically be converted for shares of common stock on June 10, 2011, or if the Board determines that there are not assets legally available for the payment of dividends in respect of all accrued and unpaid dividends on the Series B Preferred Stock on such date or that payment of such dividends would not be permitted under our Certificate of Incorporation, then the Board may defer the date of mandatory conversion to a later date. For the purposes of such conversion, each share of Series B Preferred Stock shall be valued at an amount equal to $200, which amount shall be divided by the conversion price in effect on the date of mandatory conversion to determine the number of shares of common stock issuable upon conversion of such share of Series B Preferred Stock. On the date of mandatory conversion the holders of shares of Series B Preferred Stock will be entitled to receive, in addition to the number of shares of common stock determined pursuant to the foregoing sentence, an amount equal to accrued and unpaid dividends, if any, on such shares, payable in cash, except that, if we are prohibited on the mandatory conversion date by the terms of our financing agreements or our Certificate of Incorporation from paying dividends in cash, we may pay such accrued and unpaid dividends with shares of common stock.

      During any 365-day period beginning on June 10, 2008 and each June 10 thereafter, a number of shares of Series B Preferred Stock equal to 25% of the total number of shares, rounded up to the nearest whole number, of Series B Preferred Stock outstanding at the beginning of such period (less the number of shares converted at the option of holders during the portion of such period elapsing prior to the applicable record date) may be redeemed for cash at our option at a premium above the liquidation preference. The premium above the liquidation preference will initially be set at 12% and will decline by 2% on each of June 10, 2009 and June 10, 2010.

      Up to 150,000 shares of the Series B Preferred Stock may be redeemed for cash, with the proceeds of this rights offering, at our option, on or before March 7, 2005, at a redemption price of $210.00 per share, together with an amount equal to accumulated and unpaid dividends, if any, to the date of redemption.

      Upon the occurrence of a “Change of Control,” each holder of Series B Preferred Stock shall have the option to require us to redeem all, or any portion, of such holder’s shares of Series B Preferred Stock at a premium above the liquidation preference, together with an amount equal to accumulated and unpaid dividends, if any, to the special redemption date. The premium above the liquidation preference has initially been set at 20% and will decline by 2% each year on June 10, from June 10, 2005 to June 10, 2010.

      “Change of Control” for this purpose means the occurrence of either of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or both of Glencore or Mizuho, is or becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of Milacron Inc.; or

(ii) the merger or consolidation of Milacron Inc. with or into another person, or the sale of all or substantially all the assets of Milacron Inc. (determined on a consolidated basis) to another person, other than (a) a transaction in which the surviving person or transferee is a person that is controlled by Milacron Inc. or (b) in the case of a merger or consolidation transaction, a transaction following which holders of the outstanding voting stock of Milacron Inc. immediately prior to such transaction own directly or indirectly at least a majority of the total voting power of the surviving person in such transaction and in substantially the same proportion as before the transaction.

      We shall not be required to redeem any shares of Series B Preferred Stock if we do not have funds legally available for such purpose or if redemption is not permitted by our Certificate of Incorporation.

      Except as otherwise required by law or by our Certificate of Incorporation or expressly provided for in the Series B Preferred Stock Certificate of Designation, the holders of record of shares of the Series B Preferred Stock have full voting rights and powers, and are entitled to vote on all matters put to a vote or consent of our shareholders, voting together with the holders of the common stock and the 4% Preferred Stock as a single class, with each holder of shares of Series B Preferred Stock having the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred Stock could be converted as of the record date for the vote or consent which is being taken.

      The holders of record of shares of the Series B Preferred Stock have the right, voting separately as a class, to elect a number of directors to the Board in proportion to the percentage of fully diluted common stock represented by their outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (such directors, the “Series B Directors”); provided, however, that the number of Series B Directors shall at no time exceed a number equal to two-thirds of the total number of directors on the entire Board, less one. Subject to the provisions of applicable law, the rules or regulations of the NYSE or any other securities exchange on which the common stock is then listed or traded and the fiduciary duties of the members of the Board, at least one Series B Director shall be nominated to serve on each of the committees of the Board. All Series B Directors shall meet the requirements of the definition of “independent” under the rules of the NYSE. In addition, no Series B Director shall be entitled to vote in any vote by the Board in any action by the Board with respect to an exercise of our option to redeem shares of the Series B Preferred Stock. Any directors selected to be nominated or appointed to the Board by the holders of Series A Notes (and/or any common stock into which Series A Notes have been converted) will be deemed to be Series B Directors elected by the holders of Series B Preferred Stock pursuant to the terms of the Series B Preferred Stock and shall reduce the number of directors that holders of shares of Series B Preferred Stock would otherwise have the right to elect. Notwithstanding the foregoing, one officer or employee of each of Glencore and Mizuho will be exempted from the requirement that Series B Directors be “independent” under the rules of the NYSE.

      If an event of default exists with respect to our then outstanding indebtedness constituting a failure to pay in excess of $2,000,000 in principal when due or resulting in the acceleration of the due date for a principal amount in excess of $2,000,000, and such event of default is not cured or waived within 45 days, then the holders of the outstanding shares of Series B Preferred Stock, voting as a class, shall, if they are not otherwise electing a majority of the Board, be entitled to elect that number of additional directors which, together with any Series B Directors then on the Board, will constitute a majority of the Board.

      At each meeting called for the purpose of electing directors, the holders of Series B Preferred Stock, subject to the next sentence, shall have the right, voting separately as a class, to elect the number of directors then up for election, if any, which, together with any Series B Directors then on the Board and not up for election at such meeting, will constitute the number of directors the holders of the Series B Preferred Stock are entitled to elect; provided, that if the number of directors which the holders of Series B Preferred Stock are so entitled to elect is greater than the number of directors up for election at such meeting, the holders of Series B Preferred Stock, subject to the next sentence, shall have the right, voting separately as a class, to elect all the directors up for election at such meeting. Notwithstanding any other provision in this description of voting rights, the holders of Series B Preferred Stock shall not have the right to elect any directors which the holders of the Preferred Stock, voting separately as a class, have a right to elect under Section A(VI) of Article FOURTH of the Certificate of Incorporation.

      We shall not, without either (i) the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding (with shares held by us or any of our affiliates (other than Mizuho or Glencore) not being considered to be outstanding for this purpose) voting as one class or (ii) the consent of the holders of all shares of Series B Preferred Stock then outstanding (with shares held by us or any of our affiliates (other than Mizuho or Glencore) not being considered to be outstanding for this purpose) authorize or create (by way of reclassification or otherwise) any Parity Securities (as defined in the Series B Preferred Stock Certificate of Designation) or Senior Securities (as defined in the Series B Preferred Stock Certificate of Designation); amend, waive or otherwise alter any provision of the Series B Preferred Stock Certificate of Designation (including the voting provisions) in a manner materially adverse to the interests of the holders of Series B Preferred Stock; or amend or otherwise alter the By-laws of Milacron Inc. or the Certificate of Incorporation in a manner materially adverse to the interests of the holders of the Series B Preferred Stock.

      We shall not, without either (i) the affirmative vote of holders of at least a majority of the shares of Series B Preferred Stock held by holders of Series B Preferred Stock who own at least 50,000 shares of Series B Preferred Stock and who vote on the matter or (ii) the consent of holders of all of the shares of Series B Preferred Stock held by holders of Series B Preferred Stock who own at least 50,000 shares of Series B Preferred Stock issue any equity interests, subject to certain exemptions; declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (as defined in the Series B Preferred Stock Certificate of Designation), subject to certain exemptions, including exemptions for (i) the redemption of all, or any portion, of the 4% Preferred Stock, (ii) the declaration and payment of dividends on the 4% Preferred Stock and (iii) dividends on common stock not to exceed $5,000,000 in any fiscal year; create, incur or assume any Indebtedness (as defined in the Series B Preferred Stock Certificate of Designation), other than certain exemptions; change the size of the Board, other than changes resulting from the appointment or election of Board members by holders of the Series B Preferred Stock or the 4% Preferred Stock; or acquire, through acquisition of capital stock or assets, any person or line of business or sell, transfer, lease or otherwise dispose of all or any substantial part of our assets, other than any transaction involving $50,000,000 or less in value.

      Pursuant to the Registration Rights Agreement dated as of March 12, 2004 among Milacron Inc., Glencore Finance AG and Mizuho International plc, as amended, holders of the Series B Preferred Stock will have the right, at any time after March 7, 2005, to request that we effect a registration of the Series B Preferred Stock and the common stock issued on conversion of such Series B Preferred Stock. In addition, subject to certain limitations, the holders of Series B Preferred Stock and common stock issued on conversion of Series B Preferred Stock will also have the right to include their shares of Series B Preferred Stock and common stock issued upon conversion of the Series B Preferred Stock in the securities covered by registration statements filed by us relating to public offerings of securities for cash.

Warrants

      On June 10, 2004, we issued contingent warrants to Glencore and Mizuho exercisable to purchase an aggregate of one million shares of common stock at an exercise price of $0.01 per share of common stock if, but only if, our Consolidated Cash Flow (as defined in the contingent warrant agreement) for 2005 is less than $60 million. If our Consolidated Cash Flow for 2005 is less than $60 million, the contingent warrants will be exercisable until March 25, 2011. If our Consolidated Cash Flow for 2005 is $60 million or more, the contingent warrants shall immediately terminate and shall not be exercisable.

Voting Power

      The following chart sets forth the percentage of voting power of (a) the holders of our common stock, (b) the holders of our Series B Preferred Stock and (c) the holders of our 4% Preferred Stock, giving effect solely to the rights offering and the accompanying redemption of 150,000 shares of the Series B Preferred Stock, the reset of the conversion price of the Series B Preferred Stock, the exercise of the contingent warrants and payment of pay-in-kind dividends on the Series B Preferred Stock through to its mandatory conversion date (and without giving effect to any other transactions that we may enter into during the applicable periods that would result in additional dilution).

					On Series B Preferred
					Stock mandatory
					conversion date
					(June 10, 2011)
		Following			assuming payment of
		Rights Offering	Following Reset of		cumulative pay-in-
		and Redemption	Conversion Price of	Following	kind dividends on
	As of	of Series B	Series B Preferred	Exercise of	Series B Preferred
	August 20,	Preferred	Stock to	Contingent	Stock until such
	2004	Stock(c)(d)	$1.75(c)(e)	Warrants(c)(f)	date(g)

Holders of Common Stock(a)	41.0%	58.8%	55.7%	55.1%	41.9%
Holders of Series B Preferred Stock	57.3%	39.6%	42.8%	43.4%	56.9%
Holders of 4% Preferred Stock(b)	1.7%	1.6%	1.5%	1.5%	1.2%

(a)	Each holder of common stock is entitled to one vote for each such share of common stock held. In this chart the voting power of common stock issued upon exercise of contingent warrants is attributed to holders of Series B Preferred Stock.

(b)	Each holder of 4% Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(c)	Assumes no pay-in-kind dividends on the Series B Preferred Stock have been paid.

(d)	Assumes full subscription of the rights offering based on the 35,811,833 shares of our common stock outstanding as of August 20, 2004 and redemption of 150,000 shares of Series B Preferred Stock with the proceeds from the rights offering.

(e)	The initial $2.00 per share conversion price of the Series B Preferred Stock is subject to a reset to $1.75 per share at the end of the second quarter of 2005 if a test contained in the Series B Preferred Stock based on our financial performance for 2004 is not satisfied.

(f)	Assumes that all contingent warrants and common stock issued upon exercise thereof continue to be held by holders of Series B Preferred Stock. The voting power of common stock issued upon exercise of the contingent warrants is attributed to holders of Series B Preferred Stock. The contingent warrants will be exercisable only if a test contained in the contingent warrants based on our financial performance for 2005 is not satisfied.

(g)	Assumes rights offering and redemption of Series B Preferred Stock occurred before September 1, 2004, reset of the Series B Preferred Stock conversion price to $1.75, exercise of the contingent warrants and that all contingent warrants and common stock issued upon exercise thereof continue to be held by holders of Series B Preferred Stock.

Rights Agreement

      In February 1999, our Board adopted a rights agreement. Under this agreement, one stock purchase right was distributed in February 1999 with respect to each outstanding share of our common stock. The rights agreement provides that, unless the rights have been redeemed, one right will be granted for each additional share of our common stock issued after February 5, 1999 and prior to the earlier of the time the rights become exercisable or expire on February 5, 2009 (the “Expiration Date”).

      The rights are not currently exercisable and trade in tandem with the common stock. The rights become exercisable and trade separately from the common stock upon the earlier of (i) such time as we learn that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock (such person or group being an “Acquiring Person”) and (ii) such date, if any, as may be designated by our Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding shares of common stock which could result in such person or group becoming the beneficial owner of more than 15% of the outstanding shares of common stock (the earlier of such dates being called the “Distribution Date”). Upon their becoming exercisable, each right entitles the holder to purchase one one-thousandth (1/ 1000) of a share of Series A Participating Cumulative Preferred Stock at a price of $70 (the “Purchase Price”), subject to adjustment. Each one one-thousandth (1/ 1000) of a share of Series A Participating Cumulative Preferred Stock carries voting power equal to one share of common stock.

      The rights agreement provides that at such time as there is an Acquiring Person, proper provision shall be made so that the holder of each right will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of one one-thousandth (1/ 1000) of a share of Series A Participating Cumulative Preferred Stock equal to the number of shares of common stock which at the time of such transaction would have a market value of twice the Purchase Price. The rights agreement further provides that in the event Milacron Inc. is acquired in a merger or other business combination by an Acquiring Person that is a publicly traded corporation or 50% or more of our assets or assets representing 50% or more of our earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that is a publicly traded corporation, each right will entitle its holder to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event Milacron Inc. is acquired in a merger or other business combination by an Acquiring Person that is not a publicly traded entity or 50% or more of our assets or assets representing 50% or more of our earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that is not a publicly traded entity, each right will entitle its holder to purchase, for the Purchase Price, at such holder’s option, (i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be Milacron Inc.) which at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price. Any rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right. At any time prior to the earlier of (i) such time as there is an Acquiring Person and (ii) the Expiration Date, the Board of Milacron Inc. may redeem the rights at a redemption price of $.01 per right.

      On March 11, 2004, we amended our rights agreement to exempt the acquisition by Glencore and Mizuho of securities issued by us in connection with the March 12 Transactions from triggering the rights under the plan.

      The summary description of the rights set forth above does not purport to be complete and is qualified in its entirety by reference to the rights agreement dated as of February 5, 1999, between Milacron Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent, the first amendment to the rights agreement dated as of March 11, 2004, between Milacron Inc. and Mellon Investor Services LLC, as rights agent, and the second amendment to the rights agreement dated as of June 9, 2004, between Milacron Inc. and Mellon Investor Services LLC, as rights agent.

Other Provisions of Our Certificate of Incorporation and By-laws

      Certain provisions of our Certificate of Incorporation and By-laws may provide the Board with the ability to consider any tender offer or takeover attempt to determine whether such action is in the best interest of our shareholders. These provisions may have the effect of delaying, deferring or preventing any tender offer or takeover attempt that individual shareholders might consider to be in their best interest. In particular, our Certificate of Incorporation and By-laws:

•	establish a classified Board, which is divided into three classes with staggered three-year terms. As a result, at least two annual meetings of shareholders may be required for the stockholders to change a majority of the Board;

•	provide that any director may be removed by the holders of a majority of the votes entitled to be cast at an election of directors, but shareholders may effect such removal only for cause;

•	provide for all vacancies on the Board to be filled by the remaining directors, provided there is no default in the payment of dividends to holders of 4% Preferred Stock;

•	provide that, except for action which may be taken solely upon the vote or consent of holders of the 4% Preferred Stock, shareholder action by written consent is only available where signatures are obtained from all the shareholders of Milacron Inc. who would be entitled to notice of a meeting regarding such action;

•	require that shareholders provide advance notice of any shareholder nominations of directors or any proposal of new business to be considered at any meeting of shareholders. Generally, to be timely, a shareholder’s notice will need to be received at our principal executive offices not less than 90 days nor more than 120 days prior to, in the case of annual meetings, the first anniversary date of the preceding year’s annual meeting and, in the case of special meetings, the date of the special meeting. Our By-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before a meeting of shareholders or make nominations for directors at an annual meeting of shareholders;

•	do not allow the common stock shareholders, or any percent thereof, to call a special meeting; and

•	grant to the Board the authority to issue one or more series of Serial Preference Stock, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the powers, preferences or rights, or any qualifications, limitations or restrictions thereof. The existence of authorized but unissued preferred stock may enable the Board to render more difficult or to discourage an attempt to obtain control of Milacron Inc. by means of a merger, tender offer, proxy content or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board could cause shares of Serial Preference Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. The issuance of shares of preferred stock pursuant to the Board’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of Milacron Inc.

Provisions of Delaware Law Governing Business Combinations

      We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating “business combinations” (generally defined to include a broad range of transactions) between Delaware corporations and “interested shareholders” (defined as persons who have acquired at least 15% of a corporation’s stock). Under Section 203, a corporation may not engage in any business combination with any interested shareholder for a period of three years after the date such person became an interested shareholder unless certain conditions are satisfied. Section 203 contains provisions enabling a corporation to avoid the statute’s restrictions. We have not sought to “elect out” of the statute and therefore the restrictions imposed by such statute will apply to us.

Liability and Indemnification of Directors and Officers

      The General Corporation Law of the State of Delaware permits Delaware corporations to limit or eliminate the monetary liability of directors for breach of fiduciary duty as a director subject to certain limitations. Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, the General Corporation Law of the State of Delaware provides for indemnification of directors and officers subject to certain limitations. Our By-laws generally provide for the indemnification of our directors and officers to the maximum extent permitted by Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

      The General Corporation Law of the State of Delaware also permits Delaware corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability. We maintain a global Directors’ and Officers’ liability insurance policy that provides coverage to its directors and officers.

SHARES ELIGIBLE FOR FUTURE SALE

      After completion of this rights offering, based on the number of shares outstanding on August 20, 2004 and assuming full subscription (without giving effect to any rounding up of fractional rights), we will have 51,998,782 shares of common stock outstanding. All of these shares are freely transferable without restriction under the Securities Act unless owned or purchased by our “affiliates” (as such term is used under the Securities Act and the regulations promulgated thereunder). We also have 500,000 shares of Series B Preferred Stock outstanding, which are initially convertible into an aggregate of 50,000,000 shares of common stock. We intend to redeem up to 150,000 shares of the outstanding Series B Preferred Stock with the proceeds of this rights offering, which would reduce the number of shares into which the outstanding Series B Preferred Stock would initially be convertible down to an aggregate of 35,000,000 shares. However, if the initial conversion price of the Series B Preferred Stock is reset from $2.00 per share to $1.75 per share based upon our failure to meet a financial performance test for 2004 and/ or we elect to pay dividends on the Series B Preferred Stock with additional shares of Series B Preferred Stock under certain circumstances, then the outstanding shares of Series B Preferred Stock would be convertible into a greater number of shares of our common stock. The holders of the Series B Preferred Stock also hold contingent warrants exercisable at $0.01 per share for an aggregate of 1,000,000 shares of our common stock if we fail to meet a financial performance test for 2005. The outstanding shares of Series B Preferred Stock were initially issued on June 10, 2004 with 350,000 shares being issued to Glencore and 150,000 shares being issued to Mizuho, both of whom are our affiliates. Shares of Series B Preferred Stock and the contingent warrants are deemed “restricted” securities within the meaning of Rule 144 of the Securities Act and may not be resold unless registered under the Securities Act or pursuant to an exemption from registration, including exemptions provided by Rule 144 under the Securities Act, which rules are described below. Any shares of common stock issued upon conversion of such shares of Series B Preferred Stock or exercise of such contingent warrants would also be deemed “restricted” securities. The holders of the Series B Preferred Stock have certain rights to request, after March 7, 2005, that we register under the Securities Act sales of Series B Preferred Stock and any common stock issued upon conversion of such Series B Preferred Stock.

Rule 144

      In general, under Rule 144 of the Securities Act as currently in effect, any person (or persons whose shares must be aggregated), including affiliates of ours, who has beneficially owned restricted securities for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the then-outstanding shares of the class of restricted securities in question; and

•	the average weekly reported volume of trading of the class of restricted securities in question on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed pursuant to Rule 144, subject to restrictions; and

•	the average weekly volume of trading of the class of restricted securities reported through the consolidated transaction reporting system, contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934, during the four calendar weeks preceding the date on which notice of the sale is filed pursuant to Rule 144.

Sales under Rule 144 also must be made through “brokers’ transactions” or in transactions directly with a “market maker,” as those terms are defined in Rule 144. In addition, sales under Rule 144 are subject to notice requirements and the availability of current public information concerning us for at least 90 days after completion of the offering.

Rule 144(k)

      A person (or persons whose shares must be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the volume, manner of sale, notice or public information requirements of Rule 144 described above.

      We cannot predict the effect, if any, of future sales of shares of Series B Preferred Stock, contingent warrants and/or common stock issued upon conversion of Series B Preferred Stock or exercise of contingent warrants, or the availability of such shares for sale, on the market price for our common stock prevailing from time to time. Sales of Series B Preferred Stock, contingent warrants and/or common stock issued upon conversion of Series B Preferred Stock or exercise of contingent warrants in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

Registration Rights

      Holders of the Series B Preferred Stock have the right, at any time after March 7, 2005, to request that we effect a registration under the Securities Act of their shares of Series B Preferred Stock and any common stock issued upon conversion of such Series B Preferred Stock. In addition, subject to certain limitations, the holders of Series B Preferred Stock and any common stock issued upon conversion of Series B Preferred Stock will also have the right to include such shares with the securities covered by registration statements filed by us relating to public offerings of securities for cash.

      See “Risk Factors — Risks Relating to Our Common Stock and Our Preferred Stock — Our share price may decline due to eligibility for future sale of shares of Series B Preferred Stock, contingent warrants and/or common stock issued upon conversion of Series B Preferred Stock or exercise of contingent warrants.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of certain U.S. federal income tax consequences of the rights offering to holders of Milacron common stock that hold such stock as a capital asset for United States federal income tax purposes. In the opinion of Cravath, Swaine & Moore LLP, advisors to Milacron, this summary represents an accurate summary of the material U.S. federal income tax consequences of the rights offering to such holders. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only if you are a U.S. person as defined under the Code and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

      Moreover, this summary does not address the tax consequences of the rights offering under state, local or foreign tax laws. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

Issuance of the Rights

      The granting of rights to you pursuant to this rights offering should not be taxable to you, and Milacron will take this position for tax reporting purposes. However, the tax consequences to you of the rights offering are unclear, and it is possible the IRS would take the position that you would be subject to tax upon receipt of the rights, as discussed below, whether or not you exercise the rights.

      In general, a distribution by a corporation to its stockholders of rights to acquire more of its stock is not a taxable event. An exception to this general rule applies in the case of a “disproportionate distribution” with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a “disproportionate distribution” if it is a part of a distribution or a series of distributions that has the effect of (1) the receipt of property (including cash) by some stockholders and (2) an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation. In this case, no adjustment will be made to the conversion ratio of the Series B Preferred Stock to reflect the granting of the rights. Milacron will be distributing cash dividends to holders of the Series B Preferred Stock and common stockholders will be granted rights to increase their percentage ownership interests of Milacron common stock.

      The position that the granting of rights should not be taxable is based on the following factors: (1) the purpose of the rights offering is not to increase the proportionate interests of the common stockholders, but rather to mitigate the reduction of your interests that would arise from the conversion of the Series B Preferred Stock into common stock, (2) the Series A Notes and Series B Notes, which were intended to be converted into Series B Preferred Stock, were issued as part of the same plan as the granting of rights and (3) it was only because of non-tax law reasons that the rights were not issued at the same time as the Series A Notes and the Series B Notes, and had Milacron been able to issue both at the same time, the granting of rights should be non-taxable.

      If the Internal Revenue Service were to treat the granting of rights as a taxable distribution, you would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right granted, but only to the extent of Milacron’s earnings and profits, if any. Milacron does not currently expect that it will have earnings and profits for this purpose. The amount of the distribution in excess of any such earnings and profits would be treated first as a nontaxable recovery of adjusted tax basis in your Milacron common stock with respect to which the right was distributed and then as gain from the sale or exchange of your Milacron common stock. Your tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. Your holding period in the right would begin on the day following the date of granting of the right. For purposes of these rules, you probably will be considered to have received your rights and to have exercised them on the first date on which Milacron no longer can terminate or withdraw the rights offering. If you do not exercise a right, you will have a capital loss equal to your tax basis in the right. Non-U.S. holders should consult their tax advisors as to any consequences to them.

      The following discussion assumes that the granting of the rights will be treated as a nontaxable distribution. You probably will be considered to have received your rights and to have exercised them on the first date on which Milacron no longer can terminate or withdraw the rights offering.

Basis and Holding Period of the Rights

      Generally, your basis in the rights granted to you will be zero. If, however, (1) the fair market value of the rights on the date they are issued is 15% or more of the fair market value (on that same date) of Milacron common stock, or (2) you properly elect under Section 307 of the Code in your federal income tax return to allocate part of the basis of your Milacron common stock to the rights, then, if you exercise your rights, your basis in your shares of Milacron common stock will be allocated between your Milacron common stock and the rights in proportion to the fair market values of each on the date the rights are issued. Milacron has not obtained an independent appraisal of the valuation of the rights and, therefore, you must determine how Code Section 307 will apply in your particular situation.

      The holding period of your rights will include your holding period (as of the date of issuance) of the Milacron common stock with respect to which the rights were granted to you.

Expiration of the Rights

      If you do not exercise your rights, you will not recognize any loss and your existing basis in your Milacron common stock will remain unchanged.

Exercise of the Rights, Basis and Holding Period of Acquired Shares

      You will not recognize any gain or loss upon the exercise of your rights. Your basis in each share of Milacron common stock you acquire through exercise of your rights will equal the sum of the price you paid to exercise your rights and your basis, if any, in the rights (determined as described above). Your holding period for the Milacron common stock you acquire through exercise of your rights will begin on the date you exercise your rights.

Sale or Exchange of Common Stock

      If you sell or exchange shares of Milacron common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize will be equal to the difference between the amount you realize on the transaction and your basis in the shares you sell. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from a capital asset held for more than one year will generally be taxable as long term capital gain or loss.

      THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS.

LEGAL MATTERS

      Certain legal matters with respect to the securities offered hereby, as well as the material U.S. federal income tax consequences of the rights offering, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of the company for the years ended December 31, 2001, 2002 and 2003, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov and at the public reference room of the New York Stock Exchange, 20 Broad Street, New York, New York.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Condensed Financial Statements
Consolidated Condensed Statements of Operations for the Six and Three Months Ended June 30, 2004 and June 30, 2003	F-2
Consolidated Condensed Balance Sheets as of June 30, 2004 and December 31, 2003	F-3
Consolidated Condensed Statements of Cash Flows for the Six and Three Months Ended June 30, 2004 and June 30, 2003	F-4
Notes to Consolidated Condensed Financial Statements	F-5
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-36
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-37
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-38
Consolidated Statements of Comprehensive Income and Shareholders’ Equity (Deficit) for the years ended December 31, 2003, 2002 and 2001	F-39
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-40
Notes to Consolidated Financial Statements	F-41
Supplementary Financial Information	F-90

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

	(In millions, except share and per-share amounts)
Sales	$191.7	$181.6	$380.6	$371.8
Cost of products sold	156.2	149.7	312.3	308.1
Cost of products sold related to restructuring	—	3.8	—	3.8

Total cost of products sold	156.2	153.5	312.3	311.9

Manufacturing margins	35.5	28.1	68.3	59.9
Other costs and expenses
Selling and administrative	30.8	34.3	61.7	64.5
Refinancing costs	14.6	—	21.0	—
Restructuring costs	1.7	2.5	2.8	8.5
Other expense — net	(.1)	1.6	1.3	2.3

Total other costs and expenses	47.0	38.4	86.8	75.3

Operating loss	(11.5)	(10.3)	(18.5)	(15.4)
Interest
Income	.5	.3	.9	1.1
Expense	(15.8)	(6.1)	(24.1)	(12.1)

Interest — net	(15.3)	(5.8)	(23.2)	(11.0)

Loss from continuing operations before income taxes	(26.8)	(16.1)	(41.7)	(26.4)
Provision for income taxes	1.1	72.2	2.2	69.5

Loss from continuing operations	(27.9)	(88.3)	(43.9)	(95.9)
Discontinued operations net of income taxes	.1	(3.0)	(.5)	(3.7)

Net loss	$(27.8)	$(91.3)	(44.4)	(99.6)

Loss per common share — basic and diluted
Continuing operations	$(.64)	$(2.63)	$(1.14)	$(2.86)
Discontinued operations	—	(.09)	(.01)	(.11)

Net loss	$(.64)	$(2.72)	$(1.15)	$(2.97)

Dividends per common share	$—	$.01	$—	$.02

Weighted-average common shares outstanding assuming dilution (in thousands)	43,429	33,608	38,671	33,588

See notes to consolidated condensed financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	June 30,	Dec. 31,
	2004	2003

	(In millions, except
	par value)
ASSETS
Current assets
Cash and cash equivalents	$42.0	$92.8
Notes and accounts receivable, less allowances of $12.6 in 2004 and $15.1 in 2003	124.7	93.8
Inventories
Raw materials	7.4	8.1
Work-in-process and finished parts	61.4	57.1
Finished products	61.2	67.1

Total inventories	130.0	132.3
Other current assets	51.0	45.2

Current assets of continuing operations	347.7	364.1
Assets of discontinued operations	—	7.2

Total current assets	347.7	371.3
Property, plant and equipment — net	131.4	140.8
Goodwill	83.1	83.8
Other noncurrent assets	116.1	115.6

Total assets	$678.3	$711.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowings	$1.1	$42.6
Long-term debt and capital lease obligations due within one year	5.6	117.3
Trade accounts payable	70.6	67.9
Advance billings and deposits	16.4	15.2
Accrued and other current liabilities	102.4	109.3

Current liabilities of continuing operations	196.1	352.3
Liabilities of discontinued operations	—	1.8

Total current liabilities	196.1	354.1
Long-term accrued liabilities	225.1	227.8
Long-term debt	236.2	163.5

Total liabilities	657.4	745.4
Commitments and contingencies	—	—
Shareholders’ equity (deficit)
4% Cumulative Preferred shares	6.0	6.0
6% Series B Convertible Preferred Stock	113.1	—
Common shares, $.01 par value in 2004 and $1.00 par value in 2003 (outstanding: 35.7 in 2004 and 34.8 in 2003)	.4	34.8
Capital in excess of par value	322.3	284.0
Contingent warrants	2.6	—
Accumulated deficit	(314.7)	(252.0)
Accumulated other comprehensive loss	(108.8)	(106.7)

Total shareholders’ equity (deficit)	20.9	(33.9)

Total liabilities and shareholders’ equity (deficit)	$678.3	$711.5

See notes to consolidated condensed financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(27.8)	$(91.3)	$(44.4)	$(99.6)
Operating activities providing (using) cash
Loss from discontinued operations	.7	3.0	1.3	3.7
Net gain on divestiture	(.8)	—	(.8)	—
Depreciation and amortization	5.1	5.6	10.4	11.3
Refinancing costs	14.6	—	21.0	—
Restructuring costs	1.7	6.3	2.8	12.3
Deferred income taxes	(.3)	70.7	.3	68.4
Working capital changes
Notes and accounts receivable	(1.6)	.5	(31.6)	1.9
Inventories	.8	10.4	.9	7.6
Other current assets	5.1	(.7)	(5.7)	7.9
Trade accounts payable	5.5	(13.7)	3.4	(13.1)
Other current liabilities	(8.6)	(9.0)	(8.7)	(19.4)
Decrease (increase) in other noncurrent assets	.6	(1.9)	1.8	(1.8)
Increase (decrease) in long-term accrued liabilities	.6	2.3	1.8	(2.5)
Other — net	.5	.5	1.4	1.0

Net cash used by operating activities	(3.9)	(17.3)	(46.1)	(22.3)
Investing activities cash flows
Capital expenditures	(1.4)	(1.7)	(2.9)	(3.0)
Net disposal of property, plant and equipment	(.1)	2.0	.2	2.3
Divestitures	8.0	—	8.0	(24.4)
Acquisitions	—	—	—	(6.5)

Net cash provided (used) by investing activities	6.5	.3	5.3	(31.6)
Financing activities cash flows
Issuance of long-term debt	219.8	—	219.8	—
Repayments of long-term debt	(145.2)	(.5)	(260.6)	(1.0)
Increase (decrease) in short-term borrowings	(82.1)	.7	58.3	(1.3)
Debt issuance costs	(13.6)	—	(21.9)	—
Dividends paid	(.2)	(.4)	(.2)	(.8)

Net cash provided (used) by financing activities	(21.3)	(.2)	(4.6)	(3.1)
Effect of exchange rate fluctuations on cash and cash equivalents	(.6)	3.5	(1.2)	7.0
Cash flows related to discontinued operations	(.7)	(1.4)	(4.2)	(5.1)

Decrease in cash and cash equivalents	(20.0)	(15.1)	(50.8)	(55.1)
Cash and cash equivalents at beginning of period	62.0	82.3	92.8	122.3

Cash and cash equivalents at end of period	$42.0	$67.2	$42.0	$67.2

See notes to consolidated condensed financial statements.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Basis of Presentation

      In the opinion of management, the accompanying unaudited Consolidated Condensed Financial Statements contain all adjustments, including only normal recurring adjustments except for the matters discussed in the notes captioned “Discontinued Operations,” “Refinancing Costs” and “Restructuring Costs,” necessary to present fairly the company’s financial position, results of operations and cash flows.

      The Consolidated Condensed Balance Sheet at December 31, 2003 has been derived from the audited Consolidated Financial Statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

      The accounting policies followed by the company are set forth in the “Summary of Significant Accounting Policies” note to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Stock-Based Compensation

      The company accounts for stock-based compensation, including stock options, under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and the related interpretations. Because all stock options outstanding under the company’s 1997 Long-Term Incentive Plan (the 1997 Plan) and prior plans have exercise prices equal to the fair market value of the underlying common shares at the respective grant dates, no compensation expense is recognized in earnings. The table that follows illustrates on a pro forma basis the effect on net loss and loss per common share if the stock options granted from 1995 through 2003 had been accounted for based on their fair values as determined under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Pro Forma Loss

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions, except per-share amounts)
Net loss as reported	$(27.8)	$(91.3)	$(44.4)	$(99.6)
Effect on reported loss of accounting for stock options at fair value	(1.0)	(.1)	(1.2)	(.4)

Pro forma net loss	$(28.8)	$(91.4)	$(45.6)	$(100.0)

Loss per common share — basic and diluted
As reported	$(.64)	$(2.72)	$(1.15)	$(2.97)

Pro forma	$(.66)	$(2.72)	$(1.18)	$(2.98)

      The conversion of $30.0 million of Series A Notes into 15.0 million common shares on April 15, 2004 (see Refinancing Transactions) resulted in a change in control under the provisions of the 1997 Plan which triggered the early vesting of all outstanding stock options. Accordingly, the pro forma net loss amounts for the second quarter of 2004 and for the six months ended June 30, 2004 include a charge of $.7 million in excess of the amount that would otherwise be reported to recognize all remaining compensation expense related to these stock options.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Discontinued Operations

      In the third quarter of 2002, the company announced a strategy of focusing its capital and resources on building its position as a premier supplier of plastics processing technologies and strengthening its worldwide industrial fluids business. In connection with this strategy, during 2002 the company sold the Valenite, Widia and Werkö metalcutting tools businesses that had been included in its former metalworking technologies segment and initiated plans for the sale of the round metalcutting tools and grinding wheels businesses. The disposition of the round metalcutting tools businesses was completed in the third quarter of 2003 in two separate transactions that resulted in a combined after-tax loss of $6.9 million. The grinding wheels business was sold on April 30, 2004. The company had previously recorded an estimated loss of $4.2 million on the disposition of this business which was adjusted to $3.4 million in the second quarter of 2004 to reflect the actual sale proceeds and sale-related costs.

      The round metalcutting tools and grinding wheels businesses are reported as discontinued operations in the Consolidated Condensed Financial Statements. Operating results for these businesses included in discontinued operations are presented in the following table.

Loss From Discontinued Operations

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Sales	$2.5	$15.8	$9.6	$32.4

Operating loss	(.5)	(2.1)	(.8)	(2.7)
Allocated interest expense	—	(.4)	(.1)	(.9)
Other allocated costs	(.2)	—	(.4)	(.1)

Loss before income taxes	(.7)	(2.5)	(1.3)	(3.7)
Provision for income taxes	—	.5	—	—

Loss from discontinued operations	$(.7)	$(3.0)	$(1.3)	$(3.7)

      As reflected in the preceding table, other allocated costs represent costs directly attributable to the discontinued businesses. Allocated interest expense includes interest on borrowings secured by assets of the businesses sold and an allocated portion of other consolidated interest expense based on the ratio of net assets sold or to be sold to consolidated assets.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The major classes of assets and liabilities of the discontinued grinding wheels business in the Consolidated Condensed Balance Sheet as of December 31, 2003 are as follows:

Assets and Liabilities of Discontinued Operations

Dec. 31,
2003

(In millions)
Notes and accounts receivable	$.4
Inventories	4.1
Other current assets	.2
Property, plant and equipment — net	2.5

Total assets	7.2
Trade accounts payable and other current liabilities	1.6
Long-term accrued liabilities	.2

Total liabilities	1.8

Net assets	$5.4

Refinancing Costs

      During the first quarter of 2004, the company charged to expense $6.4 million of refinancing costs incurred in pursuing various alternatives to the March 12, 2004 refinancing of approximately $200 million in debt and other obligations (see Refinancing Transactions). The company’s refinancing costs in the second quarter totaled $14.6 million, including $5.8 million for the tender offer premium for the 7 5/8% Eurobonds due 2005 and the related expenses. The second quarter amount also includes (i) a charge of $2.6 million related to the early vesting of 1,090,310 shares of restricted stock as a result of a change in control provision, (ii) charges of $4.7 million for the write-off of the deferred financing fees related to the credit facility entered into with Credit Suisse First Boston on March 12, 2004 and subsequently repaid on June 10, 2004 and for other refinancing-related costs and (iii) a $1.5 million prepayment penalty for the term loan included in the Credit Suisse First Boston credit facility.

Restructuring Costs

      During 2001, the company’s management approved a plan to integrate the operations of EOC and Reform, two businesses that were acquired earlier in that year, with the company’s existing European mold base and components business. These businesses are included in the mold technologies segment. The plan, which was substantially completed in 2003, involved the consolidation of the manufacturing operations of five facilities located in Germany and Belgium into three facilities, the reorganization of warehousing and distribution activities in Europe and the elimination of approximately 230 positions. The total cost of the plan was $11.0 million, of which $1.2 million was included in reserves for employee termination benefits that were established in the allocations of the EOC and Reform acquisition costs. The remaining $9.8 million was charged to expense, including $.6 million in the first two quarters of 2003. Of the total cost of the plan, $4.4 million related to employee termination costs, $2.5 million to facility exit costs and $4.1 million to other costs including $3.1 million to relocate employees, inventory and machinery. The cash cost of the integration will be approximately $9.5 million, of which $.1 million was spent in the first two quarters of both 2003 and 2004. Cash costs for the remainder of 2004 are expected to be approximately $.3 million. The non-cash costs of the integration related principally to the write-down of one of the closed facilities to its expected realizable value. As of June 30, 2004 reserves for employee termination benefits and facility exit costs totaled

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

$1.4 million and related principally to supplemental retirement benefits that will be paid to certain former employees in Belgium at a rate of approximately $.1 million per year for the next several years.

      In November 2002, the company announced two restructuring initiatives intended to improve operating efficiency and customer service. The first action involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to the company’s more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller location near Manchester. These operations are included in the machinery technologies — North America segment. The relocations, which involved the elimination of 40 positions, are resulting in restructuring costs of $9.2 million, including $3.7 million in the first two quarters of 2003 and $1.5 million, principally to complete the move of the mold making operation, in the first half of 2004. An additional $.3 million is expected to be expensed in the second half of 2004. Of the total cost of $9.2 million, $1.5 million related to employee severance costs, $1.7 million to facility exit costs including adjustments of the carrying values of assets to be disposed of and plant closing costs, $1.9 million to inventory adjustments related to discontinued product lines and $4.1 million to other move-related costs including employee, inventory and machinery relocation. The cash cost of the relocations will be approximately $5.4 million, including $1.7 million for severance and termination benefits, $.3 million for plant clean up costs and $3.4 million for other costs, principally to relocate inventory and machinery. The non-cash costs of $3.8 million relate principally to the previously mentioned adjustments related to inventories of discontinued product lines and assets to be disposed of as a result of the plant closure.

      In November 2002, the company also announced that the manufacture of special mold bases for injection molding at the mold technologies segment’s Monterey Park, California plant would be phased out and transferred to various other facilities in North America. The closure of the facility resulted in the elimination of 12 positions and restructuring costs of $1.4 million, including $.9 million in 2002 and $.5 million in the first two quarters of 2003. The total cost includes $.1 million for employee termination costs, $.6 million to adjust the carrying values of assets to be sold and plant closure costs and $.8 million for the relocation of equipment and other moving costs. The net cash cost of the closure was $.2 million, which is net of $1.5 million of proceeds from the sale of the facility. The non-cash costs were not significant.

      Early in 2003, the company initiated a plan for the further restructuring of its European blow molding machinery operations at a cost of $4.0 million. A total of $4.6 million was charged to expense for the restructuring in the first two quarters of 2003. In the fourth quarter, $.6 million of excess reserves for termination benefits and inventory adjustments that had been recorded in the first half of the year were reversed. The restructuring involved the discontinuation of the manufacture of certain product lines at the plant in Magenta, Italy, which is included in the machinery technologies — Europe segment, and the elimination of approximately 35 positions. The final $4.0 million cost of the restructuring includes $3.3 million to adjust the carrying values of inventories for discontinued product lines to expected realizable values and $.7 million for severance and other termination benefits. The cash cost of the restructuring was $.9 million based on exchange rates in effect when the termination benefits were actually paid. The non-cash cost related almost entirely to the inventory adjustments discussed above.

      In the second quarter of 2003, the company initiated a plan to close the mold technologies segment’s special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing operations to another facility. Certain other production was outsourced. The closure resulted in the elimination of approximately 60 positions and restructuring costs of $5.7 million, including $2.8 million to adjust the recorded value of the facility to expected realizable value, $2.3 million for severance and other termination benefits, $.4 million to relocate manufacturing equipment and $.2 million for plant clean up and other costs. The entire cost of the closure was recorded in 2003, including $2.8 million in the second quarter. The cash cost of this initiative was $2.7 million, of which $2.6 million — principally for severance-related costs — was spent

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

in the second quarter. The non-cash costs of $3.0 million related principally to the write-down of the facility to expected realizable value.

      In the third quarter of 2003, the company announced additional restructuring initiatives that focus on further overhead cost reductions in each of its plastics technologies segments and at the corporate office. These actions, which involve the relocation of production and warehousing (including the closure of one small facility and the downsizing of two others), closures of sales offices, voluntary early retirement programs and general overhead reductions, have resulted in the elimination of approximately 300 positions worldwide. A total of $11.2 million was charged to expense in 2003 in connection with these initiatives and an additional $.5 million to substantially complete them was expensed in the first two quarters of 2004. Of the total cost of $11.7 million, $3.7 million relates to the machinery technologies — North America segment, $2.7 million to the machinery technologies — Europe segment and $5.3 million to the mold technologies segment. The total cost of the 2003 actions includes $3.2 million for supplemental early retirement benefits that will be paid through the company’s defined benefit pension plan for U.S. employees, $6.9 million for severance and other termination benefits for certain other employees, $.6 million for facility exit costs and $1.1 million for moving expenses. The supplemental early retirement benefits will have the effect of increasing the amount of the company’s funding requirements in future years. The cash costs of the initiatives — including $6.9 million for severance and other termination benefits, $.3 million for lease termination and other facility exit costs and $1.0 million for other costs, are expected to total approximately $8.2 million. Of this amount, $3.4 million was spent in 2003 and another $3.8 million was spent in the first two quarters of 2004. Cash costs for the remainder of the year are expected to total approximately $1.0 million. The non-cash costs of the 2003 initiatives will be approximately $3.5 million and relate principally to early retirement benefits funded through the pension plan as discussed above. At June 30, 2004, reserves for the initiatives totaled $1.1 million which are expected to be fully utilized in the second half of the year.

      In the second quarter of 2004, the company initiated additional actions to further enhance customer service while reducing the overhead cost structure of its machinery technologies — North America segment. These overhead reductions resulted in restructuring expense of $.8 million in the second quarter. An additional $.7 million is expected to be expensed in the second half of the year. Termination benefits will account for $1.4 million of the total cost. Cash costs are expected to total $1.5 million, of which $.1 million was spent in the second quarter. An additional $1.3 million is expected to be spent in the second half of 2004 with the remainder being spent in 2005. The actions will result in the elimination of approximately 60 positions, all by the end of the third quarter of 2004. Reserves for these initiatives totaled $.6 million as of June 30, 2004 and are expected to be fully utilized in the second half of 2004 and early in 2005.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The following table presents the components of the restructuring costs that are included in the Consolidated Condensed Statements of Operations for the second quarters of 2004 and 2003 and the six month periods ended June 30, 2004 and 2003.

Restructuring Costs

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Accruals for termination benefits and facility exit costs	$.7	$1.4	$.7	$3.6
Other restructuring costs
Costs charged to expense as incurred
Inventory adjustments related to product line discontinuation	—	3.8	—	3.8
Inventory and machinery relocation	—	.4	.5	1.1
Employee relocation and other move costs	.4	.2	.7	.4
Adjustments of assets to realizable values	.2	.1	.3	1.1
Severance and facility exit costs	.4	1.2	.6	1.9
Other	—	.4	.1	1.1
Reserve adjustments	—	(1.3)	(.1)	(1.3)

	1.7	6.2	2.8	11.7
Costs related to the EOC and Reform integration	—	.1	—	.6

Total restructuring costs	$1.7	$6.3	$2.8	$12.3

      Of the total restructuring costs for the second quarter of 2003 and for the six months ending June 30, 2003, $3.8 million relates to product line discontinuation. This amount is included in cost of products sold on the Consolidated Condensed Statements of Operations for these periods.

      As presented in the above table, the costs under the line captioned “Costs charged to expense as incurred” do not meet the conditions for accrual under accounting principles generally recognized in the U.S. and are therefore expensed when the related contractual liabilities are incurred. Accordingly, no reserves related to these costs have been established.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The status of the reserves for the initiatives discussed above is summarized in the following tables. The amounts included therein relate solely to continuing operations.

Restructuring Reserves

	Three Months Ended June 30, 2004				Six Months Ended June 30, 2004

	Beginning		Usage and	Ending	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$1.2	$—	$(.1)	$1.1	$1.3	$—	$(.2)	$1.1
Facility exit costs	.3	—	—	.3	.3	—	—	.3

	1.5	—	(.1)	1.4	1.6	—	(.2)	1.4
Restructuring costs
Termination benefits	2.5	.7	(1.3)	1.9	4.5	.7	(3.3)	1.9
Facility exit costs	.1	—	—	.1	.4	—	(.3)	.1

	2.6	.7	(1.3)	2.0	4.9	.7	(3.6)	2.0

Total reserves related to continuing operations	$4.1	$.7	$(1.4)	$3.4	$6.5	$.7	$(3.8)	$3.4

	Three Months Ended June 30, 2003				Six Months Ended June 30, 2003

	Beginning		Usage and	Ending	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$1.5	$—	$(.1)	$1.4	$1.7	$—	$(.3)	$1.4
Restructuring costs
Termination benefits	3.2	1.4	(3.5)	1.1	3.1	3.6	(5.6)	1.1
Facility exit costs	.3	—	(.3)	—	.6	—	(.6)	—

	3.5	1.4	(3.8)	1.1	3.7	3.6	(6.2)	1.1

Total reserves related to continuing operations	$5.0	$1.4	$(3.9)	$2.5	$5.4	$3.6	$(6.5)	$2.5

      Approximately $2.0 million of the $3.4 million of reserves related to restructuring actions is expected to be utilized in the second half of 2004. An additional $.5 million is expected to be spent in the first half of 2005. The remaining $.9 million represents supplemental retirement benefits for certain employees that will be paid at a rate of approximately $.1 million per year for the next several years.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Retirement Benefit Plans

      The table that follows presents the components of pension expense and postretirement health care costs for the second quarters of 2004 and 2003 and the six month periods ended June 30, 2004 and 2003.

Pension Expense

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Service cost	$1.0	$1.1	$2.2	$2.4
Interest cost	8.4	8.2	16.7	16.9
Expected return on plan assets	(8.8)	(9.5)	(17.5)	(19.1)
Amortization of prior service cost	.2	.2	.4	.4
Amortization of unrecognized gains and losses	1.8	.8	3.6	1.6

Expense for the period	$2.6	$.8	$5.4	$2.2

Postretirement Healthcare Cost

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Service cost	$—	$—	$.1	$.1
Interest cost	.4	.4	.7	.7
Amortization of unrecognized gains and losses	(.1)	(.1)	(.1)	(.1)

Expense for the period	$.3	$.3	$.7	$.7

      The company expects to make contributions to the funded pension plan for certain U.S. employees totaling $4.2 million in 2004. Contributions will also be required in future years.

Income Taxes

      At December 31, 2003, the company had non-U.S. net operating loss carryforwards — principally in The Netherlands, Germany and Italy — totaling $190 million, of which $17 million will expire at the end of 2007. The remaining $173 million have no expiration dates. Deferred tax assets related to the non-U.S. loss carryforwards totaled $61 million at December 31, 2003 and valuation allowances totaling $51 million had been provided with respect to these assets as of that date. Management believes that it is more likely than not that portions of the net operating loss carryforwards in these jurisdictions will be utilized. However, there is currently insufficient positive evidence in some non-U.S. jurisdictions — primarily Germany and Italy — to conclude that no valuation allowances are required.

      At December 31, 2003, the company had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration dates. Approximately 40% of the state and local loss carryforwards will expire by 2010 and the remainder will expire by 2018. At December 31, 2003, additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending the ultimate expiration beyond 2023.

      The conversion of the Series A Notes into common stock on April 15, 2004 and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004 triggered an “ownership change” for U.S. federal income tax purposes (see Refinancing Transactions). As a consequence of the ownership change, the timing of the company’s utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

      Accounting principles generally accepted in the U.S. require that valuation allowances be established when it is more likely than not that all or a portion of recorded deferred tax assets will not be realized in the foreseeable future. The company reviews the need for new valuation allowances and the carrying amounts of previously recorded valuation allowances quarterly based on the relative amount of positive and negative evidence available at the time. Factors considered in these evaluations include management’s short-term and long-range operating plans, the current and future utilization of net operating loss carryforwards, the expected future reversal of recorded deferred tax liabilities and the availability of qualified tax planning strategies. Valuation allowances are then established or adjusted as appropriate. The resulting decreases or increases in valuation allowances serve to favorably or unfavorably affect the company’s provision for income taxes and effective tax rate.

      At March 31, 2003, management concluded that no valuation allowances were currently required with respect to the company’s U.S. deferred tax assets. This conclusion was based on the availability of qualified tax planning strategies and the expectation that increased industrial production and capital spending in the U.S. plastics industry combined with the significant reductions in the company’s cost structure that have been achieved in recent years would result in improved operating results in relation to the losses incurred in 2001 and 2002.

      At June 30, 2003, however, management concluded that a recovery in the plastics industry and the company’s return to profitability in the U.S. would be delayed longer than originally expected. As a result of these delays and the incremental costs of the restructuring initiatives announced in the third quarter of 2003 (see Restructuring Costs), the company incurred a cumulative operating loss in the U.S. for the three year period ending December 31, 2003. In such situations, accounting principles generally accepted in the U.S. include a presumption that expectations of earnings in the future cannot be considered in assessing the need for valuation allowances. Accordingly, a tax provision of approximately $71 million was recorded in the second quarter of 2003 to establish valuation allowances with respect to a portion of the company’s U.S. deferred tax assets for which future income was previously assumed.

      During the second half of 2003, U.S. deferred tax assets increased by approximately $18 million due to continued losses from operations and a goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. The company continued to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003. U.S. deferred tax assets and valuation allowances were both increased by an additional $7 million in the first two quarters of 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      Management will continue to reassess its conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and a corresponding decrease in shareholders’ equity in the period of the change.

      Because of the factors discussed above, the company was unable to record tax benefits with respect to its losses in the U.S. and certain other jurisdictions in the first half of 2004. However, results for the period include tax expense related to operations in profitable non-U.S. jurisdictions. This resulted in a provision for income taxes of $2.2 million despite a pretax loss of $41.7 million. In the first half of 2003, the provision for income taxes was $69.5 million which includes the $71 million charge discussed above and provisions for income taxes in certain non-U.S. jurisdictions.

Receivables

      During all of 2003 and through March 12, 2004, the company maintained a receivables purchase agreement with a third party financial institution. Under this arrangement, the company sold, on a revolving basis, an undivided percentage ownership interest in designated pools of accounts receivable. As existing receivables were collected, undivided interests in new eligible receivables were sold. Accounts that became 60 days past due were no longer eligible to be sold and the company was at risk for credit losses for which the company maintained a reserve for doubtful accounts sufficient to cover estimated expenses. At December 31, 2003, approximately $33 million of accounts receivable related to continuing operations had been sold under this arrangement. This amount is reported as a reduction of accounts receivable in the Consolidated Condensed Balance Sheet at that date. On March 12, 2004, all amounts sold by the company under the receivables purchase agreement were repurchased using a portion of the proceeds of the refinancing transactions entered into on that date (see Refinancing Transactions). The effect was to increase the use of cash from operating activities for the first quarter and first half of 2004 by $33 million.

      Certain of the company’s non-U.S. subsidiaries also sell accounts receivable on an ongoing basis. In some cases, these sales are made with recourse, in which case appropriate reserves for potential losses are recorded at the sale date. At June 30, 2004 and December 31, 2003, the gross amounts of accounts receivable that had been sold under these arrangements totaled $3.9 million and $3.8 million, respectively. At June 30, 2004 and December 31, 2003, these amounts were partially collateralized with $3 million of cash deposits that are included in cash and cash equivalents in the Consolidated Condensed Balance Sheets.

      The company also periodically sells with recourse notes receivable arising from customer purchases of plastics processing machinery and, in a limited number of cases, guarantees the repayment of all or a portion of notes from its customers to third party lenders. At June 30, 2004 and December 31, 2003, the company’s maximum exposure under these arrangements totaled $8.2 million and $11.6 million, respectively. In the event a customer were to fail to repay a note, the company would generally regain title to the machinery for later resale as used equipment.

      Costs related to sales of notes receivable and to guarantees have not been material in the past.

Goodwill and Other Intangible Assets

      The carrying value of goodwill totaled $83.1 million and $83.8 million at June 30, 2004 and December 31, 2003, respectively. The company’s other intangible assets, which are included in other noncurrent assets in the Consolidated Condensed Balance Sheets, are not significant.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Other Assets

      The components of other current assets and other noncurrent assets are shown in the tables that follow.

Other Current Assets

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Deferred income taxes	$27.5	$27.9
Refundable income taxes	2.7	2.7
Other	20.8	14.6

	$51.0	$45.2

Other Noncurrent Assets

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Deferred income taxes net of valuation allowances	$70.2	$70.9
Intangible assets other than goodwill	5.8	6.5
Other	40.1	38.2

	$116.1	$115.6

Liabilities

      The components of accrued and other current liabilities are shown in the following table.

Accrued and Other Current Liabilities

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Accrued salaries, wages and other compensation	$24.4	$20.9
Taxes payable other than income tax	11.4	10.8
Reserves for post-closing adjustments and transaction costs on divestitures	11.0	11.8
Accrued and deferred income taxes	8.0	8.0
Other accrued expenses	47.6	57.8

	$102.4	$109.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The following table summarizes changes in the company’s warranty reserves. These reserves are included in accrued and other current liabilities in the Consolidated Condensed Balance Sheets.

Warranty Reserves

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Balance at beginning of period	$7.3	$5.8	$8.1	$5.9
Accruals	1.3	.8	2.3	1.8
Payments	(1.1)	(.3)	(2.9)	(.3)
Warranty expirations	(.2)	(.5)	(.2)	(1.2)
Foreign currency translation adjustments	(.1)	.5	(.1)	.1

Balance at end of period	$7.2	$6.3	$7.2	$6.3

      The components of long-term accrued liabilities are shown in the following table.

Long-Term Accrued Liabilities

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Accrued pensions and other compensation	$37.1	$42.5
Minimum pension liability	107.7	104.3
Accrued postretirement health care benefits	30.1	31.2
Accrued and deferred income taxes	21.7	21.5
Self-insurance reserves(a)	19.2	18.8
Other	9.3	9.5

	$225.1	$227.8

(a)	As presented on the above table, self-insurance reserves at June 30, 2004 are shown net of expected recoveries from excess liability carriers of approximately $8 million.

Refinancing Transactions

      On March 12, 2004, the company entered into a definitive agreement whereby Glencore Finance AG and Mizuho International plc purchased $100 million in aggregate principal amount of the company’s new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay the 8 3/8% Notes due March 15, 2004. The securities the company issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007. The $30 million of Series A Notes were convertible into shares of the company’s common stock at a conversion price of $2.00 per share. Glencore Finance AG and Mizuho International plc converted the entire principal amount of the Series A Notes into 15.0 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum. The rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      On March 12, 2004, the company also reached a separate agreement with Credit Suisse First Boston for a $140 million credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility and a $75 million term loan B facility. On March 12, 2004, extensions of credit under the facility in an aggregate amount of $84 million were utilized to repay and terminate the company’s then-existing revolving credit facility (in addition to replacing or providing credit support for outstanding letters of credit) and its then-existing receivables purchase program. As discussed below, all borrowings under the Credit Suisse First Boston facility were repaid on June 10, 2004.

      On May 26, 2004, Milacron Escrow Corporation, a wholly-owned, direct subsidiary of the company created solely to issue notes and to merge with and into the company, issued $225 million in aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 in a private placement. The proceeds of this issuance were initially placed in escrow. On June 10, 2004, the conditions for release of the proceeds from escrow were satisfied, including the consummation of the merger of Milacron Escrow Corporation with and into the company.

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of Series B Preferred Stock, a new series of the company’s convertible preferred stock with a cumulative cash dividend rate of 6%. On June 10, 2004, the company also entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent.

      On June 10, 2004, the company applied the proceeds of the issuance of the 11 1/2% Senior Secured Notes due 2011, together with $7.3 million in borrowings under the asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005 at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. The company also used $17.4 million in availability under the asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      The conversion of the Series A Notes into common stock on April 15, 2004, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of the ownership change, timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Short-Term Borrowings

      The components of short-term borrowings are shown in the table that follows.

Short-Term Borrowings

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Asset based credit facility due 2008	$—	$—
Revolving credit facility due 2004	—	42.0
Borrowings under other lines of credit	1.1	.6

	$1.1	$42.6

      Borrowings under the asset based facility are secured by a first priority security interest, subject to permitted liens, in, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventories and, in the U.S., certain relative rights under contracts, licenses and other general intangibles, subject to certain exceptions. The availability of loans under the facility is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and U.S. inventory and is subject to other conditions and limitations, including an excess availability reserve (the minimum required availability) of $10 million.

      Pursuant to the terms of the asset based facility, the cash the company receives from collection of receivables is subject to an automatic “sweep” to repay any outstanding borrowings under the asset based facility on a daily basis. As a result, the company relies on borrowings under the asset based facility as the primary source of cash for use in its North American operations. The availability of borrowings under the asset based facility is subject to the borrowing base limitations, including the excess availability reserve, which may be adjusted from time to time by the administrative agent at its discretion, and the satisfaction of certain conditions to borrowing, including, among other things, conditions related to the continued accuracy of the company’s representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in the company’s business or financial condition.

      The asset based facility contains for the first five quarters, a financial covenant requiring the company to maintain a minimum level of cumulative consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) as defined in the facility, to be tested quarterly. The EBITDA requirement for the third quarter of 2004 is $11.6 million and the cumulative fourth quarter requirement is $25.9 million. The facility also contains a limit on capital expenditures to be complied with on a quarterly basis beginning with the third quarter of 2004. Thereafter, the company will have to comply with a fixed charge coverage ratio to be tested quarterly.

      At June 30, 2004, $21.4 million of the asset based credit facility was utilized for outstanding letters of credit. The outstanding letters of credit include approximately $8 million of “back-to-back” letters of credit which have been terminated in July 2004 in support of letters of credit issued under prior credit agreements. There were no borrowings against the facility at June 30, 2004. Under the terms of the facility, the company’s additional borrowing capacity at June 30, 2004 was approximately $26.9 million after taking into account then-outstanding letters of credit and the minimum availability and existing reserve requirements. The effective interest rate for borrowings under the asset based credit facility would have been 4.8% had any amounts been borrowed. The facility includes a number of positive and negative covenants with which the company was in compliance at June 30, 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      At June 30, 2004, the company had other lines of credit with various U.S. and non-U.S. banks totaling approximately $28 million. These credit facilities support the discounting of receivables, letters of credit, guarantees and leases in addition to providing borrowings under varying terms. Approximately $15 million was available to the company under these lines under certain circumstances.

      During 2003 and through March 12, 2004, the company had a $65 million committed revolving credit facility with certain U.S. and non-U.S. banks. At December 31, 2003, $54 million was utilized, including borrowings of $42 million. All amounts borrowed under the facility were repaid using a portion of the proceeds of the refinancing transactions entered into on March 12, 2004 (see Refinancing Transactions).

Long-Term Debt

      The components of long-term debt are shown in the following table.

Long-Term Debt

	June 30,	Dec. 31,
	2004	2003

	(In millions)
11 1/2% Senior Secured Notes due 2011	$219.8	$—
8 3/8% Notes due March, 2004	—	115.0
7 5/8% Eurobonds due April, 2005	—	142.6
Capital lease obligations	16.1	17.1
Other	5.9	6.1

	241.8	280.8
Less current maturities	(5.6)	(117.3)

	$236.2	$163.5

      On March 15, 2004, the 8 3/8% Notes were repaid using a portion of the proceeds of the refinancing transactions entered into on March 12, 2004. On June 10, 2004, the company repurchased €114,990,000 of the 7 5/8% Eurobonds due 2005 following the completion of a tender offer for these obligations (see Refinancing Transactions).

      The 11 1/2% Senior Secured Notes due 2011 are jointly and severally guaranteed on a senior secured basis by substantially all of the company’s U.S. and Canadian subsidiaries and on a senior unsecured basis by Milacron Capital Holdings B.V., a Dutch subsidiary. The notes and guarantees are secured by a first priority security interest in certain of the company’s U.S. assets other than those securing the asset based facility on a first priority basis (see Short-Term Borrowings) as well as the capital stock of certain subsidiaries and a second priority security interest in all of the assets securing the company’s asset based credit facility on a first priority basis.

      Subject to a number of important limitations, exceptions and qualifications, the indenture governing the 11 1/2% Senior Secured Notes due 2011 contains covenants that limit the ability of the company and its restricted subsidiaries to incur additional indebtedness, create liens, engage in sale and leaseback transactions, pay dividends or make other equity distributions, purchase or redeem capital stock, make investments, sell assets, engage in transactions with affiliates and effect a consolidation or merger.

      As presented in the above table, the value of the 11 1/2% Senior Secured Notes due 2011 is net of the unamortized portion of a $5.2 million discount at issuance. As a result of this discount, the effective interest rate for financial reporting purposes is approximately 12%.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Shareholders’ Equity

      On April 15, 2004, the $30.0 million of Series A Notes issued to Glencore Finance AG and Mizuho International plc on March 12, 2004 (see Refinancing Transactions), were converted into 15.0 million common shares. The conversion involved the reissuance of approximately 4.6 million treasury shares and the issuance of approximately 10.4 million authorized but previously unissued common shares.

      On June 9, 2004, the company’s shareholders, among other things, approved the following resolutions:

•	an increase in the number of authorized common shares from 50.0 million to 165.0 million;

•	a decrease in the par value of each common share from $1.00 per share to $.01 per share;

•	the issuance of a new series of Series B Preferred Stock that is convertible into common shares; and

•	the issuance of contingent warrants which will be exercisable to purchase additional shares of the company’s common stock under certain circumstances.

      On June 10, 2004, the 15.0 million common shares into which the Series A Notes were converted and the $70.0 million of Series B Notes (see Refinancing Transactions) were exchanged for 500,000 shares of Series B Preferred Stock having a par value of $.01 per share and a liquidation preference of $200 per share. The 500,000 shares of Series B Preferred Stock are initially convertible into 50.0 million common shares of the company at a conversion price of $2.00 per share and have a cash dividend rate of 6% per year. Dividends may also be paid in additional shares of Series B Preferred Stock at a rate of 8% per year if the company is prohibited by the terms of its certificate of incorporation or its financing agreements from paying dividends in cash. Dividends on the Series B Preferred Stock must be paid prior to any dividend or distribution with respect to common stock. The initial conversion price will be reset to $1.75 per share of common stock at the end of the second quarter of 2005 if a test based on the company’s financial performance for 2004 is not satisfied. The test requires the company to achieve EBITDA, as defined, of at least $50 million in 2004. To the extent not previously converted to common shares at the option of the holders, the Series B Preferred Stock must be converted to common shares on the seventh anniversary of the date of its issuance. In the event of the liquidation of the company, the Series B Preferred Stock ranks junior to the 4% Preferred Stock, as discussed below.

      Except as otherwise required by law or by the company’s certificate of incorporation or expressly provided for in the certification of designation governing the Series B Preferred Stock, the holders of record of shares of the Series B Preferred Stock have full voting rights and powers, and are entitled to vote on all matters put to a vote or consent of the company’s shareholders, voting together with the holders of the company’s common stock and its 4% Cumulative Preferred Stock as a single class, with each holder of shares of Series B Preferred Stock having the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred Stock could be converted as of the record date for the vote or consent which is being taken. The holders of the Series B Preferred Stock, voting separately as a class, have the right to elect a number of directors to the company’s board of directors in proportion to the percentage of fully diluted common stock represented by the outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one).

      As of June 30, 2004 Glencore Finance AG and Mizuho International plc collectively owned 100% of the Series B Preferred Stock which represents approximately 57% of the company’s fully diluted common equity (on an as-converted basis). Glencore Finance AG has reported in a Schedule 13D amendment dated June 21, 2004 with the Securities and Exchange Commission (SEC) that it has sold an undivided 17.8% participation interest in its investment in the company to Triage Offshore Funds, Ltd. (Triage) equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of the company’s outstanding common equity (on an as-converted basis), with Glencore Finance AG remaining as the recorded holder of such shares. If the company redeems a portion of the shares of Series B Preferred Stock with the proceeds of a rights offering (as

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

described below), Glencore Finance AG’s and Mizuho International plc’s collective holdings would represent approximately 40% of the company’s outstanding equity, with Triage’s participation interest in Glencore Finance AG’s holdings representing approximately 5.0% of the company’s outstanding common equity, in each case on an as-converted basis and assuming (I) no pay-in-kind dividends on the Series B Preferred Stock have been paid (ii) full subscription to the rights offering and (iii) the redemption of 150,000 shares of Series B Preferred Stock with the proceeds of the rights offering.

      The Series B Preferred Stock includes a beneficial conversion feature of approximately $18 million because it allows the holders to acquire common shares of the company at an effective conversion price of approximately $2.00 per share compared to a fair value per common share of $2.40 on March 12, 2004. In the Consolidated Condensed Balance Sheet at June 30, 2004, the $18 million amount related to the beneficial conversion feature is included in the recorded value of the Series B Preferred Stock and has been applied as a direct increase of accumulated deficit.

      On June 10, 2004, the company also issued to holders of the Series B Preferred Stock contingent warrants to purchase an aggregate of one million shares of its common stock for $.01 per share. The contingent warrants are exercisable only if a test based on the company’s financial performance for 2005 is not satisfied. The test requires the company to achieve EBITDA, as defined, of at least $60 million in 2005. If the test is not satisfied, the contingent warrants will be exercisable until March 25, 2011. If the test based on financial performance is satisfied, the contingent warrants will immediately terminate and will not be exercisable.

      On June 25, 2004, as permitted by the terms of the agreement with Glencore Finance AG and Mizuho International plc, the company filed a registration statement with the SEC for up to approximately 16.2 million additional common shares to be issued through a rights offering. Pursuant to the rights offering, the holders of shares of common stock (other than common stock received upon the conversion of Series B Preferred Stock) will be entitled to purchase ..452 shares of common stock for each share held at the record date for $2.00 per full share. At its option, the company plans to (but is not required to) redeem up to 150,000 shares of Series B Preferred Stock at a price of $210.00 per share using the proceeds of the rights offering.

      In addition to the Series B Preferred Stock, at June 30, 2004 and December 31, 2003, the company had outstanding 60,000 shares of 4% Cumulative Preferred Stock (the 4% Preferred Stock) having a par value of $100 per share. Except as otherwise required by law or the company’s certificate of incorporation, the holders of the 4% Preferred Stock vote together with the holders of shares of the common stock and the holders of Series B Preferred Stock as a single class, with holders of shares of 4% Preferred Stock having 24 votes per share. Holders of the 4% Preferred Stock are entitled to receive quarterly dividends in cash out of the net assets legally available for the payment of dividends at a rate of $4 per year. Dividends are cumulative, and they must be paid prior to the purchase or redemption of any 4% Preferred Stock or any common stock. Dividends must also be paid prior to any distribution in respect of the common stock or the Series B Preferred Stock. In addition, dividends or distributions on common stock may not be made unless “consolidated net current assets,” and “consolidated net tangible assets,” in both cases as defined in the company’s certificate of incorporation, exceed certain amounts per share of 4% Preferred Stock. In the event of any liquidation, dissolution or winding up of the company, the holders of the 4% Preferred Stock are entitled to receive out of the assets available for distribution to shareholders an amount equal to $105 per share if the action is voluntary and $100 per share if it is not voluntary, in each case in addition to an amount equal to all accrued dividends in arrears at the date of the distribution, before any distributions of assets shall be made to the holders of Series B Preferred Stock or common stock. The holders of the Series B Preferred Stock and the common stock would be entitled to share in any assets then remaining to the exclusion of the holders of 4% Preferred Stock.

      The 4% Preferred stock may be redeemed at the company’s election, by resolution of the board of directors, for a redemption price of $105 per share plus all accrued and unpaid dividends to the date of redemption. At meetings of shareholders of the company, each shareholder of 4% Preferred Stock is entitled

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

to 24 votes for each share of 4% Preferred Stock held except that in the event that a default in dividends on the 4% Preferred Stock is deemed to have occurred, the holders of the 4% Preferred Stock, voting separately as a class, have the right at each shareholders’ meeting thereafter (at which 35% of the 4% Preferred Stock is represented) to elect one-third of the members of the board of directors to be elected at that meeting. A default in preferred dividends would be deemed to have occurred if at any time dividends accrued or in arrears on the 4% Preferred Stock amounts to $4 per share or more.

      On June 11, 2004, the company issued 1,110,000 previously unissued common shares in the form of grants of restricted stock.

      In the first two quarters of 2004, a total of 164,302 treasury shares were reissued in connection with grants of restricted stock and contributions to employee benefit plans. This reduction in treasury shares was more than offset by the cancellation of 432,132 restricted shares (including shares cancelled to cover withholding taxes) that were added to the treasury share balance in lieu of their cancellation. At June 30, 2004 the treasury share balance was 15,443,805 which includes the shares into which the Series A debt was converted which were subsequently exchanged for Series B Preferred Stock on June 10, 2004.

      In the first two quarters of 2003, a total of 144,741 treasury shares were reissued in connection with grants of restricted shares and contributions to employee benefit plans. These reductions in treasury shares were partially offset by the cancellation of 82,943 restricted shares that had been granted in prior years.

Comprehensive Loss

      Total comprehensive income (loss) represents the net change in shareholders’ equity during a period from sources other than transactions with shareholders and, as such, includes net earnings or loss for the period. The components of total comprehensive loss are as follows:

Comprehensive Loss

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Net loss	$(27.8)	$(91.3)	$(44.4)	$(99.6)
Foreign currency translation adjustments	(2.2)	5.4	(2.1)	9.1
Change in fair value of foreign currency exchange contracts	—	—	—	(.1)

Total comprehensive loss	$(30.0)	$(85.9)	$(46.5)	$(90.6)

      The components of accumulated other comprehensive loss are shown in the following table.

Accumulated Other Comprehensive Loss

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Foreign currency translation adjustments	$(28.2)	$(26.1)
Minimum pension liability adjustment	(80.8)	(80.8)
Fair value of foreign currency exchange contracts	.2	.2

	$(108.8)	$(106.7)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Contingencies

      The company is involved in remedial investigations and actions at various locations, including former plant facilities, and EPA Superfund sites where the company and other companies have been designated as potentially responsible parties. The company accrues remediation costs, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are generally recognized no later than the completion of a remediation feasibility study. The accruals are adjusted as further information becomes available or circumstances change. Environmental costs have not been material in the past.

      Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In several such lawsuits, some of which seek substantial dollar amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by the company. The company is vigorously defending these claims and believes it has reserves, indemnity claims and insurance coverage sufficient to cover potential exposures.

      While, in the opinion of management, the liability resulting from these matters will not have a material effect on the company’s consolidated financial position or results of operations, the outcome of individual matters cannot be predicted with reasonable certainty at this time.

Organization

      The company has four business segments: machinery technologies — North America, machinery technologies — Europe, mold technologies and industrial fluids. Descriptions of the products and services of these business segments are included in the “Organization” note to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Operating results by segment for the second quarters of 2004 and 2003 and for the six month periods ended June 30, 2004 and 2003 are presented in the following tables.

Total Sales by Segment

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Plastics technologies
Machinery technologies — North America	$83.2	$74.7	$160.5	$163.0
Machinery technologies — Europe	42.4	38.9	84.9	73.9
Mold technologies	39.9	43.0	83.2	87.6
Eliminations(a)	(1.5)	(1.3)	(1.9)	(4.3)

Total plastics technologies	164.0	155.3	326.7	320.2
Industrial fluids	27.7	26.3	53.9	51.6

Total sales	$191.7	$181.6	$380.6	$371.8

(a)	Represents the elimination of sales among plastics technologies segments.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Customer Sales by Segment

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Plastics technologies
Machinery technologies — North America	$83.1	$74.3	$160.2	$162.0
Machinery technologies — Europe	41.0	38.0	83.3	70.6
Mold technologies	39.9	43.0	83.2	87.6

Total plastics technologies	164.0	155.3	326.7	320.2
Industrial fluids	27.7	26.3	53.9	51.6

Total sales	$191.7	$181.6	$380.6	$371.8

      Consistent with the company’s internal reporting methods, segment operating profit or loss excludes restructuring costs and certain unallocated corporate and financing expenses.

Operating Information by Segment

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Operating profit (loss)
Plastics technologies
Machinery technologies — North America	$3.4	$(1.6)	$2.8	$.5
Machinery technologies — Europe	1.3	(1.8)	2.4	(2.5)
Mold technologies	(.1)	.1	1.3	.4

Total plastics technologies	4.6	(3.3)	6.5	(1.6)
Industrial fluids	3.4	3.7	5.9	7.2
Refinancing costs	(14.6)	—	(21.0)	—
Restructuring costs(a)	(1.7)	(6.3)	(2.8)	(12.3)
Corporate expenses	(2.9)	(3.7)	(6.2)	(7.2)
Other unallocated expenses(b)	(.3)	(.7)	(.9)	(1.5)

Operating loss	(11.5)	(10.3)	(18.5)	(15.4)
Interest expense — net	(15.3)	(5.8)	(23.2)	(11.0)

Loss before income taxes	$(26.8)	$(16.1)	$(41.7)	$(26.4)

(a)	In the second quarter of 2004, $1.4 million relates to machinery technologies — North America, $.1 million relates to machinery technologies — Europe and $.2 million relates to mold technologies. In the second quarter of 2003, $.9 million relates to machinery technologies — North America, $2.4 million relates to machinery technologies — Europe and $3.0 million relates to mold technologies. For the six months ended June 30, 2004, $2.2 million relates to machinery technologies — North America, $.2 million relates to machinery technologies — Europe and $.4 million relates to mold technologies. For the six months ended June 30, 2003, $3.7 million relates to machinery technologies — North America, $4.6 million relates to machine technologies — Europe and $4.0 million relates to mold technologies.

(b)	Represents financing costs, including those related to the sale of accounts receivable prior to March 12, 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Earnings Per Common Share

      Basic earnings per common share data are based on the weighted-average number of common shares outstanding during the respective periods. Weighted-average shares assuming dilution excludes the effects of convertible preferred stock and potentially dilutive restricted shares because their inclusion would result in a smaller loss per common share.

Subsequent Event

      On July 30, 2004, the company entered into a $50 million (notional amount) interest rate swap that will convert a portion of the fixed-rate interest on the $225 million of 11 1/2% Senior Secured Notes due 2011 into a floating-rate obligation. The swap, which matures on November 15, 2008, is intended to achieve a better balance between fixed-rate and floating-rate debt. The floating rate is calculated based on six-month LIBOR set in arrears.

Condensed Consolidating Financial Information

      On May 26, 2004, 11 1/2% Senior Secured Notes due 2011 were issued by Milacron Escrow Corporation, a wholly-owned, direct subsidiary of Milacron Inc. created solely to issue the Senior Secured Notes and to merge with and into Milacron Inc. The merger of Milacron Escrow Corporation with and into Milacron Inc. was completed on June 10, 2004. Also on June 10, 2004, the Senior Secured Notes were jointly, severally, fully and unconditionally guaranteed by the company’s U.S. and Canadian restricted subsidiaries and by Milacron Capital Holdings B.V. Following are unaudited condensed consolidating financial statements of the company, including the guarantors. This information is provided pursuant to Rule 3-10 of Regulation S-X in lieu of separate financial statements of each subsidiary guaranteeing the Senior Secured Notes. The following condensed consolidating financial statements present the balance sheet, statement of operations and cash flows of (i) Milacron Inc. (in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting), (ii) the guarantor subsidiaries of Milacron Inc., (iii) the nonguarantor subsidiaries of Milacron Inc., and (iv) the eliminations necessary to arrive at the information for the company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying unaudited consolidated condensed financial statements of the company.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$125.1	$72.6	$(6.0)	$191.7
Cost of products sold	2.2	103.8	56.2	(6.0)	156.2

Manufacturing margins	(2.2)	21.3	16.4	—	35.5
Other costs and expenses
Selling and administrative	3.9	13.5	13.4	—	30.8
Refinancing costs	9.0	5.6	—	—	14.6
Restructuring costs	—	1.4	.3	—	1.7
Other — net	.3	(.6)	.2	—	(.1)

Total other costs and expenses	13.2	19.9	13.9	—	47.0

Operating earnings (loss)	(15.4)	1.4	2.5	—	(11.5)
Other non-operating expense (income) Intercompany management fees	(3.0)	3.0	—	—	—
Intercompany interest	(2.1)	2.2	(.1)	—	—
Equity in (earnings) losses of subsidiaries	5.3	(17.2)	—	11.9	—

Total other non-operating expense (income)	.2	(12.0)	(.1)	11.9	—

Earnings (loss) from continuing operations before interest and income taxes	(15.6)	13.4	2.6	(11.9)	(11.5)
Interest expense — net	(13.0)	(2.2)	(.1)	—	(15.3)

Earnings (loss) from continuing operations before income taxes	(28.6)	11.2	2.5	(11.9)	(26.8)
Provision for income taxes	—	.2	.9	—	1.1

Earnings (loss) from continuing operations	(28.6)	11.0	1.6	(11.9)	(27.9)
Discontinued operations — net of income taxes	.8	(.7)	—	—	.1

Net earnings (loss)	$(27.8)	$10.3	$1.6	$(11.9)	$(27.8)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$242.6	$148.9	$(10.9)	$380.6
Cost of products sold	4.0	203.2	116.0	(10.9)	312.3

Manufacturing margins	(4.0)	39.4	32.9	—	68.3
Other costs and expenses
Selling and administrative	8.0	25.9	27.8	—	61.7
Refinancing costs	15.4	5.6	—	—	21.0
Restructuring costs	—	2.2	.6	—	2.8
Other — net	.9	.2	.2	—	1.3

Total other costs and expenses	24.3	33.9	28.6	—	86.8

Operating earnings (loss)	(28.3)	5.5	4.3	—	(18.5)
Other non-operating expense (income)
Intercompany management fees	(6.0)	6.0	—	—	—
Intercompany interest	(3.3)	3.7	(.4)	—	—
Equity in (earnings) losses of subsidiaries	8.1	(11.4)	—	3.3	—

Total other non-operating expense (income)	(1.2)	(1.7)	(.4)	3.3	—

Earnings (loss) from continuing operations before interest and income taxes	(27.1)	7.2	4.7	(3.3)	(18.5)
Interest expense — net	(18.1)	(4.9)	(.2)	—	(23.2)

Earnings (loss) from continuing operations before income taxes	(45.2)	2.3	4.5	(3.3)	(41.7)
Provision for income taxes	—	.3	1.9	—	2.2

Earnings (loss) from continuing operations	(45.2)	2.0	2.6	(3.3)	(43.9)
Discontinued operations — net of income taxes	.8	(1.3)	—	—	(.5)

Net earnings (loss)	$(44.4)	$.7	$2.6	$(3.3)	$(44.4)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$117.5	$69.3	$(5.2)	$181.6
Cost of products sold	(.6)	99.7	55.8	(5.2)	149.7
Cost of products sold related to restructuring	—	—	3.8	—	3.8

Total cost of products sold	(.6)	99.7	59.6	(5.2)	153.5

Manufacturing margins	.6	17.8	9.7	—	28.1
Other costs and expenses
Selling and administrative	3.8	15.1	15.4	—	34.3
Restructuring costs	.1	.8	1.6	—	2.5
Other — net	1.1	.8	(.3)	—	1.6

Total other costs and expenses	5.0	16.7	16.7	—	38.4

Operating earnings (loss)	(4.4)	1.1	(7.0)	—	(10.3)
Other non-operating expense (income)
Intercompany management fees	(3.4)	3.4	—	—	—
Intercompany interest	(1.4)	1.7	(.3)	—	—
Equity in (earnings) losses of subsidiaries	17.1	(10.1)	—	(7.0)	—

Total other non-operating expense (income)	12.3	(5.0)	(.3)	(7.0)	—

Earnings (loss) from continuing operations before interest and income taxes	(16.7)	6.1	(6.7)	7.0	(10.3)
Interest expense — net	(3.4)	(2.1)	(.3)	—	(5.8)

Earnings (loss) from continuing operations before income taxes	(20.1)	4.0	(7.0)	7.0	(16.1)
Provision for income taxes	71.2	.4	.6	—	72.2

Earnings (loss) from continuing operations	(91.3)	3.6	(7.6)	7.0	(88.3)
Discontinued operations — net of income taxes	—	(3.0)	—	—	(3.0)

Net earnings (loss)	$(91.3)	$.6	$(7.6)	$7.0	$(91.3)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$248.0	$135.5	$(11.7)	$371.8
Cost of products sold	(.6)	211.0	109.4	(11.7)	308.1
Cost of products sold related to restructuring	—	—	3.8	—	3.8

Total cost of products sold	(.6)	211.0	113.2	(11.7)	311.9

Manufacturing margins	.6	37.0	22.3	—	59.9
Other costs and expenses Selling and administrative	7.8	28.6	28.1	—	64.5
Restructuring costs	.4	3.8	4.3	—	8.5
Other — net	1.5	1.4	(.6)	—	2.3

Total other costs and expenses	9.7	33.8	31.8	—	75.3

Operating earnings (loss)	(9.1)	3.2	(9.5)	—	(15.4)
Other non-operating expense (income)
Intercompany management fees	(6.8)	6.8	—	—	—
Intercompany interest	(2.9)	3.4	(.5)	—	—
Equity in (earnings) losses of subsidiaries	23.7	(59.9)	—	36.2	—

Total other non-operating expense (income)	14.0	(49.7)	(.5)	36.2	—

Earnings (loss) from continuing operations before interest and income taxes	(23.1)	52.9	(9.0)	(36.2)	(15.4)
Interest expense — net	(6.3)	(4.6)	(.1)	—	(11.0)

Earnings (loss) from continuing operations before income taxes	(29.4)	48.3	(9.1)	(36.2)	(26.4)
Provision (benefit) for income taxes	70.2	(1.6)	.9	—	69.5

Earnings (loss) from continuing operations	(99.6)	49.9	(10.0)	(36.2)	(95.9)
Discontinued operations — net of income taxes	—	(3.7)	—	—	(3.7)

Net earnings (loss)	$(99.6)	$46.2	$(10.0)	$(36.2)	$(99.6)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING BALANCE SHEET

As of June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$(3.1)	$10.6	$34.5	$—	$42.0
Notes and accounts receivable (excluding intercompany receivables)	1.9	65.9	56.9	—	124.7
Inventories	.9	70.7	58.4	—	130.0
Other current assets	21.6	9.0	20.4	—	51.0
Intercompany receivables (payables)	(320.6)	223.9	99.0	(2.3)	—

Total current assets	(299.3)	380.1	269.2	(2.3)	347.7
Property, plant and equipment — net	1.2	64.5	65.7	—	131.4
Goodwill	—	52.1	31.0	—	83.1
Investment in subsidiaries	300.9	177.7	(15.8)	(462.8)	—
Intercompany advances — net	433.9	(470.6)	36.7	—	—
Other noncurrent assets	35.3	73.5	7.3	—	116.1

Total assets	$472.0	$277.3	$394.1	$(465.1)	$678.3

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$—	$—	$1.1	$—	$1.1
Long-term debt and capital lease obligations due within one year	.9	—	4.7	—	5.6
Trade accounts payable	8.0	31.8	30.8	—	70.6
Advance billings and deposits	—	10.3	6.1	—	16.4
Accrued and other current liabilities	38.9	47.0	16.5	—	102.4

Total current liabilities	47.8	89.1	59.2	—	196.1
Long-term accrued liabilities	174.6	10.0	40.5	—	225.1
Long-term debt	228.7	—	7.5	—	236.2

Total liabilities	451.1	99.1	107.2	—	657.4
Shareholders’ equity (deficit)
4% Cumulative preferred shares	6.0	—	—	—	6.0
6% Series B preferred stock	113.1	—	—	—	113.1
Common shares	.4	25.4	12.8	(38.2)	.4
Capital in excess of par value	322.3	316.4	78.7	(395.1)	322.3
Contingent warrants	2.6	—	—	—	2.6
Reinvested earnings (deficit)	(314.7)	(142.8)	187.0	(44.2)	(314.7)
Accumulated other comprehensive income (loss)	(108.8)	(20.8)	8.4	12.4	(108.8)

Total shareholders’ equity (deficit)	20.9	178.2	286.9	(465.1)	20.9

Total liabilities and shareholders’ equity (deficit)	$472.0	$277.3	$394.1	$(465.1)	$678.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$26.7	$14.3	$51.8	$—	$92.8
Notes and accounts receivable (excluding intercompany receivables)	1.7	35.3	56.8	—	93.8
Inventories	—	72.6	59.7	—	132.3
Other current assets	13.9	11.0	20.3	—	45.2
Intercompany receivables (payables)	(325.4)	233.0	94.7	(2.3)	—

Current assets of continuing operations	(283.1)	366.2	283.3	(2.3)	364.1
Assets of discontinued operations	—	7.2	—	—	7.2

Total current assets	(283.1)	373.4	283.3	(2.3)	371.3
Property, plant and equipment — net	1.3	69.5	70.0	—	140.8
Goodwill	—	52.3	31.5	—	83.8
Investment in subsidiaries	300.5	197.9	(15.7)	(482.7)	—
Intercompany advances — net	297.8	(332.4)	34.6	—	—
Other noncurrent assets	32.7	72.9	10.0	—	115.6

Total assets	$349.2	$433.6	$413.7	$(485.0)	$711.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowings	$42.0	$—	$.6	$—	$42.6
Long-term debt and capital lease obligations due within one year	115.9	—	1.4	—	117.3
Trade accounts payable	2.6	31.9	33.4	—	67.9
Advance billings and deposits	—	9.6	5.6	—	15.2
Accrued and other current liabilities	35.5	55.5	18.3	—	109.3

Current liabilities of continuing operations	196.0	97.0	59.3	—	352.3
Liabilities of discontinued operations	—	1.8	—	—	1.8

Total current liabilities	196.0	98.8	59.3	—	354.1
Long-term accrued liabilities	177.8	10.3	39.7	—	227.8
Long-term debt	9.3	142.6	11.6	—	163.5

Total liabilities	383.1	251.7	110.6	—	745.4
Shareholders’ equity (deficit)
4% cumulative preferred shares	6.0	—	—	—	6.0
Common shares	34.8	34.4	12.8	(47.2)	34.8
Capital in excess of par value	284.0	294.1	78.2	(372.3)	284.0
Reinvested earnings (deficit)	(252.0)	(122.3)	200.3	(78.0)	(252.0)
Accumulated other comprehensive income (loss)	(106.7)	(24.3)	11.8	12.5	(106.7)

Total shareholders’ equity (deficit)	(33.9)	181.9	303.1	(485.0)	(33.9)

Total liabilities and shareholders’ equity (deficit)	$349.2	$433.6	$413.7	$(485.0)	$711.5

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(27.8)	$10.3	$1.6	$(11.9)	$(27.8)
Operating activities providing (using) cash
Loss from discontinued operations	—	.7	—	—	.7
Net gain on divestitures	(.8)	—	—	—	(.8)
Depreciation	—	2.9	1.9	—	4.8
Amortization of intangibles	—	.3	—	—	.3
Refinancing costs	9.0	5.6	—	—	14.6
Restructuring costs	—	1.4	.3	—	1.7
Equity in (earnings) losses of subsidiaries	8.3	(1.6)	—	(6.7)	—
Distributions from equity subsidiaries	—	(3.0)	(15.6)	18.6	—
Deferred income taxes	(3.3)	3.2	(.2)	—	(.3)
Working capital changes
Notes and accounts receivable	.2	1.4	(3.2)	—	(1.6)
Inventories	(1.0)	1.5	.3	—	.8
Other current assets	1.9	2.8	.4	—	5.1
Trade accounts payable	.7	4.2	.6	—	5.5
Other current liabilities	3.9	(10.8)	(1.7)	—	(8.6)
Decrease in other noncurrent assets	.3	.1	.2	—	.6
Increase (decrease) in long-term accrued liabilities	—	(.6)	1.2	—	.6
Other — net	8.7	(8.7)	.5	—	.5

Net cash provided (used) by operating activities	.1	9.7	(13.7)	—	(3.9)
Investing activities cash flows
Capital expenditures	—	(.7)	(.7)	—	(1.4)
Net disposal of property, plant and equipment	—	.1	(.2)	—	(.1)
Divestitures	8.0	—	—	—	8.0

Net cash provided (used) by investing activities	8.0	(.6)	(.9)	—	6.5
Financing activities cash flows
Dividends paid	(.2)	—	—	—	(.2)
Debt issuance costs	(13.6)	—	—	—	(13.6)
Issuance of long-term debt	219.8	—	—	—	219.8
Repayments of long-term debt	(.2)	(144.7)	(.3)	—	(145.2)
Increase (decrease) in short-term borrowings	(82.5)	—	.4	—	(82.1)

Net cash provided (used) by financing activities	123.3	(144.7)	.1	—	(21.3)
Intercompany receivables and payables	14.7	(11.2)	(3.5)	—	—
Intercompany advances	(137.1)	137.0	.1	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	(.1)	(.5)	—	(.6)
Cash flows related to discontinued operations	(8.3)	7.6	—	—	(.7)

Increase (decrease) in cash and cash equivalents	.7	(2.3)	(18.4)	—	(20.0)
Cash and cash equivalents at beginning of period	(3.8)	12.9	52.9	—	62.0

Cash and cash equivalents at end of period	$(3.1)	$10.6	$34.5	$—	$42.0

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(44.4)	$.7	$2.6	$(3.3)	$(44.4)
Operating activities providing (using) cash
Loss from discontinued operations	—	1.3	—	—	1.3
Net gain on divestitures	(.8)	—	—	—	(.8)
Depreciation	.1	5.8	3.9	—	9.8
Amortization of intangibles	—	.6	—	—	.6
Refinancing costs	15.4	5.6	—	—	21.0
Restructuring costs	—	2.2	.6	—	2.8
Equity in (earnings) losses of subsidiaries	14.0	4.2	—	(18.2)	—
Distributions from equity subsidiaries	—	(5.9)	(15.6)	21.5	—
Deferred income taxes	(3.3)	1.8	1.8	—	.3
Working capital changes
Notes and accounts receivable	—	(30.6)	(1.0)	—	(31.6)
Inventories	(1.0)	1.9	—	—	.9
Other current assets	(4.3)	(1.0)	(.4)	—	(5.7)
Trade accounts payable	5.4	—	(2.0)	—	3.4
Other current liabilities	.8	(9.3)	(.2)	—	(8.7)
Decrease in other noncurrent assets	1.5	.2	.1	—	1.8
Increase (decrease) in long-term accrued liabilities	1.2	(.5)	1.1	—	1.8
Other — net	9.1	(8.0)	.3	—	1.4

Net cash provided (used) by operating activities	(6.3)	(31.0)	(8.8)	—	(46.1)
Investing activities cash flows
Capital expenditures	—	(1.7)	(1.2)	—	(2.9)
Net disposal of property, plant and equipment	—	.1	.1	—	.2
Divestitures	8.0	—	—	—	8.0

Net cash provided (used) by investing activities	8.0	(1.6)	(1.1)	—	5.3
Financing activities cash flows
Dividends paid	(.2)	—	—	—	(.2)
Debt issuance costs	(21.9)	—	—	—	(21.9)
Issuance of long-term debt	219.8	—	—	—	219.8
Repayments of long-term debt	(115.4)	(144.7)	(.5)	—	(260.6)
Increase in short-term borrowings	57.9	—	.4	—	58.3

Net cash provided (used) by financing activities	140.2	(144.7)	(.1)	—	(4.6)
Intercompany receivables and payables	(27.3)	31.4	(4.1)	—	—
Intercompany advances	(136.1)	138.2	(2.1)	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	(.1)	(1.1)	—	(1.2)
Cash flows related to discontinued operations	(8.3)	4.1	—	—	(4.2)

Decrease in cash and cash equivalents	(29.8)	(3.7)	(17.3)	—	(50.8)
Cash and cash equivalents at beginning of period	26.7	14.3	51.8	—	92.8

Cash and cash equivalents at end of period	$(3.1)	$10.6	$34.5	$—	$42.0

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net (earnings) loss	$(91.3)	$.6	$(7.6)	$7.0	$(91.3)
Operating activities providing (using) cash
Loss from discontinued operations	—	3.0	—	—	3.0
Depreciation	.2	3.2	1.8	—	5.2
Amortization of intangibles	—	.4	—	—	.4
Restructuring costs	.1	.8	5.4	—	6.3
Equity in (earnings) losses of subsidiaries	20.3	(.6)	—	(19.7)	—
Distributions from equity subsidiaries	—	(3.2)	(9.5)	12.7	—
Deferred income taxes	70.9	—	(.2)	—	70.7
Working capital changes
Notes and accounts receivable	—	1.0	(.5)	—	.5
Inventories	—	5.2	5.2	—	10.4
Other current assets	(.8)	.7	(.6)	—	(.7)
Trade accounts payable	2.4	(14.1)	(2.0)	—	(13.7)
Other current liabilities	(1.5)	(8.7)	1.2	—	(9.0)
Increase in other noncurrent assets	(1.6)	—	(.3)	—	(1.9)
Increase (decrease) in long-term accrued liabilities	—	(.2)	2.5	—	2.3
Other — net	.2	.3	—	—	.5

Net cash provided (used) by operating activities	(1.1)	(11.6)	(4.6)	—	(17.3)
Investing activities cash flows
Capital expenditures	—	(1.3)	(.4)	—	(1.7)
Net disposal of property, plant and equipment	.5	1.4	.1	—	2.0

Net cash provided (used) by investing activities	.5	.1	(.3)	—	.3
Financing activities cash flows
Dividends paid	(.4)	—	—	—	(.4)
Repayments of long-term debt	(.2)	—	(.3)	—	(.5)
Increase in short-term borrowings	—	—	.7	—	.7

Net cash provided (used) by financing activities	(.6)	—	.4	—	(.2)
Intercompany receivables and payables	(3.2)	9.5	(6.3)	—	—
Intercompany advances	(3.8)	2.3	1.5	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	.2	3.3	—	3.5
Cash flows related to discontinued operations	—	(1.4)	—	—	(1.4)

Decrease in cash and cash equivalents	(8.2)	(.9)	(6.0)	—	(15.1)
Cash and cash equivalents at beginning of period	18.7	9.2	54.4	—	82.3

Cash and cash equivalents at end of period	$10.5	$8.3	$48.4	$—	$67.2

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(99.6)	$46.2	$(10.0)	$(36.2)	$(99.6)
Operating activities providing (using) cash
Loss from discontinued operations	—	3.7	—	—	3.7
Depreciation	.3	6.6	3.7	—	10.6
Amortization of intangibles	—	.7	—	—	.7
Restructuring costs	.4	3.8	8.1	—	12.3
Equity in (earnings) losses of subsidiaries	30.1	(50.4)	—	20.3	—
Distributions from equity subsidiaries	—	(6.4)	(9.5)	15.9	—
Deferred income taxes	67.7	—	.7	—	68.4
Working capital changes
Notes and accounts receivable	.2	2.0	(.3)	—	1.9
Inventories	—	4.0	3.6	—	7.6
Other current assets	9.1	—	(1.2)	—	7.9
Trade accounts payable	.5	(13.3)	(.3)	—	(13.1)
Other current liabilities	(1.4)	(15.8)	(2.2)	—	(19.4)
Decrease (increase) in other noncurrent assets	(2.1)	.3	—	—	(1.8)
Decrease in long-term accrued liabilities	(.6)	(.2)	(1.7)	—	(2.5)
Other — net	.6	.5	(.1)	—	1.0

Net cash provided (used) by operating activities	5.2	(18.3)	(9.2)	—	(22.3)
Investing activities cash flows
Capital expenditures	—	(2.3)	(.7)	—	(3.0)
Net disposal of property, plant and equipment	.5	1.6	.2	—	2.3
Acquisitions	—	(2.9)	(3.6)	—	(6.5)
Divestitures	(24.4)	—	—	—	(24.4)

Net cash provided (used) by investing activities	(23.9)	(3.6)	(4.1)	—	(31.6)
Financing activities cash flows
Dividends paid	(.8)	—	—	—	(.8)
Repayments of long-term debt	(.5)	—	(.5)	—	(1.0)
Decrease short-term borrowings	—	—	(1.3)	—	(1.3)

Net cash provided (used) by financing activities	(1.3)	—	(1.8)	—	(3.1)
Intercompany receivables and payables	27.0	16.6	(43.6)	—	—
Intercompany advances	(17.9)	10.9	7.0	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	.4	6.6	—	7.0
Cash flows related to discontinued operations	—	(5.1)	—	—	(5.1)

Increase (decrease) in cash and cash equivalents	(10.9)	.9	(45.1)	—	(55.1)
Cash and cash equivalents at beginning of period	21.4	7.4	93.5	—	122.3

Cash and cash equivalents at end of period	$10.5	$8.3	$48.4	$—	$67.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Milacron Inc.

      We have audited the accompanying Consolidated Balance Sheets of Milacron Inc. and subsidiaries as of December 31, 2003 and 2002, and the related Consolidated Statements of Operations, Comprehensive Income and Shareholders’ Equity (Deficit), and Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      Since the completion date of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 10, 2004, except for the “Subsequent Events” note, as to which the date was March 12, 2004, which report contained an explanatory paragraph regarding the company’s ability to continue as a going concern, the company, as discussed in the “Subsequent Events” note, has obtained shareholder approval to convert certain debt to equity securities as required under the March 12, 2004 refinancing agreements. Therefore, the condition that raised substantial doubt about whether the Company will continue as a going concern no longer exists.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Milacron Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed under the heading “Change in Method of Accounting” in the notes to the consolidated financial statements, in 2002, the company changed its method of accounting for goodwill and other intangible assets.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 10, 2004, except for the “Subsequent Events”
note, as to which the date is June 10, 2004

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In millions, except
	per-share amounts)
Sales	$739.7	$693.2	$755.2
Cost of products sold	605.3	571.6	623.7
Cost of products sold related to restructuring	3.3	1.9	3.1

Total cost of products sold	608.6	573.5	626.8

Manufacturing margins	131.1	119.7	128.4
Other costs and expenses
Selling and administrative	129.0	121.0	129.6
Goodwill impairment charge	65.6	1.0	—
Restructuring costs	23.8	12.0	14.4
Other expense-net	1.5	(1.0)	12.9

Total other costs and expenses	219.9	133.0	156.9

Operating loss	(88.8)	(13.3)	(28.5)
Interest
Income	1.9	2.2	1.7
Expense	(24.9)	(25.5)	(24.2)

Interest-net	(23.0)	(23.3)	(22.5)

Loss from continuing operations before income taxes and cumulative effect of change in method of accounting	(111.8)	(36.6)	(51.0)
Provision (benefit) for income taxes	72.7	(18.2)	(22.3)

Loss from continuing operations before cumulative effect of change in method of accounting	(184.5)	(18.4)	(28.7)
Discontinued operations net of income taxes
Loss from operations	(6.4)	(25.2)	(7.0)
Net gain (loss) on divestitures	(.8)	8.4	—

Total discontinued operations	(7.2)	(16.8)	(7.0)
Cumulative effect of change in method of accounting	—	(187.7)	—

Net loss	$(191.7)	$(222.9)	$(35.7)

Loss per common share — basic and diluted
Continuing operations	$(5.49)	$(.56)	$(.87)
Discontinued operations	(.21)	(.50)	(.21)
Cumulative effect of change in method of accounting	—	(5.61)	—

Net loss	$(5.70)	$(6.67)	$(1.08)

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

	(In millions, except
	par value)
ASSETS
Current assets
Cash and cash equivalents	$92.8	$122.3
Notes and accounts receivable, less allowances of $15.1 in 2003 and $12.4 in 2002	93.8	89.3
Inventories
Raw materials	8.1	7.1
Work-in-process and finished parts	57.1	65.5
Finished products	67.1	75.0

Total inventories	132.3	147.6
Other current assets	45.2	69.6

Current assets of continuing operations	364.1	428.8
Assets of discontinued operations	7.2	16.0

Total current assets	371.3	444.8
Property, plant and equipment — net	140.8	149.8
Goodwill	83.8	143.3
Other noncurrent assets	115.6	177.8

Total assets	$711.5	$915.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$42.6	$45.0
Long-term debt and capital lease obligations due within one year	117.3	1.1
Trade accounts payable	67.9	68.8
Advance billings and deposits	15.2	17.5
Accrued and other current liabilities	109.3	138.9

Current liabilities of continuing operations	352.3	271.3
Liabilities of discontinued operations	1.8	10.9

Total current liabilities	354.1	282.2
Long-term accrued liabilities	227.8	244.1
Long-term debt	163.5	255.4

Total liabilities	745.4	781.7
Commitments and contingencies	—	—
Shareholders’ equity (deficit)
4% Cumulative Preferred shares	6.0	6.0
Common shares, $1 par value (outstanding: 34.8 in 2003 and 33.8 in 2002)	34.8	33.8
Capital in excess of par value	284.0	283.5
Accumulated deficit	(252.0)	(59.5)
Accumulated other comprehensive loss	(106.7)	(129.8)

Total shareholders’ equity (deficit)	(33.9)	134.0

Total liabilities and shareholders’ equity (deficit)	$711.5	$915.7

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND

SHAREHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2003, 2002 and 2001

		Other	4%	Common			Total
	Comprehensive	Comprehensive	Cumulative	Shares	Capital in	Reinvested	Shareholders’
	Income	Income	Preferred	$1 Par	Excess of	Earnings	Equity
	(Loss)	(Loss)	Shares	Value	Par Value	(Deficit)	(Deficit)

	(In millions, except per-share amounts)
Balance at year-end 2000		$(49.7)	$6.0	$33.3	$281.5	$213.3	$484.4
Stock options exercised and net restricted stock activity				.5	6.7		7.2
Purchases of treasury and other common shares				(.3)	(6.8)		(7.1)
Net loss for the year	$(35.7)					(35.7)	(35.7)
Other comprehensive loss	(1.3)	(1.3)					(1.3)

Total comprehensive loss	$(37.0)

Cash dividends
Preferred shares ($4.00 per share)						(.2)	(.2)
Common shares ($.37 per share)						(12.4)	(12.4)

Balance at year-end 2001		(51.0)	6.0	33.5	281.4	165.0	434.9
Stock options exercised and net restricted stock activity				.1	.4		.5
Reissuance of treasury shares				.2	1.7		1.9
Net loss for the year	$(222.9)					(222.9)	(222.9)
Other comprehensive loss	(78.8)	(78.8)					(78.8)

Total comprehensive loss	$(301.7)

Cash dividends
Preferred shares ($4.00 per share)						(.2)	(.2)
Common shares ($.04 per share)						(1.4)	(1.4)

Balance at year-end 2002		(129.8)	6.0	33.8	283.5	(59.5)	134.0
Net restricted stock activity				.8	(.6)		.2
Reissuance of treasury shares				.2	1.1		1.3
Net loss for the year	$(191.7)					(191.7)	(191.7)
Other comprehensive income	23.1	23.1					23.1

Total comprehensive loss	$(168.6)

Cash dividends
Preferred shares ($2.00 per share)						(.1)	(.1)
Common shares ($.02 per share)						(.7)	(.7)

Balance at year-end 2003		$(106.7)	$6.0	$34.8	$284.0	$(252.0)	$(33.9)

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(191.7)	$(222.9)	$(35.7)
Operating activities providing (using) cash Loss from discontinued operations	6.4	25.2	7.0
Net (gain) loss on divestitures	.8	(8.4)	—
Cumulative effect of change in method of accounting	—	187.7	—
Depreciation	20.3	22.0	23.7
Amortization of goodwill and other intangibles	1.4	1.0	11.2
Restructuring costs	27.1	13.9	17.5
Goodwill impairment charge	65.6	1.0	—
Deferred income taxes	73.3	(16.7)	(15.6)
Working capital changes
Notes and accounts receivable	6.6	9.7	41.2
Inventories	23.7	36.0	44.9
Other current assets	13.9	2.4	(.3)
Trade accounts payable	(6.1)	6.9	(36.9)
Other current liabilities	(31.3)	(11.0)	(43.2)
Decrease (increase) in other noncurrent assets	1.2	(7.0)	(19.3)
Decrease in long-term accrued liabilities	(2.7)	(4.2)	(3.2)
Other-net	1.5	.3	3.4

Net cash provided (used) by operating activities	10.0	35.9	(5.3)
Investing activities cash flows
Capital expenditures	(6.5)	(6.2)	(13.5)
Net disposals of property, plant and equipment	2.5	7.5	5.1
Divestitures	(20.3)	303.9	—
Acquisitions	(6.5)	(4.3)	(28.6)

Net cash provided (used) by investing activities	(30.8)	300.9	(37.0)
Financing activities cash flows
Dividends paid	(.8)	(1.6)	(12.6)
Issuance of long-term debt	—	11.5	5.4
Repayments of long-term debt	(2.2)	(1.3)	(5.5)
Increase (decrease) in borrowings under lines of credit	(2.6)	(311.6)	118.7
Issuance of common shares	—	.4	4.1
Purchase of treasury and other common shares	—	—	(7.7)

Net cash provided (used) by financing activities	(5.6)	(302.6)	102.4
Effect of exchange rate fluctuations on cash and cash equivalents	8.8	5.6	(.7)
Cash flows related to discontinued operations	(11.9)	(7.6)	(3.1)

Increase (decrease) in cash and cash equivalents	(29.5)	32.2	56.3
Cash and cash equivalents at beginning of year	122.3	90.1	33.8

Cash and cash equivalents at end of year	$92.8	$122.3	$90.1

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Consolidation

      The Consolidated Financial Statements include the accounts of the company and its subsidiaries. All significant intercompany transactions are eliminated.

Foreign Currency Translation

      Assets and liabilities of the company’s non-U.S. operations are translated into U.S. dollars at period-end exchange rates. Net exchange gains or losses resulting from such translation are excluded from net earnings and accumulated in a separate component of shareholders’ equity. Income and expense accounts are translated at weighted-average exchange rates for the period. Gains and losses from foreign currency transactions are included in other expense-net in the Consolidated Statements of Operations and are not material in any year presented.

Revenue Recognition

      The company recognizes revenue when products are shipped to unaffiliated customers, legal title has passed, the sales price is fixed and determinable, all significant contractual obligations have been satisfied and the collectibility of the sales price is reasonably assured. Revenues from services, which are not significant, are recognized when earned.

      Contracts for the sale of plastics processing machinery typically include customer acceptance provisions, which are satisfied prior to shipment or at the customer’s facility. Revenue is recognized when all significant acceptance provisions have been satisfied. Such contracts may also include multiple elements, such as molds and downstream equipment for blow molding systems and — in rare occasions — installation of machinery. In the former case, revenue is recognized when all elements have been delivered and all applicable revenue recognition criteria have been satisfied. Installation is typically not included in the sale price of plastics processing machinery. To the extent that it is, it is generally of a perfunctory nature and reserves for any related costs are provided at the time revenue is recognized.

      The company offers volume discounts and rebates to certain customers, usually distributors, of its metalworking fluids business. Discounts offered to distributors are based on the number of gallons included in a particular order. One customer is eligible to receive volume rebates based on the number of gallons ordered in the month. Discounts and rebates are applied as reductions of sales revenues.

      Appropriate allowances for returns (which are not significant) and post-sale warranty costs (see Warranty Reserves) are made at the time revenue is recognized. The company continually evaluates the creditworthiness of its customers and enters into sales contracts only when collection of the sales price is reasonably assured. For sales of plastics processing machinery, customers are generally required to make substantial down-payments prior to shipment which helps to ensure collection of the full price.

Advertising Costs

      Advertising costs are charged to expense as incurred. Excluding amounts related to participation in trade shows, advertising costs totaled $5.4 million in 2003, $4.8 million in 2002 and $6.9 million in 2001.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The company provides deferred income taxes for cumulative temporary differences between the financial reporting basis and income tax basis of its assets and liabilities. Provisions are made for all currently payable federal and state and local income taxes at applicable tax rates. Provisions are also made for any additional taxes on anticipated distributions from subsidiaries.

Earnings Per Common Share

      Basic earnings per common share data are based on the weighted-average number of common shares outstanding during the respective periods. Diluted earnings per common share data are based on the weighted-average number of common shares outstanding adjusted to include the effects of potentially dilutive stock options and certain restricted shares.

Cash and Cash Equivalents

      The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Inventory Valuation

      Inventories are stated at the lower of cost or market, including provisions for obsolescence commensurate with known or estimated exposures. The principal methods of determining costs are last-in, first-out (LIFO) for certain U.S. inventories and average or standard cost, which approximates first-in, first-out (FIFO), for other inventories.

     Property, Plant and Equipment

      Property, plant and equipment, including amounts related to capital leases, are stated at cost or, for assets acquired through business combinations, at fair value at the dates of the respective acquisitions. For financial reporting purposes, depreciation is generally determined on the straight-line method.

      The ranges of depreciation lives that are used for most assets are as follows:

Range of
Depreciation
Asset	Life

Buildings (new)	25 - 45 years
Buildings (used)	20 - 30 years
Land improvements	10 - 20 years
Building components	5 - 45 years
Factory machinery	6 - 12 years
Vehicles	3 - 6 years
Office furniture and fixtures	5 - 10 years
Computers	3 - 5 years
Personal computers	3 years

      Depreciation expense related to continuing operations was $20.3 million, $22.0 million and $23.7 million for 2003, 2002 and 2001, respectively.

      Property, plant and equipment that are idle and held for sale are valued at the lower of historical cost less accumulated depreciation or fair value less cost to sell. Carrying costs through the expected disposal dates of such assets are accrued at the time expected losses are recognized. For assets expected to be sold at a gain, carrying costs are charged to expense as incurred.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Goodwill

      In 2001 and prior years, goodwill, which represents the excess of acquisition cost over the fair value of net assets acquired in business combinations, was amortized on the straight-line method over periods ranging from 10 to 40 years. Amortization expense charged to earnings from continuing operations amounted to $10.8 million in 2001. Beginning in 2002, goodwill is no longer amortized but rather is reviewed annually for impairment. The company has elected to conduct its annual impairment reviews as of October 1 of each year and base its assessments of possible impairment on the discounted present value of the operating cash flows of its various reporting units (see Summary of Significant Accounting Policies — Change in Method of Accounting and Goodwill Impairment Charge). The company has identified seven reporting units for purposes of testing goodwill for impairment.

     Long-Lived Assets

      The company evaluates its long-lived assets for impairment annually or when facts and circumstances suggest that the carrying amounts of these assets might not be recoverable. Beginning in 2002, goodwill is excluded from these reviews and is tested for impairment on a stand-alone basis.

     Warranty Reserves

      The company maintains warranty reserves intended to cover future costs associated with its warranty obligations. These reserves are based on estimates of the amounts of those costs. Warranty costs are classified into two groups — normal and extraordinary. Normal warranty costs represent repair costs incurred in the ordinary course of business and reserves are calculated using a percentage of sales approach consistent with past experience. Extraordinary warranty costs are unique major problems associated with a single machine, customer order, or a set of problems related to a large number of machines. Extraordinary warranty reserves are estimated based on specific facts and circumstances. The company’s policy is to adjust its warranty reserves quarterly.

     Self-Insurance Reserves

      Through its wholly owned insurance subsidiary, Milacron Assurance Ltd. (MAL), the company is primarily self-insured for many types of risks, including general liability, product liability, environmental claims and worker’s compensation for certain domestic employees. MAL, which is fully consolidated in the Consolidated Financial Statements and subject to the insurance laws and regulations of Bermuda, establishes reserves for known or estimated exposures under the policies it issues to the company. MAL’s exposure for general and product liability claims is limited by reinsurance coverage in some cases and by excess liability coverage in all policy years. Worker’s compensation claims in excess of certain limits are insured with commercial carriers.

      MAL’s reserves are established based on known claims, including those arising from litigation, and estimates of the ultimate exposures thereunder (after consideration of excess carriers’ liabilities) and on estimates of the cost of incurred but not reported claims. For certain types of exposures, MAL and the company utilize actuarially calculated estimates prepared by outside consultants to ensure the adequacy of the reserves. MAL’s reserves are included in accrued and other current liabilities and long-term accrued liabilities in the Consolidated Balance Sheets.

     Retirement Benefit Plans

      The company maintains various defined benefit and defined contribution pension plans covering substantially all U.S. employees and certain non-U.S. employees. For defined benefit plans, pension benefits are based primarily on length of service and compensation. The company’s policy is to fund the plans in

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with applicable laws and regulations. The company also sponsors a defined benefit postretirement health care plan under which such benefits are provided to certain U.S. employees.

      The benefit obligations related to defined benefit pension plans and the postretirement health care plan are actuarially valued as of January 1 of each year. The amounts so determined are then progressed to year end based on known or expected changes. The assets of the funded defined benefit pension plan for certain U.S. employees are valued as of December 31 of each year.

     Stock-Based Compensation

      The company accounts for stock-based compensation, including stock options, under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and the related interpretations. Because all stock options outstanding under the company’s 1997 Long-Term Incentive Plan and predecessor plans have exercise prices equal to the fair market value of the underlying common shares at the respective grant dates, no compensation expense is recognized in earnings. The following table illustrates on a pro forma basis the effect on net loss and loss per common share if the stock options granted from 1995 through 2003 had been accounted for based on their fair values as determined under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Pro Forma Loss

	2003	2002	2001

	(In millions, except
	per-share amounts)
Net loss as reported	$(191.7)	$(222.9)	$(35.7)
Effect on reported loss of accounting for stock options at fair value	(1.1)	(2.2)	(2.0)

Pro forma net loss	$(192.8)	$(225.1)	$(37.7)

Loss per common share — basic and diluted
As reported	$(5.70)	$(6.67)	$(1.08)

Pro forma	$(5.73)	$(6.73)	$(1.14)

      Additional information regarding stock options and expense related to restricted shares granted under the 1997 Long-Term Incentive Plan is included in the note captioned “Stock-Based Compensation.”

     Derivative Financial Instruments

      The company enters into foreign currency forward exchange contracts, which are a type of derivative financial instrument, on an ongoing basis commensurate with known or expected exposures. The purpose of this practice is to minimize the potentially adverse effects of foreign currency exchange rate fluctuations on the company’s operating results. The company does not currently hold other types of derivative financial instruments and does not engage in speculation.

     Change in Method of Accounting

      Effective January 1, 2002, the company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As required by this standard, during 2002 the company completed the transitional reviews of recorded goodwill balances as of January 1, 2002. These transitional reviews resulted in a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax or $5.61 per share) that was recorded as the cumulative effect of a change in method of accounting as of January 1, 2002.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Approximately 75% of the pretax charge related to the company’s Uniloy and round metalcutting tools businesses, the latter of which was sold in 2003.

     Discontinued Operations

      In 2002, the company announced a strategy of focusing its capital and resources on building its position as a premier supplier of plastics processing technologies and strengthening its worldwide industrial fluids business. In connection with this strategy, during 2002 the company sold two businesses that were included in its former metalworking technologies segment and initiated efforts to seek strategic alternatives for two other businesses of the segment.

      On August 30, 2002, the company completed the sale of its Widia and Werkö metalcutting tools businesses to Kennametal, Inc. for €188 million in cash (approximately $185 million), subject to post-closing adjustments. In a separate but contingent transaction, the company purchased an additional 26% of the shares of Widia India, thereby increasing its ownership interest from 51% to 77%. The entire 77% of the Widia India shares was included in the sale transaction. After deducting post-closing adjustments that were paid in the first quarter of 2003, transaction costs and the cost to increase the company’s ownership interest in Widia India, the ultimate net cash proceeds from the sale were approximately $135 million, most of which was used to repay bank borrowings. The sale resulted in a 2002 after-tax loss of $14.9 million that was subsequently adjusted to $14.0 million in 2003. Approximately $7 million of the loss resulted from the recognition of the cumulative foreign currency translation adjustments that had been recorded in accumulated other comprehensive loss since the acquisition of Widia in 1995.

      On August 9, 2002, the company completed the sale of its Valenite metalcutting tools business to Sandvik AB for $175 million in cash. After deducting post-closing adjustments that were paid in the first quarter of 2003, transaction costs and sale-related expenses, the net cash proceeds from the sale were approximately $145 million, a majority of which was used to repay bank borrowings. The company recorded an after-tax gain on the sale of $31.3 million in 2002. The amount of the gain was adjusted to $31.7 million in 2003.

      During the third quarter of 2002, the company retained advisors to explore strategic alternatives for its round metalcutting tools and grinding wheels businesses and in the fourth quarter, initiated plans for their sale. The disposition of the round metalcutting tools business was completed in the third quarter of 2003 in two separate transactions. In the fourth quarter of 2002, the company had recorded an estimated loss on the sale of this business of $4.7 million which was increased to $6.9 million in 2003 based on the actual sales proceeds and transaction-related expenses. The sale of the grinding wheels business is expected to be completed early in 2004. In the fourth quarter of 2002, the company recorded an estimated loss on the sale of this business of $5.2 million. Based on revised expectations regarding the value of the assets to be sold and the sale-related costs and expenses, the estimated loss was reduced to $4.2 million in the fourth quarter of 2003.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      All of the businesses discussed above are reported as discontinued operations and the Consolidated Financial Statements for all prior periods have been adjusted to reflect this presentation. Operating results for all of the businesses included in discontinued operations are presented in the following table.

Loss from Discontinued Operations

	2003	2002	2001

	(In millions)
Sales	$51.6	$325.0	$507.5

Operating loss including restructuring costs	(5.1)	(26.8)	(13.1)
Allocated interest expense	(1.3)	(10.9)	(16.7)

Loss before income taxes and minority shareholders’ interests	(6.4)	(37.7)	(29.8)
Benefit for income taxes	—	(10.4)	(23.6)

Loss before minority shareholders’ interests	(6.4)	(27.3)	(6.2)
Minority shareholders’ interests	—	(2.1)	.8

Loss from discontinued operations	$(6.4)	$(25.2)	$(7.0)

      As reflected in the preceding table, allocated interest expense includes interest on debt assumed by the respective buyers, interest on borrowings that were required to be repaid using a portion of the proceeds from the Widia and Werkö transaction and the Valenite transaction, interest on borrowings secured by assets of the businesses sold and an allocated portion of other consolidated interest expense based on the ratio of net assets sold or to be sold to consolidated assets.

      As presented in the Consolidated Statements of Operations for 2003 and 2002, the line captioned “Net gain (loss) on divestitures” includes the following components.

Gain (Loss) on Divestiture of Discontinued Operations

	2003	2002

	(In millions)
Gain on sale of Valenite	$.4	$31.3
Loss on sale of Widia and Werkö	.9	(14.9)
Loss on sale of round metalcutting tools business	(2.2)	(4.7)
Estimated loss on sale of grinding wheels business	1.0	(5.2)
Adjustment of reserves for the 1998 divestiture of the machine tools segment	(.9)	1.9

Net gain (loss) on divestitures	$(.8)	$8.4

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The major classes of assets and liabilities of discontinued operations in the Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002 are as follows:

Assets and Liabilities of Discontinued Operations

	2003	2002

	(In millions)
Notes and accounts receivable	$.4	$1.4
Inventories	4.1	7.9
Other current assets	.2	.1
Property, plant and equipment — net	2.5	6.6

Total assets	7.2	16.0
Amounts payable to banks and current portion of long-term debt	—	.4
Trade accounts payable	1.1	4.4
Other current liabilities	.5	1.4
Long-term debt	—	2.7
Long-term accrued liabilities	.2	2.0

Total liabilities	1.8	10.9

Net assets	$5.4	$5.1

Goodwill Impairment Charge

      In 2003, the company recorded a goodwill impairment charge of $65.6 million (with no tax benefit) to adjust the carrying value of the goodwill of two businesses included in the mold technologies segment. The charge resulted from a downward adjustment of the future cash flows expected to be generated by these businesses due to the delay in the general economic recovery both in North America and Europe. The largest decrease in cash flow expectations related to the company’s European mold base and components business due to continued weakness in the markets it serves.

      In 2002, the company recorded an impairment charge of $1.0 million (with no tax benefit) related to a small business that is also included in the mold technologies segment.

      The amounts of the charges recorded in 2003 and 2002 were determined based on comparisons of the present values of expected future cash flows to the historical carrying values of the businesses’ assets (including goodwill) and liabilities (see Summary of Significant Accounting Policies — Goodwill).

Restructuring Costs

      In 2001, the company’s management formally approved plans to consolidate certain manufacturing operations and reduce its cost structure. Implementation of these plans resulted in pretax charges to earnings from continuing operations of $17.8 million. Of the total cost of the plans, $14.1 million was recorded in 2001. An additional $3.7 million was charged to expense in continuing operations during 2002. The total cost of the 2001 actions included $2.2 million for supplemental early retirement benefits, $9.7 million for other employee termination benefits, $3.1 million to adjust the carrying values of inventories related to discontinued product lines and $2.8 million for facility exit costs including asset write-downs to realizable values and the relocation of inventory, machinery and equipment and employees. The 2001 plans involved the closure of four manufacturing facilities in North America and the elimination of several sales and administrative locations worldwide. The consolidations and overhead reductions resulted in the elimination of approximately 450 manufacturing and administrative positions within the company’s continuing operations, principally in the U.S.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Europe. The cash cost of implementing the plans related to continuing operations was $12.5 million, including $9.4 million for severance and other employee termination benefits, $.7 million to relocate inventory and machinery and equipment, $2.2 million to repay debt associated with one of the closed facilities and $.2 million for other plant closing costs. Of the total cash cost, $5.8 million was spent in 2001, $5.4 million in 2002 and $1.3 million in 2003. The non-cash cost related principally to the previously mentioned supplemental retirement benefits, inventory adjustments and asset write-downs to expected realizable values.

      During 2001, the company’s management also approved a plan to integrate the operations of EOC and Reform (see Acquisitions) with the company’s existing European mold base and components business. These businesses are included in the mold technologies segment. As approved by management, the plan involved the consolidation of the manufacturing operations of five facilities located in Germany and Belgium into three facilities, the reorganization of warehousing and distribution activities in Europe, and the elimination of approximately 230 manufacturing and administrative positions. The total cost of the integration was $11.0 million, of which $1.2 million was included in reserves for employee termination benefits and facility exit costs that were established in the allocations of the EOC and Reform acquisition costs. The remaining $9.8 million was charged to expense, including $3.4 million in 2001, $4.6 million in 2002 and $1.8 million in 2003. Of the total cost of the plan, $4.4 million related to employee termination benefits, $2.5 million to facility exit costs and $4.1 million to other costs, including $3.1 million to relocate employees, inventory and machinery and equipment. The total cash cost of the integration will be $9.5 million, of which $1.0 million was spent in 2001, $7.8 million in 2002 and $.2 million in 2003. An additional $.5 million will be spent in 2004. The non-cash costs of the integration related principally to the write-down of one of the closed facilities to its expected realizable value.

      In the third quarter of 2002, the company’s management approved additional restructuring plans for the purpose of further reducing the company’s cost structure in certain businesses and to reduce corporate costs as a result of the disposition of Widia, Werkö and Valenite. These actions resulted in 2002 restructuring expense of $1.3 million and cash costs of $.3 million in 2002 and $.2 million in 2003.

      In November 2002, the company announced additional restructuring initiatives intended to improve operating efficiency and customer service. The first action involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to the company’s more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller location near Manchester. These operations are included in the machinery technologies — North America segment. The relocations, which involved the elimination of 40 positions, will result in restructuring costs of $9.2 million, including $3.4 million in 2002 and $4.0 million in 2003. An additional $1.8 million, principally to complete the move of the mold making operation, will be charged to expense in 2004. Of the total cost of $9.2 million, $1.5 million relates to employee severance costs, $1.7 million to facility exit costs (including adjustments to the carrying values of assets to be disposed of and plant closing costs), $1.9 million to inventory adjustments related to discontinued product lines and $4.1 million to other move-related costs, including employee, inventory and machinery and equipment relocation. The cash cost of the relocations will be approximately $5.4 million, including $1.7 million for severance and other termination benefits, $.3 million for plant clean-up costs and $3.4 million for other costs, principally to relocate inventory and machinery and equipment. The non-cash cost of $3.8 million relates principally to the previously mentioned adjustments related to inventories of discontinued product lines and assets to be disposed of as a result of the plant closure.

      In November 2002, the company announced that the manufacturing of special mold bases for injection molding at the mold technologies segment’s Monterey Park, California plant would be phased out and transferred to various other locations in North America. The closure of the facility resulted in the elimination of 12 positions and restructuring costs of $1.4 million, including $.9 million in 2002 and $.5 million in 2003. The total cost includes $.1 million for employee termination costs, $.5 million to adjust the carrying values of

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets to be sold and other plant closure costs and $.8 million for the relocation of equipment and other moving costs. The net cash cost of the closure was $.2 million, which is net of $1.5 million of proceeds from the sale of the facility. The non-cash costs were not significant.

      Early in 2003, the company initiated a plan for the further restructuring of its European blow molding machinery operations at a cost of $4.0 million. The restructuring involved the discontinuation of the manufacture of certain product lines at the plant in Magenta, Italy, which is included in the machinery technologies — Europe segment, and the elimination of approximately 35 positions. The $4.0 million cost of the restructuring included $3.3 million to adjust the carrying values of inventories for the discontinued product lines to expected realizable values and $.7 million for severance and other termination benefits. The cash cost of the restructuring was $.9 million based on exchange rates in effect when the termination benefits were actually paid. The non-cash cost related almost entirely to the inventory adjustment discussed above.

      In the second quarter of 2003, the company initiated a plan to close the mold technology segment’s special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing to another location. Certain other production was outsourced. The closure resulted in restructuring costs of $5.7 million and the elimination of approximately 65 positions. The total cost included $2.8 million to adjust the recorded value of the facility to its expected realizable value, $2.3 million for severance and other termination benefits, $.4 million to relocate manufacturing equipment and $.2 million for plant clean-up and other costs. The entire cost of the closure was recorded in 2003. The cash cost of this initiative was $2.7 million, of which $2.6 million related to severance-related costs. The non-cash cost of $3.0 million related principally to the write-down of the facility to expected realizable value.

      In the third quarter of 2003, the company announced additional restructuring initiatives that focus on further overhead cost reductions in each of its plastics technologies segments and at the corporate office. These actions, which involve the relocation of production and warehousing (including the closure of one small facility and the downsizing of two other facilities), closures of sales offices, voluntary early retirement programs and general overhead reductions, are expected to result in the elimination of approximately 300 positions worldwide. A total of $11.2 million was charged to expense in 2003 in connection with these initiatives and an additional $.5 million is expected to be expensed in 2004 to substantially complete them. Of the total cost of $11.7 million, $3.7 million relates to the machinery technologies — North America segment, $2.7 million to the machinery technologies — Europe segment and $5.3 million to the mold technologies segment. The total cost of the 2003 actions includes $3.2 million for supplemental early retirement benefits that will be paid through the company’s defined benefit pension plan for U.S. employees, $6.9 million for severance and other termination benefits for certain other employees, $.6 million for facility exist costs and $1.1 million for moving expenses. The supplemental early retirement benefits will have the effect of increasing the amount of the company’s funding requirements in future years. The cash costs of the initiatives — including $6.9 million for severance and other termination benefits, $.3 million for lease termination and other facility exist costs and $1.0 million for other costs, are expected to total approximately $8.2 million. Of this amount, $3.4 million was spent in 2003 and another $4.8 million will be spent in 2004. The non-cash cost of the 2003 initiatives will be approximately $3.5 million and relates principally to early retirement benefits to be funded through the pension plan as discussed above.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the components of the line captioned “Restructuring costs” in the Consolidated Statements of Operations for the years 2003, 2002 and 2001.

Restructuring Costs

	2003	2002	2001

	(In millions)
Accruals for restructuring costs
Termination benefits	$8.7	$2.0	$8.7
Facility exit costs	.4	.9	1.2

Total accruals	9.1	2.9	9.9
Supplemental retirement benefits	3.2	2.9	.5
Other restructuring costs
Costs charged to expense as incurred
Inventory adjustments related to product line discontinuation	3.3	1.9	3.1
Inventory and machinery relocation	1.4	.4	.1
Employee relocation and other move costs	1.0	.1	.1
Adjustment of assets to realizable values	4.2	.4	—
Severance and facility exist costs	3.8	.9	.4
Other	1.1	.3	.1
Reserve adjustments	(1.8)	(.5)	(.1)

	25.3	9.3	14.1
Costs related to the EOC and Reform integration	1.8	4.6	3.4

Total restructuring costs	$27.1	$13.9	$17.5

      The amounts on the line captioned “Inventory adjustments related to product line discontinuation” are included in cost of products sold on the Consolidated Statements of Operations.

      As presented in the above table, the costs under the line captioned “Costs charged to expense as incurred” do not meet the conditions for accrual under accounting principles generally recognized in the U.S. and are therefore expensed when the related contractual liabilities are incurred. Accordingly, no reserves related to these costs have been established.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The status of the reserves for the initiatives discussed above is summarized in the following tables. The amounts included therein relate solely to continuing operations. To the extent that any unused reserves that were established in the allocation of acquisition cost remain after the completion of the EOC and Reform integrations, those amounts will be applied as reductions of the goodwill arising from the respective acquisitions.

Restructuring Reserves

	2003

	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$1.7	$—	$(.4)	$1.3
Facility exit costs	—	.3	—	.3

	1.7	.3	(.4)	1.6
Restructuring costs
Termination benefits	3.1	8.7	(7.3)	4.5
Facility exit costs	.6	.4	(.6)	.4

	3.7	9.1	(7.9)	4.9

Total reserves related to continuing operations	$5.4	$9.4	$(8.3)	$6.5

	2002

	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$4.2	$.8	$(3.3)	$1.7
Facility exit costs	.2	—	(.2)	—

	4.4	.8	(3.5)	1.7
Restructuring costs
Termination benefits	7.1	2.0	(6.0)	3.1
Facility exit costs	.8	.9	(1.1)	.6

	7.9	2.9	(7.1)	3.7

Total reserves related to continuing operations	$12.3	$3.7	$(10.6)	$5.4

      Approximately $5.4 million of the $6.5 million of reserves related to restructuring actions as of December 31, 2003 is expected to be utilized in 2004. The remaining $1.1 million represents supplemental retirement benefits for certain employees that will be paid at a rate of approximately $.1 million per year for the next several years.

Acquisitions

      In the second quarter of 2001, the company acquired Reform Flachstahl (Reform) and EOC Normalien (EOC), two businesses headquartered in Germany that manufacture and distribute mold bases and components for plastics injection molding. The company also acquired Progress Precision, a Canadian manufacturer of barrels and screws and provider of related services for plastics extrusion, injection molding

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and blow molding. The combined annual sales of the three businesses as of their respective acquisition dates were approximately $53 million.

      In February 2002, the company acquired the remaining 74% of the outstanding shares of Ferromatik Milacron A/S, which sells and services Ferromatik injection molding machines in Denmark. Ferromatik Milacron A/ S, which has annual sales of approximately $4 million, was previously accounted for on the equity method but is now fully consolidated beginning in 2002.

      In the first quarter of 2003, the company purchased the remaining 51% of the shares of Klockner Ferromatik AG, a Ferromatik sales office in Switzerland with annual sales of approximately $6 million. In addition, the company acquired the remaining 25% of 450500 Ontario Limited, a consolidated subsidiary that manufactures components for molds used in injection molding.

      Progress Precision is included in the machinery technologies — North America segment while Reform, EOC and 450500 Ontario Limited are included in the mold technologies segment. Ferromatik Milacron A/S and Klockner Ferromatik AG are included in machinery technologies — Europe.

      All of the acquisitions were accounted for under the purchase method and were financed through the use of available cash and bank borrowings. The aggregate cost of the acquisitions, including professional fees and other related costs, totaled $1.1 million in 2003, $.9 million in 2002 and $32.1 million in 2001. The allocation of the aggregate cost of the acquisitions to the assets acquired and liabilities assumed is presented in the table that follows. The amounts for 2003 relate solely to Klockner Ferromatik AG.

Allocation of Acquisition Cost

	2003	2002	2001

	(In millions)
Cash and cash equivalents	$.4	$—	$—
Accounts receivable	1.5	.4	6.4
Inventories	.3	.7	8.3
Other current assets	.1	—	.1
Property, plant and equipment	.2	.3	11.1
Goodwill	—	.4	13.8

Total assets	2.5	1.8	39.7
Current liabilities	1.4	.8	7.6
Long-term debt	—	.1	—

Total liabilities	1.4	.9	7.6

Total acquisition cost	$1.1	$.9	$32.1

      Unaudited pro forma sales and earnings information is not presented because the amounts would not vary materially from the comparable amounts reflected in the company’s historical Consolidated Statements of Operations for any year.

Research and Development

      Charges to operations for the research and development activities of continuing operations are summarized below.

Research and Development

	2003	2002	2001

	(In millions)
Research and development	$17.8	$15.8	$21.1

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Retirement Benefit Plans

      Pension cost for all defined benefit plans is summarized in the following table. For all years presented, the table includes amounts for plans for certain employees in the U.S. and Germany.

Pension Expense (Income)

	2003	2002	2001

	(In millions)
Service cost (benefits earned during the period)	$4.5	$4.6	$4.4
Interest cost on projected benefit obligation	33.4	34.5	34.2
Expected return on plan assets	(38.8)	(45.9)	(45.1)
Supplemental retirement benefits(a)	3.2	4.7	.8
Amortization of unrecognized prior service cost	.8	.8	.5
Amortization of unrecognized gains and losses	3.1	.5	(.2)

Pension expense (income)	$6.2	$(.8)	$(5.4)

(a)	In 2003, the entire amount is included in the line captioned “Restructuring costs” in the Consolidated Statement of Operations for that year. In 2002, $2.9 million is included in restructuring costs and $1.8 million is included in results of discontinued operations. In 2001, $.5 million is included in restructuring costs.

      The following table summarizes changes in the projected benefit obligation for all defined benefit plans.

Projected Benefit Obligation

	2003	2002

	(In millions)
Balance at beginning of year	$(527.2)	$(472.5)
Service cost	(4.5)	(4.6)
Interest cost	(33.4)	(34.5)
Benefits paid	39.3	38.3
Actuarial gain (loss)	12.6	(5.5)
Merger of subsidiary plan	(4.0)	(1.7)
Supplemental retirement benefits	(3.2)	(4.7)
Changes in discount rates	(14.6)	(40.7)
Foreign currency translation adjustments	(2.3)	(1.3)

Balance at end of year	$(537.3)	$(527.2)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the changes in plan assets for the U.S. plans. Consistent with customary practice in Germany, the plan for employees in that country has not been funded.

Plan Assets

	2003	2002

	(In millions)
Balance at beginning of year	$342.7	$432.0
Actual investment gain (loss)	61.4	(55.2)
Benefits paid	(37.0)	(36.1)
Merger of subsidiary plan	3.8	2.0

Balance at end of year	$370.9	$342.7

      The weighted allocations of plan assets at December 31, 2003 and 2002 are shown in the following table.

Allocation of Plan Assets

	2003	2002

	(In millions)
Equity securities	65%	58%
Debt securities	34%	42%
Cash and cash equivalents	1%	—

	100%	100%

      At December 31, 2003 and 2002, common shares of the company represented 4% and 6% of the plan’s equity securities. These common shares had a market value of $9.2 million at December 31, 2003 and $12.0 million at December 31, 2002.

      At December 31, 2003, the company’s target allocation percentages for plan assets were approximately 60% to 65% equity securities and 35% to 40% debt securities. The targets may be adjusted periodically to reflect current market conditions and trends as well as inflation levels, interest rates and the trend thereof, and economic and monetary policy. The objective underlying this allocation is to achieve a long-term rate of return of inflation plus 6%. Under the current policy, the investment in equity securities may not be less than 35% or more than 80% of total assets. Investments in debt securities may not be less than 20% or more than 65% of total assets.

      The expected long-term rates of return on plan assets for purposes of determining pension expense were 9.0% in 2003 and 9.5% in 2002 and 2001. The company will continue to use a 9.0% rate in 2004. Expected rates of return are developed based on the target allocation of debt and equity securities and on the historical returns on these types of investments judgmentally adjusted to reflect current expectations of future returns and value-added expectations based on historical experience of the plan’s investment managers. In evaluating future returns on equity securities, the existing portfolio is stratified to separately consider large and small capitalization investments as well as international and other types of securities.

      The company currently expects to make a cash contribution to the plan of approximately $3 to $4 million in 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the funded status of the plans for U.S. employees at year-end 2003 and 2002.

Funded Status at Year-End

	2003	2002

	(In millions)
Vested benefit obligation	$(487.1)	$(471.0)

Accumulated benefit obligation	$(500.6)	$(485.0)

Projected benefit obligation	$(523.3)	$(516.6)
Plan assets at fair value	370.9	342.7

Deficiency of plan assets in relation to projected benefit obligation	(152.4)	(173.9)
Unrecognized net loss	164.4	187.4
Unrecognized prior service cost	4.1	4.9

Prepaid pension cost	$16.1	$18.4

      The presentation of the amounts reflected in the previous table in the Consolidated Balance Sheets at December 31, 2003 and December 31, 2002 is reflected in the following table.

Balance Sheet Presentation

	2003	2002

	(In millions)
Intangible asset	$3.5	$4.1
Accrued pension cost	(119.6)	(132.5)
Accumulated other comprehensive loss(a)	132.2	146.8

	$16.1	$18.4

(a)	Represents the pretax amount of an after-tax charge to accumulated other comprehensive loss of $80.8 million in 2003 and $95.4 million in 2002.

      The intangible asset is included in other noncurrent assets in the Consolidated Balance Sheets as of the respective dates. Accrued pension cost is included in long-term accrued liabilities.

      The following table sets forth the status of the company’s defined benefit pension plan for certain employees in Germany.

Status at Year-End

	2003	2002

	(In millions)
Vested benefit obligation	$(10.4)	$(7.5)

Accumulated benefit obligation	$(12.1)	$(8.8)

Projected benefit obligation	$(14.0)	$(10.6)
Unrecognized net loss	.3	.1

Accrued pension cost	$(13.7)	$(10.5)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the weighted-average actuarial assumptions used to determine pension income or expense for all defined benefit plans in 2003, 2002 and 2001.

Actuarial Assumptions

	2003	2002	2001

Discount rate	6.49%	7.23%	7.72%
Expected long-term rate of return on plan assets	9.00%	9.50%	9.50%
Rate of increase in future compensation levels	2.41%	.73%	4.19%

      The following table presents the weighted-average actuarial assumptions used to determine the projected benefit obligation for all defined benefit plans at December 31, 2003 and December 31, 2002.

Actuarial Assumptions

	2003	2002

Discount rate	6.24%	6.49%
Rate of increase on future compensation levels	3.69%	2.41%

      The following table presents future estimated benefit payments, including the effects of future service, under all defined benefit plans as of December 31, 2003.

Pension Benefit Payments

2004	$37.2
2005	36.6
2006	36.0
2007	35.7
2008	35.8
2009-2013	184.1

      The company also maintains certain defined contribution and 401(k) plans. Participation in these plans is available to certain U.S. employees. Costs included in continuing operations for these plans were $1.6 million, $1.6 million and $2.6 million in 2003, 2002 and 2001, respectively.

      In addition to pension benefits, the company also provides varying levels of postretirement health care benefits to certain U.S. employees. Substantially all such employees are covered by the company’s principal plan, under which benefits are provided to employees who retire from active service after having attained age 55 and ten years of service. The plan is contributory in nature. For employees retiring prior to 1980, contributions are based on varying percentages of the current per-contract cost of benefits, with the company funding any excess over these amounts. For employees retiring after 1979, the dollar amount of the company’s current and future contributions is frozen.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the components of the company’s postretirement health care cost under the principal U.S. plan.

Postretirement Health Care Cost

	2003	2002	2001

	(In millions)
Service cost (benefits earned during the period)	$.1	$.1	$.1
Interest cost on accumulated postretirement benefit obligation	1.5	1.7	1.9
Amortization of unrecognized gains	(.3)	(.4)	(.5)

Postretirement health care cost	$1.3	$1.4	$1.5

      The following table summarizes changes in the accumulated postretirement benefit obligation for the principal U.S. plan.

Accumulated Postretirement Benefit Obligation

	2003	2002

	(In millions)
Balance at beginning of year	$(24.9)	$(26.5)
Service cost	(.1)	(.1)
Interest cost	(1.5)	(1.7)
Participant contributions	(5.0)	(4.3)
Benefits paid	7.9	7.3
Actuarial gain	.8	1.7
Change in discount rate	(.4)	(1.3)

Balance at end of year	$(23.2)	$(24.9)

      The following table presents the components of the company’s liability for postretirement health care benefits under the principal U.S. plan.

Accrued Postretirement Health Care Benefits

	2003	2002

	(In millions)
Accumulated postretirement benefit obligation
Retirees	$(17.3)	$(18.7)
Fully eligible active participants	(1.7)	(2.3)
Other active participants	(4.2)	(3.9)

	(23.2)	(24.9)
Unrecognized net gain	(5.5)	(5.5)

Accrued postretirement health care benefits	$(28.7)	$(30.4)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the discount rates used to calculate the accumulated postretirement benefit obligation at December 31, 2003, December 31, 2002 and December 31, 2001 and the rates used to calculate postretirement health care cost for the years then ended.

Actuarial Assumptions

	2003	2002	2001

Accumulated postretirement benefit obligation	6.25%	6.50%	7.25%
Postretirement health care cost	6.50%	7.25%	7.75%

      For 2004, the assumed rate of increase in health care costs used to calculate the accumulated postretirement benefit obligation is 8.5%. This rate is assumed to decrease in varying degrees annually to 5.0% for years after 2010. Because the dollar amount of the company’s contributions for most employees is frozen, a one percent change in each year in relation to the above assumptions would not significantly change the accumulated postretirement benefit obligation or the total cost of the plan.

      The following table presents estimated future payments of postretirement health care benefits as of December 31, 2003. The amounts presented therein are net of participant contributions.

Postretirement Health Care Benefits

2004	$2.7
2005	2.5
2006	2.3
2007	2.2
2008	2.1
2009-2013	8.9

      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted. Among other things, the Act created new federal subsidies for employers that provide prescription drug coverage for their retirees beginning in 2006. Because the principal postretirement health care plan for certain U.S. employees provides such coverage, the company is currently evaluating the potential effects of the Act. However, the company has concluded that it is impossible at this time to estimate the extent to which the subsidies will reduce the plan’s accumulated postretirement benefit obligation. In addition, the Financial Accounting Standards Board (FASB) has not yet completed its evaluation of the accounting implications of the Act. Accordingly, no adjustment to the recorded obligation has been made at December 31, 2003 as permitted by FASB Staff Position 106-1.

Income Taxes

      At December 31, 2003, the company had non-U.S. net operating loss carryforwards — principally in The Netherlands, Germany and Italy — totaling $190 million, of which $17 million will expire at the end of 2007. The remaining $173 million have no expiration dates. Deferred tax assets related to the non-U.S. loss carryforwards totaled $61 million at December 31, 2003 and valuation allowances totaling $51 million had been provided with respect to these assets as of that date. The company believes that it is more likely than not that portions of the net operating loss carryforwards in these jurisdictions will be utilized. However, there is currently insufficient positive evidence in some non-U.S. jurisdictions — primarily Germany and Italy — to conclude that no valuation allowances are required.

      At December 31, 2003, the company had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration dates. Approximately 40% of the state and local loss carryforwards will expire by 2010 and the remainder will expire by 2018. At December 31, 2003, additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods, at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending its ultimate expiration beyond 2023.

      The conversion of the Series A Notes into common stock and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004 (see Subsequent Events) triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of the company’s utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

      At March 31, 2003, no valuation allowances had been provided with respect to the U.S. deferred tax assets based on a “more likely than not” assessment of whether they would be realized. This decision was based on the availability of qualified tax planning strategies and the expectation of increased industrial production and capital spending in the U.S. plastics industry. Higher sales and order levels expected in 2003 and beyond, combined with the significant reductions in the company’s cost structure that had been achieved in recent years, were expected to result in improved operating results in relation to the losses incurred in 2001 and 2002.

      At June 30, 2003, however, the company determined that valuation allowances were required for at least a portion of the U.S. deferred tax assets. This conclusion was based on the expectation that a recovery in the U.S. plastics industry and the company’s return to profitability in the U.S. would be delayed longer than originally expected. Due principally to the revised outlook for 2003, valuation allowances totaling $71 million were recorded in the second quarter.

      During the second half of 2003, U.S. deferred tax assets increased by approximately $18 million due to continued losses from operations and the goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. The company continues to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003.

      The company will continue to reassess its conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and a corresponding decrease in shareholders’ equity in the period of the change.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the company’s deferred tax assets and liabilities as of year-end 2003 and 2002 are as follows:

Components of Deferred Tax Assets and Liabilities

	2003	2002

	(In millions)
Deferred tax assets
Net operating loss carryforwards	$95.2	$67.3
Tax credit carryforwards	12.4	10.7
Accrued postretirement health care benefits	9.3	10.0
Inventories, due principally to obsolescence reserves and additional costs inventoried for tax purposes	6.3	7.3
Accrued employee benefits other than pensions and retiree health care benefits	3.4	4.0
Accrued pension cost	8.5	8.4
Accrued warranty cost	1.8	1.4
Accrued taxes	3.0	2.8
Accounts receivable, due principally to allowances for doubtful accounts	1.8	1.1
Goodwill	46.0	31.3
Deferred pension costs	35.7	39.9
Accrued liabilities and other	15.2	24.9

Total deferred tax assets	238.6	209.1
Less valuation allowances	(139.8)	(36.1)

Deferred tax assets net of valuation allowances	98.8	173.0
Deferred tax liabilities
Property, plant and equipment, due principally to differences in depreciation methods	8.2	9.4
Inventories	6.8	6.5

Total deferred tax liabilities	15.0	15.9

Net deferred tax assets	$83.8	$157.1

      Summarized in the following tables are the company’s earnings from continuing operations before income taxes, its provision for income taxes, the components of the provision for deferred income taxes and a reconciliation of the U.S. statutory rate to the tax provision rate.

Loss Before Income Taxes

	2003	2002	2001

	(In millions)
United States	$(98.1)	$(25.6)	$(39.9)
Non-U.S.	(13.7)	(11.0)	(11.1)

	$(111.8)	$(36.6)	$(51.0)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As presented in the above table, loss from U.S. operations in 2003 includes restructuring costs of $9.7 million while loss from non-U.S. operations includes $17.4 million of such costs. Losses from U.S. and non-U.S. operations in 2002 include restructuring costs of $9.8 million and $4.1 million, respectively. In 2001, losses from U.S. operations and non-U.S. operations include restructuring costs of $6.7 million and $10.8 million, respectively. Loss from U.S. operations also includes goodwill impairment charges of $65.6 million in 2003 and $1.0 million in 2002.

Provision (Benefit) for Income Taxes

	2003	2002	2001

	(In millions)
Current provision (benefit)
United States	$(1.8)	$(4.4)	$(10.5)
State and local	—	.2	(.6)
Non-U.S.	1.2	2.7	4.4

	(.6)	(1.5)	(6.7)
Deferred provision (benefit)
United States	68.1	(12.3)	(10.4)
Non-U.S.	5.2	(4.4)	(5.2)

	73.3	(16.7)	(15.6)

	$72.7	$(18.2)	$(22.3)

Components of the Provision (Benefit) for Deferred Income Taxes

	2003	2002	2001

	(In millions)
Change in valuation allowances	$104.6	$19.2	$6.4
Change in deferred taxes related to operating loss and tax credit carryforwards	(30.5)	(31.7)	(27.6)
Depreciation and amortization	6.0	6.3	6.8
Inventories and accounts receivable	.6	(4.4)	(5.2)
Accrued pension and other employee costs	4.7	3.1	4.4
Other	(12.1)	(9.2)	(.4)

	$73.3	$(16.7)	$(15.6)

      The change in valuation allowances in 2003, as presented in the above table, represents $35.4 million related to 2003 activities and $69.2 million due to a change in circumstances and judgment related to deferred tax balances at December 31, 2002.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the U.S. Statutory Rate to the Tax Provision Rate

	2003	2002	2001

U.S. statutory tax rate	(35.0)%	(35.0)%	(35.0)%
Increase (decrease) resulting from
Effect of changes in valuation allowances	93.6	31.8	12.5
Losses without current tax benefits	—	(.2)	(.1)
Adjustment of tax reserves	—	(4.7)	(17.4)
Statutory tax rate changes	—	—	1.9
Effect of operations outside the U.S.	—	(38.1)	(2.1)
State and local income taxes, net of federal benefit	—	(2.1)	(3.4)
Other	6.4	(1.4)	(.1)

	65.0%	(49.7)%	(43.7)%

      Undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested aggregated $95.5 million at the end of 2003. No deferred income taxes have been recorded with respect to this amount. The unrecorded deferred tax liability related to undistributed non-U.S. earnings was $33.4 million at December 31, 2003.

      The company received net tax refunds of $17.0 million in 2003 and $14.2 million in 2002. Income taxes of $4.1 million were paid in 2001.

Earnings Per Common Share

      The following tables present the calculation of earnings available to common shareholders and a reconciliation of the shares used to calculate basic and diluted earnings per common share.

Earnings Applicable to Common Shareholders

	2003	2002	2001

	(In millions)
Net loss	$(191.7)	$(222.9)	$(35.7)
Dividends on preferred shares	(.2)	(.2)	(.2)

Loss applicable to common shareholders	$(191.9)	$(223.1)	$(35.9)

Reconciliation of Shares

	2003	2002	2001

	(In thousands)
Weighted-average common shares outstanding	33,660	33,482	33,222
Effect of dilutive stock options and restricted shares	—	—	—

Weighted-average common shares assuming dilution	33,660	33,482	33,222

      For all years, weighted-average shares assuming dilution excludes the effect of potentially dilutive stock options and restricted shares because their inclusion would result in a smaller loss per common share. Had they been included, weighted-average shares assuming dilution would have been 33,678 thousand in 2003, 33,513 thousand in 2002 and 33,340 thousand in 2001.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Receivables

      At December 31, 2003 and during several preceding years, the company maintained a receivables purchase agreement with a third-party financial institution. As accounts receivable were generated from customer sales made by certain of the company’s consolidated U.S. subsidiaries, those receivables were sold to Milacron Commercial Corp (MCC), a wholly-owned consolidated subsidiary. MCC then sold, on a revolving basis, an undivided percentage interest in designated pools of accounts receivable to the financial institution. As existing receivables were collected, MCC sold undivided percentage interests in new eligible receivables. Accounts that became 60 days past due were no longer eligible to be sold and the company was at risk for credit losses for which it maintained an allowance for doubtful accounts.

      As of December 31, 2003, the company could receive up to $40.0 million at a cost of funds linked to commercial paper rates. During the fourth quarter of 2003, the liquidity facility that supported the program was extended from its scheduled expiration date of December 31, 2003 to February 27, 2004. The receivables purchase agreement was also amended to mature on that date. However, on February 27, 2004, the expiration of the liquidity facility and the maturity of the receivables purchase agreement were both extended to March 12, 2004.

      At December 31, 2003, December 31, 2002 and December 31, 2001, the undivided interest in the company’s gross accounts receivable from continuing operations that had been sold to the purchaser aggregated $33.0 million, $34.6 million and $36.3 million, respectively. The amounts sold are reflected as reductions of accounts receivable in the Consolidated Balance Sheets as of the respective dates. Increases and decreases in the amount sold are reported as operating cash flows in the Consolidated Statements of Cash Flows. Costs related to the sales were $1.5 million in 2003, $1.2 million in 2002 and $2.2 million in 2001. These amounts are included in other expense-net in the Consolidated Statements of Operations.

      On March 12, 2004, all amounts received under this facility were repaid (see Subsequent Events).

      Certain of the company’s subsidiaries also sell accounts receivable on an ongoing basis. In some cases, these sales are made with recourse, in which case appropriate reserves for potential losses are recorded at the sale date. At December 31, 2003 and December 31, 2002, the gross amounts of accounts receivable that had been sold under these arrangements totaled $3.8 million and $5.0 million, respectively. At December 31, 2003, certain of these amounts were partially collateralized with approximately $3 million of cash deposits that are included in cash and cash equivalents in the Consolidated Balance Sheet at that date.

      The company also periodically sells with recourse notes receivable arising from customer purchases of plastics processing machinery and, in a limited number of cases, guarantees the repayment of all or a portion of notes payable by its customers to third-party lenders. At December 31, 2003 and December 31, 2002, the company’s maximum exposure under these arrangements totaled $11.6 million and $12.4 million, respectively. In the event a customer were to fail to repay a note, the company would generally regain title to the machinery for later resale as used equipment. Costs related to sales of notes receivable and guarantees have not been material in the past.

Inventories

      Inventories amounting to $51.5 million in 2003 and $57.9 million in 2002 are stated at LIFO cost. If stated at FIFO cost, such inventories would be greater by approximately $17.2 million in 2003 and $15.7 million in 2002.

      As presented in the Consolidated Balance Sheets, inventories are net of reserves for obsolescence of $27.0 million and $24.2 million in 2003 and 2002, respectively.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets

      The carrying value of goodwill totaled $83.8 million and $143.3 million at December 31, 2003 and December 31, 2002, respectively. The decrease resulted principally from a goodwill impairment charge related to two businesses that are included in the mold technologies segment (see Goodwill Impairment Charge). The company’s other intangible assets, all of which are subject to amortization, are included in other noncurrent assets in the Consolidated Balance Sheets and totaled $6.5 million at December 31, 2003 and $7.8 million at December 31, 2002. Amortization expense related to these assets was $1.4 million in 2003, $1.0 million in 2002 and $.5 million in 2001.

      Changes in goodwill during the years ended December 31, 2003 and December 31, 2002 are presented in the following table.

Changes in Goodwill

	2003

	Machinery
	Technologies	Machinery
	North	Technologies	Mold	Industrial
	America	Europe	Technologies	Fluids	Total

	(In millions)
Balance at beginning of year	$17.3	$.5	$115.3	$10.2	$143.3
Goodwill acquired	—	—	.2	—	.2
Impairment charges	—	—	(65.6)	—	(65.6)
Foreign currency translation adjustments	.2	.2	5.5	—	5.9

Balance at end of year	$17.5	$.7	$55.4	$10.2	$83.8

	2002

	Machinery
	Technologies	Machinery
	North	Technologies	Mold	Industrial
	America	Europe	Technologies	Fluids	Total

	(In millions)
Balance at beginning of year	$129.6	$46.9	$166.6	$10.1	$353.2
Goodwill acquired	.1	.4	5.0	—	5.5
Impairment charges(a)	(112.4)	(46.9)	(60.1)	—	(219.4)
Foreign currency translation adjustments	—	.1	3.8	.1	4.0

Balance at end of year	$17.3	$.5	$115.3	$10.2	$143.3

(a)	Excludes an additional impairment charge of $29.6 million related to discontinued operations.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the effects on net loss and basic and diluted loss per common share of excluding expense for the amortization of goodwill for all periods presented.

Goodwill Amortization

	2003	2002	2001

	(In millions except
	per-share amounts)
Net loss as reported	$(191.7)	$(222.9)	$(35.7)
Goodwill amortization, net of income taxes(a)	—	—	8.5

Net loss excluding goodwill amortization	$(191.7)	$(222.9)	$(27.2)

Loss per common share — basic and diluted
Net loss as reported	$(5.70)	$(6.67)	$(1.08)
Goodwill amortization, net of income taxes	—	—	.26

Net loss excluding goodwill amortization	$(5.70)	$(6.67)	$(.82)

(a)	In 2001 includes $1.5 million related to discontinued operations.

Property, Plant and Equipment

      The components of property, plant and equipment, including amounts related to capital leases, are shown in the following table.

Property, Plant and Equipment — Net

	2003	2002

	(In millions)
Land	$10.7	$10.6
Buildings	125.2	112.6
Machinery and equipment	211.6	210.9

	347.5	334.1
Less accumulated depreciation	(206.7)	(184.3)

	$140.8	$149.8

Other Assets

      The components of other current assets and other noncurrent assets are shown in the tables that follow.

Other Current Assets

	2003	2002

	(In millions)
Deferred income taxes	$27.9	$40.6
Refundable income taxes	2.7	15.2
Other	14.6	13.8

	$45.2	$69.6

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Noncurrent Assets

	2003	2002

	(In millions)
Deferred income taxes net of valuation allowances	$70.9	$132.4
Intangible assets other than goodwill	6.5	7.8
Other	38.2	37.6

	$115.6	$177.8

Liabilities

      The components of accrued and other current liabilities are shown in the following tables.

Accrued and Other Current Liabilities

	2003	2002

	(In millions)
Accrued salaries, wages and other compensation	$20.9	$22.6
Reserves for post-closing adjustments and transaction costs	11.8	43.3
Accrued and deferred income taxes	8.0	6.7
Other accrued expenses	68.6	66.3

	$109.3	$138.9

      The following table summarizes changes in the company’s warranty reserves. These reserves are included in accrued and other current liabilities in the Consolidated Balance Sheets.

Warranty Reserves

	2003	2002

	(In millions)
Balance at beginning of year	$5.9	$6.0
Accruals	4.9	3.6
Payments	(3.0)	(3.2)
Warranty expirations	(.1)	(.7)
Foreign currency translation adjustments	.4	.2

Balance at end of year	$8.1	$5.9

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of long-term accrued liabilities are shown in the following table.

Long-Term Accrued Liabilities

	2003	2002

	(In millions)
Accrued pensions and other compensation	$42.5	$39.2
Minimum pension liability	104.3	117.7
Accrued postretirement health care benefits	31.2	33.3
Accrued and deferred income taxes	21.5	20.9
Self-insurance reserves	18.8	22.9
Other	9.5	10.1

	$227.8	$244.1

Long-Term Debt

      The components of long-term debt are shown in the following table.

Long-Term Debt

	2003	2002

	(In millions)
8 3/8% Notes due 2004	$115.0	$115.0
7 5/8% Eurobonds due 2005	142.6	118.1
Capital lease obligations	17.1	17.5
Other	6.1	5.9

	280.8	256.5
Less current maturities	(117.3)	(1.1)

	$163.5	$255.4

      On March 15, 2004, the 8 3/8% Notes due in 2004 were repaid (see Subsequent Events).

      Except for the 8 5/8% Notes due 2004 and the 7 5/8% Eurobonds due 2005, the carrying amount of the company’s long-term debt approximates fair value. At year-end 2003, the fair value of the 8 3/8% Notes due 2004 was approximately $100 million and the fair value of the 7 5/8% Eurobonds due 2005 was approximately $130 million. These amounts are based on quoted prices on or about December 31, 2003.

      The 7 5/8% Eurobonds due 2005 are a direct obligation of Milacron Capital Holdings B.V., a wholly-owned consolidated subsidiary, and have been guaranteed by the company.

      Certain of the above long-term debt obligations contain various restrictions and financial covenants. These include provisions that limit the company’s ability to incur additional indebtedness, create liens, engage in sale and leaseback transactions, sell assets and effect a consolidation or merger. Except for obligations under capital leases and certain non-U.S. bank borrowings, none of the company’s indebtedness is secured.

      Total interest paid was $23.3 million in 2003, $35.8 million in 2002 and $40.5 million in 2001. Of these amounts, interest related to continuing operations was $22.0 million in 2003, $25.1 million in 2002 and $23.7 million in 2001.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Maturities of long-term debt excluding capital leases for the five years after 2003 are shown in the following table.

Maturities of Long-Term Debt

(In millions)
2004	$115.6
2005	146.9
2006	.3
2007	.3
2008	.2

      The company leases two manufacturing facilities under capital leases. The assets related to these leases are included in property, plant and equipment — net in the Consolidated Balance Sheets and had net book values of $16.6 million at December 31, 2003 and $15.8 million at December 31, 2002. Amortization of these assets is included in depreciation expense and interest on lease obligations is included in interest expense. Future minimum payments for capital leases during the next five years and in the aggregate thereafter are shown in the following table.

Capital Lease Payments

(In millions)
2004	$2.7
2005	2.7
2006	2.7
2007	2.7
2008	2.7
After 2008	8.2

Total capital lease payments	21.7
Less interest component(a)	(4.6)

Capital lease obligations	$17.1

(a)	Includes $1.0 million applicable to 2004.

      The company also leases certain equipment and facilities under operating leases, some of which include varying renewal and purchase options. Future minimum rental payments applicable to noncancellable operating leases during the next five years and in the aggregate thereafter are shown in the following table.

Rental Payments

(In millions)
2004	$11.8
2005	8.6
2006	5.6
2007	3.6
2008	2.6
After 2008	2.4

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Rent expense related to continuing operations was $14.2 million, $13.7 million, and $11.2 million in 2003, 2002 and 2001, respectively.

Lines of Credit

      At December 31, 2003, the company had lines of credit with various U.S. and non-U.S. banks totaling approximately $94 million, including a $65 million committed revolving credit facility that was due to expire on March 15, 2004. These credit facilities support the discounting of receivables, letters of credit, guarantees and leases in addition to providing borrowings under varying terms. At December 31, 2003, $54 million of the revolving credit facility was utilized including outstanding letters of credit of $12 million.

      The company pledged as collateral for borrowings under the revolving credit facility the capital stock of its principal domestic subsidiaries as well as the inventories of the company and all of its domestic subsidiaries and certain other domestic tangible and intangible assets. The facility limited the payment of cash dividends and the incurrence of new debt and imposed certain restrictions on share repurchases, capital expenditures and cash acquisitions.

      The revolving credit facility included a number of financial and other covenants, the most significant of which required the company to achieve specified minimum levels of four quarter trailing cumulative consolidated EBITDA (earnings before interest, taxes, depreciation and amortization). At December 31, 2003, Milacron was in compliance with all covenants.

      On March 12, 2004, all amounts borrowed under the revolving credit facility were repaid with the proceeds of a new credit facility (see Subsequent Events).

      At December 31, 2003, the company had additional credit lines totaling $29 million, of which approximately $15 million was available for use under certain circumstances.

      The weighted-average interest rate on borrowings under lines of credit outstanding was 4.8% as of December 31, 2003 and 5.2% as of December 31, 2002.

Shareholders’ Equity

      In 2001, the company repurchased a total of 260,000 treasury shares on the open market at a cost of $5.2 million. An additional 109,440 shares were repurchased in connection with stock option exercises, restricted stock grants and employee benefit programs. Stock option exercises also resulted in the issuance of 28,500 previously unissued shares. A total of 426,543 treasury shares were reissued in 2001 in connection with management incentive and employee benefit programs.

      In 2002, a total of 221,250 treasury shares were reissued in connection with grants of restricted shares and stock option exercises. An additional 147,473 shares were reissued for contributions to employee benefit plans and for the purchase of technology rights from a German manufacturer of plastics extrusion machinery. These reductions in treasury shares were partially offset by the cancellation of 81,448 restricted shares that were added to the treasury share balance in lieu of their cancellation.

      In 2003, a total of 1,168,531 treasury shares were reissued in connection with grants of restricted shares and contributions to employee benefit programs. This reduction in treasury shares was partially offset by the forfeiture of 98,287 restricted shares that were added to the treasury share balance. The net reduction in treasury shares includes 851,500 restricted stock awards made to certain key employees, including the chief executive officer and other corporate officers. These grants were made in connection with an employee retention program approved by the company’s board of directors after consideration of advice from independent compensation consultants.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shareholders’ Equity — Preferred and Common Shares

	2003	2002

	(In millions, except
	per-share amounts)
4% Cumulative Preferred shares authorized, issued and outstanding, 60,000 shares at $100 par value, redeemable at $105 a share	$6.0	$6.0
Common shares, $1 par value, authorized 50,000,000 shares, issued and outstanding, 2003: 34,824,025 shares; 2002: 33,753,781 shares	34.8	33.8

      As presented in the previous table, common shares outstanding are net of treasury shares of 4,783,063 in 2003 and 5,853,307 in 2002.

      At December 31, 2003 and 2002, the company had outstanding 60,000 shares of 4% Cumulative Preferred Stock (the “4% Preferred Stock”) having a par value of $100 per share. Except as otherwise required by law or the company’s certificate of incorporation, the holders of the 4% Preferred Stock vote together with the holders of shares of the common stock as a single class, with holders of shares of 4% Preferred Stock having 24 votes per share. Holders of the 4% Preferred Stock are entitled to receive quarterly dividends in cash out of the net assets legally available for the payment of dividends, at a rate of $4 per annum on the $100 par value thereof, and no more. Dividends are cumulative, and they must be paid prior to the purchase or redemption of any 4% Preferred Stock or any common stock. Dividends must also be paid prior to any distribution in respect of the common stock. In addition, dividends or distributions on common stock may not be made unless “consolidated net current assets” and “consolidated net tangible assets,” in both cases as defined in the company’s certificate of incorporation, exceed certain amounts per share of 4% Preferred Stock. In the event of any liquidation, dissolution or winding up of the company, the holders of the 4% Preferred Stock are entitled to receive out of the assets available for distribution to shareholders an amount equal to $105 per share if the action is voluntary and $100 per share if it is not voluntary, in each case in addition to an amount equal to all accrued dividends in arrears at the date of the distribution, before any distribution of assets shall be made to the holders of common stock. The holders of the common stock would be entitled to share in any assets then remaining to the exclusion of the holders of 4% Preferred Stock.

      The 4% Preferred Stock may be redeemed at the company’s election, by resolution of the board of directors of the company, for a redemption price of $105 per share plus all accrued and unpaid dividends to the date of redemption. At meetings of shareholders of the company, each shareholder of 4% Preferred Stock is entitled to 24 votes for each share of 4% Preferred Stock held; except that, in the event that a default in dividends on the 4% Preferred Stock is deemed to have occurred, the holders of the 4% Preferred Stock, voting separately as a class, have the right at each shareholders’ meeting thereafter at which 35% of the 4% Preferred Stock is represented to elect one-third of the members of the board of directors of the company to be elected at that meeting. A default in preferred dividends would be deemed to have occurred if at any time dividends accrued or in arrears on the 4% Preferred Stock amounts to $4 per share or more.

      The company has authorized 10 million serial preference shares with $1 par value. None of these shares have been issued.

      On May 23, 2003, the company’s shareholders adopted an amendment to the company’s certificate of incorporation to eliminate the right of holders of common shares to ten votes per share upon satisfaction of certain ownership tenure requirements. In the past, holders of common shares were entitled to cast ten votes for each share that had been beneficially owned for at least 36 consecutive calendar months. As a result of the change, each common share is now entitled to one vote irrespective of the period of time it has been owned.

      The company has a shareholder rights plan which provides for the issuance of one nonvoting preferred stock right for each common share issued as of February 5, 1999 or issued subsequent thereto. Each right, if activated, will entitle the holder to purchase 1/1000 of a share of Series A Participating Cumulative Preferred

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock at an initial exercise price of $70.00. Each 1/1000 of a preferred share will be entitled to participate in dividends and vote on an equivalent basis with one whole common share. Initially, the rights are not exercisable. The rights will become exercisable if any person or group acquires, or makes a tender offer for, more than 15% of the company’s outstanding common shares. In the event that any party should acquire more than 15% of the company’s common shares, the rights entitle all other shareholders to purchase the preferred shares at a substantial discount. In addition, if a merger occurs with any potential acquirer owning more than 15% of the shares outstanding, holders of rights other than the potential acquirer will be able to purchase the acquirer’s common stock at a substantial discount. On March 11, 2004, the company amended its shareholder rights plan to exempt the acquisition by Glencore and Mizuho of securities issued by the company in connection with the financing arrangements entered into on March 12, 2004 from triggering the rights under the plan (see Subsequent Events). The rights plan expires in February 2009.

      On March 12, 2004, the company issued $100 million of exchangeable debt, $30 million of which is convertible into the company’s common stock at the option of the holders. As soon as certain conditions described in “Subsequent Events” are fulfilled, all such exchangeable debt and any common stock into which any such exchangeable debt had been previously converted will be exchanged for a new series of the company’s convertible preferred stock. Following exchange of the exchangeable debt for convertible preferred stock, the holders of the convertible preferred stock would collectively own approximately between 40% and 57% of Milacron’s fully diluted equity (on an as-converted basis) (see Subsequent Events).

Comprehensive Loss

      Total comprehensive income or loss represents the net change in shareholders’ equity during a period from sources other than transactions with shareholders and, as such, includes net earnings or loss for the period. The components of total comprehensive loss are shown in the table that follows.

Comprehensive Loss

	2003	2002	2001

	(In millions)
Net loss	$(191.7)	$(222.9)	$(35.7)
Foreign currency translation adjustments	8.5	6.2	(1.3)
Reclassification of foreign currency translation adjustments to net gain on divestitures	—	10.6	—
Minimum pension liability adjustment(a)	14.6	(95.4)	—
Cumulative effect of change in method of accounting	—	—	(.3)
Change in fair value of foreign currency exchange contracts	—	(.2)	.3

Total comprehensive loss	$(168.6)	$(301.7)	$(37.0)

(a)	In 2003, includes no tax effect. In 2002, includes a tax benefit of $51.4 million.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of accumulated other comprehensive loss are shown in the following table.

Accumulated Other Comprehensive Loss

	2003	2002

	(In millions)
Foreign currency translation adjustments	$(26.1)	$(34.6)
Minimum pension liability adjustment	(80.8)	(95.4)
Fair value of foreign currency exchange contracts	.2	.2

	$(106.7)	$(129.8)

Contingencies

      The company is involved in remedial investigations and actions at various locations, including former plant facilities, and EPA Superfund sites where the company and other companies have been designated as potentially responsible parties. The company accrues remediation costs, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are generally recognized no later than the completion of a remediation feasibility study. The accruals are adjusted as further information becomes available or circumstances change. Environmental costs have not been material in the past.

      Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In several such lawsuits, some of which seek substantial dollar amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by the company. The company is vigorously defending these claims and believes it has reserves, indemnity claims and insurance coverage sufficient to cover potential exposures.

      While, in the opinion of management, the liability resulting from these matters will not have a material effect on the company’s consolidated financial position or results of operations, the outcome of individual matters cannot be predicted with reasonable certainty at this time.

Foreign Exchange Contracts

      At December 31, 2003, the company had outstanding forward contracts totaling $4.7 million, which generally mature in periods of six months or less. These contracts require the company and its subsidiaries to exchange currencies on the maturity dates at exchange rates agreed upon at inception. Substantially all of these contracts have been designated as cash flow hedges with any gains or losses resulting from changes in their fair value being recorded as a component of other comprehensive income or loss pending completion of the transaction being hedged.

Stock-Based Compensation

      The 1997 Long-Term Incentive Plan (1997 Plan) permits the company to grant its common shares in the form of non-qualified stock options, incentive stock options, restricted stock and performance awards.

      Under the 1997 Plan, non-qualified and incentive stock options are granted at market value, vest in increments over a four or five year period, and expire not more than ten years subsequent to the award. Of the 3,855,950 stock options outstanding at December 31, 2003, 246,000 are incentive stock options.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summaries of stock options granted under the 1997 Plan and prior plans are presented in the following tables.

Stock Option Activity

		Weighted-
		Average
		Exercise
	Shares	Price

Outstanding at year-end 2000	4,081,275	$20.65
Granted	603,000	19.79
Exercised	(311,350)	13.26
Cancelled	(158,150)	20.91

Outstanding at year-end 2001	4,214,775	21.06
Granted	829,500	13.19
Exercised	(29,250)	13.97
Cancelled	(397,075)	17.15

Outstanding at year-end 2002	4,617,950	20.03
Granted	18,000	5.43
Cancelled	(314,100)	18.65
Waived	(465,900)	22.75

Outstanding at year-end 2003	3,855,950	19.75

      On April 21, 2003, the company’s executive officers waived all right and all interest to their options to purchase 465,900 common shares of the company. In all cases, the option prices were in excess of the current market price of the company’s common shares as of the date of the waivers. These waivers were made without any promise of future options being offered to these officers. The purpose of the waivers was to allow the company to make future grants to participants under the company’s long-term incentive plans without increasing shareholder dilution.

Exercisable Stock Options at Year End

Stock
Options

2001	2,261,538
2002	2,653,163
2003	2,723,088

Shares Available for Future Grant at Year End

Shares

2001	1,658,721
2002	969,524
2003	276,737

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables summarize information about stock options outstanding at December 31, 2003.

Components of Outstanding Stock Options

		Average	Weighted-
		Remaining	Average
	Number	Contract	Exercise
Range of Exercise Prices	Outstanding	Life	Price

$5.43-19.56	1,360,200	4.5	$13.32
20.09-27.91	2,495,750	3.3	23.25

5.43-27.91	3,855,950

Components of Exercisable Stock Options

		Weighted-
		Average
	Number	Exercise
Range of Exercise Prices	Exercisable	Price

$5.43-19.56	497,850	$13.59
20.09-27.91	2,225,238	23.63

5.43-27.91	2,723,088

      As discussed more fully in the Stock-Based Compensation section of the note captioned “Summary of Significant Accounting Policies,” the company does not expense stock options. For purposes of determining the pro forma amounts presented in that section, the weighted-average per-share fair value of stock options granted during 2003, 2002 and 2001 was $2.37, $5.35 and $7.61, respectively. The fair values of the options were calculated as of the grant dates using the Black-Scholes option pricing model and the following assumptions:

Fair Value Assumptions

	2003	2002	2001

Dividend yield	1.6%	.3-.7%	.8-1.2%
Expected volatility	54%	46-50%	39-50%
Risk free interest rate at grant date	2.97%	2.98- 4.28%	4.74- 5.15%
Expected life in years	5	2-5	2-7

      Under the 1997 Plan, performance awards are granted in the form of shares of restricted stock which vest based on the achievement of specified earnings objectives over a three-year period. The 1997 Plan also permits the granting of other restricted stock awards, which also vest two or three years from the date of grant. During the restriction period, restricted stock awards entitle the holder to all the rights of a holder of common shares, including dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Expense for restricted shares, including performance awards, was $.6 million in 2003 and $1.0 million in 2002. In 2001, reversals of prior years’ accruals for performance grants of $.3 million offset charges to expense totaling $.3 million for other restricted stock awards. Restricted stock award activity is as follows:

Restricted Stock Activity

	2003	2002	2001

Restricted stock granted	924,300	192,000	90,500

Weighted-average market value on date of grant	$2.74	$13.09	$19.21

      Restricted shares awarded as performance awards subject to contingent vesting totaled 38,000 in 2003, 46,000 in 2002 and 51,000 in 2001. Outstanding restricted shares subject to contingent vesting totaled 104,646, 141,795 and 159,493 at year-end 2003, 2002 and 2001, respectively. The amount outstanding at year-end 2003

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

includes 32,936 shares that will be cancelled in February 2004 because the basic earnings per common share objective for 2003 was not attained. In 2002 and 2001 restricted shares subject to contingent vesting of 52,519 and 52,806, respectively, were also cancelled.

      Cancellations of restricted stock, including shares cancelled to pay employee withholding taxes at maturity, totaled 98,287 in 2003, 82,448 in 2002 and 73,133 in 2001.

      Issuances of shares related to performance awards earned under a prior plan and to deferred directors’ fees totaled 19,903 in 2003, 1,003 in 2002, and 18,525 in 2001.

Organization

      The company has four business segments: machinery technologies — North America, machinery technologies — Europe, mold technologies and industrial fluids.

      The company’s segments conform to its internal management reporting structure and are based on the nature of the products they produce and the principal markets they serve. The machinery technologies — North America segment produces injection molding machines and extrusion and blow molding systems for distribution primarily in North America at the company’s principal plastics machinery plant located near Cincinnati, Ohio. The segment also sells specialty and peripheral equipment for plastics processing as well as replacement parts for its machinery products. The machinery technologies — Europe segment manufactures injection molding machines and blow molding systems for distribution in Europe and Asia at its principal manufacturing plants located in Germany and Italy. The mold technologies segment — which has its major operations in North America and Europe — produces mold bases and components for injection molding and distributes maintenance, repair and operating supplies for all types of plastics processors. The industrial fluids segment is also international in scope with major blending facilities in the U.S. and The Netherlands and manufactures and sells coolants, lubricants, corrosion inhibitors and cleaning fluids used in metalworking.

      The markets for all four segments tend to be cyclical in nature, especially in the two machinery segments where demand is heavily influenced by consumer confidence and spending levels, interest rates and general capital spending patterns, particularly in the automotive, packaging and construction industries. The markets for the mold technologies and industrial fluids are somewhat less cyclical and are influenced by industrial capacity utilization and consumer spending.

      Financial data for the past three years for the company’s business segments are shown in the following tables. The accounting policies followed by the segments are identical to those used in the preparation of the company’s consolidated financial statements. The effects of intersegment transactions have been eliminated. The company incurs costs and expenses and holds certain assets at the corporate level which relate to its business as a whole. Certain of these amounts have been allocated to the company’s business segments by various methods, largely on the basis of usage. Management believes that all such allocations are reasonable.

Total Sales by Segment

	2003	2002	2001

	(In millions)
Plastics technologies
Machinery technologies — North America	$321.2	$313.6	$361.7
Machinery technologies — Europe	151.0	117.4	122.6
Mold technologies	168.7	174.7	184.6
Eliminations	(5.4)	(8.5)	(6.5)

Total plastics technologies	635.5	597.2	662.4
Industrial fluids	104.2	96.0	92.8

Total sales	$739.7	$693.2	$755.2

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Customer Sales by Segment

	2003	2002	2001

	(In millions)
Plastics technologies
Machinery technologies — North America	$319.6	$312.5	$359.3
Machinery technologies — Europe	147.2	110.0	118.6
Mold technologies	168.7	174.7	184.5

Total plastics technologies	635.5	597.2	662.4
Industrial fluids	104.2	96.0	92.8

Total sales	$739.7	$693.2	$755.2

Operating Information by Segment

	2003	2002	2001

	(In millions)
Operating profit (loss)
Plastics technologies(a)
Machinery technologies — North America	$6.7	$8.0	$(13.5)
Machinery technologies — Europe	(1.4)	(8.1)	(9.1)
Mold technologies	1.8	5.3	12.1

Total plastics technologies	7.1	5.2	(10.5)
Industrial fluids	15.7	14.4	18.1
Goodwill impairment charge(b)	(65.6)	—	—
Restructuring costs(c)	(27.1)	(13.9)	(17.5)
Corporate expenses(d)	(14.3)	(15.4)	(14.7)
Other unallocated expenses(e)	(4.6)	(3.6)	(3.9)

Operating loss	(88.8)	(13.3)	(28.5)
Interest expense — net	(23.0)	(23.3)	(22.5)

Loss before income taxes	$(111.8)	$(36.6)	$(51.0)

Segment assets(f)
Plastics technologies
Machinery technologies — North America	$165.5	$187.4	$220.5
Machinery technologies — Europe	109.5	97.4	257.9
Mold technologies	155.8	227.4	293.6
Other	.7	1.0	1.9

Total plastics technologies	431.5	513.2	773.9
Industrial fluids	50.1	48.0	46.1
Cash and cash equivalents	92.8	122.3	90.1
Receivables sold	(33.0)	(34.6)	(36.3)
Deferred income taxes	98.8	173.0	85.7
Assets of discontinued operations	7.2	16.0	455.7
Unallocated corporate and other(g)	64.1	77.8	97.1

Total assets	$711.5	$915.7	$1,512.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Information by Segment

	2003	2002	2001

	(In millions)
Capital expenditures
Plastics technologies
Machinery technologies — North America	$1.7	$2.6	$4.3
Machinery technologies — Europe	1.1	.3	5.7
Mold technologies	1.6	1.7	2.4

Total plastics technologies	4.4	4.6	12.4
Industrial fluids	2.1	1.5	.9
Unallocated corporate	—	.1	.2

Total capital expenditures	$6.5	$6.2	$13.5

Depreciation and amortization
Plastics technologies
Machinery technologies — North America	$8.7	$9.9	$14.0
Machinery technologies — Europe	3.9	3.5	4.8
Mold technologies	6.7	7.4	12.8

Total plastics technologies	19.3	20.8	31.6
Industrial fluids	2.0	1.5	2.6
Unallocated corporate	.4	.7	.7

Total depreciation and amortization(h)	$21.7	$23.0	$34.9

(a)	In 2002, operating profit of the machinery technologies — North America segment includes $4.5 million of royalty income from the licensing of patented technology and the operating profit of the mold technologies segment includes a $1.0 million goodwill impairment charge.

(b)	Relates to the mold technologies segment.

(c)	In 2003, $7.7 million relates to machinery technologies — North America, $6.5 million relates to machinery technologies — Europe, $12.6 million relates to mold technologies and $.3 million relates to corporate expenses. In 2002, $6.7 million relates to machinery technologies — North America, $(.4) million relates to machinery technologies — Europe, $6.4 million relates to mold technologies and $1.2 million relates to corporate expenses. In 2001, $6.8 million relates to machinery technologies — North America, $6.9 million relates to machinery technologies — Europe, $3.5 million relates to mold technologies and $.3 million relates to industrial fluids. In 2003, 2002 and 2001, $3.3 million, $1.9 million and $3.1 million, respectively, relate to product line discontinuation and are therefore included in cost of products sold in the Consolidated Statements of Operations for those years.

(d)	In 2001, includes a gain of $2.6 million on the sale of surplus real estate.

(e)	Includes financing costs including costs related to the sale of accounts receivable.

(f)	Segment assets consist principally of accounts receivable, inventories, goodwill and property, plant and equipment which are considered controllable assets for management reporting purposes.

(g)	Consists principally of corporate assets, nonconsolidated investments, certain intangible assets, cash surrender value of company-owned life insurance, prepaid expenses and deferred charges.

(h)	In 2001, expense for goodwill amortization totaled $10.8 million, of which $3.9 million relates to machinery technologies — North America, $1.4 million relates to machinery technologies — Europe, $5.2 million relates to mold technologies and $.3 million relates to industrial fluids.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Information

	2003	2002	2001

	(In millions)
Sales(a)
United States	$450.8	$444.4	$503.1
Non-U.S. operations
Germany	102.3	84.3	100.0
Other Western Europe	121.9	105.8	101.3
Asia	31.0	31.7	25.4
Other	33.7	27.0	25.4

Total sales	$739.7	$693.2	$755.2

Noncurrent assets
United States	$98.6	$109.3	$152.5
Non-U.S. operations
Germany	46.7	45.8	48.0
Other Western Europe	21.5	19.6	20.7
Asia	5.7	5.9	5.9
Other	4.9	5.6	1.9

	177.4	186.2	229.0
Investments not consolidated	1.6	1.2	2.8
Goodwill	83.8	143.3	353.2
Other intangible assets	6.5	7.8	3.1
Deferred income taxes net of valuation allowances	70.9	132.4	56.7

Total noncurrent assets	$340.2	$470.9	$644.8

(a)	Sales are attributed to specific countries or geographic areas based on the origin of the shipment.

      Sales of U.S. operations include export sales of $73.0 million in 2003, $70.7 million in 2002 and $81.8 million in 2001.

      Total sales of the company’s U.S. and non-U.S. operations to unaffiliated customers outside the U.S. were $338.2 million, $295.7 million and $306.7 million in 2003, 2002 and 2001, respectively.

Subsequent Events

      On March 12, 2004, the company entered into a definitive agreement whereby Glencore and Mizuho purchased $100 million in aggregate principal amount of the company’s new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay the 8 3/8% Notes due March 15, 2004. The securities the company issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007. The $30 million of Series A Notes were convertible into shares of the company’s common stock at a conversion price of $2.00 per share. Glencore and Mizuho converted the entire principal amount of the Series A Notes into 15 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum, which rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

      On March 12, 2004, the company also reached a separate agreement with Credit Suisse First Boston for a $140 million credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility and a $75 million term loan B facility. On March 12, 2004,

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

extensions of credit under the facility in an aggregate amount of $84 million were utilized to repay and terminate the company’s then-existing revolving credit facility and its then-existing receivables purchase program.

      On May 26, 2004, Milacron Escrow Corporation, a wholly-owned, direct subsidiary of the company created solely to issue notes and to merge with and into the company, issued $225,000,000 in aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 in a private placement. The proceeds of this issuance were initially placed in escrow. On June 10, 2004, the conditions for release of the proceeds from escrow were satisfied, including the consummation of the merger of Milacron Escrow Corporation with and into the company.

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of Series B Preferred Stock, a new series of the company’s convertible preferred stock with a cumulative cash dividend rate of 6%. On June 10, 2004, the company also entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent.

      On June 10, 2004, the company applied the proceeds of the offering of the Senior Secured Notes, together with $7.3 million in borrowings under the asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005 at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. The company also used $17.4 million in availability under the asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      Pursuant to the terms of the asset based facility, the cash the company receives from collection of receivables is subject to an automatic “sweep” to repay the borrowings under the asset based facility on a daily basis. As a result, the company relies on borrowings under the asset based facility as the primary source of cash for use in our North American operations. The availability of borrowings under the asset based facility is subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted from time to time by the administrative agent at its discretion, and the satisfaction of certain conditions to borrowing, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. If the company has no additional availability or is unable to satisfy the borrowing conditions, its liquidity could be materially adversely affected.

      The asset based facility contains a number of customary affirmative and negative covenants. In addition, the asset based facility contains, for the first five quarters, a financial covenant requiring us to maintain a minimum level of cumulative consolidated EBITDA, to be tested quarterly, and a limit on capital expenditures to be complied with on a quarterly basis, in each case starting with the third quarter of 2004. Thereafter, we will have to comply with a fixed charge coverage ratio to be tested quarterly.

      As of June 18, 2004, Glencore and Mizuho collectively owned 100% of the shares of our outstanding Series B Preferred Stock, which represents approximately 57% of our outstanding fully diluted equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Funds, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. If we redeem a portion of Glencore’s and Mizuho’s shares of Series B Preferred Stock with the proceeds of a rights offering, Glencore’s

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Mizuho’s collective holdings would represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-covered basis and assuming full subscription of the rights offering. After seven years, the Series B Preferred Stock will automatically be converted into common stock at a conversion price of $2.00 per share but may be converted prior to that time at the option of the holders. The conversion price is subject to reset to $1.75 per share at the end of the second quarter of 2005 if a test based on our financial performance for 2004 is not satisfied. In addition, as part of the transaction we have issued to holders of the Series B Preferred Stock contingent warrants to purchase an aggregate of one million shares of our common stock, which contingent warrants are exercisable only if a test based on our financial performance for 2005 is not satisfied. Assuming that we do not conduct a rights offering to our existing shareholders, and both the conversion price of the Series B Preferred Stock is reset to $1.75 and the contingent warrants are exercised, the holders of the Series B Preferred Stock would own approximately 62.5% of our fully diluted equity (on an as-converted basis).

      The conversion of the Series A Notes into newly issued common stock on April 15, 2004, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years.

      The holders of the Series B Preferred Stock, voting separately as a class, have the right to elect a number of directors to our board of directors in proportion to the percentage of fully diluted common stock represented by the outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one).

      After giving effect to the repayment and termination of the then-existing revolving credit facility and the then-existing accounts receivable liquidity facility, repayment of the senior U.S. notes, consummation of the tender offer for the Eurobonds, repayment and termination of the revolving A facility and the term loan B facility and payment of transaction expense, the company’s current cash balance was approximately $35 million at June 10, 2004.

Condensed Consolidating Financial Information

      On May 26, 2004, 11 1/2% Senior Secured Notes due 2011 were issued by Milacron Escrow Corporation, a wholly owned, direct subsidiary of Milacron Inc. created solely to issue the Senior Secured Notes and to merge with and into Milacron Inc. The merger of Milacron Escrow Corporation with and into Milacron Inc. was completed on June 10, 2004. Also on June 10, 2004, the Senior Secured Notes were jointly, severally, fully and unconditionally guaranteed by the company’s U.S. and Canadian restricted subsidiaries and by Milacron Capital Holdings B.V. Following are condensed consolidating financial statements of the company, including the guarantors. This information is provided pursuant to Rule 3-10 of Regulation S-X in lieu of separate financial statements of each subsidiary guaranteeing the Senior Secured Notes. The following condensed consolidating financial statements present the balance sheet, statement of operations and cash flows of (i) Milacron Inc. (in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting), (ii) the guarantor subsidiaries of Milacron Inc., (iii) the nonguarantor subsidiaries of Milacron Inc., and (iv) the eliminations necessary to arrive at the information for the company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of the company.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
Sales	$—	$482.7	$275.8	$(18.8)	$739.7
Cost of products sold	(0.9)	406.8	218.2	(18.8)	605.3
Cost of products sold related to restructuring	—	—	3.3	—	3.3

Total cost of products sold	(0.9)	406.8	221.5	(18.8)	608.6

Manufacturing margins	0.9	75.9	54.3	—	131.1
Other costs and expenses
Selling and administrative	14.5	58.1	56.4	—	129.0
Goodwill impairment charge	—	65.6	—	—	65.6
Refinancing costs	1.8	—	—	—	1.8
Restructuring costs	0.7	8.8	14.3	—	23.8
Other — net	1.6	(2.1)	0.2	—	(0.3)

Total other costs and expenses	18.6	130.4	70.9	—	219.9

Operating loss	(17.7)	(54.5)	(16.6)	—	(88.8)
Other non-operating expense (income)
Intercompany dividends	(11.9)	(20.7)	—	32.6	—
Intercompany management fees	(11.9)	11.9	—	—	—
Intercompany interest	(5.3)	6.1	(0.8)	—	—
Equity in (earnings) losses of subsidiaries	120.6	(4.9)	—	(115.7)	—

Total other non-operating expense (income)	91.5	(7.6)	(0.8)	(83.1)	—

Earnings (loss) from continuing operations before interest and income taxes	(109.2)	(46.9)	(15.8)	83.1	(88.8)
Interest expense — net	(13.4)	(9.2)	(0.4)	—	(23.0)

Earnings (loss) from continuing operations before income taxes	(122.6)	(56.1)	(16.2)	83.1	(111.8)
Provision (benefit) for income taxes	68.3	(1.5)	5.9	—	72.7

Earnings (loss) from continuing operations	(190.9)	(54.6)	(22.1)	83.1	(184.5)
Discontinued operations
Earnings (loss) from operations	—	(6.4)	—	—	(6.4)
Gain (loss) on divestitures	(0.8)	—	—	—	(0.8)

Discontinued operations — net of income taxes	(0.8)	(6.4)	—	—	(7.2)

Net earnings (loss)	$(191.7)	$(61.0)	$(22.1)	$83.1	$(191.7)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Sales	$—	$480.6	$236.4	$(23.8)	$693.2
Cost of products sold	(0.3)	403.1	192.6	(23.8)	571.6
Cost of products sold related to restructuring	—	1.9	—	—	1.9

Total cost of products sold	(0.3)	405.0	192.6	(23.8)	573.5

Manufacturing margins	0.3	75.6	43.8	—	119.7
Other costs and expenses
Selling and administrative	13.9	55.8	51.3	—	121.0
Goodwill impairment charge	—	1.0	—	—	1.0
Restructuring costs	0.7	6.8	4.5	—	12.0
Other — net	3.2	(3.1)	(1.1)	—	(1.0)

Total other costs and expenses	17.8	60.5	54.7	—	133.0

Operating earnings (loss)	(17.5)	15.1	(10.9)	—	(13.3)
Other non-operating expense (income)
Intercompany dividends	(58.4)	(0.7)	(0.6)	59.7	—
Intercompany management fees	(14.1)	12.4	1.7	—	—
Intercompany royalties	—	3.6	(3.6)	—	—
Intercompany interest	(6.6)	7.9	(1.3)	—	—
Equity in (earnings) losses of subsidiaries	300.1	30.5	32.5	(363.1)	—
Other intercompany transactions	0.9	0.4	(0.4)	(0.9)	—

Total other non-operating expense (income)	221.9	54.1	28.3	(304.3)	—

Earnings (loss) from continuing operations before interest and income taxes	(239.4)	(39.0)	(39.2)	304.3	(13.3)
Interest expense — net	(13.9)	(8.6)	(0.8)	—	(23.3)

Earnings (loss) from continuing operations before income taxes	(253.3)	(47.6)	(40.0)	304.3	(36.6)
Benefit for income taxes	(8.2)	(6.0)	(4.0)	—	(18.2)

Earnings (loss) from continuing operations	(245.1)	(41.6)	(36.0)	304.3	(18.4)
Discontinued operations — net of income taxes
Loss from operations	—	(7.7)	(17.5)	—	(25.2)
Net gain (loss) on divestitures	22.2	(5.2)	(8.6)	—	8.4

Total discontinued operations	22.2	(12.9)	(26.1)	—	(16.8)

Cumulative effect of change in method of accounting	—	(141.3)	(46.4)	—	(187.7)

Net earnings (loss)	$(222.9)	$(195.8)	$(108.5)	$304.3	$(222.9)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Sales	$—	$543.9	$239.4	$(28.1)	$755.2
Cost of products sold	(4.6)	469.8	186.6	(28.1)	623.7
Cost of products sold related to restructuring	—	3.1	—	—	3.1

Total cost of products sold	(4.6)	472.9	186.6	(28.1)	626.8

Manufacturing margins	4.6	71.0	52.8	—	128.4
Other costs and expenses
Selling and administrative	11.7	68.3	49.6	—	129.6
Restructuring costs	—	4.1	10.3	—	14.4
Other — net	(0.9)	10.8	3.0	—	12.9

Total other costs and expenses	10.8	83.2	62.9	—	156.9

Operating loss	(6.2)	(12.2)	(10.1)	—	(28.5)
Other non-operating expense (income)
Intercompany dividends	(64.0)	—	—	64.0	—
Intercompany management fees	(15.8)	12.5	3.3	—	—
Intercompany royalties	—	5.4	(5.4)	—	—
Intercompany interest	(15.1)	19.8	(4.7)	—	—
Equity in (earnings) losses of subsidiaries	117.4	(12.5)	4.9	(109.8)	—

Total other non-operating expense (income)	22.5	25.2	(1.9)	(45.8)	—

Earnings (loss) from continuing operations before interest and income taxes	(28.7)	(37.4)	(8.2)	45.8	(28.5)
Interest expense — net	(13.0)	(7.8)	(1.7)	—	(22.5)

Earnings (loss) from continuing operations before income taxes	(41.7)	(45.2)	(9.9)	45.8	(51.0)
Provision (benefit) for income taxes	(6.0)	(20.4)	4.1	—	(22.3)

Earnings (loss) from continuing operations	$(35.7)	$(24.8)	$(14.0)	$45.8	(28.7)
Discontinued operations — net of income taxes	—	(8.7)	1.7	—	(7.0)

Net earnings (loss)	$(35.7)	$(33.5)	$(12.3)	$45.8	$(35.7)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$26.7	$14.3	$51.8	$—	$92.8
Notes and accounts receivable (excluding intercompany receivables)	1.7	35.3	56.8	—	93.8
Inventories	—	72.6	59.7	—	132.3
Other current assets	13.9	11.0	20.3	—	45.2
Intercompany receivables (payables)	(325.4)	233.0	94.7	(2.3)	—

Current assets of continuing operations	(283.1)	366.2	283.3	(2.3)	364.1
Assets of discontinued operations	—	7.2	—	—	7.2

Total current assets	(283.1)	373.4	283.3	(2.3)	371.3

Property, plant and equipment — net	1.3	69.5	70.0	—	140.8
Goodwill	—	52.3	31.5	—	83.8
Investments in subsidiaries	300.5	197.9	(15.7)	(482.7)	—
Intercompany advances — net	297.8	(332.4)	34.6	—	—
Other noncurrent assets	32.7	72.9	10.0	—	115.6

Total assets	$349.2	$433.6	$413.7	$(485.0)	$711.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$42.0	$—	$0.6	$—	$42.6
Long-term debt and capital lease obligations due within one year	115.9	—	1.4	—	117.3
Trade accounts payable	2.6	31.9	33.4	—	67.9
Advance billings and deposits	—	9.6	5.6	—	15.2
Accrued and other current liabilities	35.5	55.5	18.3	—	109.3

Current liabilities of continuing operations	196.0	97.0	59.3	—	352.3
Liabilities of discontinued operations	—	1.8	—	—	1.8

Total current liabilities	196.0	98.8	59.3	—	354.1

Long-term accrued liabilities	177.8	10.3	39.7	—	227.8
Long-term debt	9.3	142.6	11.6	—	163.5

Total liabilities	383.1	251.7	110.6	—	745.4
Shareholders’ equity (deficit)
Preferred shares	6.0	—	—	—	6.0
Common shares, $1 par value	34.8	34.4	12.8	(47.2)	34.8
Capital in excess of par value	284.0	294.1	78.2	(372.3)	284.0
Reinvested earnings (deficit)	(252.0)	(122.3)	200.3	(78.0)	(252.0)
Accumulated other comprehensive income (loss)	(106.7)	(24.3)	11.8	12.5	(106.7)

Total shareholders’ equity (deficit)	(33.9)	181.9	303.1	(485.0)	(33.9)

Total liabilities and shareholders’ equity (deficit)	$349.2	$433.6	$413.7	$(485.0)	$711.5

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2002

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$21.4	$7.4	$93.5	$—	$122.3
Notes and accounts receivable (excluding intercompany receivables)	0.9	37.1	51.3	—	89.3
Inventories	—	87.1	60.5	—	147.6
Other current assets	29.7	15.8	24.1	—	69.6
Intercompany receivables (payables)	(311.1)	265.8	47.6	(2.3)	—

Current assets of continuing operations	(259.1)	413.2	277.0	(2.3)	428.8
Assets of discontinued operations	—	16.0	—	—	16.0

Total current assets	(259.1)	429.2	277.0	(2.3)	444.8

Property, plant and equipment — net	2.0	79.8	68.0	—	149.8
Goodwill	—	116.4	26.9	—	143.3
Investments in subsidiaries	419.1	200.1	(15.6)	(603.6)	—
Intercompany advances — net	298.6	(339.9)	41.3	—	—
Other noncurrent assets	105.0	56.4	16.4	—	177.8

Total assets	$565.6	$542.0	$414.0	$(605.9)	$915.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$42.0	$—	$3.0	$—	$45.0
Long-term debt and capital lease obligations due within one year	0.8	—	0.3	—	1.1
Trade accounts payable	2.0	39.1	27.7	—	68.8
Advance billings and deposits	—	13.6	3.9	—	17.5
Accrued and other current liabilities	69.0	57.9	12.0	—	138.9

Current liabilities of continuing operations	113.8	110.6	46.9	—	271.3
Liabilities of discontinued operations	—	10.9	—	—	10.9

Total current liabilities	113.8	121.5	46.9	—	282.2

Long-term accrued liabilities	192.4	12.6	39.1	—	244.1
Long-term debt	125.4	118.1	11.9	—	255.4

Total liabilities	$431.6	$252.2	$97.9	$—	$781.7
Shareholders’ equity (deficit)
Preferred shares	6.0	—	—	—	6.0
Common shares, $1 par value	33.8	34.4	12.8	(47.2)	33.8
Capital in excess of par value	283.5	300.4	81.3	(381.7)	283.5
Reinvested earnings (deficit)	(59.5)	(26.9)	243.0	(216.1)	(59.5)
Accumulated other comprehensive income (loss)	(129.8)	(18.1)	(21.0)	39.1	(129.8)

Total shareholders’ equity (deficit)	134.0	289.8	316.1	(605.9)	134.0

Total liabilities and shareholders’ equity (deficit)	$565.6	$542.0	$414.0	$(605.9)	$915.7

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2001

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$51.7	$9.7	$28.7	$—	$90.1
Notes and accounts receivable (excluding intercompany receivables)	0.3	38.2	50.0	—	88.5
Inventories	—	110.4	67.5	—	177.9
Other current assets	17.3	18.8	19.2	—	55.3
Intercompany receivables (payables)	(290.5)	239.4	51.1	—	—

Current assets of continuing operations	(221.2)	416.5	216.5	—	411.8
Assets of discontinued operations	—	88.4	367.3	—	455.7

Total current assets	(221.2)	504.9	583.8	—	867.5

Property, plant and equipment — net	2.6	94.5	68.7	—	165.8
Goodwill	—	288.7	64.5	—	353.2
Investments in subsidiaries	763.4	222.0	50.3	(1,035.7)	—
Intercompany advances — net	278.5	(339.6)	59.8	1.3	—
Other noncurrent assets	84.2	26.1	15.5	—	125.8

Total assets	$907.5	$796.6	$842.6	$(1,034.4)	$1,512.3

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$69.0	$—	$2.7	$—	$71.7
Long-term debt and capital lease obligations due within one year	—	—	3.9	—	3.9
Trade accounts payable	3.4	30.9	24.8	—	59.1
Advance billings and deposits	—	12.7	4.3	—	17.0
Accrued and other current liabilities	(6.9)	67.6	32.5	—	93.2

Current liabilities of continuing operations	65.5	111.2	68.2	—	244.9
Liabilities of discontinued operations	—	10.7	156.1	—	166.8

Total current liabilities	65.5	121.9	224.3	—	411.7

Long-term accrued liabilities	82.1	44.4	38.1	—	164.6
Long-term debt	325.0	103.5	72.6	—	501.1

Total liabilities	$472.6	$269.8	$335.0	$—	$1,077.4
Shareholders’ equity (deficit)
Preferred shares	6.0	—	—	—	6.0
Common shares, $1 par value	33.5	22.0	82.1	(104.1)	33.5
Capital in excess of par value	281.4	331.4	77.5	(408.9)	281.4
Reinvested earnings (deficit)	165.0	182.1	399.0	(581.1)	165.0
Accumulated other comprehensive income (loss)	(51.0)	(8.7)	(51.0)	59.7	(51.0)

Total shareholders’ equity (deficit)	434.9	526.8	507.6	(1,034.4)	434.9

Total liabilities and shareholders’ equity (deficit)	$907.5	$796.6	$842.6	$(1,034.4)	$1,512.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(191.7)	$(61.0)	$(22.1)	$83.1	$(191.7)
Operating activities providing (using) cash
Loss from discontinued operations	—	6.4	—	—	6.4
Net loss on divestitures	0.8	—	—	—	0.8
Depreciation	0.4	12.4	7.5	—	20.3
Amortization of intangibles	—	1.4	—	—	1.4
Restructuring costs	0.7	8.8	17.6	—	27.1
Equity in (earnings) losses of subsidiaries	120.6	(4.9)	—	(115.7)	—
Distributions from equity subsidiaries	—	(11.9)	(20.7)	32.6	—
Goodwill impairment charge	—	65.6	—	—	65.6
Deferred income taxes	81.3	(16.3)	8.3	—	73.3
Working capital changes
Notes and accounts receivable	(0.5)	2.9	4.2	—	6.6
Inventories	—	14.8	8.9	—	23.7
Other current assets	9.0	2.8	2.1	—	13.9
Trade accounts payable	0.4	(7.3)	0.8	—	(6.1)
Other current liabilities	(10.6)	(17.7)	(3.0)	—	(31.3)
Decrease (increase) in other noncurrent assets	(1.2)	1.6	0.8	—	1.2
Increase (decrease) in long-term accrued liabilities	0.3	(0.8)	(2.2)	—	(2.7)
Other — net	7.7	(3.5)	(2.7)	—	1.5

Net cash provided (used) by operating activities	17.2	(6.7)	(0.5)	—	10.0
Investing activities cash flows
Capital expenditures	—	(4.5)	(2.0)	—	(6.5)
Net disposals of plant, property and equipment	0.5	1.7	0.3	—	2.5
Acquisitions	—	(2.9)	(3.6)	—	(6.5)
Divestitures	(20.3)	—	—	—	(20.3)

Net cash used by investing activities	(19.8)	(5.7)	(5.3)	—	(30.8)
Financing activities cash flows
Dividends paid	(0.8)	—	—	—	(0.8)
Repayments of long-term debt	(0.9)	—	(1.3)	—	(2.2)
Decrease in borrowings under lines of credit	—	—	(2.6)	—	(2.6)

Net cash provided (used) by financing activities	(1.7)	—	(3.9)	—	(5.6)
Intercompany receivables and payables	14.3	32.9	(47.2)	—	—
Intercompany advances	0.7	(7.5)	6.8	—	—
Cash flows related to discontinued operations	(5.4)	(6.5)	—	—	(11.9)
Effect of exchange rate fluctuations on cash and cash equivalents	—	0.4	8.4	—	8.8

Increase (decrease) in cash and cash equivalents	5.3	6.9	(41.7)	—	(29.5)
Cash and cash equivalents at beginning of year	21.4	7.4	93.5	—	122.3

Cash and cash equivalents at end of year	$26.7	$14.3	$51.8	$—	$92.8

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(222.9)	$(195.8)	$(108.5)	$304.3	$(222.9)
Operating activities providing (using) cash
Loss from discontinued operations	—	7.7	17.5	—	25.2
Net gain (loss) on divestitures	(22.2)	5.2	8.6	—	(8.4)
Cumulative effect of change in method of accounting	—	141.3	46.4	—	187.7
Depreciation	0.7	14.3	7.0	—	22.0
Amortization of intangibles	—	1.0	—	—	1.0
Goodwill impairment charge	—	1.0	—	—	1.0
Restructuring costs	0.7	8.7	4.5	—	13.9
Equity in (earnings) losses of subsidiaries	300.1	30.5	32.5	(363.1)	—
Distributions from equity subsidiaries	—	(12.3)	(47.4)	59.7	—
Deferred income taxes	(11.9)	0.8	(5.6)	—	(16.7)
Working capital changes
Notes and accounts receivable	1.6	1.2	6.9	—	9.7
Inventories	0.1	23.4	12.5	—	36.0
Other current assets	—	2.4	—	—	2.4
Trade accounts payable	(1.4)	8.2	0.1	—	6.9
Other current liabilities	39.8	(16.0)	(34.8)	—	(11.0)
Decrease (increase) in other noncurrent assets	(3.3)	(4.8)	1.1	—	(7.0)
Increase (decrease) in long-term accrued liabilities	(4.7)	—	0.5	—	(4.2)
Other — net	2.4	(2.5)	1.3	(0.9)	0.3

Net cash provided (used) by operating activities	79.0	14.3	(57.4)	—	35.9
Investing activities cash flows
Capital expenditures	—	(4.6)	(1.6)	—	(6.2)
Net disposals of plant, property and equipment	—	5.6	1.9	—	7.5
Acquisitions	—	—	(4.3)	—	(4.3)
Divestitures	125.6	—	178.3	—	303.9

Net cash provided by investing activities	125.6	1.0	174.3	—	300.9
Financing activities cash flows
Dividends paid	(1.6)	—	—	—	(1.6)
Issuance of long-term debt	11.5	—	—	—	11.5
Repayments of long-term debt	(0.3)	—	(1.0)	—	(1.3)
Decrease in borrowings under lines of credit	(232.0)	—	(79.6)	—	(311.6)
Issuance of common shares	0.4	—	—	—	0.4

Net cash provided (used) by financing activities	(222.0)	—	(80.6)	—	(302.6)
Intercompany receivables and payables	31.1	(65.4)	34.3	—	—
Intercompany advances	(44.0)	15.4	28.6	—	—
Cash flows related to discontinued operations	—	32.3	(39.9)	—	(7.6)
Effect of exchange rate fluctuations on cash and cash equivalents	—	0.1	5.5	—	5.6

Increase (decrease) in cash and cash equivalents	(30.3)	(2.3)	64.8	—	32.2
Cash and cash equivalents at beginning of year	51.7	9.7	28.7	—	90.1

Cash and cash equivalents at end of year	$21.4	$7.4	$93.5	$—	$122.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(35.7)	$(33.5)	$(12.3)	$45.8	$(35.7)
Operating activities providing (using) cash
Loss (earnings) from discontinued operations	—	8.7	(1.7)	—	7.0
Depreciation	0.8	16.3	6.6	—	23.7
Amortization of goodwill and other intangibles	—	9.3	1.9	—	11.2
Restructuring costs	—	7.2	10.3	—	17.5
Equity in (earnings) losses of subsidiaries	117.4	(12.5)	4.9	(109.8)	—
Distributions from equity subsidiaries	—	(45.0)	(19.0)	64.0	—
Deferred income taxes	4.1	(30.2)	10.5	—	(15.6)
Working capital changes
Notes and accounts receivable	(0.1)	36.2	5.1	—	41.2
Inventories	—	44.7	0.2	—	44.9
Other current assets	2.1	(0.5)	(1.9)	—	(0.3)
Trade accounts payable	0.9	(32.1)	(5.7)	—	(36.9)
Other current liabilities	(67.2)	44.6	(20.6)	—	(43.2)
Decrease (increase) in other noncurrent assets	(17.3)	0.3	(2.3)	—	(19.3)
Increase (decrease) in long-term accrued liabilities	(3.3)	—	0.1	—	(3.2)
Other — net	(1.5)	4.5	0.4	—	3.4

Net cash provided (used) by operating activities	0.2	18.0	(23.5)	—	(5.3)
Investing activities cash flows
Capital expenditures	(0.2)	(6.2)	(7.1)	—	(13.5)
Net disposals of plant, property and equipment	4.5	0.1	0.5	—	5.1
Acquisitions	—	(2.1)	(26.5)	—	(28.6)

Net cash provided (used) by investing activities	4.3	(8.2)	(33.1)	—	(37.0)
Financing activities cash flows
Dividends paid	(12.6)	—	—	—	(12.6)
Issuance of long-term debt	—	—	5.4	—	5.4
Repayments of long-term debt	—	(2.4)	(3.1)	—	(5.5)
Increase in borrowings under lines of credit	74.2	—	44.5	—	118.7
Issuance of common shares	4.1	—	—	—	4.1
Purchase of treasury and other common shares	(7.7)	—	—	—	(7.7)

Net cash provided (used) by financing activities	58.0	(2.4)	46.8	—	102.4
Intercompany receivables and payables	11.2	(36.2)	25.0	—	—
Intercompany advances	(21.2)	26.5	(5.3)	—	—
Cash flows related to discontinued operations	—	(2.0)	(1.1)	—	(3.1)
Effect of exchange rate fluctuations on cash and cash equivalents	—	(0.2)	(0.5)	—	(0.7)

Increase (decrease) in cash and cash equivalents	52.5	(4.5)	8.3	—	56.3
Cash and cash equivalents at beginning of year	(0.8)	14.2	20.4	—	33.8

Cash and cash equivalents at end of year	$51.7	$9.7	$28.7	$—	$90.1

SUPPLEMENTARY FINANCIAL INFORMATION

Operating Results by Quarter (Unaudited)

	2003

	Qtr 1	Qtr 2	Qtr 3	Qtr 4

	(In millions, except per-share amounts)
Sales	$190.2	$181.6	$170.2	$197.7
Manufacturing margins	31.8	28.1	31.2	40.0
Percent of sales	16.7%	15.4%	18.3%	20.2%
Loss from continuing operations(a)	(7.6)	(88.3)	(65.7)	(22.9)
Per common share — basic and diluted	(.23)	(2.63)	(1.95)	(.68)
Discontinued operations	(.7)	(3.0)	(2.0)	(1.5)
Per common share — basic and diluted	(.02)	(.09)	(.06)	(.04)
Net loss	(8.3)	(91.3)	(67.7)	(24.4)
Per common share — basic and diluted	(.25)	(2.72)	(2.01)	(.72)

	2002

Sales	$158.5	$169.9	$173.3	$191.5
Manufacturing margins	25.3	31.4	31.6	31.4
Percent of sales	16.0%	18.5%	18.2%	16.4%
Earnings (loss) from continuing operations(b)	(7.0)	(7.9)	(4.5)	1.0
Per common share — basic and diluted	(.21)	(.24)	(.14)	.03
Discontinued operations(c)	(6.1)	(23.2)	19.0	(6.5)
Per common share — basic and diluted	(.18)	(.69)	.57	(.20)
Cumulative effect of change in method of accounting	(187.7)	—	—	—
Per common share — basic and diluted	(5.62)	—	—	—
Net earnings (loss)	(200.8)	(31.1)	14.5	(5.5)
Per common share — basic and diluted	(6.01)	(.93)	.43	(.17)

(a)	Includes restructuring costs of $6.0 million ($4.8 million after tax) in quarter 1, $6.3 million with no tax benefit in quarter 2, $6.4 million ($6.3 million after tax) in quarter 3 and $8.4 million ($8.1 million after tax) in quarter 4. Also includes goodwill impairment charges of $52.3 million in quarter 3 and $13.3 million in quarter 4, in both cases with no tax benefit.

(b)	Includes restructuring costs of $5.0 million ($3.1 million after tax) in quarter 1, $2.9 million ($2.0 million after tax) in quarter 2, $1.9 million ($1.1 million after tax) in quarter 3 and $4.1 million ($2.6 million after tax) in quarter 4.

(c)	In quarter 2, includes a loss of $15.3 million related to the sale of the company’s Widia and Werkö metalcutting tools businesses. In quarter 3, includes a gain of $29.4 million on the sale of the company’s Valenite metalcutting tools business. In quarter 4, includes a loss of $9.9 million on the expected divestitures of the company’s grinding wheels and round metalcutting tools businesses and a benefit of $4.2 million related to adjustments of previously recognized gains and losses on divestitures.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses (subject to future contingencies) payable by us in connection with the issuance and distribution of our securities being registered hereby. All amounts are estimated except the SEC registration fee:

Expenses	Amount

SEC registration fee		$4,130.42
Printing and engraving expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Subscription agent fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
TOTAL	$	*

*	To be completed by amendment

Item 14.	Indemnification of Directors and Officers.

      Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law, and our By-laws provide for the indemnification of our directors and officers to the maximum extent permitted by Delaware law.

      Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      Milacron Inc. maintains a global Directors’ and Officers’ liability insurance policy that provides coverage to its directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Series A Notes, Series B Notes, Series B Preferred Stock and Contingent Warrants

      On March 12, 2004, we issued $100 million in aggregate principal amount of new exchangeable debt securities to Glencore Finance AG and Mizuho International plc. The securities we issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007.

      On April 15, 2004, we issued 15 million shares of common stock to Glencore and Mizuho upon conversion of the entire principal amount of the Series A Notes.

      On June 10, 2004, we issued 500,000 shares of a new series of our convertible preferred stock, the 6.0% Series B Convertible Preferred Stock, to Glencore and Mizuho in exchange for the 15 million shares of common stock into which the Series A Notes were converted and the entire principal amount of the Series B Notes. As part of this transaction, we also issued to Glencore and Mizuho contingent warrants to purchase an aggregate of one million shares of our common stock for $0.01 per share, which contingent warrants are exercisable only if a test based on our 2005 financial performance is not satisfied.

      The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. There were no underwriters involved in connection with any of the above sales of securities.

11 1/2% Senior Secured Notes due 2011

      On May 26, 2004, Milacron Escrow Corporation, a wholly owned, direct subsidiary of Milacron Inc. created solely to issue notes and to merge with and into Milacron Inc., issued and sold $225,000,000 in aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 to certain initial purchasers pursuant to the exemption from SEC registration provided under Section 4(2) of the Securities Act. The initial purchasers resold the 11 1/2% Senior Secured Notes at a cash price equal to 97.673% of the aggregate principal amount to qualified institutional buyers pursuant to Rule 144A under the Securities Act. On June 10, 2004, in connection with the release of the proceeds of the 11 1/2% Senior Secured Notes to us from escrow, Milacron Escrow Corporation merged with and into Milacron Inc., Milacron Inc. assumed the obligations of Milacron Escrow Corporation with respect to the 11 1/2% Senior Secured Notes, and certain subsidiaries of Milacron Inc. provided guarantees of the obligations under the 11 1/2% Senior Secured Notes. In connection with the transaction, we entered into a registration rights agreement with the initial purchasers of the 11 1/2% Senior Secured Notes in which we agreed to complete an exchange offer for the 11 1/2% Senior Secured Notes. Pursuant to the registration rights agreement with the initial purchasers of the 11 1/2% Senior Secured Notes, we have filed a registration statement on Form S-4 in order to offer to exchange the unregistered notes and guarantees for 11 1/2% Senior Secured Notes and related guarantees that have been registered under the Securities Act.

Common Stock Issued as Consideration for an Asset Purchase

      In March, 2002, we purchased certain assets from cpm compounding processing machinery GmbH. As part of the consideration for this purchase we issued common stock to Advanced Polymer (formerly cpm compounding processing GmbH) on March 15, 2002 (62,500 shares) and to Kruger Anlagenbau GmbH

(formerly Advanced Polymer) on March 26, 2002 (5,663 shares), June 27, 2002 (7,181 shares) and September 30, 2002 (15,683 shares). These issuances were exempt from the registration requirements of the Securities Act in reliance on Section 4(6) of the Securities Act, as transactions by an issuer to one or more accredited investors not in excess of $5 million.

Item 16.	Exhibits and Financial Statement Schedules.

Item 16(a) — Exhibits

Exhibit
Number	Exhibit Description

3.1	Restated Certificate of Incorporation of Milacron Inc. — Incorporated by reference to the company’s Form S-8 filed on June 11, 2004
3.2	Certificate of Designation of 6.0% Series B Convertible Preferred Stock of Milacron Inc. — Incorporated by reference to the company’s Form S-8 filed on June 11, 2004
3.3	Amended and Restated Bylaws of Milacron Inc. — Incorporated by reference to the company’s Form S-8 filed on June 11, 2004
4.1	Form of Specimen Stock Certificate**
4.2	Form of Specimen Subscription Certificate*
4.3	Indenture dated as of May 26, 2004, between Milacron Escrow Corporation, to be merged with and into Milacron Inc., and U.S. Bank National Association, as trustee, relating to the 11 1/2% Senior Secured Notes due 2011
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.4	Supplemental Indenture dated as of June 10, 2004, among Milacron Inc., the Guaranteeing Subsidiaries named therein and U.S. Bank National Association, as trustee, relating to the 11 1/2% Senior Secured Notes due 2011
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.5	Form of 11 1/2% Senior Secured Notes due 2011 (included in Exhibit 4.3) — Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.6	Registration Rights Agreement dated as of May 26, 2004, between Milacron Escrow Corporation and Credit Suisse First Boston LLC, as representative of the several purchasers listed therein, relating to the 11 1/2% Senior Secured Notes due 2011
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.7	Joinder to the Registration Rights Agreement dated June 10, 2004 by Milacron Inc. and the Guarantors listed therein — Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.8	Security Agreement dated June 10, 2004, made by each of the Grantors listed therein in favor of U.S. Bank National Association
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.9	Security Agreement (Canada) dated June 10, 2004, made by each of the Grantors listed therein in favor of U.S. Bank National Association
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.10	Pledge Agreement dated June 10, 2004, made by each of the Pledgors listed therein in favor of U.S. Bank National Association
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004

Exhibit
Number	Exhibit Description

4.11	Intercreditor Agreement dated as of June 10, 2004, by and between JPMorgan Chase Bank and U.S. Bank National Association, acknowledged by Milacron Inc. and the subsidiaries of Milacron Inc. listed therein
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.12	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by D-M-E Company in favor of U.S. Bank National Association (1975 N. 17th Avenue, Melrose Park, Illinois 60160), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.13	Mortgage made by D-M-E U.S.A. Inc. in favor of U.S. Bank National Association (6328 Ferry Avenue, Charlevoix, Michigan 49720), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.14	Mortgage made by D-M-E U.S.A. Inc. in favor of U.S. Bank National Association (29215 Stephenson Highway, Madison Heights, Michigan 48071), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.15	Mortgage made by Oak International, Inc. in favor of U.S. Bank National Association (1160 White Street, Sturgis, Michigan 49091), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.16	Mortgage made by Milacron Industrial Products, Inc. in favor of U.S. Bank National Association (31003 Industrial Road, Livonia, Michigan 48150), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.17	Mortgage made by D-M-E U.S.A. Inc. in favor of U.S. Bank National Association (29111 Stephenson Highway, Madison Heights, Michigan 48071), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.18	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by D-M-E Company in favor of U.S. Bank National Association (558 Leo Street, Dayton, Ohio 45404), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.19	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Milacron Inc. in favor of U.S. Bank National Association (418 West Main Street, Mount Orab, Ohio 45154), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.20	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Milacron Inc. in favor of U.S. Bank National Association (3000 Disney Street, Cincinnati, Ohio 45209), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.21	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Milacron Inc. in favor of U.S. Bank National Association (3010 Disney Street, Cincinnati, Ohio 45209), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
4.22	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by D-M-E Company in favor of U.S. Bank National Association (977 Loop Road, Lewistown, Pennsylvania), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004

Exhibit
Number	Exhibit Description

4.23	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by D-M-E Company in favor of U.S. Bank National Association (70 East Hillis Street, Youngwood, Pennsylvania 15697), dated as of June 10, 2004
— Incorporated by reference to the company’s Form S-4 filed on June 25, 2004
5	Form of Opinion of Cravath, Swaine & Moore LLP*
8	Form of Opinion of Cravath, Swaine & Moore LLP as to tax matters*
10.1	Milacron Supplemental Pension Plan, as amended — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1999
10.2	Milacron Supplemental Retirement Plan, as amended — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1999
10.3	Milacron Inc. Plan for the Deferral of Director’s Compensation, as amended — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1998
10.4	Milacron Inc. Retirement Plan for Non-Employee Directors, as amended — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1998
10.5	Milacron Supplemental Executive Retirement Plan, as amended — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2002
10.6	Milacron Compensation Deferral Plan, as amended — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1999
10.7	Rights Agreement dated as of February 5, 1999, between Milacron Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent
— Incorporated by reference to the company’s Registration Statement on Form 8-A (File No. 001-08485)
10.8	Purchase and Sale Agreement between UNOVA, Inc., UNOVA Industrial Automation Systems, Inc., UNOVA U.K. Limited and Cincinnati Milacron Inc. dated August 20, 1998
— Incorporated by reference to the company’s Form 8-K dated October 2, 1998
10.9	Purchase and Sale Agreement between Johnson Controls, Inc., Hoover Universal, Inc. and Cincinnati Milacron Inc. dated August 3, 1998
— Incorporated by reference to the company’s Form 8-K dated September 30, 1998
10.10	Milacron Supplemental Executive Pension Plan — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1999
10.11	Milacron Compensation Deferral Plan Trust Agreement by and between Milacron Inc. and Reliance Trust Company
— Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1999

Exhibit
Number	Exhibit Description

10.12	Milacron Supplemental Retirement Plan Trust Agreement by and between Milacron Inc. and Reliance Trust Company
— Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 1999
10.13	Stock Purchase Agreement, dated as of May 3, 2002 among Milacron Inc., Milacron B.V., and Kennametal Inc. — Incorporated by reference to the company’s Form 8-K dated May 3, 2002
10.14	Stock Purchase Agreement, dated as of June 17, 2002 between Milacron Inc., and Sandvik BV — Incorporated by reference to the company’s Form 8-K dated June 17, 2002
10.15	Tier I Executive Severance Agreement with R. D. Brown — Incorporated by reference to the company’s Form 10-Q for the quarter ended September 30, 2003
10.16	Tier II Executive Severance Agreement with R. P. Lienesch and H. C. O’Donnell — Incorporated by reference to the company’s Form 10-Q for the quarter ended September 30, 2003
10.17	Temporary Enhanced Severance Plan applicable to R. D. Brown, R. P. Lienesch and H. C. O’Donnell — Incorporated by reference to the company’s Form 10-Q for the quarter ended September 30, 2003
10.18	Award Letter re. Temporary Enhanced Severance Plan to R.D. Brown — Incorporated by reference to the company’s Form 10-Q for the quarter ended September 30, 2003
10.19	Award Letter re. Temporary Enhanced Severance Plan to R. P. Lienesch — Incorporated by reference to the company’s Form 10-Q for the quarter ended September 30, 2003
10.20	Award Letter re. Temporary Enhanced Severance Plan to H.C. O’Donnell — Incorporated by reference to the company’s Form 10-Q for the quarter ended September 30, 2003
10.21	Amended and restated Financing Agreement dated as of March 31, 2004 among Milacron Inc. and certain subsidiaries as Borrowers, certain subsidiaries as Guarantors, the Lenders from time to time party thereto, and Credit Suisse First Boston, Cayman Islands Branch, as Administrative and Collateral Agent
— Incorporated by reference to the company’s Form 8-K dated March 31, 2004
10.22	Note Purchase Agreement dated as of March 12, 2004 among Milacron Inc., Glencore Finance AG and Mizuho International plc
— Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.23	Registration Rights Agreement dated as of March 12, 2004 among Milacron Inc., Glencore Finance AG and Mizuho International plc
— Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.24	Amendment No. 1 to Rights Agreement dated as of March 11, 2004 among Milacron Inc. and Mellon Investor Services LLC
— Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.25	Cincinnati Milacron Inc. 1994 Long-Term Incentive Plan, as amended February 10, 2004 — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003

Exhibit
Number	Exhibit Description

10.26	Milacron Inc. 1997 Long-Term Incentive Plan, as amended February 10, 2004 — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.27	Milacron Inc. 2002 Short-Term Incentive Plan, as amended February 10, 2004 — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.28	Milacron Retirement Plan for Non-Employee Directors, as amended February 10, 2004 — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.29	Milacron Compensation Deferral Plan, as amended February 26, 2004 — Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.30	Amendment to Tier 1 Executive Severance Agreement with R. D. Brown and Tier II Executive Severance Agreements with R. P. Lienesch and H. C. O’Donnell dated as of February 10, 2004
— Incorporated by reference to the company’s Form 10-K for the fiscal year ended December 31, 2003
10.31	Contingent Warrant Agreement dated March 12, 2004 by and among Milacron Inc., Glencore Finance AG and Mizuho International plc**
10.32	Letter Amendment to Note Purchase Agreement dated April 5, 2004 among Milacron Inc., Glencore Finance AG and Mizuho International plc**
10.33	Letter Amendment to Note Purchase Agreement dated June 7, 2004 among Milacron Inc., Glencore Finance AG and Mizuho International plc**
10.34	Amendment No. 2 to Rights Agreement dated as of June 9, 2004 among Milacron Inc. and Mellon Investor Services LLC**
10.35	Milacron Inc. 2004 Long-Term Incentive Plan**
10.36	Financing Agreement dated as of June 10, 2004 by and among Milacron Inc. and certain subsidiaries as Borrowers, certain subsidiaries as Guarantors, the Lenders from time to time party thereto, JPMorgan Chase Bank as Administrative and Collateral Agent, Wells Fargo Foothill, LLC as Documentation Agent and J.P. Morgan Business Credit Corp., as Sole Lead Arranger and Book Manager**
12	Statements Regarding Computation of Ratios*
21	Subsidiaries of the Registrant**
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5)*
23.3	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8)*
24	Powers of Attorney are included in the signature pages of this registration statement***
99.1	Form of Instructions as to use of Milacron Inc. Subscription Certificates*
99.2	Form of Letter to Shareholders who are Record Holders*
99.3	Form of Letter to Shareholders who are Beneficial Holders*
99.4	Form of Letter to Clients of Shareholders who are Beneficial Holders*
99.5	Form of Beneficial Owner Election Form*
99.6	Form of Nominee Holder Certification*
99.7	Form of 401(k) Plan Participant Election Form*

Exhibit
Number	Exhibit Description

99.8	Form of Letter to Participants in the Milacron Inc. Retirement Savings Plan*
99.9	Form of Subscription Agent Agreement between Milacron Inc. and Mellon Bank, N.A.*
99.10	Form of Letter to Shareholders outside the U.S. and Canada who are Record Holders*

Milacron Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, the instruments with respect to long-term debt for securities authorized thereunder which do not exceed 10% of the registrant’s total consolidated assets

*	Filed together with this Amendment No. 1 to the Registration Statement on Form S-1.

**	Previously filed.

***	Powers of Attorney for Robert P. Lienesch, Mark L. Segal, Duane K. Stullich and Larry D. Yost filed together with this Amendment No. 1 to the Registration Statement on Form S-1. Powers of Attorney for other directors and executive officers previously filed.

Item 16(b) —	Financial Statement Schedules

MILACRON INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
Years Ended 2003, 2002, and 2001

Col. A	Col. B	Col. C			Col. D		Col. E

		Additions

	Balance at	Charged to					Balance
	Beginning	Cost and	Other -		Deductions -		at End
Description	of Period	Expenses	Describe		Describe		of Period

	(In thousands)
Year ended 2003
Allowance for doubtful accounts	$12,354	$4,610	$1,261	(a)	$(3,138	)(b)	$15,087
Restructuring and consolidation reserves	$5,362	$9,387	$648	(a)	$(7,206	)(b)	$6,505
					(1,686	)(c)
Allowance for inventory obsolescence	$24,169	$5,416	$2,738	(a)	$(5,316	)(b)	$27,007
Year ended 2002
Allowance for doubtful accounts	$10,017	$3,939	$616	(a)	$(2,218	)(b)	$12,354
Restructuring and consolidation reserves	$12,365	$3,629	$519	(a)	$(10,622	)(b)	$5,362
					(529	)(c)
Allowance for inventory obsolescence	$19,031	$6,916	$1,869	(a)	$(3,647	)(b)	$24,169
Year ended 2001
Allowance for doubtful accounts	$9,354	$3,437	$324	(d)	$(38	)(a)	$10,017
					(3,060	)(a)
Restructuring and consolidation reserves	$2,060	$12,435	$1,133	(d)	$(3,252	)(b)	$12,365
			98	(a)	(109	)(c)
Allowance for inventory obsolescence	$17,700	$10,347	—		$(9,016	)(b)	$19,031

(a)	Represents foreign currency translation adjustments during the year.

(b)	Represents amounts charged against the reserves during the year.

(c)	Represents reversals of excess reserves.

(d)	Consists of reserves of subsidiaries purchased during the year.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 31, 2004.

MILACRON INC.

By:	/s/ RONALD D. BROWN

Name: Ronald D. Brown
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

      Robert P. Lienesch, Mark L. Segal, Duane K. Stullich and Larry D. Yost hereby constitute and appoint Ronald D. Brown, Robert P. Lienesch, Hugh C. O’Donnell and Walter S. Wood and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement and any and all amendments thereto, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald D. Brown	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2004

/s/ ROBERT P. LIENESCH Robert P. Lienesch	Senior Vice President — Finance, Controller and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 31, 2004

* Darryl F. Allen	Director	August 31, 2004

* David L. Burner	Director	August 31, 2004

* Barbara Hackman Franklin	Director	August 31, 2004

* Steven N. Isaacs	Director	August 31, 2004

Signature		Title	Date

/s/ MARK L. SEGAL Mark L. Segal		Director	August 31, 2004

* Joseph A. Steger		Director	August 31, 2004

/s/ DUANE K. STULLICH Duane K. Stullich		Director	August 31, 2004

* Charles F.C. Turner		Director	August 31, 2004

/s/ LARRY D. YOST Larry D. Yost		Director	August 31, 2004

*By:	/s/ WALTER S. WOOD Walter S. Wood Attorney-in-Fact